Filed Pursuant to 424(b)(4)
Registration Statement No. 333-250186

PROSPECTUS

60,000,000 Ordinary Shares

Represented by 800,000 American Depositary Shares

Our American Depositary Shares, or ADSs, each representing 75 ordinary shares of IDEX Biometrics ASA, have been approved for listing on the Nasdaq Capital Market, or Nasdaq, under the symbol “IDBA”. The ADSs are expected to begin trading on Nasdaq on March 1, 2021. Our ordinary shares are currently traded on Oslo Børs under the symbol “IDEX”. The closing price of our ordinary shares on Oslo Børs on February 24, 2021 was NOK 3.035 per ordinary share, which is equivalent to a price of $0.36 per share based on an exchange rate of NOK 8.3853 per U.S. dollar, as reported by Bloomberg L.P. on February 24, 2021, or $27 per ADS, after giving effect to the ratio of one ADS for every 75 ordinary shares. We have appointed The Bank of New York Mellon to act as the depositary for the ADSs representing our ordinary shares, including the Registered Shares, as defined below. Holders of ordinary shares registered hereby may deposit such ordinary shares with the depositary in exchange for ADSs representing such ordinary shares at the ratio referred to in the first sentence of this paragraph. ADSs representing the ordinary shares registered hereby will be freely tradeable on Nasdaq.

We filed the registration statement of which this prospectus forms a part with respect to an aggregate of 60,000,000 ordinary shares held by the shareholders identified herein. The holder of such ordinary shares is identified in this prospectus as the Selling Shareholder and the aggregate of 60,000,000 ordinary shares registered hereby as the Registered Shares. The Selling Shareholder has not to date entered into any agreement to dispose of the Registered Shares. The Selling Shareholder is offering his securities pursuant to this prospectus in order to create a public trading market for our equity securities in the United States and to satisfy certain listing requirements of the Nasdaq Capital Market on which our equity securities have been approved for listing. Although the registration statement of which this prospectus forms a part will, upon effectiveness, permit the Selling Shareholder to dispose of the Registered Shares over time, the Selling Shareholder is not in fact obligated to resell the Registered Shares either pursuant to Nasdaq’s requirements or such registration statement. Any Registered Shares offered and sold in the United States by the Selling Shareholder will be in the form of ADSs. The Selling Shareholder is also permitted to sell ordinary shares not represented by ADSs in private transactions, including on Oslo Børs, which resales are not covered by this prospectus. Unlike an initial public offering, any sale by the Selling Shareholder of the Registered Shares represented by ADSs is not being underwritten by any investment bank. We expect that the opening public price of our ADSs on Nasdaq will be determined by reference to the most recent trading price of our ordinary shares on Oslo Børs, as adjusted for the currency exchange rate and an ADS-to-share ratio of 75 to 1. Thereafter, trades of our ADSs will be made through brokerage transactions on Nasdaq at prevailing market prices or as otherwise provided in the section entitled “Plan of Distribution.” As discussed above, the Selling Shareholder may, or may not, elect to dispose of Registered Shares represented by ADSs as and to the extent that he may individually determine. Such sales, if any, will be made through brokerage transactions on Nasdaq or other securities exchanges in the United States at prevailing market prices. See the section entitled “Plan of Distribution.” We will not receive proceeds from any sale of Registered Shares in the form of ADSs by the Selling Shareholder.

We are an “emerging growth company” and a “foreign private issuer,” each as defined under the federal securities laws, and, as such, we will be subject to reduced public company reporting requirements. See the section entitled “Prospectus Summary—Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in ADSs representing our ordinary shares involves a high degree of risk. Before buying any ADSs representing our ordinary shares you should carefully read the discussion of material risks of investing in such securities in “Risk Factors ” beginning on page 9 of this prospectus.

Prospectus dated February 26, 2021

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We and the Selling Shareholder are responsible for the information contained in this prospectus and any free writing prospectus that we may prepare or authorize. Neither we nor the Selling Shareholder have authorized anyone to provide you with different or additional information, and neither we nor they take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Shareholder are making an offer to sell ADSs representing our ordinary shares in any jurisdiction where the offer or sale thereof is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of our ADSs.

For investors outside the United States: Neither we nor the Selling Shareholder have taken any action to permit the possession or distribution of this prospectus in any jurisdiction other than the United States where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the ADSs and the distribution of this prospectus outside the United States.

We are a public limited company incorporated under the laws of Kingdom of Norway and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the U.S. Securities and Exchange Commission, or the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

ABOUT THIS PROSPECTUS

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms “IDEX,” “IDEX Biometrics,” “IDEX Biometrics ASA,” “the company,” “we,” “us” and “our” refer to IDEX Biometrics ASA together with its subsidiaries.

This prospectus includes trademarks, tradenames and service marks, certain of which belong to us, including IDEX, TrustedBio and the IDEX logo, and others that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus appear without the ®, ™ and SM symbols, but the absence of those symbols is not intended to indicate, in any way, that we will not assert our rights or that the applicable owner will not assert its rights to these trademarks, tradenames and service marks to the fullest extent under applicable law. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

PRESENTATION OF FINANCIAL AND SHARE INFORMATION

We maintain our books and records in the local currency where we operate and report our consolidated financial statements in U.S. dollars in conformity with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB, and in conformity with IFRS as adopted by the European Union. None of the financial statements included in this prospectus were prepared in accordance with generally accepted accounting principles in the United States. All references in this prospectus to “$” are to U.S. dollars and all references to “NOK” are to Norwegian krone, the currency of our home country. We make no representation that any Norwegian krone or U.S. dollar amounts referred to in this prospectus could have been, or could be, converted into U.S. dollars or Norwegian krone, as the case may be, at any particular rate, or at all. These translations should not be considered representations that any such amounts have been, could have been or could be converted from Norwegian krone into U.S. dollars at that or any other exchange rate as of that or any other date.

ii

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

All references to “shares” in this prospectus refer to ordinary shares of IDEX Biometrics ASA with a nominal value of NOK 0.15 per share.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. Before investing in our ADSs, you should read this entire prospectus carefully, including the sections of this prospectus entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes, in each case contained elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in the section of this prospectus titled “Business” before making an investment decision.

Overview

We are a biometrics company specializing in the design, development and sale of fingerprint identification and authentication solutions. Our fingerprint sensors and biometric solutions are used in dual interface and contactless or touch-free smart cards, including payment cards, and a range of electronic devices.

We offer fingerprint sensors and biometric solutions to smart card manufacturers and other integrators of biometric fingerprint sensor technology in a broad range of markets, including payments, identification, access control, healthcare and the Internet of Things, or IoT. Based on an analysis by Zion Market Research in February 2020, the size of the global fingerprint sensor market is estimated to be $3.6 billion in 2020 and is projected to expand at a compound annual growth rate, or CAGR, of nearly 15% to $6.7 billion by 2025.

Our largest market opportunity is the biometric payment card market and more specifically our addressable market includes chip enabled cards which also include contactless payment cards. According to EMVCo, the industry standard organization, there are more than 8.2 billion chip-enabled consumer cards—credit and debit—now in use across the world. We believe the addition of a biometric sensor to the payment cards will significantly reduce the opportunity for fraud while making the transaction more convenient while using existing point of sale infrastructure. We believe the continue migration towards contactless payment cards will provide additional opportunities for our technologies. A report, Contactless Payment Market Global Forecast to 2025, published by Markets and Markets indicates that the global contactless credit/debit card payment market size is expected to grow from $10.3 billion in 2020 to $18.0 billion by 2025. This represents a CAGR of 11.7% during the forecast period. The major advantage offered by contactless payments is that customers can instantly complete transactions with the tap of a card. This increases the speed of transactions, making contactless payments even more efficient stated the Markets and Markets report.

In addition, following the COVID-19 outbreak, we believe consumers increasingly are motivated to go cashless. With many businesses discouraging the use of cash, in part due to hygiene questions linked to handling money, the prevalence of contactless payments has increased significantly in 2020. For example, a survey in March of 2020 in 19 countries around the world indicated a 25% increase in contactless payments (out of all credit card payments) compared to March 2019, and approximately 79% of consumers worldwide are now using tap and go payments. In an increasingly cashless and contactless society, there is a growing risk of card fraud. We, and other industry participants, believe that this could have a positive impact on the sale of biometric solutions going forward.

Our patent-protected fingerprint sensors can be integrated on the front side of a payment card, thereby enabling the card to use biometric fingerprint recognition instead of a personal identification number, or PIN, to authenticate the cardholder. To use this feature the cardholder first enrolls their fingerprint. A biometric template, which is representative of the fingerprint, is created and securely stored on the card. When the cardholder uses the card to make a payment, he or she places his or her finger on the card’s sensor. Through fingerprint sensing and biometric authentication, the card can determine if the person using the card is the enrolled user or not.

Our portfolio of products includes fingerprint sensors, fingerprint modules with software and algorithms and remote enrollment devices. Our fingerprint sensors can be used in dual interface, contactless-only and contact-only payment cards. Our fingerprint modules offer a complete biometric solution that integrates fingerprint sensing with additional biometric processing and system power management functions. Additionally, with our remote enrollment solutions, cardholders can easily enroll their fingerprints at home and without the need to visit a bank branch.

Our sensors use a patented off-chip design, which separates the fingerprint sensor into two key components: the sensor array and the silicon chip (Application Specific Integrated Circuit, or ASIC). This off-chip design architecture allows the sensor array to be made from a flexible and cost-efficient polymer substrate while minimizing the silicon area needed for the ASIC. Compared to conventional silicon sensors, for which the sensor array is made of silicon, the off-chip design allows for a larger sensing area, better matching reliability and lower costs. We believe that we are the only provider supplying capacitive off-chip sensors and biometric algorithms optimized for integration with payment cards. This year, we launched TrustedBio, our next generation of dual interface products and solutions designed to reduce biometric smart card cost while improving both performance and security. TrustedBio utilizes advanced semiconductor technology to transform the sensor ASIC into a complete biometric system on chip, while maintaining all the benefits of the capacitive off-chip sensor architecture.

Our current generation products are commercially available, and we have begun to ship samples of our products on our TrustedBio platform. To date, product revenue has not been material; however, we have seen an increase in product revenues. For the year ended December 31, 2019, product revenues were $0.2 million and in the nine months ended September 30, 2020, product revenues were $0.4 million.

We market our products and solutions to smart card manufacturers and other integrators of biometric sensor technology, such as keyboards, dongles and other information and physical access control devices. We do not own or operate industrial manufacturing facilities, which could be potentially costly. Instead, we work closely with our customers on manufacturing and alongside other component suppliers within the card ecosystem. We have also established partnerships with secure element, or SE, producers, card inlay providers and card networks to help bring biometric smart cards to market. Our strategic rationale is to ensure that all the crucial components, within the biometric smart card ecosystem, are compatible and ready for mass production and to enhance our ability to offer comprehensive solutions to the market.

Over the past three years, we have built a research and development, or R&D, team with deep industry expertise, comprised of systems and technology engineers, software engineers, silicon engineers, sensor engineers and packaging technologists. We are an integrated systems company and we maintain in-house design, testing and supply chain management functions. Manufacturing is outsourced to large and established semiconductor fabrication companies as well as other providers of components and manufacturing services.

During 2019, we raised a total of $34.2 million in capital. During 2020, we raised $18.0 million through private placements. For further financial information, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

While we are preparing to fully commercialize our products and services, we have begun to generate revenue through the sale of biometric sensors and system solutions that incorporate our technology. In 2019, we generated revenue of $0.4 million, $0.2 million of which related to product sales and $0.2 million of which related to engineering services. In the nine months ended September 30, 2020, we generated revenue of $0.5 million, $0.4 million of which related to product sales and $0.1 million of which related to engineering services. We have also secured in excess of $7.0 million of business under contract expected to ship within the next 12 to 24 months, including a $6.0 million minimum commitment to supply fingerprint sensors and software to a major global financial news and IT services company. We had net losses of $32.4 million and $19.5 million in 2019 and the nine months ended September 30, 2020, respectively.

Corporate Information

We were incorporated as a public limited company under the laws of Kingdom of Norway on July 24, 1996. Our principal executive offices are located at Dronning Eufemias gate 16, NO-0191 Oslo, Norway, which is also our registered office address, and our telephone number is +47 6783 9119. Our ordinary shares are traded on Oslo Børs under the symbol “IDEX”. Our website address is www.idexbiometrics.com. The information contained on, or that can be accessed from, our website does not form part of this prospectus.

Our agent for service of process in the United States is IDEX America Inc., with a registered address at 187 Ballardvale Street, Suite B211, Wilmington, MA 01887.

Risks Associated with Our Business

Our business is subject to a number of risks of which you should be aware before making an investment decision. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth in the section titled “Risk Factors” before deciding whether to invest in our ADSs. Among these important risks are, but not limited to, the following:

•	Our largest potential market, the biometric payment card market, is an undeveloped and emerging market and it is difficult to predict how large this market could be;

•	Our biometric technology has not yet gained, and may never gain, widespread market acceptance;

•	If the estimates and assumptions we have used to calculate the size of our target markets are inaccurate, our future growth rate may be limited.

•	We have a history of operating losses and may not achieve or sustain profitability in the future;

•

Based on our limited revenue to date and recurring losses from operations, we and our independent registered public accounting firm have expressed substantial doubt about our ability to continue as a going concern;

•

We will require additional funding to finance our operations, and if we are unable to raise capital when needed, we could be forced to delay, reduce or terminate certain of our development activities or other operations;

•

We expect fluctuations in our financial results, making it difficult to project future results, and if we fail to meet the expectations of securities analysts or investors with respect to our results of operations, our stock price could decline;

•	The markets in which we operate are highly competitive, and if we do not compete effectively, our business, financial condition, and results of operations could be harmed;

•	If we fail to innovate in response to changing customer needs and new technologies and other market requirements, our business, financial condition, and results of operations could be harmed; and

•

Even though we have not experienced significant delays in development activities to date, the COVID-19 pandemic could have an adverse impact on our business, operations, and the markets and communities in which we, our partners, and customers operate.

Recent Developments

Recent Private Placements of Equity

In November 2020, we completed a private placement by issuing an aggregate of 42,528,181 ordinary shares to Norwegian and international investors for gross proceeds of approximately $7.8 million. In February 2021, we completed an additional private placement by issuing an aggregate of 83,214,674 ordinary shares for gross proceeds of approximately $27.2 million. In December 2020, we issued 1,527,917 ordinary shares to employees pursuant to our Employee Share Purchase Plan, raising $0.2 million.

Fourth Quarter 2020 Financial Results (unaudited)

On February 25, 2021, we announced our results for our fiscal fourth quarter ended December 31, 2020. These results were prepared in accordance with IAS 34 Interim Financial Reporting and are unaudited. Although the audit that is currently underway could change the results reported below, actual results are not expected to differ materially from those reflected herein.

Fourth quarter 2020 revenue was $598,000 compared to $71,000 in the fourth quarter of 2019 due to increased shipments to a large information technology and financial services customer in the fourth quarter of 2020. The COVID-19 pandemic did not have a material impact on our revenue for the fourth quarter of 2020.

Fourth quarter 2020 operating expenses were $7.8 million compared to $9.7 million in the fourth quarter of 2019. The decrease in operating expenses was mainly the result of cost reduction and cost mitigation actions taken in 2020 due to the global COVID-19 pandemic, largely comprised of temporary salary reductions and travel restrictions.

Fourth quarter 2020 net loss was $7.2 million compared to $9.5 million in the fourth quarter of 2019. Fourth quarter 2020 net loss per basic and diluted share was $0.01 compared to $0.02 in the fourth quarter of 2019.

At December 31, 2020, we had $7.3 million of cash and cash equivalents. We raised $26.1 million, net of fees, in a private placement that closed on February 15, 2021. Our board of directors believes that we have sufficient capital to fund our operations for at least one year.

Our cash outflow from operating activities was $6.3 million in both the fourth quarter of 2020 and the fourth quarter of 2019.

We invested $242,000 and $324,000 in property and equipment during the fourth quarters of 2020 and 2019, respectively.

We reported the following business developments for the fourth quarter of 2020:

•

After securing an initial order in the third quarter of 2020, we received an additional production order for TrustedBio sensors from a Tier 1 card manufacturer in late 2020 that will be incorporated in a card available to financial institutions in early 2021. TrustedBio is a biometric system solution that we designed for biometric card applications.

•

We achieved an additional China UnionPay, or CUP, certification for dual interface biometric payment cards with our partner Goldpac, which is the second certification with a card manufacturer on the CUP network.

•

Our sensor was featured by our partner, Chutian Dragon Co., Ltd, in the first trial of a fingerprint card for a digital renminbi hardware wallet in a trial by Postal Savings Bank of China. The Digital Currency Electronic Payment (DCEP) initiative in China represents a large market opportunity beyond the traditional payment card market.

•	We continued to expand our strategic partnerships and added a third global payment network to deliver our fingerprint sensors and related biometric solutions.

•	We received advanced volume production orders of TrustedBio sensors from multiple Tier 1 card manufacturers to secure allocation of future supply.

•	We expanded our direct customer engagements with Tier 1 innovation leaders, representing more than 40% share of the global payment card market.

•	We continued to increase production shipments to a large information technology and financial services customer for an information security access control solution.

THE REGISTERED SHARES

Nasdaq Capital Market trading symbol for our ADSs	“IDBA”

Oslo Børs trading symbol for our ordinary shares	“IDEX”

Registered Shares being registered on behalf of the Selling Shareholder	60,000,000 ordinary shares, represented by an aggregate of 800,000 ADSs

Ordinary shares issued and outstanding immediately before and after the effectiveness of the registration statement of which this prospectus forms a part	915,361,422 ordinary shares

ADSs issued and outstanding immediately after the effectiveness of the registration statement of which this prospectus forms a part	800,000 ADSs (assuming deposit with the depositary of all the ordinary shares registered hereby)

American Depositary Shares	Each ADS represents 75 ordinary shares, nominal value NOK 0.15 per ordinary share. Holders of ADSs have the rights of an ADS holder or beneficial owner of ADSs (as applicable) as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs issued thereunder from time to time. To better understand the terms of the ADSs representing our ordinary shares, see the section of this prospectus captioned “Description of American Depositary Shares.” We also encourage you to read the deposit agreement, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Depositary	The Bank of New York Mellon

Use of proceeds	We will not receive proceeds from the sale, if any, of Registered Shares in the form of ADSs by the Selling Shareholder.

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our ADSs.

Unless otherwise stated in this prospectus, the number of our ordinary shares set forth herein is as of September 30, 2020 and is based on 788,090,650 ordinary shares issued and outstanding on such date but excludes:

•

54,837,143 ordinary shares issuable upon the exercise of outstanding share option awards (also known as “subscription rights” in Norway) as of September 30, 2020, at a weighted average exercise price of NOK 1.71 per share;

•	69,448,473 ordinary shares reserved for future issuance under our 2020 Subscription Rights Incentive Plan, as of September 30, 2020;

•	35,899,436 ordinary shares reserved for future issuance under our 2020 Employee Share Purchase Plan, as of September 30, 2020; and

•	an aggregate of 127,270,772 ordinary shares issued in Norwegian private placements in November 2020 and February 2021 and under our Employee Share Purchase Plan in December 2020.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we may take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include:

•

the option to present only two years of audited financial statements and related discussion in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

•	not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002; and

•

to the extent that we no longer qualify as a foreign private issuer, (1) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (2) exemptions from the requirements of holding a non-binding advisory vote on executive compensation, including golden parachute compensation.

We will remain an emerging growth company until the earliest of: (1) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion; (2) the last day of 2025; (3) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur on the last day of any fiscal year that the aggregate worldwide market value of our common equity held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during any three-year period.

Foreign Private Issuer

We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

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the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

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the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, and current reports on Form 8-K upon the occurrence of specified significant events.

Foreign private issuers are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables present summary consolidated financial data as of the dates and for the periods indicated. We have derived the summary consolidated statements of profit and loss data for the years ended December 31, 2018 and 2019 and the statements of financial position as of December 31, 2018 and 2019 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the summary consolidated statements of profit or loss data for the nine months ended September 30, 2019 and 2020 and the summary consolidated statements of financial position data as of September 30, 2020 from the unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited interim condensed consolidated financial statements on the same basis as the audited consolidated financial statements, and the unaudited financial data include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our consolidated financial position and results of operations as of and for the periods presented.

Our consolidated financial statements are prepared and presented in accordance with IFRS as issued by the IASB, and in conformity with IFRS as adopted by the European Union, and audited in accordance with the standards of the PCAOB (United States). IFRS differ in certain significant respects from U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods and our operating results for the nine months ended September 30, 2020 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2020. You should read this data together with our consolidated financial statements and related notes appearing elsewhere in this prospectus and the information under the sections titled “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Summary Consolidated Statements of Profit and Loss Data:

	Year Ended December 31,		Nine Months Ended September 30,
(In thousands, except per share data)	2018	2019	2019	2020
Revenue:
Product	$268	$159	$106	$420
Service	172	265	247	77

Total revenue	440	424	353	497
Operating expenses:
Purchases, net of inventory variation	185	62	47	97
Payroll expenses	19,770	21,750	15,074	12,466
Research and development expenses	5,631	4,385	3,025	2,039
Other operating expenses	3,919	4,641	3,395	3,779
Amortization and depreciation	842	1,633	1,201	1,280

Total operating expenses	30,347	32,471	22,742	19,661

Loss from operations	(29,907)	(32,047)	(22,389)	(19,164)
Finance income	134	135	114	21
Finance cost	(411)	(351)	(296)	(508)

Loss before tax	(30,184)	(32,263)	(22,571)	(19,651)
Income tax benefit (expense)	(41)	(160)	(378)	144

Net loss for the year	$(30,225)	$(32,423)	$(22,949)	$(19,507)

Loss per share, basic and diluted(1)	$(0.06)	$(0.05)	$(0.04)	$(0.03)

(1)

See Note 9 to our audited consolidated financial statements and unaudited interim condensed consolidated financial statements included elsewhere in this prospectus for further details regarding the calculation of basic and diluted loss per share.

Selected Data from Our Consolidated Statements of Financial Position:

(In thousands)	December 31, 2018	December 31, 2019	September 30, 2020
Cash and cash equivalents	$9,635	$14,126	$5,704

Total assets	17,990	23,470	13,847
Total liabilities	3,807	5,658	3,765
Total equity and liabilities	17,990	23,470	13,847

RISK FACTORS

Our operations and financial results are subject to various risks and uncertainties including those described below. You should consider carefully the risks and uncertainties described below, in addition to other information contained in this Registration Statement on Form F-1, including our consolidated financial statements and related notes. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. If any of the following risks or others not specified below materialize, our business, financial condition and results of operations could be materially and adversely affected.

Risks Related to Our Financial Condition, Business and Industry

Since our inception, we have only generated limited revenue and we have incurred significant operating losses and negative cash flows.

We have only generated limited revenue and have incurred significant operating losses and negative cash flows since our inception. We generated net losses of $30.2 million, $32.4 million and $19.5 million for the years ended December 31, 2018 and 2019 and the nine months ended September 30, 2020, respectively. As of September 30, 2020, we had an accumulated deficit of $217.7 million. We are not certain whether or when we will obtain a high enough volume of sales in the future to generate significant revenue, grow our business or achieve or maintain profitability. We also expect our costs and expenses to increase in future periods, which could negatively affect our future results of operations even if we are able to significantly increase our revenue. In particular, we intend to continue to expend significant funds to develop future generations of our products and software solutions, including by introducing new products and functionality, and to expand use cases and integrations. We will also face increased compliance costs associated with growth, the expansion of our customer base, and as a result of the fact that we are publicly listed in both Norway and the United States. Our efforts to grow our business may be costlier than we expect, or the rate of our growth in revenue may be slower than we expect, and we may not be able to increase our revenue enough to offset our operating expenses. We may incur significant losses in the future for a number of reasons, including the other risks described herein, and unforeseen expenses, difficulties, complications or delays, and other unknown events. If we are unable to generate significant revenue and/or achieve and sustain profitability, the value of our business and ordinary shares may significantly decrease.

Based on our limited revenue to date and recurring losses from operations, we and our independent registered public accounting firm have expressed substantial doubt about our ability to continue as a going concern.

Among other factors, our history of losses, limited revenue and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm has included an explanatory paragraph in their opinion for the year ended December 31, 2019 as to the substantial doubt about our ability to continue as a going concern. Our financial statements have been prepared in accordance with the IFRS, as issued by the IASB, which contemplate that we will continue to operate as a going concern. Historically, we have been able to raise funds through private placements of shares, including private placements of shares that raised $18.0 million before expenses in 2020. We continue to review all strategic options to fund ongoing operations, research and development projects and working capital needs, including a best efforts capital raise. While we have been successful in raising funds through private placements of shares, there can be no assurance that we will be successful this time.

We will require additional funding to finance our operations. If we are unable to raise capital when needed, we could be forced to delay, reduce or terminate certain of our development activities or other operations.

We cannot be certain when, or if, our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments to support our business, which may require us to engage in equity or debt financings to secure additional funds. We continue to review all strategic options to fund ongoing operations, research and development projects and working capital needs, including a best efforts capital raise. While we have been able to raise funds in the past through private placements of our shares, additional financing may not be available on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, operating results, and financial condition. If we incur debt, the debt holders would have rights senior to holders of ordinary shares to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our ordinary shares. Furthermore, if we issue additional equity securities, shareholders will experience dilution. Because our decision to issue securities in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future issuances of debt or equity securities, and if we are unable to raise sufficient funds we may be unable to maintain our operations. As a result, our shareholders bear the risk of future issuances of debt or equity securities reducing the value of our ordinary shares and diluting their interests.

Our largest potential market is the biometric payment card market. The market for biometric payment cards is an undeveloped and emerging market and it is difficult to predict how large this market could be. In addition, our biometric technology has not yet gained, and may never gain, widespread market acceptance.

We primarily market and sell biometric products and software solutions to the payment card and access control markets. The market for biometric payment cards is an undeveloped and emerging market and it is difficult to predict how large this market could be. Our technology represents a novel security solution and we have not yet generated significant sales. Although recent security concerns relating to identification of individuals and appearance of biometric readers on popular consumer products, including the smart phones, have increased interest in biometrics generally, it remains an undeveloped and emerging market. Biometric based solutions compete with more traditional security methods including keys, cards, personal identification numbers and security personnel. In addition, our biometric technology has not yet gained, and may never gain, widespread market acceptance. Acceptance of biometrics and our technology as an alternative to such traditional methods depends upon a number of factors including:

•	national or international events, such as the ongoing COVID-19 pandemic, which may affect the need for or interest in biometric solutions;

•	the performance and reliability of biometric solutions;

•	marketing efforts and publicity regarding these solutions;

•	public perception regarding privacy concerns;

•	costs involved in adopting and integrating biometric solutions;

•	proposed or enacted legislation related to privacy of information; and

•	competition from non-biometric technologies that provide more affordable, but less robust, authentication.

For these reasons, we are uncertain whether our biometric technology will gain widespread acceptance in any commercial markets or that demand will be sufficient to create a market large enough to produce significant revenue or earnings. Our future success depends, in part, upon business customers adopting biometrics generally, and our solutions specifically.

If the estimates and assumptions we have used to calculate the size of our target markets are inaccurate, our future growth rate may be limited.

Our projections, assumptions and estimates of future opportunities within our target markets are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in this prospectus. If third-party or internally generated data prove to be inaccurate or we make errors in our assumptions based on that data, our future growth rate may be limited. In addition, these inaccuracies or errors may cause us to misallocate capital and other business resources, which could harm our business. Even if our target markets meet our size estimates and experiences the forecasted growth, we may not grow our business at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the expectations of market growth included in this prospectus should not be taken as indicative of our future growth.

We are subject to lengthy development periods and product acceptance cycles, which can result in development and engineering costs without any future revenue.

We provide fingerprint sensors and related software solutions that are incorporated by card manufacturers into the products they sell. They make the determination during their product development programs whether to incorporate our solutions or pursue other alternatives. This process requires us to make significant investments of time and resources in the design of fingerprint sensors and related software solutions for our products well before our customers introduce their products incorporating our solutions into the market, and before we can be sure that we will generate any significant sales to our customers or even recover our investment. During a customer’s entire product development process, we face the risk that our solutions will fail to meet our customer’s technical, performance, or cost requirements, or that our products will be replaced by competitive products or alternative technological solutions. Even if we complete our design process in a manner satisfactory to our customer, the customer may delay or terminate its product development efforts. The occurrence of any of these events could cause sales to not materialize, be deferred, or be cancelled, which could adversely affect our operating results.

A significant portion of our sales comes from one or more large customers, the loss of which could harm our business, financial condition, and operating results.

We have historically generated limited revenue, and most of our revenue we have generated has come from a limited number of customers. During 2018, three customers, Mastercard, IDEMIA France SAS and Yoyon Electronics Technology Co Ltd., accounted for approximately 39%, 36% and 13% of the Company’s revenue, respectively. During 2019, two customers, Bloomberg L.P. and IDEMIA France SAS, accounted for approximately 69% and 10% of the Company’s revenue, respectively. During the first nine months of 2020, Bloomberg L.P. accounted for approximately 84% of the Company’s revenue. While we work to maintain our relationships with our current customers and seek out new business, we may continue to face challenges in diversifying our customer base. The loss of major customers, or a decrease in demand for our products by these customers within a short period of time, could adversely affect our current and future revenue, financial condition and business. The adverse effect could be more substantial if our other customers do not increase their orders or if we are unsuccessful in generating orders for our solutions with new customers. Many of these card manufacturers sell to the same card issuers, and therefore we may be reliant on certain card manufacturers. Concentration in our customer base and partner relationship, now and in the future, may make fluctuations in revenue and earnings more severe and make business planning more difficult.

If we are unable to attract new customers and to retain our existing customers, our growth prospects will be adversely affected.

Our ability to grow our business depends on retaining and expanding our customer base. We must convince prospective customers of the benefits of our services and our existing customers of the continuing value of our services. Our ability to attract new customers and retain existing customers depends in large part on our ability to continue to offer competitive technologies and products. As consumer preferences and technological changes shift market dynamics, we will need to enhance and improve our existing products, introduce new products, and maintain our competitive position with additional technological advances. If we fail to keep pace with technological advances or fail to offer compelling product offerings to meet consumer demands, our ability to grow or sustain the reach of our services, attract and retain customers may be adversely affected.

Our products and software solutions may contain defects, which will make it more difficult for us to establish and maintain customers.

Although we have completed the development of multiple generations of our core biometric technology, it has only been used by a limited number of business customers. Despite extensive testing during development and certifications by third-party testing facilities, our products and software solutions may contain undetected design faults and errors that are discovered only after it has been installed and used by a greater number of customers. Any such defect or error in new or existing products or software solutions could cause delays in delivering our technology or require design modifications. These could adversely affect our competitive position and cause us to lose potential customers or opportunities. Errors or defects in our software or products could lead to mismatches in fingerprint scans. Since our technologies are intended to be utilized to secure payments and physical and electronic information access, the effect of any such bugs or delays will likely have a detrimental impact on us. In addition, given that biometric technology generally, and our biometric technology specifically, to certain extent, has yet to gain widespread market acceptance, any delays would likely have a more detrimental impact on our business than if we were a more established company.

Potential strategic alliances may not achieve their objectives, and the failure to do so could impede our growth.

We have entered, and we anticipate that we will continue to enter, into strategic alliances. We continually explore strategic alliances designed to enhance or complement our technology or to work in conjunction with our technology; to provide necessary know-how, components, or supplies, and to develop, introduce, and distribute products utilizing our technology. Certain strategic alliances may not achieve their intended objectives, and parties to our strategic alliances may not perform as contemplated. The failure of these alliances to achieve their objectives may impede our ability to introduce new products and enter new markets.

We face intense competition.

We compete with both established companies and startup enterprises that provide biometric solutions, as well as providers of more traditional security methods. Our competitors include, among others, Fingerprint Cards AB, NEXT Biometrics ASA and ELAN Microelectronics Corp. Some of our competitors have substantially greater financial and marketing resources than we do, and may independently develop superior technologies, which may result in our technology becoming less competitive or obsolete. If we are unable to develop new applications or enhance our existing technology in a timely manner in response to technological changes, we will be unable to compete in our chosen markets. Our actual and potential competitors may also have greater name recognition and more extensive customer bases. In addition, if one or more other biometric technologies such as voice, face, iris, hand geometry or blood vessel recognition are widely adopted, it would significantly reduce the potential market for our fingerprint identification technology in certain industries.

Our ability to compete successfully depends on a number of factors, which may be outside our control. These factors include the following:

•	our success in designing and introducing new fingerprint sensors and related software solutions, including those implementing new technologies;

•	our ability to predict the evolving needs of our customers and to assist them in incorporating our technologies into their new and existing products;

•	our ability to meet our customers’ requirements for ease of use, reliability and durability;

•	our ability to meet our customers’ price and performance requirements;

•	the quality of our customer service and support;

•	the rate at which customers incorporate our fingerprint sensors and related software solutions into their own products;

•	product or technology introductions by our competitors; and

•	currency fluctuations, which may cause a competitor’s products to be priced significantly lower than our products.

Moreover, additional competitors may enter the biometrics market and become significant long-term competitors. In the future, we may encounter competition from other larger, well-established and well-financed entities that may continue to acquire, invest in or form joint ventures with providers of fingerprint recognition technology, and existing providers may elect to consolidate. Our position in the existing markets could be eroded rapidly by product or technology enhancements or the development of new, superior products and technology by competitors. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and lower market prices of our ordinary shares.

The effects of national and global epidemics, including the recent COVID-19 pandemic, could have an adverse impact on our business, operations, and the markets and communities in which we operate.

In March 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic. Our business and operations could be adversely affected by national and global epidemics, including the recent COVID-19 pandemic, impacting the markets and communities in which we operate.

In response to the COVID-19 pandemic, many state, local, and national governments have put in place, and others in the future may put in place, quarantines, executive orders, shelter-in-place orders, and similar government orders and restrictions in order to control the spread of the disease. Although there have not been significant delays in our development activities to date, such orders or restrictions, or the perception that such orders or restrictions could occur, have resulted in business closures, work stoppages, slowdowns and delays, work-from-home policies, and travel restrictions, among other effects that could negatively impact productivity and disrupt our operations. We have implemented a work-from-home policy for employees, and we may take further actions that alter our operations as may be required by federal, state, or local authorities or which we determine are in the best interests of our employees and shareholders.

In addition, while the potential impact and duration of the COVID-19 pandemic on the global economy and our business in particular may be difficult to assess or predict, the pandemic has resulted in, and may continue to result in, significant disruption of global financial markets, potentially reducing our ability to access capital, which could in the future negatively affect our liquidity. The COVID-19 pandemic also could reduce the demand for our customers’ products and services, which could negatively impact our customers’ willingness to renew or enter into contracts with us or our ability to collect accounts receivable on a timely basis, which, if significant, could materially and adversely affect our business, results of operations, and financial condition. For example, many of our business partners in Asia were impacted by the COVID-19 pandemic in the first quarter of 2020, although we believe a majority of such business partners, if not all, have now returned to their offices and factories.

The global pandemic of COVID-19 continues to rapidly evolve, and we will continue to monitor the COVID-19 situation closely. While the pandemic may increase end-user awareness of the benefits of contactless payment solutions such as the ones we offer, and therefore may increase the demand for our products, the ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. We do not yet know the full extent of potential delays or impacts on our business, operations, or the global economy as a whole, which makes our future results difficult to predict.

Unfavorable conditions in the global economy or the vertical markets we serve could limit our ability to grow our business and negatively affect our operating results.

General worldwide economic conditions have experienced significant instability due to the global economic uncertainty and financial market conditions caused by the COVID-19 pandemic. These conditions make it extremely difficult for customers and us to accurately forecast and plan future business activities and could cause customers to reduce or delay their spending. At this time, the potential impact on customer spend from the COVID-19 pandemic is difficult to predict and, therefore, it is not possible to fully determine the impact on our future results. Historically, economic downturns have resulted in overall reductions in spending. If macroeconomic conditions deteriorate or are characterized by uncertainty or volatility, customers may curtail or freeze spending in general and for biometric products such as ours specifically, which could have an adverse impact on our business, financial condition, and operating results.

We target generating revenue from customers in the payment cards and access control verticals. While these verticals have not been affected as severely by weak economic conditions caused by COVID-19 as the retail, hospitality, and entertainment industries, we cannot assure these verticals will not suffer more severe losses in the future as they are in turn impacted by consumer demand and the performance of the retail, hospitality and entertainment industries. Furthermore, we cannot predict the timing, strength, or duration of any economic slowdown or recovery. In addition, even if the overall economy is robust, we cannot assure the market for services such as ours will experience growth or that we will experience growth. Additionally, the increased use of digital payments and virtual credit cards by consumers could pose an obstacle to the growth of our business.

War, terrorism, other acts of violence or natural or manmade disasters such as a global pandemic may affect the markets in which we operate, our customers, our delivery of products and customer service, and could have a material adverse impact on our business, results of operations, or financial condition.

Our business may be adversely affected by instability, disruption or destruction in a geographic region in which we operate, regardless of cause, including war, terrorism, riot, civil insurrection or social unrest, and natural or manmade disasters, including famine, food, fire, earthquake, storm or pandemic events, including COVID-19.

Such events may cause customers to suspend or delay their decisions on using our products and services, make it difficult or impossible to access some of our inventory, and give rise to sudden significant changes in regional and global economic conditions and cycles that could interfere with purchases of goods or services. These events also pose significant risks to our personnel and to physical facilities, which could materially adversely affect our financial results.

We rely on the performance of highly skilled personnel, including senior management and our engineering, professional services, sales and technology professionals; if we are unable to retain or motivate key personnel or hire, retain and motivate qualified personnel, our business would be harmed.

We believe our success has depended, and continues to depend, on the efforts and talents of our senior management team and our highly skilled team members, including our sales personnel, engineering and support personnel. From time to time, there may be changes in our senior management team resulting from the termination or departure of our executive officers and key employees. Our senior management and key employees are employed on an at-will basis, which means that they could terminate their employment with us at any time. Many of our executive officers and key employees receive equity compensation as a portion of their overall compensation package. A substantial decrease in the market price of our ordinary shares would effectively reduce the compensation of such persons and could increase the risk that they depart from our company. The loss of any of our senior management or key employees could adversely affect our ability to build on the efforts they have undertaken and to execute our business plan, and we may not be able to find adequate replacements. We cannot ensure that we will be able to retain the services of any members of our senior management or other key employees.

Our ability to successfully pursue our growth strategy also depends on our ability to attract, motivate and retain our personnel. Competition for well-qualified employees in all aspects of our business, including sales personnel, professional services personnel, and engineering and support personnel, is intense. Our continued

ability to compete effectively depends on our ability to attract new employees and to retain and motivate existing employees. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business would be adversely affected.

Because many rapidly growing markets for our products are international, our business is susceptible to risks associated with international operations.

Biometric products including ours are often marketed and sold globally. We currently have offices in Norway, the United States, the UK and China, which focus on selling and implementing our fingerprint sensors and related software solutions in those regions. In the future, we may expand within these countries or to other international locations. This reliance on international sales and marketing subjects us to the risks of conducting business internationally, including risks associated with political and economic instability, global health conditions, currency controls, exchange rate fluctuations and changes in import/export regulations, and tariff and freight rates. For example, the political or economic instability in a given region may have an adverse impact on the financial position of end users in the region, which could affect future orders and harm our results of operations. Our international sales operations involve a number of other risks including, but not limited to:

•	longer sales and payment cycles;

•	changes to countries’ banking and credit requirements;

•	unexpected changes in government regulatory requirements;

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sales, value added tax, or other indirect tax regulations and treaties and potential changes in regulations and treaties in the Kingdom of Norway, the United States, the United Kingdom, China and in and between countries in which we market or sell our products;

•	different, complex and changing laws governing intellectual property rights, which in certain countries sometimes afford reduced protection of intellectual property rights;

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any changes in international trade policies, including potential adoption and expansion of trade restrictions, higher tariffs, or cross border taxation that might impact overall customer demand for our products or affect our ability to manufacture and/or sell our products overseas;

•	changes to economic, social, or political conditions in countries where we have significant operations;

•	operating in countries with a higher incidence of corruption and fraudulent business practices;

•	challenges in providing solutions across a significant distance in different languages and among different cultures;

•	the burdens of complying with a variety of various country laws in which we operate;

•	difficulties in staffing and managing international operations; and

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rapid changes in government, economic and political policies and conditions, political or civil unrest or instability, terrorism or pandemics (including but not limited to the COVID-19 pandemic) and other similar outbreaks or events.

We cannot guarantee that any potential future expansion efforts that we may undertake will be successful. If we invest substantial time and resources to expand our international operations and are unable to do so successfully and in a timely manner, our business and operating results will suffer.

If currency exchange rates fluctuate substantially in the future, our financial results, which are reported in U.S. Dollars, could be adversely affected.

We incur expenses for employee compensation, property leases, and other operating expenses in the local currencies of the jurisdictions in which we operate. Fluctuations in the exchange rates between the U.S. Dollar and other currencies may impact expenses as well as revenue, and consequently have an impact on margin and the reported operating results. This could have a negative impact on our reported operating results. To date, we have not engaged in any hedging strategies, and any such strategies, such as forward contracts, options and foreign exchange swaps related to transaction exposures that we may implement to mitigate this risk may not eliminate our exposure to foreign exchange fluctuations.

We may pursue strategic acquisitions, including acquiring other biometric companies, as part of our growth strategy and that may disrupt our business.

We may pursue strategic acquisitions in the future. Risks in acquisition transactions include difficulties in the integration of acquired businesses into our operations and control environment, difficulties in assimilating and retaining employees and intermediaries, difficulties in retaining the existing customers of the acquired entities, assumed or unforeseen liabilities that arise in connection with the acquired businesses, the failure of counterparties to satisfy any obligations to indemnify us against liabilities arising from the acquired businesses, and unfavorable market conditions that could negatively impact our growth expectations for the acquired businesses. Fully integrating an acquired company or business into our operations may take a significant amount of time. We cannot assure you that we will be successful in overcoming these risks or any other problems encountered with acquisitions and other strategic transactions. These risks may prevent us from realizing the expected benefits from acquisitions and could result in the failure to realize the full economic value of a strategic transaction or the impairment of goodwill and/or intangible assets recognized at the time of an acquisition. These risks could be heightened if we complete a large acquisition or multiple acquisitions within a short period of time. Additional risks may include:

•	difficulties in integrating operations, technologies, services and personnel;

•	the diversion of financial and management resources from existing operations;

•	the risk of entering new markets;

•	the potential loss of existing customers following an acquisition;

•	the potential loss of key employees and the associated risk of competitive efforts from such departed personnel; and

•	the inability to generate sufficient revenue to offset acquisition or investment costs.

As a result, if we fail to properly evaluate and execute any acquisitions or investments, our business and prospects may be seriously harmed.

Risks Related to Government Regulation, Data Collection, Intellectual Property and Litigation

Our business is subject to a variety of laws around the world. Any changes in government regulations relating to our business or other unfavorable developments may adversely affect our business, operating results, and financial condition.

We are an international company that is registered under the laws of the Kingdom of Norway, with offices and/or operations in the United States, the UK and China. As a result of this organizational structure and the scope of our operations, we are subject to a variety of laws in different countries. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting. It is also likely that if our business grows and evolves and our solutions are used more globally, we will become subject to laws and regulations in additional jurisdictions. It is difficult to predict how existing laws will be applied to our business and the new laws to which we may become subject.

We are subject to various business regulations and laws. Such laws and regulations include, but are not limited to, labor, advertising and marketing, real estate, taxation, user privacy, data collection and protection, intellectual property, anti-corruption, anti-money laundering, sanctions, foreign exchange controls, antitrust and competition, electronic contracts, telecommunications, sales procedures, credit card processing procedures and consumer protections. We cannot guarantee that we have been or will be fully compliant in every jurisdiction in which we are subject to regulation, as existing laws and regulations governing issues such as intellectual property, privacy, taxation, and consumer protection, among others, are constantly changing. The adoption or modification of laws or regulations relating to our product development or other areas of our business could limit or otherwise adversely affect the manner in which we currently conduct our business. Further, compliance with laws, regulations, and other requirements imposed upon our business may be onerous and expensive, and they may be inconsistent from jurisdiction to jurisdiction, further increasing the cost of compliance and doing business.

Noncompliance with applicable regulations or requirements could subject us to investigations, sanctions, mandatory product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, injunctions or other collateral consequences. If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations, and financial condition could be materially adversely affected. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could harm our business, reputation, results of operations and financial condition.

Because our products could be used to collect and store personal information, domestic and international privacy concerns could result in additional costs and liabilities to us or inhibit sales of our products.

Personal privacy has become a significant issue in the United States and in many other countries where we offer our products and related software solutions. The regulatory framework for privacy issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Many federal, state and national government bodies and agencies have adopted or are considering adopting laws and regulations regarding the collection, use, storage and disclosure of personal information and breach notification procedures. Interpretation of these laws, rules and regulations and their application to our products and professional services in Norway, the United States and other foreign jurisdictions is ongoing and cannot be fully determined at this time.

In the United States, these include rules and regulations promulgated under the authority of the Federal Trade Commission, the Electronic Communications Privacy Act, Computer Fraud and Abuse Act, the Health Insurance Portability and Accountability Act of 1996, the Gramm Leach Bliley Act, the California Consumer Privacy Act, or the CCPA, and other state laws relating to privacy and data security. The CCPA, which became effective on January 1, 2020, drastically changes the ability for individuals to control the use of their personal data. It contains detailed requirements regarding collecting and processing personal information, imposes certain limitations on how such information may be used, and provides rights to consumers that have never before been available in the past, all of which may be imposed on us by our customers and/or end users. This could increase our costs of doing business. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States, which could increase our potential liability and adversely affect our business.

Virtually every jurisdiction in which we operate has established its own data security and privacy legal framework with which we or our customers must comply, including but not limited to the EU. The EU’s data protection landscape is currently unstable, resulting in possible significant operational costs for internal compliance and risk to our business. The EU has adopted the GDPR, which went into effect in May 2018 and contains numerous requirements and changes from previously existing EU law, including more robust obligations on data processors and heavier documentation requirements for data protection compliance programs by companies. Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States. The GDPR also introduced numerous privacy-related changes for companies operating in the EU, including greater control for data subjects (including, for example, the “right to be forgotten”), increased data portability for EU consumers, data breach notification requirements and increased fines. In particular, under the GDPR, fines of up to 20 million euros or up to 4% of the annual global revenue of the noncompliant company, whichever is greater, could be imposed for violations of certain of the GDPR’s requirements. Such penalties are in addition to any civil litigation claims by customers and data subjects. The GDPR requirements apply not only to third-party transactions, but also to transfers of information between us and our subsidiaries, including employee information.

In addition to the GDPR, the European Commission has another draft regulation in the approval process that focuses on a person’s right to conduct a private life (in contrast to the GDPR, which focuses on protection of personal data). The proposed legislation, known as the Regulation on Privacy and Electronic Communications, or ePrivacy Regulation, would replace the current ePrivacy Directive. Originally planned to be adopted and implemented at the same time as the GDPR, the ePrivacy Regulation continues to be delayed but could be enacted in 2020. While the new legislation contains protections for those using communications services (for example, protections against online tracking technologies), the timing of its proposed enactment following the GDPR means that additional time and effort may need to be spent addressing differences between the ePrivacy Regulation and the GDPR. New rules related to the ePrivacy Regulation are likely to include enhanced consent requirements in order to use communications content and communications metadata, which may negatively impact our products and our relationships with our customers.

Complying with the GDPR and the ePrivacy Regulation, when it becomes effective, may cause us to incur substantial operational costs or require us to change our business practices. We may not be successful in our efforts to achieve compliance either due to internal or external factors such as resource allocation limitations or a lack of vendor cooperation. Non-compliance could result in proceedings against us by governmental entities, customers, data subjects or others. We may also experience difficulty retaining or obtaining new European or multi-national customers due to the legal requirements, compliance cost, potential risk exposure, and uncertainty for these entities, and we may experience significantly increased liability with respect to these customers pursuant to the terms set forth in our engagements with them.

In addition to government regulation, privacy advocates and industry groups may propose new and different self-regulatory standards that may apply to us. Because the interpretation and application of privacy and data protection laws are still uncertain, it is possible that these laws and other actual or alleged legal obligations, such as contractual or self-regulatory obligations, may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the features of our products and software solutions. If so, in addition to the possibility of fines, lawsuits and other claims, we could be required to fundamentally change our business activities and practices or modify our products and software solutions, which could have an adverse effect on our business. Any inability to adequately address privacy concerns, even if unfounded, or comply with applicable privacy or data protection laws, regulations and policies, could result in additional cost and liability to us, damage our reputation, inhibit sales and adversely affect our business.

Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to the businesses of our customers may limit the use and adoption of, and reduce the overall demand for, our products. Privacy concerns, whether valid or not valid, may inhibit market adoption of our products and software solutions particularly in certain industries and foreign countries.

We face risks associated with security breaches, cyber-attacks and hacking.

We face risks associated with security breaches, cyber-attacks and hacking of our computer systems or those of our third-party representatives, vendors, and service providers. Although we have implemented security procedures and controls to address these threats, our systems may still be vulnerable to data theft, computer viruses, programming errors, attacks by third parties, or similar disruptive problems. If our systems, or systems owned by third parties affiliated with our company, were breached or attacked, the proprietary and confidential information of our company, our employees and our customers could be disclosed and we may be required to incur substantial costs and liabilities, including the following: liability for stolen assets or information; fines imposed on us by governmental authorities for failure to comply with privacy laws or for disclosure of any personally identifiable information as a part of such attack; costs of repairing damage to our systems; lost revenue and income resulting from any system downtime caused by such breach or attack; loss of competitive advantage if our proprietary information is obtained by competitors as a result of such breach or attack; increased costs of cyber security protection; costs of incentives we may be required to offer to our customers or business partners to retain their business; damage to our reputation; and expenses to rectify the consequences of the security breach or cyber-attack. In addition, any compromise of security from a security breach or cyber-attack could deter customers or business partners from entering into transactions that involve providing confidential information to us. As a result, any compromise to the security of our systems could have a material adverse effect on our business, reputation, financial condition, and operating results.

Any failure to protect our proprietary technology and intellectual property rights could substantially harm our business and operating results.

We protect our proprietary technology and confidential information through the use of patents, trade secrets, trademarks, confidentiality agreements and other contractual provisions. The process of seeking patent protection is lengthy and expensive. Further, there can be no assurance that even if a patent is issued, that it will not be challenged, invalidated or circumvented, or that the rights granted under the patents will provide us with meaningful protection or any commercial advantage.

Our intellectual property rights cover individual inventions and complete biometric systems ranging from measurement principles, algorithms, sensor design and system solutions. We have filed applications to protect our intellectual property rights in a wide range of countries including the United States, the United Kingdom, Norway and several other countries. As of August 31, 2020, we held 58 patent families with 110 granted patents and 102 pending patent applications. The wordmark ‘IDEX’ and the IDEX logo are registered trademarks of IDEX Biometrics ASA and are owned by IDEX.

There can be no assurance that we will obtain registrations of principal or other trademarks in key markets. Failure to obtain registrations could compromise our ability to fully protect our trademarks and brands, and could increase the risk of challenge from third parties to our use of our trademarks and brands. Effective intellectual property protection may be unavailable or limited in some foreign countries in which we operate. For example, the validity, enforceability and scope of protection of intellectual property in China, where we operate, are still evolving and historically, have not protected and may not protect in the future, intellectual property rights to the same extent as laws developed in certain other countries.

We rely upon written agreements with our customers, suppliers, manufacturers, and other recipients of our technologies and products. However, such confidentiality and non-disclosure agreements may not be adequate to protect our proprietary technologies or may be breached by other parties. Additionally, our customers, suppliers, manufacturers, and other recipients of our technologies and products may seek to use our technologies and products without appropriate limitations. Unauthorized parties may attempt to copy or otherwise use aspects of our technologies and products that we regard as proprietary. Other companies, including our competitors, may independently develop technologies that are similar or superior to our technologies, duplicate our technologies, or design around our patents. If our intellectual property protection is insufficient to protect our intellectual property rights, we could face increased competition in the markets for our technologies and products.

We may pursue, and from time to time defend litigation to enforce our intellectual property rights, to protect our trade secrets, and to determine the validity and scope of the proprietary rights of others. These litigations, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on our business, financial condition, and operating results.

Any claims that our technologies infringe the intellectual property rights of third parties could result in significant costs and have a material adverse effect on our business.

We cannot be certain that our technologies and products do not and will not infringe issued patents or other third party proprietary rights. Any claims, with or without merit, could result in significant litigation costs and diversion of resources, including the attention of management, and could require us to enter into royalty or licensing agreements, any of which could have a material adverse effect on our business. There can be no assurance that such licenses could be obtained on commercially reasonable terms, if at all, or that the terms of any offered licenses would be acceptable to us. We may also have to pay substantial damages to third parties, or indemnify customers or licensees for damages they suffer if the products they purchase from us or the technology they license from us violates any third party intellectual property rights. An adverse determination in a judicial or administrative proceeding, or a failure to obtain necessary licenses to use such third-party technology could prevent us from manufacturing, using, or selling certain of our products, and there is no guarantee that we will be able to develop or acquire alternate non-infringing technology.

In addition, we may license certain technology used in and for our products from third parties. These third-party licenses may be granted with restrictions, and there can be no assurances that such third-party technology will be available to us on commercially acceptable terms.

If we are unable to license technology for our products from third parties on commercially acceptable terms, or if any third party initiates litigation against us for alleged infringement of their proprietary rights, we may not be able to sell certain of our products and we could incur significant costs in defending against litigation or attempting to develop or acquire alternate non-infringing products, which would have an adverse effect on our operating results.

Our patents may not provide us with competitive advantages.

We hold numerous patents in the United States and in other countries, which cover multiple aspects of our technology. There can be no assurance that we will continue to develop proprietary products or technologies that are patentable, that any issued patent will provide us with any competitive advantages or will not be challenged by third parties, or that patents of others will not hinder our competitive advantage. Although certain of our technologies are patented, there are other organizations that offer products with comparable functionality that employ different technological solutions and compete with us for market share.

We are a multinational organization faced with increasingly complex tax issues in many jurisdictions, and we could be obligated to pay additional taxes in various jurisdictions.

As a multinational organization, we may be subject to taxation in several jurisdictions around the world with increasingly complex tax laws and the amount of taxes we pay in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents, which could have a material adverse effect on our liquidity and operating results. Moreover, we generally conduct our international operations through wholly-owned subsidiaries and report our taxable income in various jurisdictions worldwide based upon our business operations in those jurisdictions. Our intercompany relationships are and will continue to be subject to complex transfer pricing regulations administered by taxing authorities in various jurisdictions.

The relevant taxing authorities in these jurisdictions could review our tax returns and impose additional tax, interest and penalties, and the authorities could claim that various withholding requirements apply to us or our subsidiaries or assert that benefits of tax treaties are not available to us or our subsidiaries, any of which could have a material impact on us and the results of our operations.

Forecasting our estimated annual effective tax rate for financial accounting purposes is complex and subject to uncertainty, and there may be material differences between our forecasted and actual tax rates.

Forecasts of our income tax position and effective tax rate for financial accounting purposes are complex and subject to uncertainty because our income tax position for each year combines the effects of a mix of profits earned and losses incurred by us in various tax jurisdictions with a broad range of income tax rates, as well as changes in the valuation of deferred tax assets and liabilities, the impact of various accounting rules and changes to these rules and tax laws, the results of examinations by various tax authorities, and the impact of any acquisition, business combination or other reorganization or financing transaction. To forecast our global tax rate, we estimate our pre-tax profits and losses by jurisdiction and forecast our tax expense by jurisdiction. If the mix of profits and losses, our ability to use tax credits, or effective tax rates by jurisdiction is different than those estimated, our actual tax rate could be materially different than forecasted, which could have a material impact on our results of business, financial condition and results of operations.

The countries in which we operate may have broad authority to issue regulations and interpretative guidance that may significantly impact how we will apply the law and impact our results of operations in the period issued. As additional regulatory guidance is issued by the applicable taxing authorities, as accounting treatment is clarified, as we perform additional analysis on the application of the law, and as we refine estimates in calculating the effect, our final analysis, which will be recorded in the period completed, may be different from our current provisional amounts, which could materially affect our tax obligations and effective tax rate.

We are subject to anti-corruption, anti-bribery, anti-money laundering, and similar laws, and non-compliance with such laws can subject us to criminal or civil liability and harm our business, financial condition and results of operations.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the United Kingdom Bribery Act 2010, and other anti-corruption laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit our company from authorizing, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. We use third-party law firms, accountants, and other representatives for regulatory compliance, sales, and other purposes in different countries. We can be held liable for the corrupt or other illegal activities of these third-party representatives, our employees, contractors, and other agents, even if we do not explicitly authorize such activities. In addition, although we have implemented policies and procedures to ensure compliance with anti-corruption laws, there can be no assurance that all of our employees, representatives, contractors, or agents will comply with these laws at all times.

Noncompliance with these laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage, and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations and financial condition could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees. Enforcement actions and sanctions could further harm our business, results of operations, and financial condition. Moreover, as an issuer of securities, we also are subject to the accounting and internal controls provisions of the FCPA. These provisions require us to maintain accurate books and records and a system of internal controls sufficient to detect and prevent corrupt conduct. Failure to abide by these provisions may have an adverse effect on our business, operations or financial condition.

We face product liability or other liability risks that could result in large claims against us.

We have risk of exposure to product liability and other liability claims resulting from the use of our products, especially to the extent customers may depend on our products in public safety situations that may involve physical harm or even death to individuals, as well as exposure to potential loss or damage to property. Despite quality control systems and inspection, there remains an ever-present risk of an accident resulting from a faulty manufacture or maintenance of products, or an act of an agent outside of our or our business partners’ control. Even if our products perform properly, we may become subject to claims and costly litigation due to the catastrophic nature of the potential injury and loss. A product liability claim, or other legal claims based on theories including personal injury or wrongful death, made against us could adversely affect operations and financial condition. Although we may have insurance to cover product liability claims, the amount of coverage may not be sufficient.

Risks Related to Our ADSs and Shares and Our Prospective Nasdaq Listing

An active trading market for our ADSs may not develop and you may not be able to resell your ADSs at or above the price you pay for them, if at all.

While our ordinary shares are traded on Oslo Børs, no public market has previously existed for our ADSs or ordinary shares in the United States. Of the 915,361,422 ordinary shares issued and outstanding as of February 18, 2021, 60,000,000 shares have been registered by and will be freely tradeable in the United States, and of the remaining 855,361,422 shares, 479,091,114 are held by non-affiliates and will also be freely tradeable in the United States. Our ADSs have been approved for listing on Nasdaq. Any delay in the commencement of trading of our ADSs on Nasdaq would impair the liquidity of the market for the ADSs and make it more difficult for holders to sell the ADSs. There can be no assurance that an active trading market for the ADSs will develop or be sustained after our ADSs are listed on Nasdaq. The lack of an active trading market may also reduce the fair market value of the ADSs. We cannot predict the extent to which an active market for ADSs representing our ordinary shares will develop or be sustained after the listing of such securities on Nasdaq, or how the development of such a market might affect the market price for our ordinary shares on Oslo Børs. The price at which ADSs representing our ordinary shares trade on Nasdaq may or may not be correlated to the price at which our ordinary shares trade on Oslo Børs.

The trading price of our ADSs may be volatile, and you could lose all or part of your investment.

The trading price of our ADSs following the listing of our ADSs on Nasdaq is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including limited trading volume. The stock market in general and the market for biometric companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their ADSs at or above the price paid for the ADSs. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, these factors include:

•	actual or anticipated fluctuations in our financial condition and operating results;

•	variance in our financial performance from expectations of securities analysts;

•	changes in the prices of our products and software solutions;

•	changes in our projected operating and financial results;

•	changes in laws or regulations applicable to our products and software solutions;

•	announcements by us or our competitors of significant business developments, acquisitions or new offerings;

•	our involvement in any litigation;

•	our sale of our ordinary shares or other securities in the future;

•	changes in senior management or key personnel;

•	the trading volume of our ordinary shares;

•	changes in the anticipated future size and growth rate of our market; and

•	general economic, regulatory and market conditions.

These and other market and industry factors may cause the market price and demand for our ADSs to fluctuate substantially, regardless of our actual operating performance, which may limit or prevent investors from selling their ADSs at or above the price paid for the ADSs and may otherwise negatively affect the liquidity of our ADSs. In addition, the stock market in general, and biometric companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies.

Some companies that have experienced volatility in the trading price of their shares have been the subject of securities class action litigation. Any lawsuit to which we are a party, with or without merit, may result in an unfavorable judgment. We also may decide to settle lawsuits on unfavorable terms.

Any such negative outcome could result in payments of substantial damages or fines, damage to our reputation or adverse changes to our business practices. Defending against litigation is costly and time-consuming, and could divert our management’s attention and our resources. Furthermore, during the course of litigation, there could be negative public announcements of the results of hearings, motions or other interim proceedings or developments, which could have a negative effect on the market price of our ADSs.

The dual-listing of ordinary shares and ADSs is costly to maintain and may adversely affect the liquidity and value of our ordinary shares and ADSs.

Our ordinary shares trade on Oslo Børs and our ADSs have been approved for listing on Nasdaq. We plan for the foreseeable future to maintain a dual listing, which will generate additional costs, including increased legal, accounting, investor relations and other expenses that we did not incur prior to the listing of our ADSs on Nasdaq, in addition to the costs associated with the additional reporting requirements described elsewhere in this prospectus. We cannot predict the effect of this dual listing on the value of our ADSs and ordinary shares. However, the dual listing of ADSs and ordinary shares may dilute the liquidity of these securities in one or both markets and may adversely affect the development of an active trading market for our ADSs. The price of our ADSs could also be adversely affected by trading in ordinary shares on Oslo Børs.

We will incur increased costs as a result of operating as a company that is both publicly listed on Oslo Børs in the Kingdom of Norway and in the United States, and our senior management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a company publicly listed in the United States, and particularly after we no longer qualify as an “emerging growth company”, or EGC, we will incur significant legal, accounting and other expenses that we did not incur previously. The Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq and other applicable securities rules and regulations impose various requirements on non-U.S. reporting public companies, including the establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our senior management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, which in turn could make it more difficult for us to attract and retain qualified senior management personnel or members for our board of directors.

However, these rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, we will be required to furnish a report by our senior management on our internal control over financial reporting. However, while we remain an EGC we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To prepare for eventual compliance with Section 404, once we no longer qualify as an EGC, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

Further, being a U.S. listed company and a Norwegian public company with ordinary shares admitted to trading on Oslo Børs impacts the disclosure of information and requires compliance with two sets of applicable rules. From time to time, this may result in uncertainty regarding compliance matters and result in higher costs necessitated by legal analysis of dual legal regimes, ongoing revisions to disclosure and adherence to heightened governance practices. As a result of the enhanced disclosure requirements of the U.S. securities laws, business and financial information that we report is broadly disseminated and highly visible to investors, which we believe may increase the likelihood of threatened or actual litigation, including by competitors and other third parties, which could, even if unsuccessful, divert financial resources and the attention of our management from our operations.

We are an “emerging growth company” and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, the ordinary shares or ADSs may be less attractive to investors.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, and, to the extent we no longer qualify as a foreign private issuer, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As an emerging growth company, we are required to report only two years of financial results and selected financial data in this prospectus compared to three and five years, respectively, for comparable data reported by other public companies. We may take advantage of these exemptions until we are no longer an emerging growth company. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the aggregate market value of our ordinary shares, including ordinary shares represented by ADSs, held by non-affiliates exceeds $700 million as of the end of our second fiscal quarter before that time, in which case we would no longer be an emerging growth company as of the following December 31st (the last day of our fiscal year). We cannot predict if investors will find the ordinary shares or ADSs less attractive because we may rely on these exemptions. If some investors find the ordinary shares or ADSs less attractive as a result, there may be a less active trading market for the ordinary shares or ADSs and the price of the ordinary shares or ADSs may be more volatile.

We are obligated to develop and maintain proper and effective internal controls over financial reporting and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our ordinary shares.

We will be required, pursuant to Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the year ending December 31, 2021. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until our first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company,” as defined in the Securities Act of 1933.

If we identify future material weaknesses in our internal control over financial reporting or fail to meet our obligations as a public company, including the requirements of Section 404, we may be unable to accurately report our financial results, or report them within the timeframes required by law or stock exchange regulations, and we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our ordinary shares to decline. Under Section 404, we are required to evaluate and determine the effectiveness of our internal control over financial reporting and provide a management report as to internal control over financial reporting. Failure to maintain effective internal control over financial reporting also could potentially subject us to sanctions or investigations by the SEC, Nasdaq, or other regulatory authorities, or shareholder lawsuits, which could require additional financial and management resources. We cannot assure you that additional material weaknesses will not occur in the future, which could materially adversely affect our business, operating results, and financial condition.

Fluctuations in the exchange rate between the U.S. dollar and the Norwegian krone may increase the risk of holding ADSs and ordinary shares.

The share price of our ordinary shares is quoted on Oslo Børs in Norwegian krone, while we expect that our ADSs will trade on Nasdaq in U.S. dollars. Fluctuations in the exchange rate between the U.S. dollar and the Norwegian krone may result in differences between the value of our ADSs and the value of our ordinary shares, which may result in heavy trading by investors seeking to exploit such differences. In addition, as a result of fluctuations in the exchange rate between the U.S. dollar and the Norwegian krone, the U.S. dollar equivalent of the proceeds that a holder of the ADSs would receive upon the sale in the Kingdom of Norway of any ordinary shares withdrawn from the depositary, and the U.S. dollar equivalent of any cash dividends paid in Norwegian krone on ordinary shares represented by the ADSs, could also decline.

Raising additional capital may cause dilution to our holders, including holders of our ADSs, restrict our operations or require us to relinquish rights to our technologies.

We expect that significant additional capital may be needed in the future to continue our planned operations, including sales and marketing efforts, expanded research and development activities and costs associated with operating a publicly listed company in both Norway and the United States. Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through any or a combination of securities offerings, debt financings, supplier and licensing agreements and research grants. If we raise capital through securities offerings, such sales may also result in material dilution to our existing shareholders, and new investors could gain rights, preferences and privileges senior to the holders of our ADSs or ordinary shares.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a shareholder. Debt financing and preferred equity financing, if available, could result in fixed payment obligations, and we may be required to accept terms that restrict our ability to incur additional indebtedness, force us to maintain specified liquidity or other ratios or restrict our ability to pay dividends or make acquisitions.

If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may be required to relinquish valuable rights to our technologies, future revenue streams, and development activities or to grant licenses on terms that may not be favorable to us. In addition, we could also be required to seek funds through arrangements with collaborators or others at an earlier stage than otherwise would be desirable. If we raise funds through research grants, we may be subject to certain requirements, which may limit our ability to use the funds or require us to share information from our research and development. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future sales and marketing efforts or grant rights to a third party to develop and market products or software solutions that we would otherwise prefer to develop and market ourselves. Raising additional capital through any of these or other means could adversely affect our business and the holdings or rights of our shareholders, and may cause the market price of our ADSs to decline.

The rights of our shareholders may differ from the rights typically offered to shareholders of a U.S. corporation.

We are incorporated under Norwegian law. The rights of holders of ordinary shares and, therefore, certain of the rights of holders of our ADSs, are governed by Norwegian law, including the provisions of the Companies Act, and by our articles of association. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations. See the section titled “Description of Share Capital and Articles of Association—Comparison of Norwegian Corporate Law and Our Articles of Association and Delaware Corporate Law” in this prospectus for a description of the principal differences between the provisions of the Companies Act applicable to us and, for example, the Delaware General Corporation Law relating to shareholders’ rights and protections.

Investors should be aware that the rights provided to our shareholders and holders of ADSs under Norwegian corporate law and our articles of association differ in certain respects from the rights that you would typically enjoy as a shareholder of a U.S. company under applicable U.S. federal and state laws.

Under Norwegian corporate law, a shareholder may, at the general meeting of shareholders, require that the Board and the Chief Executive Officer make available information about (i) matters that may affect the consideration of the annual financial statements and report; (ii) any matters that have been submitted to the shareholders for decision; (iii) the company’s financial position and (iv) any other matters which the general meeting is to deal with. Other than the foregoing or in respect of a formal investigation of the company, as approved by at least 10% of the share capital represented at a general meeting, our shareholders may not ask for an inspection of our corporate records. Under Delaware corporate law any shareholder, irrespective of the size of such shareholder’s shareholdings, may do so. An individual shareholder of a Norwegian limited liability company is, as a starting point, also unable to initiate a derivative action, a remedy typically available to shareholders of U.S. companies, in order to enforce a right of our company, in case we fail to enforce such right ourselves, other than in certain cases of board member/management liability under limited circumstances. Additionally, distribution of dividends from Norwegian companies to foreign companies and individuals may be subject to Norwegian non-refundable withholding tax, and not all receiving countries allow for deduction for the Norwegian withholding tax. See “Material Norwegian Income Tax Consequences” for a more detailed description of the withholding tax. Also, the rights as a creditor may not be as strong under Norwegian insolvency law as under U.S. law or other insolvency law, and consequently creditors may recover less in the event our company is subject to insolvency compared to a similar case including a U.S. debtor. In addition, the use of the tax asset consisting of the accumulated tax losses requires that we are able to generate positive taxable income and the use of tax losses carried forward to offset against future income is subject to certain restrictions and can be restricted further by future amendments to Norwegian tax law. Finally, Norwegian corporate law may not provide appraisal rights in the case of a business combination equivalent to those generally afforded a shareholder of a U.S. company under applicable U.S. laws. For additional information on these and other aspects of Norwegian corporate law and our articles of association, see the section herein entitled “Description of Share Capital and Articles of Association.” As a result of these differences between Norwegian corporate law and our articles of association, on the one hand, and U.S. federal and state laws, on the other hand, in certain instances, you could receive less protection as an equity holder of our company than you would as a shareholder of a U.S. company.

Holders of ADSs have fewer rights than our shareholders and must withdraw shares from depositary and temporarily register its ownership to the underlying shares with Norwegian registries to exercise their voting rights.

Holders of our ADSs do not have the same rights as our shareholders who hold our ordinary shares directly and may only exercise their voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. ADS holders cannot vote deposited shares underlying ADSs at our general meeting of shareholders, unless those deposited shares are registered in our VPS registry and with the Norwegian Foreign Registrar in the name of the beneficial owner of those ADSs. Under the deposit agreement, ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. In order to carry out voting instruction received from ADSs holders in accordance with current Norwegian law, the depositary will temporarily re-register deposited shares in the names of the beneficial owners of those ADSs, vote those shares as proxy for those beneficial owners as instructed by the holders of those ADSs and then cause the deposited shares to be re-registered in its name or the name of its nominee immediately after the meeting. If giving voting instructions to the depositary as provided in the deposit agreement, ADS holders may be required to agree to temporary blocking of transfer of their ADSs until after the shareholders’ meeting and disclose the identity of the beneficial owner of the ADSs. When a general meeting is convened, if you hold ADSs, you may not receive sufficient notice of a shareholders’ meeting to permit you to give the depositary instructions in time so it can take the actions required for it to carry out your instructions, which may include instructing the custodian to temporarily re-register the underlying ordinary shares on our share register in Norway. We will make all commercially reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but we cannot assure you that you will receive voting materials in time to instruct the depositary to vote, and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote. Furthermore, the depositary will not be liable for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if your ADSs are not voted as you request. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders’ meeting.

The depositary is entitled to charge holders fees for various services, including annual service fees.

The depositary is entitled to charge holders fees for various services including for the issuance of ADSs upon deposit of ordinary shares, cancellation of ADSs, distributions of cash dividends or other cash distributions, distributions of ADSs pursuant to share dividends or other free share distributions, distributions of securities other than ADSs and annual service fees. In the case of ADSs held through The Depository Trust Company, or DTC, the fees will be charged by the DTC participant to the account of the applicable beneficial owner in accordance with the procedures and practices of the DTC participant as in effect at the time.

Concentration of ownership of our ordinary shares (including ordinary shares represented by ADSs) among our existing senior management, directors and principal shareholders may prevent new investors from influencing significant corporate decisions and matters submitted to shareholders for approval.

Upon the listing of our ADSs on Nasdaq, members of our senior management, directors and current beneficial owners of 5% or more of our ordinary shares will, in the aggregate, beneficially own approximately 47.65% of our issued and outstanding ordinary shares, based on the number of ordinary shares issued and outstanding as of February 18, 2021. As a result, depending on the level of attendance at general meetings of our shareholders, these persons, acting together, would be able to significantly influence all matters requiring shareholder approval, including the election, re-election and removal of directors, any merger, scheme of arrangement, or sale of all or substantially all of our assets, or other significant corporate transactions, and amendments to our articles of association. In addition, these persons, acting together, may have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership may harm the market price of our ADSs by:

•	delaying, deferring, or preventing a change in control;

•	entrenching our management and/or the board of directors;

•	impeding a merger, scheme of arrangement, takeover, or other business combination involving us; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

In addition, some of these persons or entities may have interests different than yours. For example, because many of these shareholders have held their shares for a longer period, they may be more interested in selling our company to an acquirer than other investors, or they may want us to pursue strategies that deviate from the interests of other shareholders.

You may not receive distributions on our ordinary shares represented by the ADSs or any value for them if it is illegal or impractical to make them available to holders of ADSs.

Although we do not have any present plans to declare or pay any dividends, in the event we declare and pay any dividend, the depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of our ordinary shares your ADSs represent. However, in accordance with the limitations set forth in the deposit agreement, it may be unlawful or impractical to make a distribution available to holders of ADSs. We have no obligation to register under U.S. securities laws any offering of ADSs, ordinary shares or other securities received through such distributions. We also have no obligation to take any other action to permit distribution on the ADSs, ordinary shares, rights or anything else to holders of the ADSs. This means that you may not receive the distributions we make on our ordinary shares or any value from them if it is unlawful or impractical to make them available to you. These restrictions may have an adverse effect on the value of your ADSs.

Holders of the ADSs may not be able to exercise the pre-emptive subscription rights related to the shares that they represent, and may suffer dilution of their equity holding in the event of future issuances of our shares.

Under the Companies Act, our shareholders benefit from a pre-emptive subscription right on the issuance of shares for cash consideration only and not in the event of issuance of shares against non-cash contribution or debt conversion. Shareholders’ pre-emptive subscription rights, in the event of issuances of shares against cash payment, may be disapplied by a resolution of the shareholders at a general meeting of our shareholders with a majority of two-thirds of the votes cast and the share capital represented at the general meeting and/or the shares may be issued on the basis of an authorization granted to the board of directors pursuant to which the board may disapply the shareholders’ pre-emptive subscription rights. At the extraordinary general meeting held on May 15, 2020, our shareholders agreed to waive their pre-emptive subscription rights with respect to the proposed authorization to our board of directors to effect share capital increases in connection with private placement of shares, such authorization maximized to 10% of the registered share capital at the time of the authorization. The subscription price for such shares will be set by our board of directors and may be issued at, above or below market value subject however to the principle of equal treatment of shareholders. The absence of pre-emptive rights for existing equity holders in case of use of the board authorization for the purpose of a private placement of shares may cause dilution to such holders.

Furthermore, the ADS holders would not necessarily be entitled, even if such rights accrued to our shareholders in any given instance, to receive such pre-emptive subscription rights related to the shares that they represent. Rather, the depositary has the option, to the extent permitted by law and practical, to, if requested by us, grant ADS holders rights to instruct the depositary to purchase the securities to which the rights relate and deliver those securities or ADSs to you, or, if requested by us, deliver such rights to you, or sell such rights to the extent practicable and distribute the net proceeds thereof to you pro rata. If any such pre-emptive rights are not so exercised, delivered or disposed of, the depositary is required to permit the rights to lapse unexercised.

Because we do not anticipate paying any cash dividends on our ordinary shares (including ordinary shares represented by ADSs) in the foreseeable future, capital appreciation, if any, will be your sole source of gains and you may never receive a return on your investment.

You should not rely on an investment in our ADSs to provide dividend income. Under current Norwegian law, a public limited liability company may only distribute dividends to the extent it will have net assets covering the company’s share capital and other restricted equity after the distribution has been made. In the amount that may be distributed, a deduction shall be made for (i) the aggregate nominal value of treasury shares held by the company, (ii) certain credits and collateral as defined by law and (iii) other dispositions after the balance day which pursuant to law shall lie within the scope of the funds that the company may use to distribute dividend. Even if all other requirements are fulfilled, the company may only distribute dividend to the extent that it maintains a sound equity and liquidity following the distribution. We have never declared or paid a dividend on our ordinary shares in the past, and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, on our ADSs will be your sole source of gains for the foreseeable future. Investors seeking cash dividends should not purchase our ADSs.

If we are a passive foreign investment company, there could be adverse U.S. federal income tax consequences to U.S. Holders.

Under the Internal Revenue Code of 1986, as amended, or the Code, we will be a passive foreign investment company, or PFIC, for any taxable year in which (1) 75% or more of our gross income consists of passive income or (2) 50% or more of the of the gross value our assets (determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income (including cash). For purposes of these tests, passive income includes dividends, interest, gains from the sale or exchange of investment property and certain rents and royalties. In addition, for purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets and received directly its proportionate share of the income of such other corporation. If we are a PFIC for any taxable year during which a U.S. Holder (as defined below under “Material Income Tax Considerations—Material U.S. Federal Income Tax Considerations for U.S. Holders”) holds our ADSs, the U.S. Holder may be subject to adverse tax consequences regardless of whether we continue to qualify as a PFIC, including ineligibility for any preferred tax rates on capital gains or on actual or deemed dividends, interest charges on certain taxes treated as deferred, and additional reporting requirements.

Based on our analysis of our income, assets, activities, and market capitalization, we do not believe we were a PFIC for our taxable year ended December 31, 2019. Based on our current estimates of expected gross assets and income, we do not believe we will be a PFIC for our taxable year ending December 31, 2020. However, no assurances regarding our PFIC status can be provided for any past, current or future taxable years. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis and the applicable law is subject to varying interpretation. In particular, the characterization of our assets as active or passive may depend in part on our current and intended future business plans, which are subject to change. In addition, for our current and future taxable years, the total value of our assets for PFIC testing purposes may be determined in part by reference to the market price of our ordinary shares or ADSs from time to time, which may fluctuate considerably. Under the income test, our status as a PFIC depends on the composition of our income which will depend on the transactions we enter into in the future and our corporate structure. The composition of our income and assets is also affected by how, and how quickly, we spend the cash we raise in any offering. Accordingly, in its legal opinion issued in connection with this listing, our U.S. counsel expresses no opinion with respect to our PFIC status for our taxable year ended December 31, 2019, and also expresses no opinion with regard to our expectations regarding our PFIC status in the future.

If we are a PFIC, U.S. holders of our ADSs would be subject to adverse U.S. federal income tax consequences, such as ineligibility for any preferred tax rates on capital gains or on actual or deemed dividends, interest charges on certain taxes treated as deferred, and additional reporting requirements under U.S. federal income tax laws and regulations. For further discussion of the PFIC rules and the adverse U.S. federal income tax consequences in the event we are classified as a PFIC, see the section titled ‘‘Material Income Tax Considerations—Material U.S. Federal Income Considerations for U.S. Holders” in this prospectus.

Changes and uncertainties in the tax system in the countries in which we have operations, could materially adversely affect our financial condition and results of operations, and reduce net returns to our shareholders.

We conduct business globally and file income tax returns in multiple jurisdictions. Our consolidated effective income tax rate could be materially adversely affected by several factors, including: changing tax laws, regulations and treaties, or the interpretation thereof; tax policy initiatives and reforms under consideration (such as those related to the Organisation for Economic Co-Operation and Development’s, or OECD, Base Erosion and Profit Shifting, or BEPS, Project, the European Commission’s state aid investigations and other initiatives); the practices of tax authorities in jurisdictions in which we operate; the resolution of issues arising from tax audits or examinations and any related interest or penalties. Such changes may include (but are not limited to) the taxation of operating income, investment income, dividends received or (in the specific context of withholding tax) dividends paid.

Tax authorities may disagree with our positions and conclusions regarding certain tax positions, or may apply existing rules in an unforeseen manner, resulting in unanticipated costs, taxes or non-realization of expected benefits.

A tax authority may disagree with tax positions that we have taken, which could result in increased tax liabilities. For example, the U.S. Internal Revenue Service or another tax authority could challenge our allocation of income by tax jurisdiction and the amounts paid between our affiliated companies pursuant to our intercompany arrangements and transfer pricing policies, including amounts paid with respect to our intellectual property development. Similarly, a tax authority could assert that we are subject to tax in a jurisdiction where we believe we have not established a taxable connection, often referred to as a ‘‘permanent establishment’’ under international tax treaties, and such an assertion, if successful, could increase our expected tax liability in one or more jurisdictions.

A tax authority may take the position that material income tax liabilities, interest and penalties are payable by us, for example where there has been a technical violation of contradictory laws and regulations that are relatively new and have not been subject to extensive review or interpretation, in which case we expect that we might contest such assessment. High-profile companies can be particularly vulnerable to aggressive application of unclear requirements. Many companies must negotiate their tax bills with tax inspectors who may demand higher taxes than applicable law appears to provide. Contesting such an assessment may be lengthy and costly and if we were unsuccessful in disputing the assessment, the implications could increase our anticipated effective tax rate, where applicable.

Provisions found in the Norwegian Securities Trading Act may delay or discourage a takeover attempt, including attempts that may be beneficial to holders of our ADSs.

The Norwegian Securities Trading Act (the “STA”) applies, amongst other things, to an offer for a public company whose registered office is in Norway and whose securities are admitted to trading on a regulated market place in Norway. We are therefore currently subject to the STA

The STA provides a framework within which takeovers of certain companies organized in Norway are regulated and conducted. The following is a brief summary of some of the most important rules of the relevant sections of the STA:

•

The STA requires any person, entity or consolidated group that becomes the owner of shares representing more than one-third of the voting rights of a Norwegian company whose shares are listed on a Norwegian regulated market to, within four (4) weeks, make an unconditional general offer for the purchase of the remaining shares in that company. A mandatory offer obligation may also be imposed by Oslo Børs when a party acquires the right to become the owner of shares that, together with the party’s own shareholding, represent more than one-third of the voting rights in the company and Oslo Børs decides that this is regarded as an effective acquisition of the shares in question. The mandatory offer obligation ceases to apply if the person, entity or consolidated group sells the portion of the shares that exceeds the relevant threshold within four (4) weeks of the date on which the mandatory offer obligation was triggered.

•

When a mandatory offer obligation is triggered, the person subject to the obligation is required to immediately notify Oslo Børs and the company in question accordingly. The notification shall state whether an offer will be made to acquire the remaining shares in the company or whether a sale will take place. A notification informing about a disposal can be altered to a notice of making an offer within the four-week period, while a notification stating that the shareholder will make an offer cannot be retracted and is thus binding.

•

The offer price per share must be at least as high as the highest price paid or agreed by the offeror for the shares in the six-month period prior to the date the threshold was exceeded. If the acquirer acquires or agrees to acquire additional shares at a higher price prior to the expiration of the mandatory offer period, the acquirer is obligated to restate its offer at such higher price. A mandatory offer must be settled in cash or contain a cash alternative at least equivalent to any other consideration offered.

•

In case of failure to make a mandatory offer or to sell the portion of the shares that exceeds the relevant threshold within four (4) weeks, the Oslo Børs may force the acquirer to sell the shares exceeding the threshold by public auction. Moreover, a shareholder who fails to make an offer may not, as long as the mandatory offer obligation remains in force, exercise rights in the company, such as voting in a general meeting, without the consent of a majority of the remaining shareholders. The shareholder may, however, exercise his/her/its rights to dividends and pre-emption rights in the event of a share capital increase. If the shareholder neglects his/her/its duty to make a mandatory offer, Oslo Børs may impose a cumulative daily fine that runs until the circumstance has been rectified.

•

Any person, entity or consolidated group that owns shares representing more than one-third of the votes in a Norwegian company listed on a Norwegian regulated market is obliged to make an offer to purchase the remaining shares of the company (repeated offer obligation) if the person, entity or consolidated group through acquisition becomes the owner of shares representing 40% or more of the votes in the company. The same applies correspondingly if the person, entity or consolidated group through acquisition becomes the owner of shares representing 50% or more of the votes in the company. The mandatory offer obligation ceases to apply if the person, entity or consolidated group sells the portion of the shares which exceeds the relevant threshold within four (4) weeks of the date on which the mandatory offer obligation was triggered.

•

Any person, entity or consolidated group that has passed any of the above mentioned thresholds in such a way as not to trigger the mandatory bid obligation, and has therefore not previously made an offer for the remaining shares in the company in accordance with the mandatory offer rules is, as a main rule, obliged to make a mandatory offer in the event of a subsequent acquisition of shares that increases the shareholder’s voting rights in the company.

Claims of U.S. civil liabilities may not be enforceable against us.

We are incorporated under Norwegian law. Certain members of our board of directors and senior management are non-residents of the United States, and all or a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may not be possible to serve process on such persons or us in the United States or to enforce judgments obtained in U.S. courts against them or us based on civil liability provisions of the securities laws of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce judgments obtained in U.S. courts against them or us, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws.

The United States and the Kingdom of Norway do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Consequently, a final judgment for payment given by a court in the United States, whether or not predicated solely upon U.S. securities laws, may not automatically be recognized or enforceable in Norway. In addition, uncertainty exists as to whether the courts in Norway would entertain original actions brought in Norway against us or our directors or senior management predicated upon the securities laws of the United States or any state in the United States. Any final and conclusive monetary judgment for a definite sum obtained against us in U.S. courts would not be automatically recognized by Norwegian courts, unless (i) the relevant parties have agreed to such court’s jurisdiction in writing and for a specific legal action or for legal actions that arise out of a particular legal relationship; and (ii) the judgment is not in conflict with Norwegian public policy rules (ordre public) or internationally mandatory provisions. Instead, new proceedings would need to be initiated before the competent court in Norway. However, a judgment obtained in the U.S may still have a strong evidentiary weight in the Norwegian proceedings, depending on the circumstances and the assessment of the court. If the conditions for recognition of a U.S. judgement are satisfied or a Norwegian court gives judgment for the sum payable under a U.S. judgment, the U.S. judgement or the Norwegian judgment (as the case may be) will be enforceable by methods generally available for this purpose. These methods generally permit the Norwegian court discretion to prescribe the manner of enforcement. In addition, it may not be possible to obtain a Norwegian judgment or to enforce that judgment if the judgment debtor is or becomes subject to any insolvency or similar proceedings, or if the judgment debtor has any set-off or counterclaim against the judgment creditor. Also note that, in any enforcement proceedings, the judgment debtor may raise any counterclaim that could have been brought if the action had been originally brought in Norway. As a result, U.S. investors may not be able to enforce against us or certain of our directors any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws.

We qualify as a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

Upon the listing of our ADSs on Nasdaq, we will report under the Securities Exchange Act of 1934, as amended, or the Exchange Act, as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; (ii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers also are exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

As a foreign private issuer listed on Nasdaq, we will be subject to corporate governance listing standards. However, Nasdaq rules permit a foreign private issuer like us to follow the corporate governance practices of its home country in lieu of certain Nasdaq corporate governance listing standards. Certain corporate governance practices in the Kingdom of Norway, which is our home country, may differ significantly from Nasdaq corporate governance listing standards. For example, the independence requirements for our board of directors are less stringent than the requirements that would have followed under the Nasdaq rules had we not been a foreign private issuer. In Norway, we are required to follow, and comply with, the Oslo Børs Issuer Rules published by Oslo Børs ASA and have adopted the Corporate Governance Code published by the Norwegian Corporate Governance Board (NUES). It is a requirement in the Oslo Børs Issuer Rules that at least two of the shareholder elected members of the board of directors shall be independent of the company’s executive management, material business contacts and the company’s larger shareholders. Further, our board of directors shall not include representatives of the company’s executive management. The Corporate Governance Code states that the majority of the shareholder-elected members of the board should be independent of the company’s executive personnel and material business contacts and that at least two of the shareholder-elected board members should be independent of the company’s main shareholder(s). Subject to these requirements, our board of directors may contain non-independent directors. Therefore, our shareholders may be afforded less protection than they otherwise would have under Nasdaq corporate governance listing standards applicable to U.S. domestic issuers. See “Management—Foreign Private Issuer Exemption” for the exemptions to the Nasdaq corporate governance rules applicable to foreign private issuers.

We may lose our foreign private issuer status, which would then require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur significant legal, accounting and other expenses.

As a foreign private issuer, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic issuers. Although we do not expect this to occur in the near term, we may no longer be a foreign private issuer as early as June 30, 2021 (the end of our second fiscal quarter in the fiscal year after this listing), which would require us to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic issuers as of January 1, 2022. In order to maintain our current status as a foreign private issuer, either (a) a majority of our voting securities must be either directly or indirectly owned of record by non-residents of the United States or (b)(i) a majority of our executive officers or directors cannot be U.S. citizens or residents, (ii) more than 50% of our assets must be located outside the United States and (iii) our business must be administered principally outside the United States. If we lose our status as a foreign private issuer, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and Nasdaq rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the cost we would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status would increase our legal and financial compliance costs and would make some activities highly time consuming and costly. We also expect that if we were required to comply with the rules and regulations applicable to U.S. domestic issuers, it would make it more difficult and expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors.

If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about us, our business or our market, the price and trading volume of our ADSs could decline.

The trading market for our ADSs will be influenced by the research and reports that equity research analysts publish about us and our business. As a company admitted to trading on Oslo Børs, our equity securities are currently subject to coverage by Norwegian analysts. However, we do not currently have and may never obtain research coverage by equity research analysts in the United States. Equity research analysts may elect not to provide research coverage of our ADSs, and such lack of research coverage may adversely affect the market price of our ADSs. We will not have any control over the analysts, or the content and opinions included in their reports. The price of our ADSs could decline if one or more equity research analysts downgrade our ADSs or issue other unfavorable commentary or research about us. If one or more equity research analysts ceases coverage of us or fails to publish reports on us regularly, demand for our ADSs could decrease, which in turn could cause the trading price or trading volume of our ADSs to decline.

You may be subject to limitations on transfers of your ADSs or the right to surrender ADSs for the purpose of withdrawal of ordinary shares.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when deemed necessary or advisable by it in good faith in connection with the performance of its duties or at our reasonable written request, subject in all cases to compliance with applicable U.S. securities laws. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason, subject to certain rights to cancel ADSs and withdraw the underlying ordinary shares. Temporary delays in the cancellation of ADSs and withdrawal of the underlying ordinary shares may arise because the depositary has closed its transfer books or we have closed our transfer books, the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting, or because we are paying a dividend on our ordinary shares or similar corporate actions.

In addition, holders of ADSs may not be able to cancel their ADSs and withdraw the underlying ordinary shares when they owe money for fees, taxes and similar charges and when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to the ADSs or to the withdrawal of our ordinary shares or other deposited securities.

ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable results to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs provides that owners and holders of ADSs irrevocably waive the right to a trial by jury in any legal proceeding arising out of or relating to the deposit agreement or the ADSs, including claims under U.S. federal securities laws, against us or the depositary to the fullest extent permitted by applicable law. If this jury trial waiver provision is prohibited by applicable law, an action could nevertheless proceed under the terms of the deposit agreement with a jury trial. Although we are not aware of a specific federal decision that addresses the enforceability of a jury trial waiver in the context of U.S. federal securities laws, it is our understanding that jury trial waivers are generally enforceable. Moreover, insofar as the deposit agreement is governed by the laws of the State of New York, New York laws similarly recognize the validity of jury trial waivers in appropriate circumstances. In determining whether to enforce a jury trial waiver provision, New York courts and federal courts will consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party has knowingly waived any right to trial by jury. We believe that this is the case with respect to the deposit agreement and the ADSs.

In addition, New York courts will not enforce a jury trial waiver provision in order to bar a viable setoff or counterclaim of fraud or one which is based upon a creditor’s negligence in failing to liquidate collateral upon a guarantor’s demand, or in the case of an intentional tort claim (as opposed to a contract dispute). No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any provision of U.S. federal securities laws and the rules and regulations promulgated thereunder.

If any owner or holder of ADSs brings a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under U.S. federal securities laws, such owner or holder may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary. If a lawsuit is brought against us or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different results than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action, depending on, among other things, the nature of the claims, the judge or justice hearing such claims, and the venue of the hearing.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. The forward-looking statements and opinions contained in this prospectus are based upon information available to us as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Forward-looking statements include statements about:

•	our expectations regarding our revenue, expenses and other operating results;

•	our ability to achieve or maintain market acceptable for our biometric technology and products;

•	our ability to generate revenue and/or achieve or sustain profitability;

•	add reference to impact on growth trends and macroeconomic environment due to COVID-19;

•	future investments in our business, our anticipated capital expenditures and our estimates regarding our capital requirements;

•	our reliance on key personnel and our ability to identify, recruit and retain skilled personnel;

•	our ability to effectively manage our growth, including any additional international expansion;

•	our ability to protect our intellectual property rights and any costs associated therewith;

•	our ability to compete effectively with existing competitors and new market entrants;

•	the growth rates of the markets in which we compete; and

•	regulatory developments in Norway, the United States, the United Kingdom, China and other jurisdictions.

You should refer to the section of this prospectus titled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

INDUSTRY AND MARKET DATA

This prospectus contains estimates, projections and other information concerning our industry, our business, and the markets for our products. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by third parties, industry, medical and general publications, government data and similar sources. While we believe our internal company research as to such matters is reliable, it has not been verified by any independent source.

In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We will not receive proceeds from the sale, if any, of Registered Shares in the form of ADSs by the Selling Shareholder.

DIVIDEND POLICY

We have never declared or paid any dividends on any class of our issued share capital. We intend to retain any earnings for use in our business and do not currently intend to pay dividends on our ordinary shares. The declaration and payment of any future dividends will be subject to a resolution by the general meeting of shareholders with a simple majority upon a proposal from our board of directors and will depend upon our results of operations, cash requirements, financial condition, contractual restrictions, any future debt agreements or applicable laws and other factors that our board of directors may deem relevant.

Under the laws of Kingdom of Norway, among other things, a public limited liability company such as us may only distribute dividends to the extent it will have net assets covering the company’s share capital and other restricted equity after the distribution has been made. The calculation shall be made on the basis of the balance sheet in the company’s last approved financial statements, provided, however, that it is the registered share capital at the time of decision that applies. Further, extraordinary dividend payments may be resolved based upon an interim balance sheet prepared no more than six (6) months prior to the date of resolution.

In the amount that may be distributed, a deduction shall be made for (i) the aggregate nominal value of treasury shares held by the company, (ii) credit and collateral pursuant to Sections 8-7 and 8-10 of the Norwegian Public Limited Companies Act, dated June 13, 1997 no. 45, or the Companies Act, with the exception of credit and collateral repaid or settled prior to the time of decision or credit which is settled by a netting in the dividend and (iii) other dispositions after the balance day which pursuant to law shall lie within the scope of the funds that the company may use to distribute dividend. Even if all other requirements are fulfilled, the company may only distribute dividend to the extent that it maintains a sound equity and liquidity post-distribution. See “Description of Share Capital and Articles of Association” for additional information.

CAPITALIZATION

The following table sets forth our total capitalization, together with our cash and cash equivalents, as of September 30, 2020:

•	on an actual basis; and

•

on a pro forma basis to give effect to our issuances of 42,528,181 and 83,214,674 ordinary shares to Norwegian and international investors in November 2020 and February 2021, respectively, after deducting offering expenses payable by us, and the issuance of 1,527,917 ordinary shares to our employees under our Employee Share Purchase Plan in December 2020.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements, interim unaudited consolidated financial statements and the related notes included elsewhere in this prospectus.

	As of September 30, 2020
(in thousands)	Actual	As Adjusted
Cash and cash equivalents	$5,704	$39,428

Equity:
Share capital NOK 0.15 par value, 788,090,650 shares issued and outstanding	16,505	18,724
Share premium	206,624	238,129
Other paid-in capital	17,844	17,844

Total paid-in-capital	240,973	274,697
Foreign currency translation effects	(13,201)	(13,201)
Accumulated loss	(217,690)	(217,690)

Total equity	10,082	43,806

Total capitalization	$10,082	43,806

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables present selected consolidated financial data as of the dates and for the periods indicated. We have derived the selected consolidated statements of profit and loss data for the years ended December 31, 2018 and 2019 and the statements of financial position as of December 31, 2018 and 2019 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the selected consolidated statements of profit or loss data for the nine months ended September 30, 2019 and 2020 and the selected consolidated statements of financial position data as of September 30, 2020 from the unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited interim condensed consolidated financial statements on the same basis as the audited consolidated financial statements, and the unaudited financial data include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our consolidated financial position and results of operations as of and for the periods presented.

Our consolidated financial statements are prepared and presented in accordance with IFRS, as issued by the IASB and in conformity with IFRS as adopted by the European Union, and audited in accordance with the standards of the PCAOB (United States). IFRS differ in certain significant respects from U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods and our operating results for the nine months ended September 30, 2020 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2020. You should read this data together with our consolidated financial statements and related notes appearing elsewhere in this prospectus and the information under the sections titled “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Selected Consolidated Statements of Profit and Loss Data:

	Year Ended December 31,		Nine Months Ended September 30,
(In thousands, except per share data)	2018	2019	2019	2020
Revenue:
Product	$268	$159	$106	$420
Service	172	265	247	77

Total revenue	440	424	353	497
Operating expenses:
Purchases, net of inventory variation	185	62	47	97
Payroll expenses	19,770	21,750	15,074	12,466
Research and development expenses	5,631	4,385	3,025	2,039
Other operating expenses	3,919	4,641	3,395	3,779
Amortization and depreciation	842	1,633	1,201	1,280

Total operating expenses	30,347	32,471	22,742	19,661

Loss from operations	(29,907)	(32,047)	(22,389)	(19,164)
Finance income	134	135	114	21
Finance cost	(411)	(351)	(296)	(508)

Loss before tax	(30,184)	(32,263)	(22,571)	(19,651)
Income tax benefit (expense)	(41)	(160)	(378)	144

Net loss for the year	$(30,225)	$(32,423)	$(22,949)	$(19,507)

Loss per share, basic and diluted(1)	$(0.06)	$(0.05)	$(0.04)	$(0.03)

(1)

See Note 9 to our audited consolidated financial statements and unaudited interim condensed consolidated financial statements included elsewhere in this prospectus for further details regarding the calculation of basic and diluted loss per share.

Selected Data from Our Consolidated Statements of Financial Position:

(In thousands)	December 31, 2018	December 31, 2019	September 30, 2020
Cash and cash equivalents	$9,635	$14,126	$5,704

Total assets	17,990	23,470	13,847
Total liabilities	3,807	5,658	3,765
Total equity and liabilities	17,990	23,470	13,847

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and operating results together with the information in “Selected Consolidated Financial Data” and our consolidated financial statements as of and for the years ended December 31, 2019 and 2018 and the related notes to those consolidated financial statements included elsewhere in this prospectus. The following discussion is based on our financial information prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB and in conformity with IFRS as adopted by the European Union.

The statements in this discussion with respect to our plans and strategy for our business, including expectations regarding our future liquidity and capital resources and other non-historical statements, are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including the risks and uncertainties described in the section of this prospectus titled “Risk Factors” and elsewhere in this prospectus. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Overview

We are a biometrics company specializing in the design, development and sale of fingerprint identification and authentication solutions. Our fingerprint sensors and biometric solutions are used in dual interface and contactless or touch-free smart cards, including payment cards, and a range of electronic devices.

We offer fingerprint sensors and biometric solutions to smart card manufacturers and other integrators of biometric fingerprint sensor technology in a broad range of markets, including payments, identification, access control, healthcare and the Internet of Things, or IoT. Our patent-protected fingerprint sensors can be integrated on the front side of a payment card, thereby enabling the card to use biometric fingerprint recognition instead of a personal identification number, or PIN, to authenticate the cardholder. To use this feature the cardholder first enrolls their fingerprint. A biometric template, which is representative of the fingerprint, is created and securely stored on the card. When the cardholder uses the card to make a payment, he or she places his or her finger on the card’s sensor. Through fingerprint sensing and biometric authentication, the card can determine if the person using the card is the enrolled user or not.

Our portfolio of products includes fingerprint sensors, fingerprint modules with software and algorithms and remote enrollment devices. Our fingerprint sensors can be used in dual interface, contactless-only and contact-only payment cards. Our fingerprint modules offer a complete biometric solution that integrates fingerprint sensing with additional biometric processing and system power management functions. Additionally, with our remote enrollment solutions, cardholders can easily enroll their fingerprints at home and without the need to visit a bank branch.

Our sensors use a patented off-chip design, which separates the fingerprint sensor into two key components: the sensor array and the silicon chip (Application Specific Integrated Circuit, or ASIC). This off-chip design architecture allows the sensor array to be made from a flexible and cost-efficient polymer substrate while minimizing the silicon area needed for the ASIC. Compared to conventional silicon sensors, for which the sensor array is made of silicon, the off-chip design allows for a larger sensing area, better matching reliability and lower costs. We believe that we are the only provider supplying capacitive off-chip sensors and biometric algorithms optimized for integration with payment cards. This year, we launched TrustedBio, our next generation of dual interface products and solutions designed to reduce biometric smart card cost while improving both performance and security. TrustedBio utilizes advanced semiconductor technology to transform the sensor ASIC into a complete biometric system on chip, while maintaining all the benefits of the capacitive off-chip sensor architecture.

Our current generation products are commercially available, and we have begun to ship samples of our products on our TrustedBio platform. To date, product revenue has not been material; however, we have seen an increase in product revenues. For the year ended December 31, 2019, product revenues were $0.2 million and in the nine months ended September 30, 2020, product revenues were $0.4 million.

We do not have a history of generating significant revenue. We generated net losses of $32.4 million and $30.2 million for the years ended December 31, 2019 and 2018, respectively and $22.9 million and $19.5 million for the nine months ended September 30, 2020 and 2019, respectively. As of December 31, 2019 and September 30, 2020, we had an accumulated deficit of $198.2 million and $217.7 million respectively. Our ability to generate revenue sufficient to achieve profitability will depend on our successful development and continuing commercialization of our products and software solutions.

We expect to incur significant expenses and operating losses for the foreseeable future as we further develop our products and software solutions, including introducing new designs and functionality, and as we further expand our business development, sales and customer support teams to drive new customer adoption, expand use cases and integrations, and support international expansion. We will also face increased compliance costs associated with growth and the expansion of our customer base. Furthermore, after the effectiveness of the registration statement of which this prospectus forms a part, we expect to incur additional costs associated with operating as a foreign private issuer listed on Nasdaq, including significant additional legal, accounting, investor relations and other expenses that we did not previously incur.

As a result of these anticipated expenditures, we will need additional financing to support our continuing operations. Until such time as we can generate significant revenue from product sales and services, if ever, we expect to finance our operations through a combination of public or private equity or debt financings or other sources, which may include collaborations with third parties. Adequate additional financing may not be available to us on acceptable terms, or at all. Our inability to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy. We will need to generate significant revenue to achieve profitability, and we may never do so.

Recent Developments

COVID-19 Pandemic

In December 2019, a novel strain of coronavirus, since named SARS-CoV-2, causing the disease known as COVID-19, was reported in China. Since then, COVID-19 has spread globally, including throughout Europe and the United States. In March 2020, the World Health Organization declared the outbreak of COVID-19 as a “pandemic,” or worldwide spread of a new disease. In response, many countries around the world, including European countries and the United States, have imposed quarantines and restrictions on travel and mass gatherings to slow the spread of the virus, and have closed non-essential businesses.

We could be materially and adversely affected by the risks, or the public perception of the risks, related to an epidemic, pandemic, outbreak, or other public health crisis, such as the recent outbreak of COVID-19. For example, many of our business partners in Asia were impacted by the COVID-19 pandemic in the first quarter of 2020, although we believe a majority of such business partners, if not all, have now returned to their offices and factories. We have also implemented a work-from-home policy for employees, and we may take further actions that alter our operations as may be required by local authorities or which we determine are in the best interests of our employees and shareholders.

To date, there have not been any significant delays in development projects, and we have not incurred any significant additional costs due to the actions taken. The pandemic did cause some short-term delays in early adoption activities including temporary delays for pilots. The pandemic did not have a material impact on our revenue as our revenue has not been material to date.

We did initiate certain cost reduction actions as a result of the pandemic beginning in March of 2020 including temporary salary reductions and travel restrictions. These actions have resulted in lower operating expenses, and therefore lower net loss, during the second quarter of 2020. Salaries were restored in June; however, travel restrictions were still in place. As a result, we expect that operating expenses could increase in future periods if and when certain restrictions are lifted.

We did not experience a material change in liquidity or cash flows as a result of the pandemic.

On the other hand, we believe that the pandemic has increased end-user awareness of the benefits of contactless payments. Following the outbreak, consumers are motivated to go cashless more than ever before. With many businesses discouraging the use of cash, because of hygiene questions that surround handling money, contactless payments are front of mind to avoid touching pin pads. In an increasingly cashless ecosystem, there is a growing threat of card fraud from the lack of authentication. Contactless payments need to be made more secure in order to ensure transactions are hygienic, convenient and protected from the risk of fraud. We believe these trends could have a positive impact on our revenue in future periods, but it is difficult to predict the impact with any certainty.

The ultimate extent of the impact of any epidemic, pandemic, outbreak, or other public health crisis on our business, financial condition and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of such epidemic, pandemic, outbreak, or other public health crisis and actions taken to contain or prevent the further spread, among others. Accordingly, we cannot predict the extent to which our business, financial condition and results of operations will be affected. We remain focused on maintaining liquidity and financial flexibility and continue to monitor developments as we deal with the disruptions and uncertainties from a business and financial perspective relating to COVID-19.

Factors Affecting Our Performance

Market Acceptance of Biometric Technology and Our Products

Our ability to grow our customer base and drive market acceptance of our products is affected by the pace at which our customers adopt biometric technology. We expect that our future ability to generate revenue will be primarily driven by the pace of adoption and penetration of biometric technology generally, and our products and software solutions specifically. We offer leading biometric solutions to enhance security and user experience in a broad range of markets, including payments and access control, and intend to continue to invest to expand our customer base. The degree to which prospective customers recognize the need for biometric solutions, and subsequently purchase and integrate our products and software solutions into their products, will drive our ability to acquire new customers and increase sales to existing customers, which, in turn, will affect our future financial performance. Due to the recent COVID-19 pandemic, for example, we have observed increased end-user awareness of the benefits of contactless payments enabled by technology similar to ours.

Number of Customers and Ability to Achieve Commercial Scale

We believe we have a substantial opportunity to grow our customer base. We define a customer as an entity with an active supply or manufacturing and support capability related to integration of a biometric product or software solution that we offer. We had a total customer count of 13, 15 and 14 as of December 31, 2018, 2019 and September 30, 2020, respectively. Our ability to continue to grow our customer base is dependent, in part, upon our ability to compete within the increasingly competitive markets in which we participate.

In order to drive sales to new customers and achieve commercial scale, we have established relationships with strategic partners such as Feitian Technologies Co., Ltd., or Feitian, a manufacturer of smartcard pre-lam. The pre-lam inlay is a major structural component within the biometric smart card that includes all of the internal electronics. This partnership with Feitian allows us to integrate our sensors into critical components of payment cards at the manufacturing stage, thereby becoming part of a mass-produced, low-cost and end-to-end solution for payment card manufacturers. While to date we have not generated substantial sales, we believe that this relationship and other potential future relationships positions us well to deliver product at scale if and when orders materialize.

Sustaining Innovation and Technology Leadership

Our success is dependent on our ability to sustain innovation and technology leadership. We believe that we have developed fingerprint sensors and related system solutions for a broad range of biometrically enabled applications, providing both hardware and software fingerprint solutions suitable to being embedded into products in order to improve security, user interface and convenience. We consider ourselves to be the only vendor capable of supplying off-chip sensor designs and embedded biometric algorithms suited to capacitive fingerprint sensors. While to date we have not generated substantial sales, we believe that our innovative products and solutions position us well as the biometric market matures. While to date we have not generated substantial sales, we believe that our innovative products and solutions position us well as the biometric market matures.

We intend to continue to invest in innovation through research and development and build additional products and software solutions. Our technology roadmap focuses on:

•	Significant reductions in system costs through optimized architecture and integration

•	Improvements in usability, convenience and performance through next generation ASIC, sensor and algorithm design

•	Enhancements to security through secure end to end architectures, and advanced match on secure element algorithms

•	Developing advanced solutions for in-display sensor integration

As described below, our research costs are expensed as incurred, and our development costs that do not meet the criteria of capitalization are expensed as incurred. In addition, we intend to continue to evaluate strategic partnerships to help fund additional research and drive product and market expansion. Our future success is dependent on our ability to successfully develop, market and sell existing and new products to both new and existing customers.

Investments in Growth

We have made and plan to continue to make investments for long-term growth, including investment in our research and development efforts to continuously enhance the designs and functionality of our technology to meet the evolving needs of our customers and to take advantage of our market opportunity. For example, we have increased our research and development spending, including related payroll, from $19.9 million in 2018 to $20.5 million in 2019. In the nine months ended September 30, 2020 our research and development spending, including related payroll, was $11.4 million. We intend to continue to increase our investment in sales and marketing, research and development and supply chain teams as we further expand and grow our operations.

Expanding Further Internationally

We are a Norwegian headquartered company with sales and marketing, research and development, supply chain and administrative functions in Norway, the United States, the United Kingdom and China and believe there is a significant opportunity for us to expand into further international markets. For the year ended December 31, 2019, approximately 63.7% of our revenues were generated by customers in the United States and 36.3% from customers outside the United States. For the nine months ended September 30, 2020, approximately 16.3% of our revenues were generated by customers in the United States and 83.7% from customers outside the

United States. In addition, we have made and plan to continue to make significant investments to expand geographically, particularly in Europe and Asia. Although these investments may adversely affect our operating results in the near term, we believe that they will contribute to our long-term growth.

Intellectual Property

Our intellectual property rights cover individual inventions and complete biometric systems ranging from measurement principles, algorithms, sensor design and system solutions. We have filed applications to protect our intellectual property rights in a wide range of countries including the United States, the United Kingdom, Norway and several other countries. We continue to seek patent protection for aspects of our technology that provide significant competitive advantage.

Our success and ability to compete depend substantially upon our core technology and intellectual property rights. We rely on patent, trademark and copyright laws, trade secret protection and confidentiality agreements to protect our intellectual property rights. In addition, we require employees and consultants to execute appropriate non-disclosure and proprietary rights agreements. These agreements acknowledge our exclusive ownership of intellectual property developed for and by us and require that all proprietary information remain confidential.

We maintain a program designed to identify technology that is appropriate for patent and trade secret protection, and we file patent applications in the United States and certain other countries for inventions that we consider significant. As of September 30, 2020, we held 58 patent families with 112 granted patents and 102 pending patent applications. The wordmark ‘IDEX’ and the IDEX logo are registered trademarks of IDEX Biometrics ASA and are owned by IDEX.

Although our business is not materially dependent upon any one intellectual property right, our intellectual property rights and the products made and sold under them, taken as a whole, are a significant element of our business. In addition to patents, we also possess other forms of intellectual property rights, including trademarks, know-how, trade secrets, design rights and copyrights. We control access to and use of our software, technology and other proprietary information through internal and external controls, including contractual protections with employees, contractors, customers and partners. Our software is protected by United States and international copyright, patent and trade secret laws. Despite our efforts to protect our software, technology and other proprietary information, unauthorized parties may still copy or otherwise obtain and use our software, technology and other proprietary information. In addition, as we further expand our international operations and markets, effective patent, copyright, trademark and trade secret protection may not be available, may be limited, or may not be enforceable in certain foreign countries.

Companies in the markets in which we operate frequently are sued or receive informal claims of patent infringement or infringement of other intellectual property rights. As we become more successful, we believe that competitors will be more likely to try to develop products that are similar to ours and that may infringe our intellectual property rights. It is also possible that competitors or other third parties will claim that our products infringe their intellectual property rights. Successful adjudication of claims of infringement by a third party, could result in injunctions that could prevent us from selling some of our products in certain markets, penalties, settlements or judgements that require payment of royalties or damages, or require us to expend time and money to develop non-infringing products. We cannot assure you that we will not in the future be accused of infringe any third-party intellectual property rights.

Components of Results of Operations

Revenue

We have not generated significant revenue since our inception. We maintain in-house design, testing and supply chain management functions. Manufacturing is outsourced to large and established semiconductor fabrication companies as well as other providers of components and manufacturing services. We generate revenue through the sale of fingerprint sensors and solutions and engineering services.

Revenue from product sales is recognized at the point in time in which the customer obtains control of the products, which normally is when title passes at the point of delivery, based on the contractual terms of the agreements. Revenue from services is recognized over time pursuant to the terms and conditions in the agreements.

Operating Expenses

Our operating expenses consist of purchases, net of inventory variation, payroll, research and development, sales and marketing, and general and administrative expenses. Personnel and payroll costs are the most significant component of operating expenses. Operating expenses also include overhead costs for facilities, including depreciation expense.

Purchases, net of inventory variation

Purchases, net of inventory variation, primarily consist of materials, contract manufacturing, and transportation related costs. Purchases excludes payroll, allocated overhead, depreciation and amortization.

We intend to continue to invest additional resources in our engineering, supply chain and customer support teams to expand the adoption of our products and services and ensure that our customers are realizing the full benefit thereof. The level, timing and relative investment in our infrastructure and personnel could affect our cost of purchases in the future.

Payroll

Payroll expense consists of salaries, benefits, bonuses, share-based compensation expense and sales commissions. We expect that our payroll expense will increase and continue to be our largest operating expense for the foreseeable future as we expand our business.

Research and Development

Research and development expenses consist primarily of consumed materials costs and certain outsourced development costs related to the creation and improvements of our technology. We currently have multiple research and development projects in process. Research costs are expensed as incurred. Development expenses are capitalized when the criteria for recognition is met. Development costs that do not meet the criteria of capitalization are expensed as incurred. The assets are amortized over their expected useful life once the asset is available for use. Maintenance and training costs are expensed as incurred. Grants to research and development are credited against costs. We expect that our research and development expense will increase as our business grows, particularly as we incur additional costs related to continued investments in our products and technology.

Other Operating Expenses

Other operating expense primarily consist of sales and marketing and general and administrative expenses, including costs of marketing activities, contractor fees for administrative functions and other non-personnel costs, such as legal, accounting and other professional fees, hardware and software costs, certain tax, license and insurance-related expenses and allocated overhead costs.

Following the completion of this listing, we expect to incur additional expenses as a result of also being listed in the U.S., including costs to comply with the rules and regulations applicable to companies listed on a U.S. securities exchange, costs related to compliance and reporting obligations, and increased expenses for insurance, investor relations and professional services. We expect that our general and administrative expense will increase in absolute dollars as our business grows. However, we expect that our general and administrative expense will decrease as a percentage of our revenue as our revenue grows over the longer term.

Taxation

General

Income tax on results for the year, which is comprised of current tax and changes in deferred tax, is recognized in the consolidated statements of profit and loss, whereas the portion attributable to entries on equity is recognized directly in equity.

Current tax liabilities and current tax receivables are recognized in the consolidated statements of financial position as tax calculated on the taxable income for the year adjusted for tax on previous years’ taxable income and taxes paid on account/prepaid.

Deferred tax is measured according to the statement of financial position liability method in respect of temporary differences between the carrying amount and the tax base of assets and liabilities. Deferred tax liabilities are generally recognized for all taxable temporary differences and deferred tax assets are recognized to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilized. Such deferred tax assets and liabilities are not recognized if the temporary difference arises from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit. In addition, deferred tax liabilities are not recognized if the temporary difference arises from the initial recognition of goodwill.

Deferred tax liabilities are recognized for taxable temporary differences arising on investments in subsidiaries, except where we are able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax assets arising from deductible temporary differences associated with such investments and interests are only recognized to the extent that it is probable that there will be sufficient taxable profits against which to utilize the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

This judgment is made on an ongoing basis and is based on the factor that recent historical loss carries more weight than factors such as budgets and business plans for the coming years, including planned commercial initiatives. The creation and development of biometric products within emerging industries such as payments and access control is subject to considerable risks and uncertainties. So far, we have reported significant losses, and as a consequence, we have unused tax losses. Management has concluded that deferred tax assets should not be recognized at December 31, 2018 and 2019 or September 30, 2020. The tax assets are currently not deemed to meet the criteria for recognition as management determined that it was not probable that future taxable profit will be available against which the deferred tax assets can be utilized.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realized based on tax laws and rates that have been enacted or substantively enacted at the balance sheet date.

Income Tax

As a Company headquartered in Norway, our parent company, IDEX Biometrics ASA, is subject to tax under the corporate tax laws of Norway. As our Norwegian operations have been in a loss position since inception, there has been no corporate income taxes paid in Norway.

Pursuant to Norwegian tax legislation for companies incurring research and development costs, we have for several years conducted projects that have qualified us to receive a cash tax credit. We recorded a cash tax credit of $0.6 million relating to research and development costs in each of 2018 and 2019. These amounts have been credited to research and development expenses.

We also have operations in the United States, United Kingdom and China, through wholly owned subsidiaries in each respective country, and are subject to corporate income taxes in those countries pursuant to the tax laws in each jurisdiction. All income taxes and tax credits mentioned are specific to the country to which they relate.

The accumulated unrecognized deferred tax assets amounting to $36.4 million and $42.8 million at December 31, 2018 and 2019, respectively, are related primarily to the tax losses carryforward in Norway and the United Kingdom. At December 31, 2019, there was not sufficiently convincing evidence that sufficient taxable profit will be generated, against which the unused tax losses could be applied. Consequently, no deferred tax asset has been recognized.

During the first quarter of 2020, we filed amended tax returns in the United States and United Kingdom for the tax years 2017 and 2018 to claim research and development tax credits. As a result, we have received $1.5 million in refunds and have a tax loss carryforward in the United Kingdom of $3.4 million, and the tax loss carryforward in Norway will be reduced by $3.4 million.

Results of Operations

Comparison of Years Ended December 31, 2018 and 2019

The following table summarizes the results of our operations for the years ended December 31, 2018 and 2019.

	Year Ended December 31,
(in thousands)	2018	2019
Revenue:
Product	$268	$159
Service	172	265

Total revenue	440	424
Operating expenses:
Purchases, net of inventory variation	185	62
Payroll expenses	19,770	21,750
Research and development expenses	5,631	4,385
Other operating expenses	3,919	4,641
Amortization and depreciation	842	1,633
Total operating expenses	30,347	32,471

Loss from operations	(29,907)	(32,047)
Finance income	134	135
Finance cost	(411)	(351)

Loss before tax	(30,184)	(32,263)
Income tax expense	(41)	(160)

Net loss for the year	$(30,225)	$(32,423)

Revenue

Revenue for the year ended December 31, 2018 was $0.4 million, consisting of $0.3 million of revenue from product sales, and $0.1 million of revenue from services, primarily for non-recurring engineering services.

Revenue for the year ended December 31, 2019 was $0.4 million, consisting of $0.2 million of revenue from product sales, and $0.2 million of revenue from services, primarily non-recurring engineering services performed as part of a $6 million dollar order from a large customer, a leading global provider of financial news and services. The decrease in product sales of $0.1 million or 40.7% from 2018 to 2019 relates to our transition to newer product lines as sales of certain products that shipped in 2018 did not recur in 2019, and we began shipping newer products to new customers in 2019. In 2020, we continued to ship sales of these newer products, and we expect to continue to ship these products for the next several quarters. During the year ended December 31, 2019, approximately 10% of revenue came from new customers and during the nine months ended September 30, 2020, approximately 4% of revenue came from these same customers. We have begun shipping samples of our newest TrustedBio product during the third quarter of 2020 and expect commercial shipments of TrustedBio products in 2021. In addition, we expect product revenue to comprise the majority of our revenue for the next several periods.

During the year ended December 31, 2019, substantially all of our product revenue was from customers outside the United States, $154 thousand out of the total product revenue of $159 thousand was from customers outside the United States. For the nine months ended September 30, 2020, total product revenue was $420 thousand of which $415 thousand was from customers outside the United States.

The increase in service revenue of $0.1 million or 54.1% from 2018 to 2019 relates to additional non-recurring services in assisting a customer in integrating our technology into their product lines. Additionally, we note that currency rate fluctuations had an impact on the 2018 to 2019 change in total revenue. Excluding the impact of foreign exchange, there would have been a $17,000 increase in total revenue as compared to a $16,000 decrease. During the year ended December 31, 2019 and for the nine months ended September 30, 2020, 100% and 99% respectively of our services revenue was with one customer located in the United States as we worked with them to adapt our products to their end product.

Purchases, net of inventory variation

Purchases decreased by $0.1 million, or 66%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This decrease was primarily due to lower product sales and our transition to newer product lines.

Payroll Expenses

Payroll expenses for the year ended December 31, 2018 were $19.8 million as compared to $21.8 million for the year ended December 31, 2019, an increase of $2.0 million, or 10.0%. The increase was primarily due to an increase in the average number of full-time equivalents, or FTE, employees during the year as we added additional development and sales staff. The average number of FTEs was 109 in 2019, up from 99 in 2018. However, as a result of cost reduction activities undertaken in the fourth quarter of 2019, we had 100 FTEs as of December 31, 2019, compared to 104 FTEs at the end of 2018.

Research and Development Expenses

Research and development expenses for the year ended December 31, 2018 were $5.6 million as compared to $4.4 million for the year ended December 31, 2019, a decrease of $1.2 million, or 22.1%. The decline was mainly due to the shifting of a portion of outsourced development work to be performed internally.

In addition, we received a research and development grant, or the SkatteFunn grant, in the amount of $0.6 million from the Norwegian government in each of 2018 and 2019. The SkatteFunn grant was credited to research and development expenses.

Other Operating Expenses

Other operating expenses for the year ended December 31, 2018 were $3.9 million as compared to $4.6 million for the year ended December 31, 2019, an increase of $0.7 million, or 18.4%. The increase was primarily due to outside professional services associated with the two capital raises in the first and fourth quarters of 2019, as well as certain information technology costs and increased operating expenses relating to higher employee headcount.

Taxation

During the years ended December 31, 2018 and 2019, the Company did not pay or accrue income taxes in Norway due to continuing net operating losses. The Company paid and accrued $41,000 and $0.2 million in 2018 and 2019 respectively in the United States and United Kingdom.

We conduct research and development activities in the United States and United Kingdom and have, in 2020, claimed research and development tax credits and grants in these countries relating to 2017, 2018 and 2019. $1.5 million has been received in 2020 related to these claims. The tax credit in the United States is used to offset a portion of taxable income. The tax credit in the UK has been credited to income tax expense to the extent of income taxes paid and then to research and development expenses.

As of December 31, 2019, we have Norwegian and UK tax net operating loss carryforwards of $193.5 million and $3.4 million, respectively, which do not expire.

Net Loss for the Year

Net loss for the year ended December 31, 2018 was $30.2 million, compared to $32.4 million for the year ended December 31, 2019. As of December 31, 2019, we have accumulated losses of $198.2 million.

Comparison of the Nine Months Ended September 30, 2019 and 2020

The following table summarizes the results of our operations for the nine months ended September 30, 2019 and 2020.

	Nine months ended September 30,
(in thousands)	2019	2020
Revenue:
Product	$106	$420
Service	247	77

Total revenue	353	497
Operating expenses:
Purchases, net of inventory variation	47	97
Payroll expenses	15,074	12,466
Research and development expenses	3,025	2,039
Other operating expenses	3,395	3,779
Amortization and depreciation	1,201	1,280

Total operating expenses	22,742	19,661

Loss from operations	(22,389)	(19,164)
Finance income	114	21
Finance cost	(296)	(508)

Loss before tax	(22,571)	(19,651)
Income tax benefit (expense)	(378)	144

Net loss for the year	$(22,949)	$(19,507)

Revenue

Revenue for the nine months ended September 30, 2019 was $0.4 million, consisting of $0.1 million of revenue from product sales, and $0.3 million of revenue from services, primarily for non-recurring engineering services and sales of sensor products. Revenue for the nine months ended September 30, 2020 was $0.5 million, consisting of $0.4 million of revenue from the sale of sensor products, and $0.1 million of revenue from non-recurring engineering services performed as part of a $6 million dollar order from a large customer, a leading global provider of financial news and services. The increase in product sales of $0.3 million or 296.2% from 2019 to 2020 relates to shipments beginning to the global provider of financial news and services customer. The decrease in service revenue of $0.2 million or 68.8% from 2019 to 2020 relates to lower non-recurring services in assisting the large customer in integrating our technology into their product lines as we completed this work and began to ship product.

Purchases, net of inventory variation

Purchases increased by $0.1 million, for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. This increase was due to an increase in product sales.

Payroll Expenses

Payroll expenses for the nine months ended September 30, 2019 were $15.1 million as compared to $12.5 million for the nine months ended September 30, 2020, a decrease of $2.6 million, or 17.3%. The decrease was primarily due to a decrease in the average number of full-time equivalents, or FTE, employees during the year as a result of cost reduction activities undertaken in the fourth quarter of 2019. We had 100 FTEs as of September 30, 2020, compared to 104 FTEs at September 30, 2019.

Research and Development Expenses

Research and development expenses for the nine months ended September 30, 2019 were $3.0 million as compared to $2.0 million for the nine months ended September 30, 2020, a decrease of $1.0 million, or 32.6%. The decline was mainly due to the shifting of a portion of outsourced development work to be performed internally.

Other Operating Expenses

Other operating expenses for the nine months ended September 30, 2019 were $3.4 million as compared to $3.8 million for the nine months ended September 30, 2020, an increase of $0.4 million, or 11.3%. The increase was primarily due to outside professional services associated with the filing of a registration statement in the United States.

Taxation

During the nine months ended September 30, 2019 and 2020, the Company did not pay or accrue income taxes in Norway due to continuing net operating losses. During the nine months ended September 30, 2019, the Company paid or accrued $0.4 million in income taxes in the United States and the United Kingdom. During the nine months ended September 30, 2020, the Company received $0.1 million of income tax refunds in the United States and did not pay income tax in the United States or the United Kingdom as a result of research and development tax credits.

We conduct research and development activities in the United States and United Kingdom and have, in 2020, claimed research and development tax credits and grants in these countries relating to 2017, 2018 and 2019. $1.5 million has been received in 2020 related to these claims. The tax credit in the United States is used to offset a portion of taxable income. The tax credit in the UK has been credited to income tax expense to the extent of income taxes paid and then to research and development expenses.

Net Loss for the Period

Net loss for the nine months ended September 30, 2019 was $22.9 million, compared to $19.5 million for the nine months ended September 30, 2020. As of September 30, 2020, we have accumulated losses of $217.7 million.

Liquidity and Capital Resources

Overview

Since our inception, we have incurred significant operating losses and negative cash flows. We anticipate that we will continue to incur losses for the foreseeable future. We expect that our research and development and other operating expenses will increase in connection with conducting development and marketing activities for our products, as well as costs associated with operating as a foreign private issuer listed on Nasdaq. As a result, we will need additional capital to fund our operations, which we may obtain from additional equity financings, debt financings, research funding, collaborations, contract and grant revenue or other sources. To date, we have financed our operations primarily through the issuances of our equity securities.

As of December 31, 2019 and September 30, 2020, we had cash and cash equivalents of $14.1 million and $5.7 million, representing 60% and 41% respectively, of the total assets.

In May 2020, we raised an additional $10.2 million in a private placement of ordinary shares.

In November 2020 and February 2021, we completed additional private placements with existing and new shareholders and raised $7.8 million and $27.2 million, respectively. In December 2020, we issued shares to employees under our Employee Share Purchase Plan, raising $0.2 million.

We continue to review all strategic options to fund ongoing operations, research and development projects and working capital needs, including a best efforts capital raise. While we have been successful in raising funds through private placements of shares, there can be no assurance that we will be successful this time.

We have no debt to financial institutions or ongoing material financing commitments, such as lines of credit or guarantees, that are expected to affect our liquidity over the next five years, other than our leases.

Cash Flows

The following table summarizes the results of our cash flows for the periods presented:

	Year Ended December 31,		Nine months ended September 30,
	2018	2019	2019	2020
	(in thousands)		(in thousands)
Net cash flow used in operating activities	$(26,775)	$(27,168)	$(20,913)	$(16,959)
Net cash flow provided by (used in) investing activities	(970)	(721)	(410)	4
Net cash flow provided by financing activities	835	32,989	23,263	9,608

Net change in cash and cash equivalents	$(26,910)	$5,100	$1,940	$(7,347)

Net cash flow used in operating activities

During the year ended December 31, 2019, cash used in operating activities was $27.2 million, primarily resulting from our net loss before tax of $32.3 million less non-cash charges of $4.2 million included in net loss, and net cash provided by working capital of $1.2 million.

During the year ended December 31, 2018, cash used in operating activities was $26.8 million, primarily resulting from our net loss before tax of $30.2 million less non-cash charges of $3.8 million included in net loss, and net cash used for working capital of $0.1 million.

During the nine months ended September 30, 2019, cash used in operating activities was $20.9 million, primarily resulting from our net loss before tax of $22.6 million less non-cash charges of $3.2 million included in net loss, and net cash used for working capital of $1.3 million.

During the nine months ended September 30, 2020, cash used in operating activities was $17.0 million, primarily resulting from our net loss before tax of $19.7 million less non-cash charges of $3.3 million included in net loss, and net cash used for working capital of $1.0 million.

Net cash flow used in investing activities

Net cash flow used in investing activities was $1.0 million for the year ended December 31, 2018, compared to $0.7 million for the year ended December 31, 2019. This change was primarily due to a decrease of $0.3 million in purchases of property, plant and equipment investment in 2019 as compared to 2018.

Net cash flow used in investing activities was $0.4 million for the nine months ended September 30, 2019, compared to $4 thousand for the nine months ended September 30, 2020. This change was primarily due to a decrease of $0.4 million in purchases of property, plant and equipment investment in 2020 as compared to 2019.

Net cash flow provided by financing activities

The increase in net cash flow provided by financing activities of $33.0 million for the year ended December 31, 2019 from $0.8 million for the year ended December 31, 2018 was due to increases in share issuances of $33.3 million, partially offset by net payment on a financed asset purchase and lease liabilities of $1.2 million.

The decrease in net cash flow provided by financing activities of $9.6 million for the nine months ended September 30, 2020 from $23.3 million for the nine months ended September 30, 2019 was due primarily to decreases in share issuances of $13.6 million.

Operating and Capital Expenditure Requirements

We have not achieved profitability on an annual basis since our inception, and we expect to incur net losses in the future. We expect that our operating expenses will increase as we continue to invest to grow our product pipeline, hire additional employees and increase research and development expenses.

Additionally, as a foreign private issuer listed on Nasdaq, we will incur significant additional audit, legal and other expenses.

Our future funding requirements will depend on many factors, including but not limited to:

•	the scope, rate of progress and cost of our development and marketing efforts and other related activities;

•	the cost of manufacturing our products or components of our products;

•	the costs involved in filing and prosecuting patent applications and enforcing and defending potential patent claims;

•	the cost and timing of enhancing sales, marketing and distribution capabilities; and

•	the costs of hiring additional skilled employees to support our continued growth.

We believe that our existing capital resources will be sufficient to fund our operations, including currently anticipated research and development activities and planned capital spending, at least through the fourth quarter of 2020.

Among other factors, our history of losses, limited revenue and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm has included an explanatory paragraph in their opinion for the year ended December 31, 2019 as to the substantial doubt about our ability to continue as a going concern. Our consolidated financial statements contemplate that we will continue to operate as a going concern. We have been able to raise funds through private placements of shares in the past. During 2020, we raised $18.0 million through private placements. We continue to review all strategic options to fund ongoing operations, research and development projects and working capital needs, including a best efforts capital raise. While we have been successful in raising funds through private placements of shares, there can be no assurance that we will be successful this time.

Contractual Obligations and Commitments

The following table summarizes our contractual commitments and obligations as of December 31, 2019.

	Payments Due by Period
	Total	Less than 1 Year	1 to 3 Years	4 to 5 Years	More than 5 Years
	(in thousands)
Lease obligations(1)	$1,459	$810	$649	$—	$—

Total	$1,459	$810	$649	$—	$—

(1)	The lease obligations above are presented as undiscounted amounts, excluding imputed interest.

The commitment amounts in the table above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts. Our lease commitments relate to our office space.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Quantitative and Qualitative Disclosures about Market Risk

Market risk arises from our exposure to fluctuation in interest rates and currency exchange rates. These risks are managed by maintaining an appropriate mix of cash deposits in the currencies we operate in, placed with a variety of financial institutions for varying periods according to expected liquidity requirements.

Interest Rate Risk

As of December 31, 2019 and September 30, 2020, we had cash and cash equivalents of $14.1 million and $5.7 million, respectively. Our exposure to interest rate sensitivity is impacted primarily by changes in the underlying bank interest rates in Norway. Our surplus cash and cash equivalents are invested in interest-bearing savings accounts. We have not entered into investments for trading or speculative purposes. Due to the conservative nature of our investment portfolio, which is predicated on capital preservation of investments with short-term maturities, an immediate one percentage point change in interest rates would not have a material effect on the fair market value of our portfolio, and therefore we do not expect our operating results or cash flows to be significantly affected by changes in market interest rates.

Currency Risk

Our transactions are commonly denominated in U.S. Dollars. However, we incur a portion of our expenses in other currencies, primarily British Pounds, Norwegian Krone, Euros and Chinese Yuan and are exposed to the effects of these exchange rates. We seek to minimize this exposure by maintaining currency cash balances at levels appropriate to meet foreseeable short to mid-term expenses in these other currencies, with excess cash and cash equivalents being kept in Norwegian Krone. We do not use forward exchange contracts to manage exchange rate exposure. A 10% increase in the value of the Norwegian Krone relative to the U.S. dollar or other currencies would not have had a material effect on the carrying value of our net financial assets and liabilities in foreign currencies at December 31, 2019 or September 30, 2020.

Credit and Liquidity Risk

We have a relatively short commercial history and limited revenue in the periods presented. We do not believe we had significant credit risk relating to our trade receivables as of December 31, 2018 and 2019 or September 30, 2020. Our cash and bank deposits are on deposit with financial institutions with a credit rating equivalent to, or above, the main Norwegian clearing banks. We invest our liquid resources based on the expected timing of expenditures to be made in the ordinary course of our activities. We have no debt to financial institutions and we maintain adequate bank balances to meet liabilities as they fall due through the fourth quarter of 2020.

Critical Accounting Policies, Judgments and Estimates

In the application of our accounting policies, we are required to make judgments, estimates, and assumptions about the value of assets and liabilities for which there is no definitive third-party reference. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates. We review our estimates and assumptions on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revisions and future periods if the revision affects both current and future periods.

The following are our critical judgments that we have made in the process of applying our accounting policies and that have the most significant effect on the amounts recognized in our consolidated financial statements included elsewhere in this prospectus.

Intangible assets

Research costs are expensed as incurred. Our patents and other intellectual property rights created by us are capitalized and held in the consolidated statements of financial position only when they satisfy the criteria for capitalization. No development costs have been capitalized in 2018, 2019 or the nine months ended September 30, 2020, thus all development costs and internal costs related to the creation of intellectual property have been expensed when incurred. Acquired intangible assets are capitalized at the price allocated to the various assets based on estimated fair value. Intangible assets are amortized over their useful lives.

Inventory

Raw materials, which are part of the trade or manufacturing flow in the sense that the item is embedded in or otherwise becomes a part of the physical delivery to the customer (work in process and finished goods), are inventoried if we are in the position to take orders on the related product. Materials and components for research or development are expensed at the time of purchase and not included in inventory. Inventory is held at the lower of cost and net realizable value, less impairment, if any. The determination of net realizable value is subject to judgment, as reselling components may not be easily achieved, and our finished goods are part of a newer market with varying margins.

Deferred tax assets

Deferred tax assets related to net operating loss carryforwards are recognized when it is probable that the net operating loss carryforward may be utilized. Judgment of probability is based on historical earnings, expected future margins and the size of the order backlog.

Significant Accounting Estimates

Share based compensation

We estimate the fair value of incentive subscription rights at the grant date by using the Black-Scholes option pricing model. The valuation is based on share price and exercise price, share price volatility, interest rates and duration of such subscription rights, and assumptions of staff attrition and the likelihood of early exercise. The share-based compensation is expensed as earned over the vesting period. The accrued cost of the employer’s social security tax on the earned intrinsic value of such subscription rights is calculated at each consolidated statement of financial position date.

Impairment evaluation of goodwill

Goodwill amounts to the fair value of the consideration for the assets less the capitalized value of the identifiable assets and any impairment charges, if any. Impairment testing of goodwill is based on the estimated fair value or the value in use of the business. The value in use calculation is based on a discounted cash flow model. The cash flows are derived from the forecast for the next five years. The recoverable amount is sensitive to the discount rate used for the discounted cash flow model as well as the expected future cash-inflows and the growth rate used for extrapolation purposes.

Recent Accounting Pronouncements

IFRS 16 Leases (effective on 1 January 1, 2019): IFRS 16 was issued in January 2016 and it replaces IAS 17 Leases, IFRIC 4 Determining whether an Arrangement contains a Lease, SIC-15 Operating Leases-Incentives and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease. IFRS 16 sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to account for all leases under a single on-balance sheet model similar to the accounting for finance leases under IAS 17. The standard includes two recognition exemptions for lessees—leases of ’low-value’ assets (e.g., personal computers) and short-term leases (i.e., leases with a lease term of 12 months or less). At the commencement date of a lease, a lessee will recognize a liability to make lease payments (i.e., the lease liability) and an asset representing the right to use the underlying asset during the lease term (i.e., the right-of-use asset). Lessees will be required to separately recognize the interest expense on the lease liability and the depreciation expense on the right-of-use asset. Lessees will be also required to remeasure the lease liability upon the occurrence of certain events (e.g., a change in the lease term, a change in future lease payments resulting from a change in an index or rate used to determine those payments). The lessee will generally recognize the amount of the remeasurement of the lease liability as an adjustment to the right-of-use asset.

The group has adopted IFRS 16 on January 1, 2019 using the modified retrospective approach. Accordingly, comparable information has not been restated, and the effect is entered in the consolidated statement of financial position at the implementation date. Upon implementation, the right-of-use asset and lease liability will be the same amount and will not impact equity.

At the commencement date of a lease, a lessee will recognize a liability at the present value of lease payments with a corresponding asset representing the right to use the underlying asset during the lease term (right-of-use asset). The recognized asset is amortized over the lease period and the depreciation expense is recognized as an operating expense on an ongoing basis. The lease liabilities will be discounted at the incremental borrowing rate, and the interest expense on the lease commitment is recognized as a financial expense.

We have identified office buildings to be the only material lease agreements. The group has used the relief option for leases with a duration of less than 12 months, as of January 1, 2019, and leases with low value, and these leases will not be recognized in the consolidated statement of financial position but recognized as an operating expense over the lease period. This approach will be applied consistently to all similar lease contracts.

Lessees are required to remeasure the lease liability upon the occurrence of certain events (e.g., a change in the lease term, a change in future lease payments resulting from a change in an index or rate used to determine those payments). The lessee will generally recognize the amount of the remeasurement of the lease liability as an adjustment to the right-of-use asset.

Other standards or interpretations taking effect in 2019 did not have any impact on our consolidated financial statements.

JOBS Act Exemptions and Foreign Private Issuer Status

We qualify as an “emerging growth company” as defined in JOBS Act. Section 107(b) of the JOBS Act provides that an “emerging growth company,” or EGC, can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an EGC can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Given that we currently report and expect to continue to report under IFRS as issued by the IASB, we have irrevocably elected not to avail ourselves of this extended transition period, and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies in the United States.

We intend to rely on other exemptions and reduced reporting requirements under the JOBS Act. Subject to certain conditions, as an EGC, we may rely on certain of these exemptions, including exemptions from providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act .We have also taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

We will remain an EGC until the earliest of (a) the last day of our fiscal year during which we have total annual gross revenue of at least $1.07 billion; (b) December 31, 2025; (c) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, which would occur if the market value of our equity securities that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an EGC, we will not be entitled to the exemptions provided in the JOBS Act.

Upon completion of this listing, we will report under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an EGC, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

•	Regulation FD, which regulates selective disclosures of material information by issuers.

BUSINESS

Overview

We are a biometrics company specializing in the design, development and sale of fingerprint identification and authentication solutions. Our fingerprint sensors and biometric solutions are used in dual interface and contactless or touch-free smart cards, including payment cards, and a range of electronic devices.

We offer fingerprint sensors and biometric solutions to smart card manufacturers and other integrators of biometric fingerprint sensor technology in a broad range of markets, including payments, identification, access control, healthcare and the Internet of Things, or IoT. Based on an analysis by Zion Market Research in February 2020, the size of the global fingerprint sensor market is estimated to be $3.6 billion in 2020 and is projected to expand at a compound annual growth rate, or CAGR, of nearly 15% to $6.7 billion by 2025.

Our largest market opportunity is the biometric payment card market and more specifically our addressable market includes chip enabled cards which also include contactless payment cards. According to EMVCo, the industry standard organization, there are more than 8.2 billion chip-enabled consumer cards—credit and debit—now in use across the world. We believe the addition of a biometric sensor to the payment cards will significantly reduce the opportunity for fraud while making the transaction more convenient while using existing point of sale infrastructure. We believe the continue migration towards contactless payment cards will provide additional opportunities for our technologies. A report, Contactless Payment Market Global Forecast to 2025, published by Markets and Markets indicates that the global contactless credit/debit card payment market size is expected to grow from $10.3 billion in 2020 to $18.0 billion by 2025. This represents a CAGR of 11.7% during the forecast period. The major advantage offered by contactless payments is that customers can instantly complete transactions with the tap of a card. This increases the speed of transactions, making contactless payments even more efficient stated the Markets and Markets report.

In addition, following the COVID-19 outbreak, we believe consumers increasingly are motivated to go cashless. With many businesses discouraging the use of cash, in part due to hygiene questions linked to handling money, the prevalence of contactless payments has increased significantly in 2020. For example, a survey in March of 2020 in 19 countries around the world indicated a 25% increase in contactless payments (out of all credit card payments) compared to March 2019, and approximately 79% of consumers worldwide are now using tap and go payments. In an increasingly cashless and contactless society, there is a growing risk of card fraud. We, and other industry participants, believe that this could have a positive impact on the sale of biometric solutions going forward.

Our patent-protected fingerprint sensors can be integrated on the front side of a payment card, thereby enabling the card to use biometric fingerprint recognition instead of a personal identification number, or PIN, to authenticate the cardholder. To use this feature the cardholder first enrolls their fingerprint. A biometric template, which is representative of the fingerprint, is created and securely stored on the card. When the cardholder uses the card to make a payment, he or she places his or her finger on the card’s sensor. Through fingerprint sensing and biometric authentication, the card can determine if the person using the card is the enrolled user or not.

Our portfolio of products includes fingerprint sensors, fingerprint modules with software and algorithms and remote enrollment devices. Our fingerprint sensors can be used in dual interface, contactless-only and contact-only payment cards. Our fingerprint modules offer a complete biometric solution that integrates fingerprint sensing with additional biometric processing and system power management functions. Additionally, with our remote enrollment solutions, cardholders can easily enroll their fingerprints at home and without the need to visit a bank branch.

Our sensors use a patented off-chip design, which separates the fingerprint sensor into two key components: the sensor array and the silicon chip (Application Specific Integrated Circuit, or ASIC). This off-chip design architecture allows the sensor array to be made from a flexible and cost-efficient polymer substrate while minimizing the silicon area needed for the ASIC. Compared to conventional silicon sensors, for which the sensor array is made of silicon, the off-chip design allows for a larger sensing area, better matching reliability and lower costs. We believe that we are the only provider supplying capacitive off-chip sensors and biometric algorithms optimized for integration with payment cards. This year, we launched TrustedBio, our next generation of dual interface products and solutions designed to reduce biometric smart card cost while improving both performance and security. TrustedBio utilizes advanced semiconductor technology to transform the sensor ASIC into a complete biometric system on chip, while maintaining all the benefits of the capacitive off-chip sensor architecture.

Our current generation products are commercially available, and we have begun to ship samples of our products on our TrustedBio platform. To date, product revenue has not been material; however, we have seen an increase in product revenues. For the year ended December 31, 2019, product revenues were $0.2 million and in the nine months ended September 30, 2020, product revenues were $0.4 million.

We market our products and solutions to smart card manufacturers and other integrators of biometric sensor technology, such as keyboards, dongles and other information and physical access control devices. We do not own or operate industrial manufacturing facilities, which could be potentially costly. Instead, we work closely with our customers on manufacturing and alongside other component suppliers within the card ecosystem. We have also established partnerships with secure element, or SE, producers, card inlay providers and card networks to help bring biometric smart cards to market. Our strategic rationale is to ensure that all the crucial components, within the biometric smart card ecosystem, are compatible and ready for mass production and to enhance our ability to offer comprehensive solutions to the market.

Over the past three years, we have built a research and development, or R&D, team with deep industry expertise, comprised of systems and technology engineers, software engineers, silicon engineers, sensor engineers and packaging technologists. We are an integrated systems company and we maintain in-house design, testing and supply chain management functions. Manufacturing is outsourced to large and established semiconductor fabrication companies as well as other providers of components and manufacturing services.

During 2019, we raised a total of $34.2 million in capital. During 2020, we raised $18.0 million through private placements. For further financial information, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

While we are preparing to fully commercialize our products and services, we have begun to generate revenue through the sale of biometric sensors and system solutions that incorporate our technology. In 2019, we generated revenue of $0.4 million, $0.2 million of which related to product sales and $0.2 million of which related to engineering services. In the nine months ended September 30, 2020, we generated revenue of $0.5 million, $0.4 million of which was related to product sales and $0.1 million of which was related to engineering services. We have also secured in excess of $7.0 million of business under contract expected to ship within the next 12 to 24 months, including a $6.0 million minimum commitment to supply fingerprint sensors and software to a major global financial news and IT services company. We had a net loss of $32.4 million in 2019 and $19.5 million in the nine months ended September 30, 2020.

We were incorporated in Norway in 1996, and currently have operations in the United Kingdom, the United States and China.

Industry Background

A fingerprint sensor is a biometric security device that combines hardware and software to recognize the fingerprint scans of an individual and in turn to identify and authenticate an individual in order to grant or deny access to an electronic device, secure information or a physical facility. It is used in a broad range of applications, including payments, identification, access control, healthcare and IoT. The size of the global fingerprint sensor market is estimated at $3.6 billion in 2020 and is projected to expand at a CAGR of nearly 15% to $6.7 billion by 2025.

Total Addressable Market

Based on an analysis by Zion Market Research, the global demand for biometric payments in 2019 was approximately $5.0 billion and is anticipated to reach around $19.0 billion by 2026. The anticipated CAGR for the market is around 19% from 2020 to 2026.

Our largest market opportunity is the biometric payment card market and more specifically our addressable market includes chip enabled cards which also include contactless payment cards. According to EMVCo, the industry standard organization, there are more than 8.2 billion chip-enabled consumer cards—credit and debit—now in use across the world. We believe the addition of a biometric sensor to the payment cards will significantly reduce the opportunity for fraud while making the transaction more convenient while using existing point of sale infrastructure. We believe the continue migration towards contactless payment cards will provide additional opportunities for our technologies. A report, Contactless Payment Market Global Forecast to 2025, published by Markets and Markets indicates that the global contactless credit/debit card payment market size is expected to grow from $10.3 billion in 2020 to $18.0 billion by 2025. This represents a CAGR of 11.7% during the forecast period. The major advantage offered by contactless payments is that customers can instantly complete transactions with the tap of a card. This increases the speed of transactions, making contactless payments even more efficient stated the Markets and Markets report.

We believe that the rapid growth of this market is attributable to an ever-increasing need for highly secure yet safe, fast and convenient identification and authentication solutions. According to the findings of a survey commissioned by Visa, for example, consumers are ready to leave the password behind. 70% of the consumers surveyed believe that biometrics are always more convenient as they do not involve memorizing passwords. More than 65% of consumers are already familiar with biometrics, while 86% are interested in using biometrics to verify the identity or to make payments.

For this reason, the market for mobile devices equipped with fingerprint sensors has grown dramatically in recent years. Led by industry giants, such as Apple and Samsung, an increasing number of smartphone manufacturers have integrated fingerprint sensors in their devices. In 2012, only 2.5 million smartphones were shipped with fingerprint sensors, whereas fingerprint sensors were used in an estimated 797 million smartphones in 2016. In 2017, fifty-five percent of smartphones shipped globally had a fingerprint sensor and according to a publicly available report by Credit Suisse, the shipment of smartphones with fingerprint sensors worldwide stood at 1.1 billion units in 2018.

The rising penetration of biometric solutions and fingerprint sensors in mobile devices has paved the way for the inclusion of such technology into payment cards. Nowadays, cards are routinely used as a payment device in lieu of cash or checks. We believe that the integration of a fingerprint sensor into payment cards will not only enhance security, but also enable financial institutions and other participants in the payments and disbursements ecosystem to pursue new market opportunities.

As the global pandemic of COVID-19 continues to rapidly evolve, we do not yet know the full extent of its potential impacts on our addressable market, business, operations, or the global economy as a whole. While we believe that the pandemic may increase end-user awareness of the benefits of contactless payment solutions such as the ones we offer, and therefore may increase the demand for our products as discussed below, the ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change.

Market Opportunities

Our largest target market is the biometric payment card market. We also offer our products and solutions for the access control market, as well as other adjacent verticals including, government and identification, healthcare and IoT.

We believe that the need for biometric payment cards is driven by consumers’ desire for a completely contactless or touch-free secure payment transaction. Consumers want a fast and frictionless transaction process but with a feeling of enhanced security. In addition, card issuers view innovation as important to remain relevant and “top of wallet” with their customers.

As of December 2018, there were 22 billion payment cards in circulation globally. This number is projected to further grow to 29 billion by 2023. Most of these cards are smart cards, i.e., cards with a chip. Our payment card total addressable market or TAM includes all cards with a chip. According to EMVCo, the industry standard organization, there are more than 8.2 billion chip-enabled consumer cards—credit and debit—now in use across the world.

Touch-free or contactless payment cards are expected to drive significant growth for our products. The global touch-free card transaction value is expected to increase by 300% from $2 trillion to $6 trillion between 2020 and 2024. Touch-free payments have accelerated significantly, and contactless limits have been increased due to the global COVID-19 pandemic driven by concerns for safety. However, these trends increase the risk of fraud and we believe that adding a biometric fingerprint sensor meets the needs of a touch-free payment environment while providing a high level of security.

We, and other industry participants, expect demand for a contactless, safe and secure payment solution, that a biometric payment card offers, to grow in the near future. We expect to see banks launching cards and to see more pilots and larger scale commercial launches in 2021. We also believe our TrustedBio solution offers compelling performance, security, manufacturability and cost benefits which will allow for the large-scale adoption of biometric payment cards beginning in 2021.

Also, we, industry analysts and observers all project significant and steep growth in fingerprint biometrics in payment cards. Estimates for biometric payment card shipments in 2020 are 1 to 2 million cards for pilots and smaller scale commercial launches. Our projections for 2021 to 2024 shows significant growth from 25 to 400 million units.

Projected number of biometric payment card shipments (millions of units)

We are already engaged with leading payment card manufacturers and have design wins and supply agreements with some of the industry leaders. In addition, we have formed partnerships with key members of the biometric card ecosystem including SE providers. We expect to continue to establish new partnerships and customers.

Before a payment card can be actively offered to consumers, it must first be certified by the payment network. In the last year several of the largest payment networks, including China UnionPay, or CUP, Mastercard and Visa, have all published their certification processes for biometric smart cards. Certification involves a rigorous multi-step process carried out by third-party testing institutions along with the card network. The process includes testing of biometric performance, such as the fingerprint sensor and the ASIC, and the software and security testing. The card’s physical aspects are also tested, for torsion endurance, scratch resistance and structural strength. Certification represents a high barrier to entry for both new entrants to the market and our existing competitors. All three major global payment networks now have certified biometric payment cards.

During the second quarter of 2020 our technology was certified by two major global payment networks: CUP and a large US-based payment network. The two networks combined issue 70% of global branded payment cards. We were the first fingerprint sensor company to have achieved certification for its system solution with two global payment networks. Certification enables the transition from the pilot phase to commercialization and therefore broader market adoption of biometric payment cards.

In 2020, our fingerprint sensors were selected by IDEMIA France SAS, or IDEMIA, the global leader in augmented identity and a leading global payment card manufacturer. We expect products using our TrustedBio technology to be in the market in 2021.

We continue to see card manufacturers and other suppliers in the ecosystem invest significantly in biometric payments technology.

Impact of COVID-19

In the first quarter of 2020, the World Health Organization declared COVID-19 a global pandemic. We quickly adopted the guidelines, outlined by the relevant governments where our company operates, to ensure the health of our employees and their families.

We established an internal virus response team. Effective March 16, 2020, all travel and face-to-face meetings had been stopped and we asked most staff to work from home. Staff with specific roles who need to work at one of our facilities are being supported in line with local government guidelines. Our management and board of directors continue to monitor the situation closely and will take further action as appropriate.

There have not been any significant delays in development projects, and we have not incurred any significant additional costs due to the actions taken. The pandemic did cause some short-term delays in early adoption activities, including temporary delays for pilots.

On the other hand, we believe that the pandemic has increased end-user awareness of the benefits of contactless payments. Following the outbreak, consumers are motivated to go cashless more than ever before. With many businesses discouraging the use of cash, because of hygiene questions that surround handling money, contactless payments are front of mind to avoid touching pin pads. In an increasingly cashless ecosystem, there is a growing threat of card fraud from the lack of authentication. Contactless payments need to be made more secure in order to ensure transactions are hygienic, convenient and free from the risk of fraud.

We, and other industry participants, believe this attention to hygienic aspects could have a positive impact on business going forward.

The Importance of Our Solution to the Payment Card Market

The integration of fingerprint sensor into payment cards provides the following benefits:

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Higher Level of Security: Payment card fraud is estimated to be a $28 billion problem, globally. Unlike a password, PIN or swipe card, biometrics cannot be lost, stolen, forgotten or easily forged. The addition of a fingerprint sensor onto payment cards adds an additional security layer via a multi-factor authentication approach. It improves and hardens the security mechanisms already well adopted and established in the payment card market, enabling Stronger Customer Authentication, which is a key requirement outlined in the European Union’s, or EU’s, Second Payment Services Directive, or PSD2.

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Frictionless Transaction Experience: Thanks to the proliferation of smartphones embedded with fingerprint sensing technology, consumers nowadays are generally familiar with biometrics and its application to consumer devices. The combination of biometrics with payment cards eliminates the need to remember passwords and simplifies the enrollment and transaction processes. Tap and go contactless transaction is then done with no procedural changes now with biometric identification.

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Increased Market Competitiveness for Card Issuers: The average number of payment cards held per consumer is increasing, which means increased competition among card issuers. There needs to be a compelling reason for a user to choose one card over another. The integration of technology, such as fingerprint sensors, transforms payment cards from a static, generic solution, to one that is more personalized and tailored to users, potentially creating card differentiation and brand stickiness.

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Lower Cost of Card Ownership: Traditional payment cards typically have a life span of three years, due to the need to update the card’s physical features periodically. As banks and other financial institutions adopt fingerprint sensing technology and look toward technology that extends the life of a card, the costs associated with the manufacturing, issuance and shipping of replacement cards presumptively will decrease.

Our Competitive Strengths

We believe the following strengths will enable us to maintain and extend our position in the global fingerprint sensor and biometric technology market.

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Patented Sensor Design: Our fingerprint sensors use a patented off-chip design, which separates the sensor into two key components: the sensor array and the silicon chip (i.e., ASIC). This off-chip design architecture allows the sensor array to be made from a flexible and cost-efficient polymer substrate while minimizing the silicon area needed for the ASIC. Compared to conventional silicon sensors, where the sensor array is implemented directly on silicon, the off-chip design allows for a larger sensing area, better matching reliability and lower costs. We believe that we are the only provider supplying capacitive off-chip sensors and biometric algorithms optimized for integration with payment cards.

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Full System Approach: We understand that building a biometric smart card can be challenging as the interaction between the fingerprint sensor and its environment is complex, particularly when there are limitations on power, processing capacity and physical space, while having to satisfy stringent requirements for response time and biometric reliability. We are therefore committed to offering a full system approach to our customers and card manufacturers. We develop and provide system-level reference designs and software, in addition to fingerprint sensors. Our reference design is a technical blueprint of a system that our customers can use as-is or customize to their own requirements. Our reference design provides a faster path for device manufacturers to embed our fingerprint sensors in their products. It typically consists of a complete solution to implement a biometric system including antenna, power management, key external component selection (if any), system software, biometric matching algorithms and enrollment solutions.

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Clear Focus on Cost-Efficiency: Card cost and manufacturing complexity has been a barrier to mass adoption of biometric smart cards. Now, due to the integration levels of our recently launched TrustedBio solutions, we believe that the cost of building a biometric smart card product will be dramatically reduced, which will accelerate market adoption. We have built on our off-chip sensor technology with new biometric-system-on-chip based products. This system-on-chip approach lowers the cost of materials required to build a biometric smart card, while providing major enhancements to both performance and security. Unlike existing sensors, this new generation of products removes the need to have any electronic components laminated within the card’s inlay. We believe that this will lead to an improvement in manufacturing processes and yields, while substantially reducing the overall time to market.

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Market Readiness: We were the first fingerprint sensor company to have achieved certification for fingerprint sensors and biometric solutions with two global payment networks. Our technology is included in the first biometric payment card certified on the CUP payment network. In addition, our technology is used in a biometric card certified by one of the world’s largest and most recognized payment networks. We are also the first biometric sensor company to have passed a development site

EMVCo® Security Evaluation. We continue to work with our customers to prepare them for the various card network certification processes that are essential for them to take their smart cards to market.

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Robust Intellectual Property Portfolio: Our technology is based on a robust portfolio of proprietary technologies. We hold over 200 patents and patent applications. Our intellectual property rights cover our complete biometric system ranging from measurement principles, algorithms, sensor design to system solutions.

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Customer Collaboration: We continuously work with our partners and customers to ensure we have and maintain a deep understanding of market needs. This continuous approach provides us with deep current and future insights in our customers and the market as a whole. In turn we can use this insight to develop and deliver products and solutions that meet our customers’ demands and anticipate market developments.

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Strong management and engineering teams with significant industry expertise: We have deliberately built our management and engineering teams, to include personnel with extensive industry experience and with technical experience in systems and technology engineering, software engineering, silicon engineering, sensor engineering and packaging technology. As of August 31, 2020, we had an engineering and research team of 72 employees and contractors, representing 73% of our workforce. Our company culture encourages all employees to work in a collaborative way to develop innovative solutions for our customers.

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Significant experience managing global publicly traded companies: We have been a publicly traded company in Norway since 2010 and are listed on Oslo Børs. Accordingly, we have built management, control, governance and reporting systems and processes to meet public company standards. In addition, senior management and our board of directors have significant experience managing and reporting for global, publicly traded companies.

Our Growth Strategy

We intend to implement the following strategies to further expand our business:

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Continue Advancing Technologies and Products: We are dedicated to enhancing our technologies and products, including end-to-end architectures and match-on-SE algorithms, in order to ensure a continuing high level of security. We plan to achieve further improvements in terms of usability, convenience and performance in our products through next-generation silicon, sensor and algorithm designs, while maintaining cost-efficiency through optimized packaging and integration architectures.

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Maximize Efficiency and Cost Competitiveness: We are focused on continuing to maximize efficiency and cost competitiveness by designing our products using industry standard design processes, incorporating verified high-volume components and materials and utilizing established manufacturing processes.

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Mass Production Readiness: In 2019, payment card manufacturers worked on overcoming the complexities associated with the introduction of a fingerprint sensor into payment cards. Several of our customers are now ready and capable of mass production of biometric payment cards, using both hot and cold lamination processes, for embedding the sensor and electronics within the card. We believe that our innovative technology and approach will enable us to achieve mass production. We are also actively working with other participants in the payment card ecosystem to accelerate high-volume manufacturing of biometric cards.

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Form Strategic and Global Partnerships: As part of our strategy to facilitate the mass production of biometric payment cards, we have partnered with smart card manufacturers in multiple regions who specialize in the development, design, manufacturing of and sale of dual interface cards. These partnerships allow us to ensure that crucial components within biometric payment cards are compatible and ready for mass production. We have also established other strategic partnerships such as the one with Feitian, a manufacturer of smart card pre-laminated card inserts, in order to include our sensors as part of a mass-produced, low-cost and end-to-end solution for card manufacturers.

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Address Additional Growing Markets: In addition to the biometric payment card market, we also offer our products and solutions to other growing markets such as the markets for access control and IoT. The access control market is estimated at 250 million units annually and growing at 5%. In access control, we have secured a $6.0 million minimum commitment to supply fingerprint sensors and software to a major global financial news and IT services company. We were chosen based on our ability to implement the customer’s security requirements and to bring the fingerprint sensor into the system’s chain of trust. We also have had additional design wins in Asia for access control applications.

Our Products

The products we market are fingerprint sensors and fingerprint modules and solutions which include proprietary software algorithms and remote enrollment technology.

Fingerprint Sensors

We currently market and sell our IDX3200 and IDX3205 fingerprint sensors. These can be used in dual interface, contactless-only as well as contact-only payment cards. The fingerprint sensor is the front end of the fingerprint solution which captures the fingerprint image from which the biometric template is extracted.

In 2017, we launched an ASIC platform for off-chip sensors. The platform delivered both enhanced performance and reduced power consumption at a lower price compared to our previous generation ASIC. The ASIC was designed to be used across multiple product applications in our target markets, including the biometric payment card market, access control market, identification market and IoT market. The chip’s low power consumption increased its compatibility with contactless card applications. Additionally, the ASIC featured increased processing power and enhanced security features. Products designed on this ASIC platform began to ship in volume in 2020.

In February 2020, we launched TrustedBio, our next generation of dual-interface products and solutions designed to reduce biometric smart card cost while improving both performance and security. The TrustedBio sensor utilizes leading semiconductor technology to implement a biometric-system-on-chip in the ASIC while maintaining all the benefits of the capacitive off-chip sensor architecture. Unlike existing sensors, this new generation of products removes the need to have any electronic components laminated within the card’s inlay. This is expected to lead to an improvement in manufacturing processes and yields, substantially reducing the time to market and cost of the card. We completed the first shipment of TrustedBio in August 2020. We expect to release the first member of the TrustedBio family in the fourth quarter of 2020, in support of customer pilots, and to eventually achieve commercial deployment in the second half of 2021.

Fingerprint Modules

A fingerprint module consists of the fingerprint sensor, together with ancillary components, such as the microprocessor unit and power management needed for a complete solution. In addition to the fingerprint sensor, which comes with the image-capturing ASIC, our fingerprint modules also include circuitry for power harvesting from the card terminal and power management circuitry, microcontroller with software for image processing and template creation in addition to secure channel communication with the SE. In a payment card, the matching typically takes place in the SE, however for applications which do not require a SE matching can also occur in the module.

Our fingerprint modules offer a turn-key solution for customers to develop, prototype and manufacture their own end-product.

On-Card Enrollment Solutions

We design, develop and license our remote enrollment devices, which enable cardholders to enroll their fingerprints on a payment card. Our on-card enrollment solutions can be used for contactless-only, contact-based as well as dual interface smart card applications. We believe that a low-cost, simple, convenient and secure end-user registration process is the key to accelerating adoption of biometric payment cards by issuers and consumers alike.

Using our device, the enrollment can be completed in less than a minute. A user can simply follow the instructions indicated on the device, further guided by flashing LED light indicators.

Our seamless end-to-end solution allows card users to securely enroll themselves without visiting a bank branch or ATM. Enrollment takes place entirely inside the smart card using its standard secure EMV® chip. There is no need to connect the enrollment device or smart card to a computer, smartphone or any other connected device, which prevents tampering or external interference during the enrollment process and eliminates the need for card suppliers and issuers to provide and maintain mobile devices or desktop applications for enrollment purposes.

Our Technology

Off-chip Capacitive Fingerprint Sensing

A fingerprint sensor captures a high-resolution image of a finger for use in biometric identification and authentication applications. Our sensors use an off-chip capacitive sensing approach to measure tiny differences in the three-dimensional ridge and valley profiles that make up a person’s fingerprint.

Our off-chip sensor product is made up of two key elements: the sensor array and the silicon chip. The sensor array contains a high-density matrix of electrodes embedded within a low-cost, multilayer polymer substrate. The silicon chip (also referred to as the ASIC) drives and measures electrical signals onto these sensor electrodes to measure ridge-valley capacitances and form an overall image of the fingerprint. The ASIC is mounted to the underside of the substrate, whereas the topside of the substrate is covered in a hard-black coating and exposed to the finger.

This off-chip sensor approach, which separates the sensor array from the ASIC, is patented and differs in both design and construction from conventional silicon sensors. In a conventional silicon sensor, the sensor’s pixel array is implemented within the silicon ASIC itself, requiring direct finger contact to the coated surface of the silicon chip and a large silicon area. By leveraging the off-chip sensor architecture the sensor array can be implemented in a low-cost polymer substrate and the total silicon content can be minimized. Since polymer is less expensive than silicon, the overall sensor cost is reduced compared to conventional silicon sensors of the same size. This also offers the possibility of enlarging the off-chip sensing area, whereby a larger portion of the fingerprint is captured, thus improving both usability and security at a lower price.

Since the off-chip sensor array is made from a bendable polymer substrate, rather than stiff and brittle silicon, our sensor is inherently mechanically bendable, yet robust. We believe that our fingerprint sensors are particularly suited to integration within smart cards, which must satisfy stringent bending and twisting requirements in order to be compliant with the International Organization for Standardization, or ISO, requirements for smart cards.

Furthermore, since the off-chip sensor decouples the sensor array from the ASIC, it becomes possible to utilize advanced semiconductor lithographies within the smaller silicon ASIC. By using advanced semiconductor lithographies the off-chip sensor can integrate more features and functionality without adding significant system cost. As a result, our off-chip sensor product can become more than just a fingerprint sensing front-end, it can be transformed into a complete biometric-system-on-chip. The following graphic demonstrates the conventional structure on a biometric smart card (left) and a biometric smart card with integration of discrete components on onto our ASIC (right):

This biometric integration facilitates cost reduction and reduces the manufacturing complexity of biometric smart cards by allowing the elimination of additional discrete components that would otherwise be required to build an overall biometric system.

Biometric Software and Algorithms

Both software and algorithms are required to make fingerprint sensors and modules operate and communicate with their host device. We develop software components, ranging from elements such as on-sensor firmware to enrollment software, and extract-and-match algorithms.

We have a range of high-performance embedded ridge-matching algorithms which extract biometric features from sensor images and then perform a proprietary matching process against a reference set of biometric features. These algorithms have been developed for security, performance and convenience in highly resource constrained environments. Our distributed matcher algorithms use a unique partitioning approach to perform processing in both secure and non-secure domains and optimize system performance while meeting the strict security requirements of the payment card schemes.

In 2017, we launched our third-generation system software that is optimized for dual interface biometric cards. The software is designed to be power and memory efficient. In the same year, we introduced a proprietary matcher algorithm for biometric cards. This patented algorithm is rotation insensitive and accepts partial touches. It is designed for use in both smart card and IoT applications.

In the past two years, we released security-enhanced versions of our matcher. The version released in 2019 moves the critical matcher function and template information onto the SE, while the less secure on-card biometric processor performs feature extract functions that do not need to be secured. This distributed matcher architecture meets the biometric performance and security guidelines of multiple global payment schemes. Recently, we became the first and only biometric sensor company to achieve a development site EMVCo® Security Evaluation.

Enrollment Solutions

Before using a fingerprint based biometric authentication system for the first time, the user’s fingers need to be registered and enrolled. This involves going through a process to securely capture a number of fingerprint images and then using a biometric algorithm to extract a set of unique features from the images. These unique features are then stored securely as biometric reference templates for future comparison or matching. Our on-card enrollment devices are secure and low-cost, enabling users to enroll from the comfort of their own home, they leverage the large sensing area of the off-chip sensor to enable a highly effective yet simple remote enrollment process.

Full Systems Approach

The biometric smart card represents a highly challenging and resource constrained environment. The traditional fingerprint sensor captures an image of the fingerprint; however, this image also needs to be processed by a biometric authentication algorithm. This combination of sensor and algorithm form a biometric system which needs to operate seamlessly with the card’s payment chip, the SE, and the associated payment terminal. The resources of the SE also need to be leveraged carefully for control of the biometric system, secure storage of biometric templates and part-execution of the biometric algorithm. The electrical power to operate the biometric system can be supplied by the host device. For example, smart cards can be powered when inserted into a payment terminal. Alternatively, power can be harvested from a magnetic field in the case where a smart card is being tapped on a contactless payment terminal. The following graphic depicts the system design within a biometric payment card:

The interaction between the fingerprint sensor and its environment is complex, particularly when there are limitations on power, processing capacity and physical space, while having to satisfy stringent requirements for response time and biometric reliability. Therefore, we use a full system approach that includes developing and providing system-level reference designs and software, in addition to our standalone fingerprint sensors. A reference design is a technical blueprint of a system that our customers can use as-is or customize to their own requirements. Our reference design provides a faster path for device manufacturers to imbed our sensors in their products. It typically consists of a complete solution to implement a biometric system including antenna, power management, key external component selection (if any), system software, biometric matching algorithms and enrollment solutions.

Research and Development

Our R&D activities are primarily performed in the United States and the United Kingdom.

The R&D activities include: (i) design and developments relating to our ASIC; (ii) system engineering and software development to create a full biometric system; (iii) activities to extend our existing products and create new intellectual property and know-how related to fingerprint sensors; (iv) industrialization activities including support to our production partners; and (v) activities to enhance our biometric algorithms for improved matching and enrollment, particularly in power-constrained environments.

Innovation through research and development is critical for us to remain competitive and to help our customers maintain cost and performance leadership. Our technology roadmap focuses on:

•	significant reductions in system costs through optimized architecture and integration;

•	improvements in usability, convenience and performance through next;

•	generation ASIC, sensor and algorithm design;

•	enhancements to security through secure end to end architectures, and advanced match on secure element algorithms; and

•	Developing advanced solutions for in-display sensor integration.

We have built an engineering team with significant industry experience capable of supporting our customers in the integration of complex components within a smart card or other devices. As of August 31, 2020, we had an engineering and research team of 72 employees and contractors, most of whom were based in Europe and the United States, representing 73% of our workforce. The team is comprised of systems and technology engineers, software engineers, silicon engineers, sensor engineers and packaging technologists.

Manufacturing and Supply Chain

Our operations strategy is to maximize efficiency and cost competitiveness by designing our products using industry standard design processes, incorporating verified high-volume components and materials, and utilizing established manufacturing processes. In support of the anticipated demand for biometric smart card solutions, we have established a supply chain capable of satisfying expected future market demand. We currently utilize external manufacturing partners for the fabrication, assembly and testing of our products. Our strategy, which is referred to as fabless, is to design and develop our ASIC and outsource the manufacturing to large established semiconductor fabrication foundries. We believe this strategy provides the best combination of performance, cost and feature attributes necessary for our products.

We develop the production test solutions for use by our manufacturing partners. In addition, to accelerate the development of mass production test solutions for our biometric sensor products, we have invested in high-volume test equipment at our facility in Rochester, New York. Production test deployments with the OSAT partners are fully verified in house prior to installation on the production line, reducing cycle time, production engineering support and costs.

Our selected manufacturing partners for sensor production are Amkor Technology, Inc. and Silicon Precision Industries Limited, both of which are leaders in outsourced semiconductor assembly and test, or OSAT, production. We have partnered with Taiwan Semiconductor Manufacturing Corporation, or TSMC, one of the leading semiconductor manufacturers in the world, for volume manufacturing of our ASICs. The TSMC relationship gives us access to the newest and most competitive silicon manufacturing processes and geometries, and provides the capacity and cost structure to serve high volume opportunities.

We select our manufacturing partners based on a supplier capability analysis in order to meet the high quality and reliability standards required of our products. Our engineers and supply chain personnel work closely with manufacturing partners to increase yield, reduce manufacturing costs, improve product quality and ensure that component sourcing strategies are in place to support our manufacturing needs.

We believe our outsourced manufacturing model enables us to focus our resources and expertise on the design, development, sales, marketing and support of our products to best meet customer requirements. We also believe that this manufacturing model provides us with the flexibility required to respond to new market opportunities and changes in customer demand, simplifies the scope of our operations and administrative processes and significantly reduces our working capital requirements, while providing the ability to scale production rapidly.

Intellectual Property

Our intellectual property rights cover individual inventions and complete biometric systems ranging from measurement principles, algorithms, sensor design and system solutions. We have filed applications to protect our intellectual property rights in a wide range of countries including the United States, the United Kingdom, Norway and several other countries. We continue to seek patent protection for aspects of our technology that provide significant competitive advantage.

Our success and ability to compete depend substantially upon our core technology and intellectual property rights. We rely on patent, trademark and copyright laws, trade secret protection and confidentiality agreements to protect our intellectual property rights. In addition, we require employees and consultants to execute appropriate non-disclosure and proprietary rights agreements. These agreements acknowledge our exclusive ownership of intellectual property developed for and by us and require that all proprietary information remain confidential.

We maintain a program designed to identify technology that is appropriate for patent and trade secret protection, and we file patent applications in the United States and certain other countries for inventions that we consider significant. As of August 31, 2020, we held 58 patent families with 110 granted patents and 102 pending patent applications. The wordmark ‘IDEX’ and the IDEX logo are registered trademarks of IDEX Biometrics ASA and are owned by IDEX.

Although our business is not materially dependent upon any one intellectual property right, our intellectual property rights and the products made and sold under them, taken as a whole, are a significant element of our business. In addition to patents, we also possess other forms of intellectual property rights, including trademarks, know-how, trade secrets, design rights and copyrights. We control access to and use of our software, technology and other proprietary information through internal and external controls, including contractual protections with employees, contractors, customers and partners. Our software is protected by EU, the United States and other international copyright, patent and trade secret laws. Despite our efforts to protect our software, technology and other proprietary information, unauthorized parties may still copy or otherwise obtain and use our software, technology and other proprietary information. In addition, as we further expand our international operations and markets, effective patent, copyright, trademark and trade secret protection may not be available, may be limited, or may not be enforceable in certain foreign countries.

Companies in the markets in which we operate frequently are sued or receive informal claims of patent infringement or infringement of other intellectual property rights. As we become more successful, we believe that competitors will be more likely to try to develop products that are similar to ours and that may infringe our intellectual property rights. It is also possible that competitors or other third parties will claim that our products infringe their intellectual property rights. Successful adjudication of claims of infringement by a third party, could result in injunctions that could prevent us from selling some of our products in certain markets, penalties, settlements or judgements that require payment of royalties or damages, or require us to expend time and money to develop non-infringing products. We cannot assure you that we will not in the future be accused of infringe any third-party intellectual property rights.

Sales and Marketing

We sell our products and solutions through a direct sales force. Our sales staff provides product education, application advisory services to and maintain close relationships with our customers. We also have sales and business development personnel located close to major customers across Europe, the United States and Asia. Our sales and business development teams work closely with our product line management personnel to support strategic sales activities. A broad range of marketing communications activities have also helped us to promote the benefits of our fingerprint sensors and biometric solutions to all members of the value chain. We have invested significant time and resources to meet with card and device manufacturers to understand their requirements and performance issues. These efforts have provided us with a deep understanding of the challenges faced by card manufactures and issuers which, in turn, enabled us to focus our product and technology development efforts to address our customers’ challenges. As an example, we understand that several of our customers are looking to offer a digital currency biometric card, we are therefore developing products to satisfy these requirements.

As a result of this direct approach, we have achieved improved visibility into the sales channel as well as valuable real-time customer feedback which directs our on-going technology development and manufacturability improvements.

Our products typically have a long sales cycle, requiring discussions with prospective customers in order to better understand their application and system level requirements and technology roadmaps. Our customers are predominantly smart card manufacturers, and we have discussions with them regarding the requirements of their end customers, which provides our sales force with insight into how our products will be deployed. We develop strong customer relationships to ensure technical and business alignment. The period of time from our initial contact with a prospective or current customer to the receipt of an actual purchase order is frequently a year or more. Prospective customers perform system and card level testing before the cards are certified and then deployed by the card network and card issuers. Customers require us to perform extensive verification testing and qualification based on industry standards. This phase of our sales cycle can take several months.

Our in-house sales personnel also assist customers with forecasts, orders, delivery requirements and other administrative functions. Our technical support engineers respond to technical and product-related questions and provide application support to customers.

The Ecosystem of Payment Card Market

The payment card ecosystem is complex and involves many different companies working together to bring biometric payment cards to the addressable markets. The biometric payment card value-chain is shown below:

We are a supplier at the starting point of this value-chain and sell our products and solutions to smart card manufacturers. We also work closely with our customers on manufacturing methodologies and improvements, and alongside other component suppliers within the card ecosystem. For example, we have established partnerships with suppliers of other components of a payment card, including SE producers, card inlay providers and card networks, to help bring biometric smart cards to market. Our strategic rationale is to ensure that crucial components within the biometric smart card ecosystem are compatible and ready for mass production and to enhance our ability to offer comprehensive solutions to our customers.

Our Customers

Our target customers are primarily manufacturers of smart cards, and other electronic devices located in Europe, the United States and Asia. The number of customers who have purchased our products has increased from 7 in 2016 to 19 during both the nine and twelve months ended September 30, 2020. As of September 30, 2020, we had 28 active customers, defined as customers who have purchased our products within the last 2 years.

The largest 3 payment card manufacturers or tier one card manufacturers comprise approximately 60% of EMVCo certified payment cards manufactured. We also serve a number of small or tier two card manufacturers, including Chutian Dragon, Eastcompeace, Feitian Technologies, Goldpac Group, Hengbao, IDEMIA and Quest Payment Systems. At times we also charge a fee for engineering services we provide to our customers in connection with the integration and manufacturing of our fingerprint sensors and software programs.

We have historically generated the majority of our revenue from a few larger customers. In 2018, 2019 and the nine months ended September 30, 2020, our five largest customers in each period (which differed by period) collectively accounted for 96%, 91%, and 98% of our revenue, respectively. During 2018, three customers, Mastercard, IDEMIA France SAS and Yoyon Electronics Technology Co Ltd., accounted for approximately 39%, 36% and 13% of our revenue, respectively. During 2019, two customers, Bloomberg L.P. and IDEMIA France SAS, accounted for approximately 69% and 10% of our revenue, respectively. During the nine months ended September 30, 2020, Bloomberg L.P. accounted for approximately 84% of our revenue.

Orders and Backlog

As of August 31, 2020, we had an order backlog of $0.6 million, a substantial portion of which is for an information access control customer. We define backlog as non-cancellable orders, items in deferred revenue and undelivered orders in our backlog report.

Competition

The biometrics market is highly competitive and rapidly evolving. We compete with both U.S. and international companies, some of which have substantially greater financial and other resources than we do. We encounter multiple competitors in most of our markets, although we believe no one competitor competes with us across our full suite of solutions and markets. We compete against other companies that provide biometric sensors and modules and related software, algorithms and enrollment solutions. Our principal competitors include, among others, companies such as Fingerprint Cards AB, NEXT Biometrics ASA and ELAN Microelectronics Corp.

The principal competitive factors upon which we compete include performance, low power consumption, rapid innovation, breadth of product line, availability, product reliability, multi-sourcing and selling price. We believe that we compete effectively by offering high levels of customer value through high speed, high density, low power consumption, broad integration of photonic functions, software intelligence for configuration, control and monitoring, cost-efficiency, ease of deployment and collaborative product design. We cannot be certain we will continue to compete effectively.

We also may face competition from companies that may expand into our industry and introduce additional competitive products. Existing and potential customers and partners are also potential competitors. These customers may internally develop or acquire additional competitive products or technologies, which may cause them to reduce or cease their purchases from us.

Material Agreements

Supply Agreement with IDEMIA

On February 13, 2020, we entered into a framework supply agreement with IDEMIA France SAS, or IDEMIA. Pursuant to this agreement, we agreed to supply IDEMIA with certain of our fingerprint sensor components, fingerprint sensor modules and loaded firmware, including our TrustedBio technology, which is to be used in IDEMIA’s next-generation biometric payment cards.

Under the terms of this agreement, we are responsible for assisting IDEMIA in installing and integrating our products when they are delivered. When needed, IDEMIA may provide us with workspace in their offices for us to work alongside IDEMIA employees to successfully integrate our products into IDEMIA’s systems. We retain the intellectual property rights to the products we provide. We are also responsible for monitoring the risk of obsolescence of any components of our products.

IDEMIA may place orders for our products on an ongoing basis. IDEMIA placed its first order in September 2020. We have not generated revenue pursuant to this agreement as of the date hereof. In addition, to ensure that IDEMIA can obtain the products that they need from us, we agreed to place into escrow the materials and information needed to manufacture our products, and grant to IDEMIA a license to utilize these materials under certain conditions. The supply agreement runs for a term of three years, and automatically renews for one-year terms thereafter, unless either party terminates the agreement by prior written notice no later than thirty days prior to the expiry of the original three-year term.

Master Services Agreement with Bloomberg

On April 4, 2019, we entered into an agreement to provide services to, Bloomberg L.P., or Bloomberg. Under the initial statement of work, we agreed to provide Bloomberg with sensors, and in certain cases to modify the firmware of such sensors, such that the sensors may be integrated into Bloomberg’s technological infrastructure. We retain the rights to all our pre-existing intellectual property and any future intellectual property that we create. However, we have granted Bloomberg a non-exclusive, royalty-free license so that Bloomberg may use any deliverables that we provide to Bloomberg under the agreement. We began shipping units to Bloomberg’s subcontract manufacturer during the second quarter of 2020.

Under the terms of the agreement, we agreed to indemnify Bloomberg from all claims arising from or in connection with, among other things, our provision of services to Bloomberg, any material breach of the agreement, or any claim alleging infringement upon or misappropriation of any applicable intellectual property rights. The agreement will remain in effect, unless terminated by Bloomberg for cause with immediate effect or otherwise with 90 days’ prior written notice.

Government Regulation

Regulation related to the provision of services over the internet is evolving, as federal, state and foreign governments continue to adopt new, or modify existing, laws and regulations addressing data privacy and the collection, processing, storage, transfer and use of data. In some cases, data privacy laws and regulations, such as the European Union’s General Data Protection Regulation, or GDPR, that took effect in May 2018, impose new obligations on us as a participant in the technology sector, as well as on our customers. In addition, domestic data privacy laws in the United States, such as the California Consumer Privacy Act, or CCPA, which took effect in January 2020, continue to evolve and could expose us to further regulatory burdens. Further, laws such as the EU’s proposed e-Privacy Regulation are increasingly aimed at the use of personal information for marketing purposes, and the tracking of individuals’ online activities.

Although we monitor the regulatory environment and have invested in addressing these developments, these laws may require us to make additional changes to our services to enable us or our customers to meet the new legal requirements, and may also increase our potential liability exposure through higher potential penalties for non-compliance. These new or proposed laws and regulations are subject to differing interpretations and may be inconsistent among jurisdictions. These and other requirements could interrupt our operations, require us to take on more onerous obligations in our contracts, restrict our ability to store, transfer and process data or, in some cases, impact our ability or our customers’ ability to offer our services in certain locations, to deploy our solutions, to reach current and prospective customers, or to derive insights from customer data globally. The costs of compliance with, and other burdens imposed by, privacy laws, regulations and standards may limit the use and adoption of our solutions and services, reduce overall demand for our solutions and services, make it more difficult to meet expectations from or commitments to customers, lead to significant fines, penalties or liabilities for noncompliance or impact our reputation, any of which could harm our business.

Employees

As of August 31, 2020, we had 91.5 full-time equivalent, or FTE, employees and 7 FTE contractors. Of these, 72 individuals are engaged in R&D. Specifically, 33 individuals are engaged in silicon, sensor and packaging, 21 in systems and technology and 18 in software. In addition, 13.5 individuals are engaged in sales and marketing and 13 in operations, finance and administration. Of these employees and contractors, 36.5 FTE are based in Europe, 54 in the United States and 8 in China.

We have no collective bargaining agreements with our employees, and we have not experienced any work stoppages.

Facilities

We lease office space in Oslo, Norway for our corporate headquarters under a lease with a three months term at any time. We also lease laboratory space and regional offices in Wilmington, Massachusetts and Rochester, New York, United States, Farnborough, United Kingdom and Shanghai, China.

We do not own or operate industrial manufacturing facilities. As discussed above, our philosophy is to design our products based on proven standard manufacturing techniques. The different components and processing work are sourced from leading industry vendors in various countries.

Insurance

We maintain various insurance policies to insure against certain risks. We maintain insurance to cover our liability should any injuries occur at our facilities. We maintain medical insurance for our employees and management. We also maintain company property insurance and accident insurance, covering property damage and casualty damage in accidents. We maintain directors and officer’s liability insurance. We have selected business interruption, third-party liability and product liability insurances. We may not maintain adequate insurance, which could expose us to significant costs and business disruption. We consider our insurance coverage to be in line with that of other technology companies of similar size and scale that are headquartered in Norway.

Legal Proceedings

We are currently not party to any legal proceedings that are likely to have a material adverse effect on our results of operations, financial condition or cash flows. We may in the future become involved in litigation or other legal proceedings relating to claims arising from the business.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors, including their ages, as of February 18, 2021.

Name	Age	Position(s)
Executive Officers:
Vincent Graziani	60	Chief Executive Officer
Derek P. D’Antilio	48	Chief Financial Officer
Anthony Eaton	48	Chief Technology Officer
Stanley A. Swearingen	61	Executive Vice President of Advanced Technology and Strategy
Board of Directors:
Morten Opstad	67	Chair
Lawrence John Ciaccia(2)	62	Deputy Chair
Deborah Lee Davis(1)(2)	58	Board member
Hanne Høvding(1)	67	Board member
Stephen A. Skaggs(1)	58	Board member
Thomas M. Quindlen	58	Board observer

(1)	Member of Audit Committee.
(2)	Member of Compensation Committee.

Executive Officers

Vincent (“Vince”) Graziani has served as our Chief Executive Officer since February 2020. Prior to joining us, he served as Vice President of Strategy Development and Implementation of Infineon Technologies AG from October 2015 through February 2020 and was responsible for leading new business development and strategic partnerships. Prior to Infineon Technologies, Mr. Graziani served as Chief Executive Officer of Sand 9 Inc. from January 2010 through May 2015, Vbrick Systems Inc. from August 2007 through December 2009 and Sandburst Inc. from May 2002 through February 2006, where he led these technology companies from the pre-revenue stage to significant revenues and scale. Earlier in his career, Mr. Graziani held positions of increasing responsibility in engineering as well as sales and marketing at Intel Corporation and Broadcom Inc. Mr. Graziani holds a Bachelor of Science in Electrical Engineering from The University of New Hampshire and a Masters degree in Electrical Engineering from Northeastern University.

Derek P. D’Antilio has served as our Chief Financial Officer since July 2019. Prior to joining us, Mr. D’Antilio served as Vice President of Finance and Corporate Controller of MKS Instruments, Inc., a multi-billion Nasdaq-listed global semiconductor equipment supplier, from December 2010 to January 2019. From December 2008 to December 2010, he served as Assistant Controller and Director of Finance at 3Com Corporation (acquired by Hewlett-Packard). Prior to that, Mr. D’Antilio spent nearly a decade in public accounting and audit with BDO Global and PricewaterhouseCoopers LLP. He has held senior finance positions at high-growth US-listed technology companies with responsibility for global accounting and reporting, financial planning, treasury, tax, operations and investor relations. Mr. D’Antilio is a certified public accountant and certified management accountant and holds a B.S.B.A in Accounting and Economics from Salem State University and an M.B.A from Babson College with Honors.

Anthony Eaton has served as our Chief Technology Officer since March 2019. Mr. Eaton served as our Vice President of Systems Engineering from February 2017 to February 2019, and our Senior Director of Engineering from August 2016 to January 2017. From November 2014 through August 2016, he served as Director of System Engineering at Atmel Corporation, where he was responsible for the System Engineering function within Atmel’s MaxTouch Business Unit. Prior to Atmel, Mr. Eaton held senior engineering roles at Nvidia Corporation and

Mirics Semiconductor, Inc. Earlier in his career he worked for companies such as Sony Semiconductor and Electronic Solutions and PA Consulting Group. Mr. Eaton holds a First Class Bachelor’s degree (B.A. Hons) and Master’s degree (M.Eng) after reading Engineering at Cambridge University, England.

Stanley A. Swearingen has served as our Executive Vice President of Advanced Technology and Strategy since February 2020. Mr. Swearingen served as our Chief Executive Officer from April 2018 through February 2020, and our Chief Product Officer from November 2016 to March 2018. Prior to joining us, from November 2013 to February 2016, Mr. Swearingen served as Senior Vice President & General Manager MaxTouch Business Unit and Chief Technology Officer of Atmel Corporation, where he drove the overall technology strategy and direction for the company. From June 2010 to November 2013, he served as Senior Vice President and General Manager Biometric Products Division and Chief Technology Officer of Synaptics Inc., where he was instrumental in the formulation of the biometric fingerprint strategy, including the acquisition of Validity Sensors, Inc. Prior to Synaptics, Mr. Swearingen held senior positions at various semiconductor companies, such as Scientific Components Corporation (d/b/a Mini-Circuits), Skyworks Solutions, Inc., Agere Systems Inc. and National Semiconductor.

Board of Directors

Morten Opstad has served as chair of our board of directors since March 1997. Mr. Opstad is a partner in Advokatfirmaet Ræder AS in Oslo, Norway. He has rendered legal assistance with respect to establishing and organizing several technology and innovation companies. He currently serves as chair of the board of Thin Film Electronics ASA. Mr. Opstad holds a legal degree (Cand.Jur.) from the University of Oslo. We believe that Mr. Opstad is qualified to serve on our board of directors because of his intimate familiarity with our company, his experience as a director on publicly listed companies and his expertise in the technology and innovation industry.

Lawrence John (“Larry”) Ciaccia has served as a member of our board of directors since May 2015 and was appointed as Deputy Chair of our board of directors in May of 2019. Mr. Ciaccia has extensive experience in the semiconductor industry. He played a pivotal role in transforming AuthenTec, Inc. from a start-up into the world’s leading fingerprint sensor supplier, serving as Chief Executive Officer from September 2010 and instrumental in the acquisition of AuthenTec by Apple in October 2012. He remained with Apple through February 2013 to assist in the acquisition integration and transition. Mr. Ciaccia holds a Bachelor of Science in Electrical Engineering from Clarkson University and a M.B.A. from the Florida Institute of Technology. We believe that Mr. Ciaccia is qualified to serve on our board of directors because of his extensive experience in the semiconductor industry and in executive management.

Deborah Lee (“Deborah”) Davis has served as a member of our board of directors since May 2015. Ms. Davis has served as a non-executive director on the boards of directors of International Personal Finance plc since October 2018, The Institute of Directors since April 2018, Which? since January 2015 and a trustee of Southern African Conservation Trust since July 2013. Earlier in her career, Ms. Davis held senior executive leadership roles at PayPal Inc., eBay Inc., Verizon Business and Symantec Corporation. Ms. Davis holds a Bachelor of Applied Science (Electronics) Honors degree from the University of Melbourne, a Sloan Masters in Science (Management) with Distinction from London Business School, a Diploma in Company Direction with Distinction from Institute of Directors and is a qualified Chartered Director (CDir). We believe that Ms. Davis is qualified to serve on our board of directors because of her extensive industry knowledge.

Hanne Høvding has served as a member of our board of directors since December 2007. Since January 2003, Ms. Høvding is retired from a career in a major Norwegian credit card issuer, now DNB Bank ASA’s credit card division. In her career, Ms Høvding has held several management positions within personnel administration, finance, credit card administration, debt collection and HR. Since November 2005, Ms.Høvding has been Chair of Cama Invest AS, a small private held Norwegian investment company. Ms. Høvding holds a Bachelor’s degree in Economics and Business Administration from the Norwegian School of Economics and

Business Administration. We believe that Ms. Høvding is qualified to serve on our board of directors because of her diverse experience and strong business acumen and leadership skills.

Stephen A. (“Steve”) Skaggs has served as a member of our board of directors since May 2019. Mr. Skaggs also serves as a non-executive director and audit committee chair of Coherent, Inc., a leading global manufacturer of lasers, since 2013. Mr. Skaggs has more than 25 years of experience in the semiconductor industry, including serving as Senior Vice President and Chief Financial Officer, from 2013 to 2016, and as Senior Vice President of Corporate Development, from 2010 to 2013, of Atmel Corporation, a leading supplier of microcontrollers, prior to its acquisition by Microchip Technology Incorporated. Prior to Atmel, he worked for over 15 years at Lattice Semiconductor, a supplier of programmable logic devices and related software, holding various leadership positions including Chief Executive Officer, President, and Chief Financial Officer. Earlier in his career, he was employed by Bain & Company, a global management consulting firm. Mr. Skaggs holds a B.S. degree in Chemical Engineering from the University of California, Berkeley and an M.B.A degree from the Harvard Business School. We believe that Mr. Skaggs is qualified to serve on our board of directors because of his deep industry experience as an executive at semiconductor companies.

Thomas M. Quindlen has served as a non-voting observer of our board of directors since October 2020. Since January 2014, Mr. Quindlen has served as the Chief Executive Officer and Executive Vice President for Retail Card, a division of Synchrony. Prior to joining Synchrony, Mr. Quindlen held several leadership roles at GE Capital, the financial services subsidiary of the General Electric Company. Mr. Quindlen has worked in the financial services industry for over 30 years. Mr. Quindlen holds a bachelor’s degree in accounting from Villanova University. We believe that Mr. Quindlen brings strong leadership experience in Payments and Sales, Consumer Finance and Payment Card Solutions, Corporate Finance, Client Management, Marketing and Audit and has a proven track record in leading growth companies.

Family Relationships

There are no family relationships between any of the directors. There are no family relationships between any director and any of the senior management of our Company.

Arrangements or Understandings

None of our senior management, directors, or key employees has any arrangement or understanding with our principal shareholder, customers, suppliers, or other persons pursuant to which such senior management, director, or key employee was selected as such.

Foreign Private Issuer Exemption

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with Nasdaq rules, we will comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. While we expect to voluntarily follow most Nasdaq corporate governance rules, we may choose to take advantage of the following limited exemptions:

•	Exemption from filing quarterly reports on Form 10-Q containing unaudited financial and other specified information or current reports on Form 8-K upon the occurrence of specified significant events;

•

Exemption from Section 16 under the Exchange Act, which requires insiders to file public reports of their securities ownership and trading activities and provides for liability for insiders who profit from trades in a short period of time;

•	Exemption from the requirement to obtain shareholder approval for certain issuances of securities, including shareholder approval of share option plans; and

•	Exemption from the requirement that our audit committee have review and oversight responsibilities over all “related party transactions,” as defined in Item 7.B of Form 20-F.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). We intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers, which means that we are permitted to follow certain corporate governance rules that conform to Norwegian requirements in lieu of many of the Nasdaq corporate governance rules. Accordingly, our shareholders will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

We intend to follow Norwegian corporate governance practices in lieu of Nasdaq corporate governance rules as follows:

•

We do not intend to comply with Nasdaq Rule 5605(b)(1), which requires that our board of directors be comprised of a majority of independent directors. Such requirements are not required under the laws of Norway. However, the Code of Practice recommends that the majority of the board of directors be independent of the company’s executive personnel and material business contacts, and that at least two of the members of the board of directors be independent of the company’s main shareholders. Therefore, we do make an assessment of the independence of our directors under Norwegian corporate governance practices and have concluded that the majority of our directors are independent based upon those standards.

•

We do not intend to follow Nasdaq Rule 5605(d)(1) regarding the compensation committee charter or Nasdaq Rule 5605(d)(2) regarding compensation committee composition. Such requirements are not required under the laws of Norway. However, we do maintain a compensation committee in line with Norwegian law. See the section entitled “Management—Committees of Our Board of Directors—Compensation Committee” for additional information.

•

We do not intend to follow Nasdaq Rule 5605(e)(1)(A) with respect to having director nominees selected by independent directors constituting a majority of our board’s independent directors in a vote in which only independent directors participate or Nasdaq Rule 5605(e)(2) regarding the adoption of a formal written charter or board resolution, as applicable, addressing the nominations process. Such requirements are not required under the laws of Norway. However, we do maintain a nomination committee in line with Norwegian law. The establishment of our nomination committee was resolved by our annual general meeting on May 15, 2012, in accordance with the Code of Practice, and the guidelines for such committee were resolved and adopted by the same annual general meeting, which guidelines address the nominations process, among other things. See the section entitled “Management—Committees of Our Board of Directors—Nomination Committee” for additional information.

•

We do not intend to comply with Nasdaq Rule 5610, which requires disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers.

•

We do not intend to follow Nasdaq Rule 5620(c) regarding quorum requirements applicable to meetings of shareholders. Such quorum requirements are not required under the laws of Norway. In Norway, only a limited number of shareholder decisions require unanimity, which effectively imposes a quorum requirement of 100% on such decisions.

•

We do not intend to follow Nasdaq Rule 5635 regarding shareholder approval requirements in connection with certain corporate actions, such as a change of control of the company. However, under Norwegian law, any issuance of shares requires shareholder approval or must be resolved by the board of directors in accordance with a board authorization from the general meeting of shareholders. Shareholder approval is also required for share-based compensation to the board of directors and certain major agreements between the company and an affiliated party.

We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer. For an overview of differences between corporate governance principles for a Norwegian public limited company such as us and those that are applicable to a Delaware corporation, see “Description of Share Capital and Articles of Association—Comparison of Norwegian Corporate Law and Our Articles of Association and Delaware Corporate Law.”

Composition of our Board of Directors

Our board of directors is currently composed of five members, all of whom are non-executive directors. As a foreign private issuer, under the listing requirements and rules of Nasdaq, we are not required to have independent directors on our board of directors, except that our audit committee is required to consist fully of independent directors, subject to certain phase-in schedules. Nevertheless, our board of directors has undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from, and provided by, each director concerning such director’s background, employment and affiliations, including family relationships, our board of directors has determined that all of our directors, except for Mr. Opstad, qualify as “independent directors” as defined under applicable rules of the Nasdaq Stock Market and the independence requirements contemplated by the Exchange Act. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has had with our company and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our ordinary shares by each non-employee director and his or her affiliated entities (if any).

Furthermore, our board of directors has determined that all of our directors, except for Messrs. Opstad and Ciaccia, are “independent directors” under the criteria of the Norwegian Code of Practice for Corporate Governance dated October 17, 2018, or the Code of Practice. The composition of our board of directors complies with the independence requirements under the Code of Practice, as well as Oslo Børs’ terms of listing. It also meets the Norwegian statutory gender requirements.

Our corporate governance practices were last reviewed and updated in December 2020 in accordance and compliance with the Code of Practice. The Code of Practice stipulates certain compliance and explanatory guidelines. Our board of directors will disclose and explain any deviation from the Code of Practice in our Norwegian annual reports, and our annual reports on Form 20-F to be filed in the U.S. with the SEC. We post our corporate governance statement on our website and in the annual report.

Our Articles of Association provide that the number of directors shall be between three and seven members, as decided at our annual general meeting of shareholders. At the general meeting of shareholders, the board members are elected to serve for a term of two years from the time of election. At our 2020 annual general meeting of shareholders held on May 15, 2020, it was resolved that (i) Mr. Opstad shall continue to serve as chair of our board of directors for the second year of his two-year term, (ii) Mr. Ciaccia shall continue to serve as deputy chair of our board of directors for the second year of his two-year term, and (iii) each of Mses. Davis and Høvding and Mr. Skaggs shall continue to serve as a member of our board of directors for the second year of their respective two-year term. See “Description of Share Capital and Articles of Association—Articles of Association—Board of Directors.”

Committees of our Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. In addition, we have a nomination committee, which composition and mandate are resolved by our annual general meeting of shareholders.

Audit Committee

Our audit committee will be reconstituted prior to the completion of this listing. Upon the completion of our listing on Nasdaq, our audit committee will consist of Mr. Skaggs and Mses. Høvding and Davis. Mr. Skaggs will serve as chair of the audit committee. The audit committee consists exclusively of members of our board who are financially literate, and Mr. Skaggs is considered an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under applicable Nasdaq rules. Our board has determined that all of the members of the audit committee satisfy the “independence” requirements set forth in Rule 10A-3 under the Exchange Act. The audit committee is governed by a charter that complies with the rules of Nasdaq.

The audit committee’s responsibilities include:

•	overseeing accounting and financial reporting processes, systems of internal control, financial statement audits and the integrity of our financial statements;

•

managing the selection, engagement terms, fees, qualifications, independence, and performance of any registered public accounting firm engaged as our independent outside auditor for the purpose of preparing or issuing an audit report or performing audit services, recommending appointment or retention of any such firm to our board of directors and approving any non-audit services to be provided by such firm;

•

reviewing and discussing with management and our independent auditors any financial statements, reports or disclosures required by applicable law and stock exchange listing requirements and any other financial information issued by us;

•	overseeing the design, implementation, organization and performance of our internal control over financial reporting and our internal audit function (if and when applicable);

•	overseeing procedures for reviewing, retaining and investigating complaints regarding accounting, internal accounting controls, or auditing matters;

•	reviewing and approving any related party transactions;

•	helping our board oversee legal and regulatory compliance, including risk assessment; and

•	providing regular reports and information to our board.

Compensation Committee

Our compensation committee, which consists of Ms. Davis and Mr. Ciaccia, assists the board of directors in determining executive officer compensation. Ms. Davis serves as chair of the compensation committee.

The mandate for our compensation committee is expected to be adopted in the fourth quarter of 2020. We expect the compensation committee’s responsibilities to include advising the board on matters such as:

•	setting a compensation policy that is designed to promote our long-term success;

•	ensuring that the compensation of executive officers reflects both their individual performance and their contribution to our overall results;

•	determining the terms of employment and compensation of executive officers, including recruitment and retention terms;

•	approving the design and performance targets of any annual incentive schemes that include the executive officers;

•	agreeing upon the design and performance targets, where applicable, of all share incentive plans requiring shareholder approval;

•	rigorously assessing the appropriateness and subsequent achievement of the performance targets related to any share incentive plans;

•	gathering and analyzing appropriate data from comparator companies in the biometrics sector; and

•	the selection and appointment of external advisers to the compensation committee, if any, to provide independent compensation advice where necessary.

Nomination Committee

We do not have a nomination committee formed from our board of directors. Instead, in compliance with the regulations in Norway, the duties of our nomination committee, election of the chair and members of the nomination committee, and the committee’s compensation are determined and approved at our general meetings of shareholders. The requirement to form a nomination committee is set out in our Articles of Association as recommended by the Code of Practice. Our nomination committee consists of Harald Voigt, Robert N. Keith and Rune Sundvall. Mr. Voigt serves as chair of the nomination committee. The nomination committee’s primary duties include proposing candidates for election to the board of directors and nomination committee, and proposing the fees to be paid to members of these bodies.

In addition, the nominations committee’s responsibilities include:

•

regularly reviewing the structure, size and composition (including the skills, knowledge, experience and diversity) required of our board of directors compared to its current position and making recommendations to the shareholders for approval at our general meetings with regard to any changes;

•	determining the qualities and experience required of our directors and identifying suitable candidates, assisted where appropriate by recruitment consultants;

•	formulating plans for succession for directors, and in particular for the key role of chair;

•

assessing the re-appointment of any director at the conclusion of his or her specified term of office, having given due regard to the director’s performance and ability to continue to contribute to our board of directors in the light of the knowledge, skills and experience required; and

•

assessing the re-election by shareholders of any director, having due regard to his or her performance and ability to continue to contribute to our board of directors in the light of the knowledge, skills and experience required and the need for progressive refreshing of the board of directors.

Code of Business Conduct and Ethics

In connection with our listing on Nasdaq, we revised our Code of Business Conduct and Ethics that covers a broad range of matters including the handling of conflicts of interest, compliance issues and other corporate policies such as equal opportunity and non-discrimination standards.

Compensation of Executive Officers and Directors

For the year ended December 31, 2020, the aggregate compensation, including share-based compensation, paid to the members of our board of directors and our executive officers for services in all capacities was $3.1 million (unaudited).

For the year ended December 31, 2019, the aggregate compensation, including share-based compensation, paid to the members of our board of directors and our executive officers for services in all capacities was $2.5 million.

Executive Officer Compensation

Guidelines for Compensation of Officers

Our compensation of officers includes a basic salary and other standard benefits. Performance-based cash bonus and incentive subscription rights may supplement the salary. Cash bonus plans are limited to fixed amounts or fixed percentage of base salary. The highest bonus plan for any officer is currently limited to a maximum of 50 percent of base salary, and bonus plan for our Chief Executive Officer is currently limited to a maximum of 70 percent of base salary. In 2019, our board of directors also had an authority to, at its discretion, grant an exceptional bonus of up to 30 percent of base salary to our then-Chief Executive Officer for strategic achievements. This exceptional bonus is no longer available. All components of the compensation of our officers, whether fixed or variable, shall reflect the responsibility and performance of such officer from time to time.

The base salary of our officers is evaluated annually, and our bonus plan cycle is from January 1 to December 31, with a possible midterm evaluation at June 30 of each year and payout in the third quarter. Officers are enrolled in the same pension schemes that we offer to other employees, to the extent available in their home country. The board of directors has the authority to determine the salary and other compensation for the Chief Executive Officer. Our Chief Executive Officer in turn determines the salary and other compensation of all other employees, within the applicable framework set by our board. We do not provide any post-employment compensation beyond conventional notice periods of 3 to 6 months, or such shorter notice period as applicable.

We have not made any advance payments or issued loans to, or guarantees in favor of, any members of the management.

Share-Based Compensation of Officers

We have in place a subscription rights incentive program, which is renewed on an annual basis, whereby independent subscription rights are issued to employees, including our executive officers, and to individual contractors performing similar work. Under the Companies Act, such subscription rights have a maximum duration of five years from the date of the general meeting of shareholders approving the program. To enable a four-year vesting schedule, we renew our subscription rights incentive plans each year at the annual general meetings, whereby the preceding plan is closed for new grants when the new plan takes effect. The maximum number of subscription rights that may be issued under each annual plan, and all plans collectively, may not exceed 10% of our company’s share capital.

At our annual general meeting held on May 15, 2020, our shareholders adopted the 2020 Subscription Rights Incentive Plan, or the 2020 Plan. As a result, each of our previous incentive plans adopted in 2016, 2017, 2018 and 2019 ceased to be available for future issuance as of such date. As of May 15, 2020, we had an aggregate of 31,890,450 subscription rights outstanding under our previous subscription rights incentive plans established in 2016, 2017 and 2018, at a weighted average exercise price of NOK 5.40 per share. As the trading price of our shares on Oslo Børs had been significantly lower than such exercise price, these subscription rights had no intrinsic value and represented no actual incentive for our employees. Therefore, at our 2020 annual general meeting, it was also resolved that we may offer employees, including our executive officers, and individual contractors who hold existing subscription rights under such previous plans, an option to surrender and cancel their existing subscription rights granted under such previous plans in exchange for a right to receive new subscription rights under the 2020 Plan.

On October 2, 2020, our board of directors adopted a resolution to replace subscription rights to purchase an aggregate of 25,962,800 ordinary shares, all of which were granted pursuant to our previous plans adopted in 2016, 2017 and 2018, with new subscription rights granted pursuant to the 2020 Plan, on a one-to-one basis. Such new subscription rights shall have an exercise price of NOK 1.71 per share. One-third of such replacement subscription rights will vest each year, beginning on April 15, 2021. All of such replacement subscription rights will expire on May 15, 2025.

We periodically grant subscription rights to employees and consultants to enable them to share in our successes and to reinforce a corporate culture that aligns their interests with that of our shareholders. Since December 31, 2017, we have granted subscription rights to purchase 51,943,943 ordinary shares to 159 current and former employees who are not executive officers or directors. As of December 31, 2019, subscription rights to purchase 52,875,043 ordinary shares were outstanding.

In addition, we have established a 2020 Employee Share Purchase Plan, or the ESPP, to secure the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. Our employees, including executive officers, are eligible to participate in such plan. See “Management—Equity Incentive Plans” below.

Executive Officer Compensation for the Year Ended December 31, 2019

During the year ended December 31, 2019, our executive officers had performance-based compensation programs and amounts paid to provide pension and healthcare benefits. The compensation of our Chief Executive Officer was proposed by the compensation committee and determined by our board of directors.

During the year ended December 31, 2019, subscription rights to purchase 3,774,100 ordinary shares were awarded to our current executive officers. As of December 31, 2019, our current executive officers held subscription rights to purchase 13,964,100 ordinary shares, none of which was exercised by our current executive officers during the year ended December 31, 2019.

The following table sets forth the compensation paid to our executive officers during the year ended December 31, 2019:

In thousands ($)	Salary	Actual Bonus Paid	Other Benefits	Pension Contribution	Share-Based compensation(1)	Total
Vincent Graziani(2) Chief Executive Officer	—	—	—	—	—	—
Derek D’Antilio(3) Chief Financial Officer	123	—	4	—	31	158
Anthony Eaton(4) Chief Technology Officer	188	23	—	24	83	318
Stanley A. Swearingen(5) Executive Vice President of Advanced Technology and Strategy	360	216	8	—	451	1,035
Fred Benkley(6) Chief Innovation Officer	223	26	10	—	155	414
Henrik Knudtzon(7) Former Chief Executive Officer	167	91	1	4	119	382
Total	1,061	356	23	28	839	2,307

(1)

The amount represents the amortized cost in the year under IFRS 2 share-based payments, for incentive subscription rights. This is an upfront option value calculation and does not represent any gain from the subscription rights. Gain, if any, is reported separately in the year of exercise.

(2)	Mr. Graziani has served as our Chief Executive Officer since February 27, 2020.
(3)	Mr. D’Antilio has served as our Chief Financial officer since July 8, 2019.
(4)	Mr. Eaton has served as our Chief Technology Officer since March 1, 2019.
(5)	Mr. Swearingen served as our Chief Executive Officer until February 27, 2020, following which he has served as our Executive Vice President of Advanced Technology and Strategy.
(6)	Mr. Benkley served as our Chief Technology Officer until March 1, 2019, following which he has served as our Chief Innovation Officer.
(7)	Mr. Knudtzon resigned as our Chief Executive Officer on May 31, 2019.

The following table sets forth the subscription rights granted to our executive officers during the year ended December 31, 2019:

	Grant date	Number of subscription rights		Exercise price NOK per share
Vincent Graziani(1) Chief Executive Officer	—	—		—
Derek D’Antilio(2) Chief Financial Officer	August 14, 2019	2,000,000		1.65
Anthony Eaton(3) Chief Technology Officer	August 14, 2019	327,800	(4)	1.65
Stanley A. Swearingen(5) Executive Vice President of Advanced Technology and Strategy	August 14, 2019	1,200,900	(6)	1.65
Fred Benkley(7) Chief Innovation Officer	August 14, 2019	245,400	(8)	1.65

(1)

Mr. Graziani has served as our Chief Executive Officer since February 27, 2020. The board granted subscription rights to purchase 5,000,000 shares on such date in connection with Mr. Graziani’s appointment.

(2)	Mr. D’Antilio has served as our Chief Financial officer since July 8, 2019.
(3)	Mr. Eaton has served as our Chief Technology Officer since March 1, 2019.
(4)	As of December 31, 2019, Mr. Eaton held subscription rights to purchase an aggregate of 1,452,800 shares.
(5)	Mr. Swearingen served as our Chief Executive Officer until February 27, 2020, following which he has served as our Executive Vice President of Advanced Technology and Strategy.
(6)	As of December 31, 2019, Mr. Swearingen held subscription rights to purchase an aggregate of 8,015,900 shares.
(7)	Mr. Benkley served as our Chief Technology Officer until March 1, 2019, following which he has served as our Chief Innovation Officer.
(8)	As of December 31, 2019, Mr. Benkley held subscription rights to purchase an aggregate of 2,495,400 shares.

As of December 31, 2019, the aggregate number of outstanding subscription rights to purchase ordinary shares held by our then-current officers, including their close associates, was 13,964,100, representing 1.9% of our share capital.

The grants set forth in the table above were made under our 2019 and 2018 subscription rights incentive plans as resolved at the annual general meetings on May 9, 2019 and May 9, 2018, respectively. 25% of the subscription rights vest each year. Such subscription rights expire on May 9, 2024. As discussed above, on October 2, 2020, our board of directors adopted a resolution to replace certain subscription rights granted pursuant to our previous plans with new subscription rights granted pursuant to the 2020 Plan. Messrs. Eaton and Swearingen each elected to participate and surrendered subscription rights to purchase 1,125,800 and 6,815,000 shares, respectively, granted pursuant to the previous plans adopted in 2016, 2017 and 2018. As a result, they received new subscription rights in the same amount under the 2020 Plan. Such new subscription rights have an exercise price of NOK 1.71 per share. One-third of such new subscription rights will vest each year, beginning on April 15, 2021, with an expiration date of May 15, 2025.

In addition, at our annual general meeting held on May 15, 2020, it was resolved that our employees may elect to receive part of their incentive compensation in the form of ordinary shares in lieu of cash. If so elected, the employee may purchase our ordinary share at a 15% discount. As a result, 59 employees received an aggregate of 4,318,523 shares in lieu of cash compensation of $0.6 million. Such shares are subject to a 6-month lock-up period. Messrs. D’Antilio, Eaton and Swearingen acquired 136,479 shares, 181,041 shares and 718,464 shares, respectively, through this program.

Director Compensation

Our chair and members of our board of directors receive board compensation in arrears, as determined annually at the annual general meeting. At our 2020 annual general meeting of shareholders held on May 15, 2020, it was resolved that the annual board compensation is $34,090 per board member for the period from the date of the 2019 annual general meeting until the date of the 2020 annual general meeting. The chair of our board received an additional amount of $8,522. Each of the compensation committee members received $6,818 in addition to the board compensation and the chair of the committee received a further supplement of $1,704.

Further, members of our board of directors had an option to receive all or part of their respective board compensation in the form of shares in our company.

At our annual general meeting held on May 9, 2019, our shareholders approved the following compensation in shares for Mses. Davis and Høvding, each a member of our board of directors, and a former member of our board of directors:

•	Ms. Davis acquired 88,291 shares with a purchase price of NOK 0.15 per share, in lieu of $26,822 of her total board compensation. Ms. Davis received the remainder of $7,386 in cash;

•	Ms. Høvding acquired 60,113 shares with a purchase price of NOK 0.15 per share, in lieu of $18,262 of her total board compensation. Ms. Høvding received the remainder of $15,909 in cash; and

•

A former member of our board of directors acquired 88,291 shares with a purchase price of NOK 0.15 per share, in lieu of $26,822 of his total board compensation. This director received the remainder of $7,386 in cash.

At our annual general meeting held on May 15, 2020, our shareholders approved the following compensation in shares for Ms. Davis and Mr. Skaggs:

•	Ms. Davis acquired 227,073 shares with a purchase price of NOK 0.15 per share, in lieu of $27,345 of her total board compensation. Ms. Davis received the remainder of $9,278 in cash; and

•	Mr. Skaggs acquired 214,909 shares with a purchase price of NOK 0.15 per share, in lieu of $25,880 of his total board compensation. Mr. Skaggs received the remainder of $3,418 in cash.

The following table sets forth the compensation paid to our directors during the year ended December 31, 2019 for service on our board of directors:

Name	Cash Compensation	Share-based compensation	Total
In thousand
Board of Directors:
Morten Opstad	$43	$—	$43
Lawrence John Ciaccia	34	—	34
Deborah Lee Davis	7	34	41
Hanne Høvding	16	23	39
Stephen A. Skaggs(1)	—	—	—

(1)	Mr. Skaggs was appointed as a member of our board of directors on May 9, 2019.

Our board of directors do not participate in any performance-related incentive schemes, nor do they receive any benefits in connection with their board services other than reimbursement of travel costs for attendance at meetings of our board of directors.

Share-Based Compensation of Directors

We do not grant subscription rights to members of our board of directors in their capacity as directors pursuant to our subscription rights incentive plans, which practice is in line with the recommendations in the

Code of Practice, except that we have granted Mr. Ciaccia subscription rights to purchase 600,000 ordinary shares as compensation for certain consulting services he provided to us. See “Related Party Transactions—Arrangements with Our Board of Directors.” Pursuant to the resolution by our board of directors adopted on October 2, 2020, Mr. Ciaccia exchanged his subscription rights to purchase the 600,000 ordinary shares in full for new subscription rights under the 2020 Plan. For clarity, said subscription rights were granted to Mr. Ciaccia in his capacity as an adviser to our company and not as a board member.

Equity Incentive Plans

2020 Subscription Rights Incentive Plan

At our annual general meeting held on May 15, 2020, our shareholders adopted the 2020 Subscription Rights Incentive Plan, or the 2020 Plan, to enable our company to offer employees (including any officers or founders) and individual contractors (including any directors, consultants and advisors) equity interests in our company, thereby helping to attract, retain and motivate such persons to exercise their best efforts on behalf of our company. In the past, we have adopted an annual subscription rights incentive plan in each of 2016, or the 2016 Plan, 2017, or the 2017 Plan, 2018, or the 2018 Plan, and 2019, or collectively, the Previous Plans. Each of these previous incentive plans ceased to be available for future issuance immediately prior to the time that the next annual plan became effective.

Our 2020 Plan provides for the grant of awards of share options (also known as “subscription rights” in Norway), including (i) incentive share options within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended, or the Code, (ii) nonstatutory share options and (iii) independent subscription rights within the meaning of Section 11-12 of the Public Limited Companies Act of the Kingdom of Norway dated June 13, 1997, as amended, or the PLCA, or, if permitted by applicable law and our shareholders, any other appreciation-based incentive as may be designated by our board of directors. The maximum number of shares that may be issued under the 2020 Plan may not exceed 71,798,873 shares; provided, however, that the maximum number of shares that may be outstanding under all the plans may not exceed 10 % of the total authorized number of shares of our company at any given time. As of September 30, 2020, subscription rights to purchase 54,837,143 shares, at exercise prices ranging from NOK 0.15 to NOK 8.42 per share, or a weighted average exercise price of NOK 1.71 per share, were outstanding under all subscription rights incentive plans, including the 2020 Plan and the Previous Plans.

The subscription rights granted under our 2020 Plan generally vest over a four-year period and may be subject to acceleration of vesting and exercisability under certain termination and change of control events. Specifically, the subscription rights generally vest 25% each year, beginning one year after the vesting commencement date, being the latest of the following dates preceding a grant: (i) January 15, (ii) April 15, (iii) July 15 or (iv) October 15. In case the subscription right holder resigns or is terminated, without cause, he or she will be entitled to exercise, within 90 days after end of employment or service, the subscription rights that were vested at the end of the employment or service notice period. Our board of directors may determine an accelerated vesting schedule, if deemed appropriate. The 25% per year vesting is chosen as it balances the short-term incentives and the long-term attractiveness. In case the subscription right holder is terminated for cause, all non-exercised subscription rights will be cancelled. The subscription rights are non-assignable other than by will or by the laws of descent and distribution. The terms and conditions for vesting and exercise of subscription rights under the 2016 Plan, 2017 Plan, 2018 Plan and 2019 Plan are substantially the same as the terms and conditions under the 2020 Plan.

Upon vesting, each subscription right entitles the holder to demand the issuance of one share in our company. As consideration for the shares to be issued upon exercise of the subscription rights issued under the 2020 Plan, the holder of such subscription rights shall pay to us a price per share, which at least shall equal the greater of (i) the average closing price of our shares, as traded on Oslo Børs, over a period of 10 (ten) trading days immediately preceding the date of grant of such subscription rights, and (ii) the closing price of our shares, as traded on Oslo Børs, on the trading day immediately preceding the date of grant of such subscription rights. Under certain circumstances, the price per share of such subscription rights may be lower than stated above, as long as it is not less than the par value per share of our shares at any given time. The maximum number of shares that may be issued with a lower price per share shall not exceed 7,179,887 shares. The subscription rights under the 2020 Plan will expire five years after the resolution by our 2020 annual general meeting implementing the 2020 Plan.

As of our annual general meeting held on May 15, 2020, we had 31,890,450 subscription rights outstanding under the 2016 Plan, 2017 Plan and 2018 Plan, at a weighted average exercise price of NOK 5.40 per share. As the trading price of our shares on Oslo Børs had been significantly lower than such exercise price, these subscription rights had no intrinsic value and represented no actual incentive for our employees. Therefore, at our 2020 annual general meeting, it was resolved that we may offer employees and individual contractors who hold existing subscription rights under the 2016 Plan, 2017 Plan and 2018 Plan an option to surrender and cancel their existing subscription rights granted under such previous plans in exchange for a right to receive new subscription rights under the 2020 Plan. Holders of existing subscription rights pursuant to the previous plans that have an exercise price higher than the fair market value of our shares as of the date of exchange were eligible for the exchange program. At our 2020 annual general meeting, it was further resolved that such exchanged subscription rights shall have a three-year vesting period. One-third of such subscription rights will vest each year, beginning on April 15, 2021. As consideration for the shares to be issued upon exercise of such exchanged subscription rights, the holders of such subscription rights shall pay to us an exercise price of NOK 1.71 per share, which was the closing price of our shares on Oslo Børs on May 11, 2020, the date on which we issued additional shares to existing and new investors through a private placement. Other than the foregoing, the terms and conditions of the 2020 Plan apply correspondingly to these exchanged subscription rights.

On October 2, 2020, our board of directors adopted a resolution to replace subscription rights to purchase an aggregate of 25,962,800 ordinary shares, all of which were granted pursuant to the 2016 Plan, 2017 Plan and 2018 Plan, with new subscription rights under the 2020 Plan, on a one-to-one basis. As of October 2, 2020, we had 54,837,143 ordinary shares issuable upon the exercise of outstanding subscription rights. This number remained unchanged following such exchange. As discussed above, such new subscription rights under the 2020 Plan shall have an exercise price of NOK 1.71 per share. One-third of such replacement subscription rights will vest each year, beginning on April 15, 2021. All of such replacement subscription rights will expire on May 15, 2025.

2020 Employee Share Purchase Plan

The ESPP was adopted at our annual general meeting held on May 15, 2020. The purpose of the ESPP is to secure the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. Our ESPP has three components: (i) a U.S. component intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code for U.S. employees, (ii) a UK component applicable to UK employees and (iii) a general component applicable to all employees outside the United States and United Kingdom. The ESPP authorizes the issuance of 32,670,706 shares of our share capital under purchase rights granted to our employees or to employees of any of our designated affiliates, representing 5% of our share capital at the time of our 2020 annual general meeting. As of September 30, 2020, 35,899,436 shares of our share capital remain available for future issuance under the ESPP.

The ESPP is structured around four contribution periods a year, each starting on the first day of the calendar month following each planned disclosure of a quarterly report of the company, and lasts for the following three months (i.e. March-May, June-August, September-November, and December-February). During each contribution period, a fixed amount (up to 20% of the employee’s gross base salary) is withdrawn from the employee’s salary. The employee may sign up to participate in the ESPP from the date of a public disclosure of a quarterly report until the beginning of the contribution period. Unless the employee explicitly withdraws from the ESPP, the employee’s participation in the plan is automatically renewed for the same amount for subsequent contribution periods. The subscription price per share is equal to the lowest of 85% of i) the closing price of our shares, as traded on Oslo Børs, on the first day of the contribution period, and ii) the closing price of our shares, as traded on Oslo Børs, on the last trading day of the contribution period. Payment of the subscription amount is made by withdrawals from the amount withdrawn from the employees’ salary. The shares will be issued after the end of each contribution period.

Insurance and Indemnification

To the extent permitted by the Companies Act, we are empowered to indemnify our directors against any liability to third parties that they incur by reason of their directorship, subject to approval by the general meeting of shareholders. We maintain directors’ and officers’ insurance to insure such persons against certain liabilities. We entered into an indemnity agreement with each of our directors and executive officers in connection with the listing of our ADSs on Nasdaq. Insofar as indemnification of liabilities arising under the Securities Act may be permitted to our board, executive officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RELATED PARTY TRANSACTIONS

Since January 1, 2017, we have engaged in the following transactions with our directors, executive officers or holders of more than 5% of our outstanding share capital and their affiliates, which we refer to as our related parties.

Agreements with Our Executive Officers and Directors

We have entered into service contracts with certain of our executive officers. These agreements contain customary provisions and representations, including confidentiality, non-competition, non-solicitation and inventions assignment undertakings by the executive officers. However, the enforceability of the non-competition provisions may be limited under applicable law. Further, we have granted share-based awards to certain of our directors and executive officers. See “Management—Compensation of Executive Officers and Directors.”

Indemnification Agreements

We entered into an indemnity agreement with each of our directors and executive officers in connection with the listing of our ADSs on Nasdaq. The indemnity agreement requires us to indemnify our directors and executive officers to the fullest extent permitted by law. See “Management—Insurance and Indemnification.”

Capital Increases

In February 2019, we completed a capital increase, by issuing an aggregate of 53,437,500 ordinary shares to certain existing shareholders, members of our management team and our board of directors, including the then Chief Executive Officer, the then Chief Financial Officer, and the chair of our board of directors, subscribing for 250,000, 100,000 and 100,000 shares, respectively, for gross proceeds of approximately $25.0 million.

In December 2019, we completed a capital increase, by issuing an aggregate of 120,000,000 ordinary shares to a number of shareholders, including Robert N. Keith subscribing for 60,000,000 shares and Sundt AS subscribing for 15,000,000 shares, for gross proceeds of approximately $9.9 million.

In May 2020, we completed a capital increase, by issuing an aggregate of 65,341,413 ordinary shares to existing and new shareholders, including a close associate of Robert N. Keith, subscribing for 11,100,000 shares, and Sundt AS, subscribing for 19,000,000 shares, for gross proceeds of approximately $10.2 million.

In November 2020, we completed a capital increase, by issuing an aggregate of 42,528,181 ordinary shares to Norwegian and international investors, including certain existing shareholders, members of our management team and our board of directors, for gross proceeds of approximately $7.8 million. Messrs. Graziani, D’Antilio and Eaton from our management team subscribed for 150,000, 125,000, 30,000 shares, respectively. Members of our board of directors, Messrs. Opstad, Ciaccia and Skaggs, and Mses. Davis and Høvding, subscribed for 100,000, 150,000, 100,000, 50,000 and 25,000 shares, respectively.

In December 2020, we issued 1,527,917 ordinary shares to employees pursuant to our Employee Share Purchase Plan, raising $0.2 million. Among such employees, our Chief Executive Officer, Vince Graziani, acquired 125,239 shares, our Chief Financial Officer, Derek D’Antilio, acquired 70,447 shares, our Chief Technology Officer, Anthony Eaton, acquired 38,534 shares, and our Executive Vice President of Advanced Technology and Strategy, Stanley A. Swearingen, acquired 31,112 shares.

In February 2021, we completed a capital increase, by issuing an aggregate of 83,214,674 ordinary shares to Norwegian and international investors, including Mr. D’Antilio, our Chief Financial Officer, subscribing for 76,000 shares, for gross proceeds of approximately $27.2 million.

Arrangements with Our Board of Directors

Mr. Opstad, the chair of our board of directors, is a partner at Advokatfirmaet Ræder AS, or Ræder, our Norwegian counsel. Ræder provides legal services to our company. In addition, Mr. Opstad provides certain business and management services to us that are not typical board functions pursuant to an executive function agreement, dated January 30, 2018, by and among Mr. Opstad, IDEX Biometrics ASA and Ræder. Such services include, among other things, shareholder contact, strategic discussions with existing and prospective partners, customers and suppliers, organizational issues, and other projects from time to time. As consideration for such services, Mr. Opstad is entitled to receive a fee per hour at the same level as partners at Ræder invoice us, and such fee is invoiced by Ræder. We paid Ræder for its services in the amount of $0.5 million, $0.3 million and $0.5 million for the years ended December 31, 2019, 2018 and 2017, respectively. The amounts in 2019 included, among other assignments, prospectus, ongoing assistance with various actual and contemplated business agreements and certain employment agreements. Ræder also provided services to us in the first half of 2020, amounting to $0.2 million, which accounts for work related to the private placement in May 2020.

Larry Ciaccia, the deputy chair of our board of directors, is the principal shareholder of Black River Advisors LLC, or Black River. On November 1, 2013, Black River entered into a service framework agreement with us, pursuant to which Black River assigned Mr. Ciaccia to provide certain consulting services to us in the areas of fingerprint imaging and recognition technology. Mr. Ciaccia shall also serve on our strategy advisory committee, effective January 2014. The terms and conditions of this agreement apply solely to Mr. Ciaccia in his capacity as the principal of Black River. Under this agreement, Mr. Ciaccia is entitled to receive $50,000 per annum for the consulting services and $15,000 per annum for services performed by Mr. Ciaccia as a member of our strategy advisory committee. In addition, Mr. Ciaccia is entitled to receive grants of subscription rights to purchase our ordinary shares in such amount and on such terms as may be agreed by the parties and approved by our board of directors. For each of the years ended December 31, 2019, 2018 and 2017, we paid Mr. Ciaccia $65,000 under this agreement. We also granted Mr. Ciaccia subscription rights to purchase 600,000 ordinary shares on August 15, 2018 pursuant to the 2018 Plan. The exercise price of the subscription rights is NOK 5.10 per share. Such subscription rights have become fully vested and will expire on May 9, 2023. The service framework agreement commenced on November 1, 2013 and will expire at such time as may be mutually agreed upon in writing by the parties thereto. Either party may terminate the agreement upon a 90-day written notice.

Andrew MacLeod, a former member of our board of directors, provided consulting services to us from February 2016 through March 2019, for which he received approximately $73,000 in 2018 and $26,000 in 2019. His service agreement with us terminated on March 27, 2019. Mr. MacLeod left our board of directors on May 9, 2019.

Related Party Transactions Policy

In connection with our listing on Nasdaq, we adopted a related party transaction policy requiring that all related party transactions required to be disclosed by a foreign private issuer pursuant to the Exchange Act be approved by the audit committee or another independent body of our board of directors.

The related party transaction policy is in accordance with the provisions on related party transactions of the Companies Act and the Corporate Governance Code (the latter on a comply or explain basis).

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of February 18, 2021 by:

•	each person, or group of affiliated persons, that beneficially owns 5% or more of our outstanding ordinary shares;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include ordinary shares that can be acquired within 60 days of February 18, 2021. Percentage ownership calculations are based on 915,361,422 ordinary shares issued and outstanding as of February 18, 2021, plus, consistent with SEC rules on disclosure of beneficial ownership, ordinary shares that each security holder has the ability to acquire within 60 days of February 18, 2021.

Except as otherwise indicated, all of the ordinary shares reflected in the table are ordinary shares and all persons listed below have sole voting and investment power with respect to the ordinary shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

Except as otherwise indicated in the table below, addresses of the directors, executive officers and named beneficial owners are care of IDEX Biometrics ASA, Dronning Eufemias gate 16, NO-0191 Oslo, Norway.

Name of Beneficial Owner(1)	Number of Ordinary Shares Beneficially Owned	Percentage of Ordinary Shares Beneficially Owned
5% or Greater Shareholders:(2)(3)
Robert Keith(4)	166,659,914	18.21%
UBS Switzerland AG(5)	73,574,103	8.04
Sundt AS(6)	61,740,365	6.74
Goldman Sachs International(7)	59,623,073	6.51
Sundvall Holding AS(8)	56,964,051	6.22
Executive Officers:
Vincent Graziani(9)	2,060,239	*
Derek P. D’Antilio(10)	1,257,926	*
Anthony M. Eaton(11)	706,525	*
Stanley A. Swearingen(12)	3,721,467	*
Board of Directors:
Morten Opstad(13)	7,398,916	*
Lawrence John Ciaccia(14)	471,563	*
Deborah Lee Davis(15)	564,479	*
Hanne Høvding(16)	487,778	*
Stephen A. Skaggs(17)	764,909	*
Non-Voting Board Observer:
Thomas M. Quindlen(18)	275,000	*
All current directors (including non-voting board observer) and executive officers as a group (10 persons)	17,708,802	1.93

*	Represents beneficial ownership of less than one percent.

(1)

Beneficial ownership presented in this table is determined in accordance with the rules of the SEC, which differ from local rules in Norway. Pursuant to the Norwegian Securities Trading Act dated June 29, 2007 no.75, or the STA, our shareholders are required to immediately and simultaneously notify us and the Oslo Stock Exchange when the shareholder’s stake reaches, exceeds or falls below the thresholds of 5%, 10%, 15%, 20%, 25%, 1/3, 50%, 2/3 or 90% of the share capital or voting rights of our company. Shares held, acquired or disposed of by close associates, as such term is defined in section 2-5 of the STA, are regarded as equivalent to the acquirer’s or disposer’s own shares.

(2)	UBS Switzerland AG and Goldman Sachs International are nominee shareholders. We are not aware of the number or identity of any beneficial owners of shares held by said nominees.
(3)

On December 16, 2019, Schroder, plc. notified Oslo Bors pursuant to the STA that it held 50,030,909 shares in our company as of such date, representing approximately 6.97% of the total number of outstanding shares as of such date. Such shares are held through one or more nominee shareholders. On February 16, 2021, Schroder, plc. further notified Oslo Bors that its holding in our company decreased to 45,030,909 shares, representing approximately 4.92% of our share capital.

(4)

Pursuant to the STA, Mr. Keith reported to the Oslo Stock Exchange that, as of November 6, 2019, November 27, 2019, December 13, 2019 and February 16, 2021, Mr. Keith, and together with his close associates, as such term is defined in section 2-5 of the STA, collectively held 70,125,492, 110,130,006, 145,659,467 and 166,659,914 shares in our company, respectively, representing 11.73%, 16.85%, 20.29% and 18.21% of the total number of our outstanding shares as of the respective date. See also “Related Party Transactions—Capital Increases.”

(5)	The principal business address for UBS Switzerland AG is Bahnhofstrasse 45, 8001 Zurich, Switzerland.
(6)	The principal business address for Sundt AS is Dronningen 1, 0287 Oslo, Norway.
(7)	The principal business address for Goldman Sachs International is Peterborough Court, 133 Fleet Street, London EC4A 2BB, United Kingdom.
(8)	The principal business address for Sundvall Holding AS is Strømsveien 314B, 1081 Oslo, Norway.
(9)	Represents 810,239 ordinary shares held by Mr. Graziani and 1,250,000 ordinary shares issuable pursuant to subscription rights that are exercisable or settled within 60 days of February 18, 2021.
(10)

Consists of 757,926 ordinary shares and 500,000 ordinary shares issuable pursuant to subscription rights that are exercisable or settled within 60 days of February 18, 2021 that are held of record by Mr. D’Antilio.

(11)

Consists of 249,575 ordinary shares and 456,950 ordinary shares issuable pursuant to subscription rights that are exercisable or settled within 60 days of February 18, 2021 that are held of record by Mr. Eaton.

(12)

Consists of 1,149,576 ordinary shares and 2,571,891 ordinary shares issuable pursuant to subscription rights that are exercisable or settled within 60 days of February 18, 2021 that are held of record by Mr. Swearingen.

(13)	Represents 7,398,916 ordinary shares held by Mr. Opstad as of February 18, 2021.
(14)	Represents 271,563 ordinary shares held by Mr. Ciaccia and 200,000 ordinary shares issuable pursuant to subscription rights that are exercisable or settled within 60 days of February 18, 2021.
(15)	Represents 564,479 ordinary shares held by Ms. Davis as of February 18, 2021.
(16)	Represents 487,778 ordinary shares held by Ms. Høvding as of February 18, 2021.
(17)	Represents 764,909 ordinary shares held by Mr. Skaggs as of February 18, 2021.
(18)	Represents 275,000 ordinary shares held by Mr. Quindlen as of February 18, 2021.

SELLING SHAREHOLDER

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of February 18, 2021 by each of our other shareholders who is a Selling Shareholder hereunder. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include ordinary shares that can be acquired within 60 days of February 18, 2021. Percentage ownership calculations are based on 915,361,422 ordinary shares issued and outstanding as of February 18, 2021, plus, consistent with SEC rules on disclosure of beneficial ownership, ordinary shares that each security holder has the ability to acquire within 60 days of February 18, 2021, due to outstanding equity interests becoming vested or exercisable. Of the 915,361,422 ordinary shares issued and outstanding as of February 18, 2021, 60,000,000 shares have been registered by and will be freely tradeable in the United States, and of the remaining 855,361,422 shares, 479,091,114 are held by non-affiliates and will also be freely tradeable in the United States. The percentage of ordinary shares beneficially owned shown on the table reflect these incremental ordinary shares that a security holder has the ability to acquire within the time frame noted. To the extent that any shareholder is a Selling Shareholder who sells ADSs representing its ordinary shares following registration pursuant to the registration statement of which this prospectus forms a part or otherwise, the shareholder’s percentage ownership will decrease accordingly.

The Selling Shareholder identified herein is offering his securities in order to create a public trading market for our equity securities in the United States and to satisfy certain listing requirements of the Nasdaq Capital Market on which our equity securities have been approved for listing. The Selling Shareholder is not obligated to resell his shares in the United States either pursuant to Nasdaq’s requirements or the registration statement of which this prospectus forms a part. The Selling Shareholder may, or may not, elect to dispose of Registered Shares represented by ADSs as and to the extent that he may individually determine.

Except as otherwise indicated in the table below, addresses of the directors, executive officers and named beneficial owners are care of IDEX Biometrics ASA, Dronning Eufemias gate 16, NO-0191 Oslo, Norway.

Name of Beneficial Owner	Number of Ordinary Shares Beneficially Owned	Percentage of Ordinary Shares Beneficially Owned	Number of Ordinary Shares being Registered	Pro Forma Potential Number of Ordinary Shares Beneficially Owned Following the Offering(1)	Pro Forma Potential Percentage of Ordinary Shares Beneficially Owned Following the Offering(1)
5% or Greater Shareholder:
Robert Keith	166,659,914	18.21%	60,000,000	106,659,914	11.65%

*	Represents beneficial ownership of less than one percent.
(1)

Unlike an initial public offering, any sale by the Selling Shareholder of the Registered Shares represented by ADSs is not being underwritten by any investment bank. The Selling Shareholder may or may not elect to dispose of Registered Shares represented by ADSs as and to the extent that they may individually determine. Such sales, if any, will be made through brokerage transactions on Nasdaq or other securities exchanges in the United States at prevailing market prices, and the post-offering ownership figures in these columns represent the lowest level of ownership that would exist if the Selling Shareholder sold 100% of the Registered Shares owned by them, which may or may not happen.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

Introduction

Set forth below is a summary of certain information concerning our share capital as well as a description of certain provisions of our Articles of Association and relevant provisions of the Norwegian Public Limited Companies Act dated June 13, 1997 no. 45, as amended from time to time, or the Companies Act. The summary below contains only material information concerning our share capital and corporate status and does not purport to be complete and is qualified in its entirety by reference to the Articles of Association and applicable Norwegian law. Further, please note that holders of our ADSs will not be treated as one of our shareholders and will not have any shareholder rights.

General

We were incorporated as a public limited company under the laws of Kingdom of Norway on July 24, 1996. Our principal executive offices are located at Dronning Eufemias gate 16, NO-0191 Oslo, Norway and our telephone number is +47 6783 9119. Our registered office address is Dronning Eufemias gate 16, NO-0191 Oslo, Norway. Our ordinary shares are traded on Oslo Børs under the symbol “IDEX”. Our website address is www.idexbiometrics.com. The information contained on, or that can be accessed from, our website does not form part of this prospectus. Our agent for service of process in the United States is IDEX America Inc., with a registered address at 187 Ballardvale Street, Suite B211, Wilmington, MA 01887.

The principal legislation under which we operate and under which our ordinary shares are issued is the Companies Act.

Our Share Capital

We are authorized to issue one class of shares: ordinary shares. In accordance with our Articles of Association, the following summarizes the rights of holders of our ordinary shares:

•	each holder of our ordinary shares is entitled to one vote per ordinary share on all matters to be voted on by shareholders generally;

•	the holders of the ordinary shares shall be entitled to receive notice of, attend, speak and vote at our general meetings; and

•	holders of our ordinary shares are entitled to receive such dividends as are recommended by our directors and declared by our shareholders.

Upon our listing, no persons have preferential subscription rights for such authorized capital. See “—Articles of Association and Norwegian Corporate Law” and “—Preemptive Rights” below for additional information on our authorized share capital and preemptive rights.

As of December 31, 2019, we had 717,988,732 ordinary shares of our share capital outstanding, with a nominal value of NOK 0.15 per share. There were 4,732 shareholder accounts as of December 31, 2019. As of September 30, 2020, we had 788,090,650 ordinary shares of our share capital outstanding, with a nominal value of NOK 0.15 per share. There were 5,749 shareholder accounts as of September 30, 2020. All issued shares are fully paid.

Below is a reconciliation of the number of ordinary shares outstanding from January 1, 2019 through September 30, 2020:

Actual
Ordinary shares outstanding at January 1, 2019	544,314,537
Issuance of shares related to private placement in February 2019	53,437,500
Issuance of shares to board of directors in lieu of cash compensation	236,695
Issuance of shares related to private placement in December 2019	55,425,407
Issuance of shares related to private placement in December 2019	64,574,593
Ordinary shares outstanding at December 31, 2019	717,988,732
Issuance of shares related to private placement in May 2020	65,341,413
Issuance of shares to board of directors in lieu of cash compensation	441,982
Issuance of shares to employees in lieu of cash compensation	4,318,523
Ordinary shares outstanding at September 30, 2020	788,090,650

In November 2020, we completed a capital raise by issuing an aggregate of 42,528,181 ordinary shares to Norwegian and international investors through private placement. In February 2021, we completed an additional capital raise by issuing an aggregate of 83,214,674 ordinary shares to Norwegian and international investors through private placement. In addition, in December 2020, we issued 1,527,917 shares to employees under our Employee Share Purchase Plan.

Shareholder Authorizations Regarding Share Capital

At our annual general meeting of shareholders held on May 15, 2020, our board of directors received the following authorizations from shareholders:

•

Our board of directors is authorized to increase the share capital of our company in one or more private placements of new shares without pre-emptive rights for our existing shareholders by up to 71,798,873 ordinary shares, representing 10% of our registered share capital. This authorization is valid until the earlier of the 2021 annual general meeting or June 30, 2021.

•

Our board of directors is authorized to increase the share capital of our company is one or more rights issues by up to 71,798,873 ordinary shares, representing 10% of our registered share capital. This authorization is valid until the earlier of the 2021 annual general meeting or June 30, 2021. Moreover, under no circumstances shall the sum of capital increases collectively under the authorizations referenced in the preceding sentence and the paragraph above exceed 71,798,873 ordinary shares.

•

Our board of directors is authorized to increase the share capital of our company in one or more issues of new shares without pre-emptive rights for our existing shareholders by up to 35,899,436 ordinary shares in connection with the issue of new shares to our employees under the ESPP. This authorization is valid until September 30, 2021.

•	Our board of directors is authorized to issue ordinary shares upon the exercise of subscription rights under the 2020 Plan and the Previous Plans.

History of Share Capital

From January 1, 2017 through September 30, 2020, the following events have changed the number of our issued and outstanding ordinary shares:

•

During 2017, an aggregate of 115,350 ordinary shares were issued to members of our board of directors in lieu of cash compensation for their board services, at a purchase price of NOK 0.15 per share, and several employees exercised subscription rights pursuant to which we issued an aggregate of 8,487,850 ordinary shares, at an average exercise price of NOK 1.59 per share;

•	On November 8, 2018, two employees exercised subscription rights pursuant to which we issued an aggregate of 1,631,250 ordinary shares, at an average exercise price of NOK 4.38 per share;

•	During 2018, an aggregate of 300,182 ordinary shares were issued to members of our board of directors in lieu of cash compensation for their board services, at a purchase price of NOK 0.15 per share;

•	On January 25, 2019, we issued an aggregate of 53,437,500 ordinary shares in connection with a private placement at a purchase price of NOK 4.00 per share;

•	On November 17, 2019, we issued an aggregate of 55,425,407 ordinary shares in connection with a private placement at a purchase price of NOK 0.75 per share;

•	On December 12, 2019, we issued an aggregate of 64,574,593 ordinary shares in connection with a private placement at a purchase price of NOK 0.75 per share;

•	During 2019, an aggregate of 236,695 ordinary shares were issued to members of our board of directors in lieu of cash compensation for their board services, at a purchase price of NOK 0.15 per share;

•	On May 11, 2020, we issued an aggregate of 65,341,413 ordinary shares in connection with a private placement at a purchase price of NOK 1.60 per share; and

•

During 2020, an aggregate of 441,982 ordinary shares were issued to members of our board of directors in lieu of cash compensation for their board services, at a purchase price of NOK 0.15 per share, and an aggregate of 4,318,523 ordinary shares were issued to 59 employees in lieu of cash compensation of $0.6 million.

In November 2020, we completed a capital raise by issuing an aggregate of 42,528,181 ordinary shares, at a price of NOK 1.65 per share, to Norwegian and international investors for gross proceeds of approximately $7.8 million. In February 2021, we completed an additional capital raise by issuing an aggregate of 83,214,674 ordinary shares, at a price of NOK 2.75 per share, for gross proceeds of approximately $27.2 million. In addition, in December 2020, we issued 1,527,917 shares to employees under our Employee Share Purchase Plan, raising $0.2 million.

Subscription Rights

As of September 30, 2020, there were independent subscription rights, issued pursuant to the Companies Act, to purchase 54,837,143 ordinary shares outstanding with a weighted average exercise price of NOK 1.71 per ordinary share. The subscription rights lapse after five years from the date of general meeting of shareholders approving the grant, this being the maximum duration permitted under the Companies Act.

On October 2, 2020, our board of directors adopted a resolution to replace subscription rights to purchase an aggregate of 25,962,800 ordinary shares, all of which were granted pursuant to the 2016 Plan, 2017 Plan and 2018 Plan, with new subscription rights under the 2020 Plan, on a one-to-one basis. As of October 2, 2020, we had 54,837,143 ordinary shares issuable upon the exercise of outstanding subscription rights. This number remained unchanged following such exchange. The new subscription rights granted pursuant to the 2020 Plan have an exercise price of NOK 1.71 per share. One-third of such replacement subscription rights will vest each year, beginning on April 15, 2021. All of such replacement subscription rights will expire on May 15, 2025.

Preemptive Rights

If our shareholders at a general meeting resolve to increase our share capital by a cash contribution, section 10-4 of the Companies Act will apply. Under that section, shareholders have a pre-emptive right to subscribe for new shares in proportion to their existing shareholdings. However, the pre-emptive right may be deviated from by a majority comprising at least two-thirds of the votes cast, as well as at least two-thirds of the share capital represented at the general meeting. Further, the pre-emptive rights may be derogated from by an exercise of the board of directors of a valid board authorization from the general meeting to issue shares; provided, however, that the board must observe the principle of equal treatment of shareholders when exercising a board authorization in such a manner.

On May 15, 2020, our shareholders approved the disapplication of preemptive rights until the earlier of our next annual general meeting or June 30, 2021 in respect of (i) the authorization of the issuance of up to 71,798,873 shares in a private placement and (ii) the authorization of the issuance of up to 35,899,436 shares pursuant to the ESPP. In addition, in connection with our subscription right incentive plans, our shareholders have approved the disapplication of preemptive rights in connection with the grant and exercise of subscription rights.

Share Register and Related Considerations under Norwegian Law

Overview

We are required by the Companies Act to keep a register of our shareholders. Under the laws of Kingdom of Norway, the ordinary shares are deemed to be issued when the name of the shareholder is entered in our share register. The share register therefore is prima facie evidence of the identity of our shareholders, and the shares that they hold.

Our shareholder register is operated through Verdipapirsentralen ASA, or VPS. VPS is the Norwegian paperless centralized securities register. It is an electronic book-keeping system in which the ownership of, and all transactions relating to, Norwegian listed shares must be recorded. VPS and Oslo Stock Exchange are both wholly owned by Euronext N.V.

Under Norwegian law, shares are registered in the name of the beneficial owner of the shares. As a general rule, there are no arrangements for nominee registration and Norwegian shareholders are not allowed to register their shares in VPS through a nominee. However, foreign shareholders may register their shares in VPS in the name of a nominee (bank or other nominee) approved by the Norwegian Financial Supervisory Authority. An approved and registered nominee has a duty to provide information on demand about beneficial shareholders to the company and to the Norwegian authorities. In the case of registration by nominees, the registration in VPS must show that the registered owner is a nominee. A registered nominee has the right to receive dividends and other distributions; however, such registered nominee may not vote in general meetings on behalf of the beneficial owners.

All transactions relating to securities registered with VPS are made through computerized book entries by VPS account operators (i.e. authorized banks and stockbroker firms). No physical share certificates are, or may be, issued. VPS confirms each entry by sending a transcript to the registered shareholder irrespective of any beneficial ownership. To give effect to such entries, the individual shareholder must establish a share account with a Norwegian account agent. Norwegian banks, Norges Bank (being, Norway’s central bank), authorized securities brokers in Norway and Norwegian branches of credit institutions established within the European Economic Area, or EEA, are allowed to act as account agents.

As a matter of Norwegian law, the entry of a transaction in VPS is prima facie evidence in determining the legal rights of parties as against the issuing company or any third party claiming an interest in the given security. A transferee or assignee of shares may not exercise the rights of a shareholder with respect to such shares unless such transferee or assignee has registered such shareholding or has reported and shown evidence of such share acquisition, and the acquisition is not prevented by law, the relevant company’s articles of association or otherwise.

VPS is liable for any loss suffered as a result of faulty registration or an amendment to, or deletion of, rights in respect of registered securities, unless the error is caused by matters outside VPS’ control and could not reasonably be expected by VPS such that it can avoid or overcome the consequences thereof. Damages payable by VPS may be reduced in the event of contributory negligence by the aggrieved party.

VPS must provide information to the Financial Supervisory Authority on an on-going basis, as well as any information that the Financial Supervisory Authority requests. Further, Norwegian tax authorities may require certain information from VPS regarding any individual’s holdings of securities, including information about dividends and interest payments.

Our share register is maintained by our share registrar, DNB Bank ASA.

Holders of our ADSs will not be treated as one of our shareholders and their names will therefore not be entered in our share register. The depositary, the custodian or their nominees will be the registered holder of the ordinary shares underlying our ADSs. Holders of our ADSs have a right to receive the ordinary shares underlying their ADSs. For discussion on our ADSs and ADS holder rights, see “Description of American Depositary Shares” in this prospectus.

Provisions as to the Level of Equity Investments to be Notified to Us and the Norwegian Authorities

Pursuant to the STA, shareholders in a company incorporated in Norway with its shares admitted to trading and official listing, such as our company, are required to immediately and simultaneously notify the company and the Oslo Stock Exchange, when the shareholder’s stake reaches, exceeds or falls below the thresholds of 5%, 10%, 15%, 20%, 25%, 1/3, 50%, 2/3 or 90% of the share capital or voting rights of that company. Shares held, acquired or disposed of by close associates, as that term is defined in the STA are regarded as equivalent to the acquirer’s or disposer’s own shares. This duty to notify also applies to anyone, who directly or indirectly holds (a) financial instruments that afford the holder a right to purchase existing shares, e.g., share options or subscription rights; and/or (b) financial instruments based on existing shares and with an economic effect equal to that of the financial instruments mentioned under (a), regardless of them not affording the right to purchase existing shares, e.g., the ADSs or, under the circumstances, cash-settled derivatives linked to the value of our shares or ADSs. Holding these kinds of financial instruments counts towards the thresholds mentioned above and may thus trigger a duty to notify by themselves or when accumulated with a holding of shares or ADSs. The notifications must comply with the requirements for the contents thereof set out in the STA and the regulations promulgated thereunder on major shareholders, including the identity of the shareholder and the date when a limit is reached or no longer reached.

EU Regulation No 596/2014 on Market Abuse

EU Regulation No 596/2014 on market abuse, or the Market Abuse Regulation, has been resolved by the Norwegian government. The Market Abuse Regulation has not yet, but will come into effect in Norway on March 1, 2021. After the Market Abuse Regulation enters into force it will apply to us and dealings concerning our shares and will likewise apply to the ADSs. As we prior to our application for the listing of ADSs on Nasdaq are already subject to Norwegian and U.S. securities laws, we intend to revise our internal code on possession and handling of inside information and with respect to our board of directors’, executive management’s and employees’ dealings in our shares or in financial instruments the value of which is determined by the value of our shares so that it also covers the ADSs. Furthermore, we have drawn up a list of those persons working for us who could have access to inside information on a regular or incidental basis and have informed such persons of the rules on insider trading and market manipulation, including the sanctions, which can be imposed in the event of a violation of those rules.

The EU Short Selling Regulation (EU Regulation 236/2012) Includes Certain Notification Requirements in connection with Short Selling of Shares Admitted to Trading on a Trading Venue (including the Oslo Stock Exchange) and Securities or Derivatives that Relate to Such Shares (including the ADSs).

When a natural or legal person reaches or falls below a net, short position of 0.2% of the issued share capital of a company that has shares admitted to trading on a trading venue, such person shall make a private notification (i.e. such notification will not be made public) to the relevant competent authority, which in Norway is the Financial Supervisory Authority. The obligation to notify the Financial Supervisory Authority, moreover, applies in each case where the short position reaches or no longer reaches 0.1% above the 0.2% threshold. In addition, when a natural or legal person reaches or falls below a net short position of 0.5% of the issued share capital of a company that has shares admitted to trading on a trading venue and each 0.1% above that, such person shall make a public notification of its net short position via the Financial Supervisory Authority. The notification requirements apply to both physical and synthetic short positions. In addition, uncovered short selling (naked short selling) of shares admitted to trading on a trading venue is prohibited.

Articles of Association and Norwegian Corporate Law

Objectives and General Corporate Matters

Our company has been established with the objectives of delivering identification systems and engaging in other related activities. Under our Articles of Association, our business offices shall be in Oslo municipality, Norway.

While not included in the Articles of Association, we are subject to a registered signatory requirement that requires joint signatures of the chair of our board of directors and the Chief Executive Officer, or the joint signatures of two members of our board of directors. This requirement may be amended by a resolution with simple majority by our board of directors. The board may grant powers of procuration, but no such powers are in existence as of the date of this prospectus. Notwithstanding the foregoing, under Norwegian law, the Chief Executive Officer of a company such as ours, and other members of management, shall have employment authorizations or powers of positions.

Powers and Rights of Our Board of Directors and Management

Duties of Board Members

Public limited liability companies in Norway are usually subject to a two-tier governance structure with the board of directors having the ultimate responsibility for the overall supervision and strategic management of the company in question and with executive management being responsible for the day-to-day operations. Each board member and member of the executive management is under a fiduciary duty to act in the interest of the company, but shall also take into account the interests of the creditors and the shareholders. Under Norwegian law, the members of the board of directors and the Chief Executive Officer of a limited liability company are liable for losses caused by negligence when shareholders, creditors or the company itself suffer such losses. However, consequential damages caused by a board member or the Chief Executive Officer to a shareholder or creditor due to the fact that the company itself has suffered losses, may, as a starting point, not be claimed by the shareholder or creditor. The members of the board of directors and the Chief Executive Officer may also be liable for wrongful information given in the annual financial statements or any other public announcements from the company. An investor suing for damages is required to prove its claim with regard to negligence and causation. Norwegian courts, when assessing negligence, have been reluctant to impose liability unless the directors and officers neglected clear and specific duties. This is also the case when it comes to liability with regard to public offerings or liability with regard to any other public information issued by the company.

Composition of Board of Directors

Under our Articles of Association, our board of directors shall consist of three to seven members in accordance with the annual general meeting’s instruction. Further, our Articles of Associate provide that we shall form and maintain a nomination committee, which shall consist of three members, including a chairperson. Members of the nomination committee shall be elected by the annual general meeting for a term of two years. The nomination committee shall propose (i) candidates for election to the board of directors, (ii) the compensation to be paid to the board members, (iii) candidates for election to the nomination committee, and (iv) the compensation to be paid to the nomination committee members. The guidelines for the nomination committee shall be resolved by the annual general meeting. For more information regarding the composition of our board of directors, see sections entitled “Management—Composition of our Board of Directors” and “Management—Committees of our Board of Directors” in this prospectus.

Terms of the Members of Our Board of Directors

Under Norwegian law, the members of the board of directors of a public limited liability company are generally appointed for a two-year term, which also includes any employee-elected board members. There is no limit on the number of consecutive terms the board members may serve. Pursuant to our articles of association, our board members are appointed by the general meeting of shareholders for a term of two years and are eligible for re-election. Election of board members is, according to our articles of association, an item that shall be included on the agenda for the annual general meeting. At the general meeting, shareholders are entitled at all times to dismiss a board member by a simple majority vote.

Board Member Vacancies

Under Norwegian law, members of the board of directors serve for two years. The articles of association may provide for a shorter or longer term of service, although not for more than four years. For the purpose of supplementary elections, the period of service may be made shorter. The period of service commences on the date of the election except as otherwise provided. It terminates at the end of the annual general meeting in the year of expiry of the period of service. Regardless of whether the period of service has expired, the director may remain in office until hisreplacement has been elected.

A member of the board of directors may retire before his or her period of service has expired. A board member may resign without special reasons. The board of directors and the body having elected the member of the board of directors shall be given reasonable advance notice. A member of the board of directors may be removed by the body having elected him or her.

If the office of a member of the board of directors terminates before the expiry of his or her period of service, and there is no deputy, the other members of the board of directors shall arrange for the election of a new memberof the board of directors for the remainder of his or her period of service. They shall also do so if a member of the board of directors is deprived of legal capacity or barred from serving due to disqualification pursuant to the Bankruptcy Act.

If the election pertains to the general meeting, it may be postponed to the next ordinary general meeting provided the board of directors still constitutes a quorum.

Conflict-of-Interest Transactions

Under Norwegian law, a member of the board of directors may not participate in the discussion or decision of any matter, which is of such particular importance to himself or herself, or any related party that he or she must be deemed to have a special and prominent personal or financial interest in the matter. This provision is similarly applicable to the Chief Executive Officer. A member of the board of directors or the Chief Executive Officer may also not participate in any decision to grant a loan or other credit to himself or herself or to issue security for his or her own debt.

Proxy Voting by Board Members

In the event that a board member in a Norwegian public limited liability company is unable to participate in a board meeting, the elected alternate, if any, shall be given access to participate in the board meeting. We have not elected any board alternates. A member of the board of directors may not grant a power of attorney to another board member.

Limitation on Liability

Under Norwegian law, members of the board of directors or executive management may be held liable for damages in the event that loss is caused due to their negligence. Director’s liability is individual, but if two or more of the board of directors are liable for the same damages, they may be held jointly liable. Members of the board of directors may be held jointly and severally liable for damages to the company and to third parties for acting in violation of the Articles of Association and Norwegian law. However, under Norwegian law, members of the board of directors will only be held liable to the extent the directors have made errors beyond taking customary commercial risk.

Rights and Restrictions in Relation to Existing Shares

Our Articles of Association provide for only one class of shares and no special rights for any such shares. Each share has a par value of NOK 0.15 and carries one vote at general meetings. No restrictions apply to the transferability of any such shares. The share capital of our company and the par value per share shall be specified in our Articles of Association from time to time. Therefore, any change in the share capital of the company requires an amendment of the Articles of Association.

Under the Companies Act, all shares shall be registered in the name of the holders and shall be entered in our shareholders’ register.

Shareholder Rights

Annual and Extraordinary General Meetings

Our shareholders exercise the supreme authority in the company through general meetings, subject to certain limitations provided by Norwegian law. All shareholders are entitled to attend and vote at our general meetings, either in person or by proxy.

Extraordinary general meetings may be called by the board of directors, and the corporate assembly or the chair of the corporate assembly if a corporate assembly exists. In addition, the board shall call an extraordinary general meeting whenever so demanded in writing by the auditor or shareholders representing at least 5% of the share capital, in order to deal with a specific subject. The extraordinary general meeting must be held within one month from the date of the demand.

Under our Articles of Association, our annual general meetings shall be held in or near Oslo, Norway, at the discretion of our board of directors, and that the tasks of the annual general meeting may include (i) determination of the annual financial statements, (ii) appropriation of (net) profit or covering of losses; (iii) election of chair of the board and board members; (iv) election of chair and members of the nomination committee; (v) election of auditor; (vi) determination of compensation to the board of directors, members of the nomination committee and the auditor; (vii) other matters as required by statute; and (viii) other matters which are mentioned in the notice of the annual general meeting.

As a general rule, our general meetings shall be conducted in Norwegian. However, it may be resolved by a simple majority vote at our general meeting that English shall be used. Shareholders may present their points of view in either Norwegian or English.

In addition, our Articles of Association allow us to make certain documents available to our shareholders and prospective investors through our website, and any documents so made available in a timely manner and which deal with matters that are to be considered at the general meeting need not be sent to our shareholders separately.

Notice of Meeting

In the context of a Norwegian public limited liability company, notice of general meeting shall be sent at least two weeks prior to the date of the meeting. However, according to the Companies Act, the notice period is three weeks for a company whose shares are listed on a regulated market, such as our company. The general meeting is convened by written notice to all shareholders whose address is known. The notice shall set forth the time and place of the meeting. Further, the notice shall include a proposal for an agenda for the meeting that specifies the matters to be dealt with at the general meeting. Any shareholder is entitled to submit proposals to be discussed at general meetings provided such proposals are submitted in writing to the board in such good time that it can be entered on the agenda of the meeting. Any proposal to amend the Articles of Association shall be quoted in the notice. The notice shall also state the name of the person appointed by the board of directors to open the general meeting. The board of directors shall prepare a proposal for the agenda in accordance with the provisions of law and the Articles of Association.

As provided in our Articles of Association, a shareholder who wishes to attend the general meeting, in person or by proxy, shall notify his/her attendance to us no later than two (2) days prior to the general meeting. If the shareholder fails to notify us of his/her attendance in a timely manner, we may deny him/her access to the general meeting.

Voting Rights

Each share in the company (other than treasury shares, if any, held by the company or a subsidiary) gives the holder the right to cast one vote at general meetings of shareholders. Each shareholder may cast as many votes as it holds shares. There are no limitations under Norwegian law on the rights of non-residents or foreign owners to hold or vote the shares.

As a general rule, resolutions that shareholders are entitled to make pursuant to the Companies Act or the company’s Articles of Association require a simple majority of the votes cast. In the case of election of directors to our board of directors, the persons who obtain the most votes cast are elected to fill the positions up for election. However, as required under Norwegian law, certain decisions, including resolutions to waive preferential rights in connection with any share issue, to approve a merger or de-merger, to amend the company’s Articles of Association or to authorize an increase or reduction in the share capital, must receive the approval of at least two-thirds of the aggregate number of votes cast as well as at least two-thirds of the share capital represented at a shareholders’ meeting.

Norwegian law further requires that certain decisions, which have the effect of substantially altering the rights and preferences of any shares or class of shares, receive the approval of the holders of such shares or class of shares as well as the majority required for amendments to the company’s Articles of Association. Decisions that (i) would reduce any shareholder’s right in respect of dividend payments or other rights to the assets of the company or (ii) restrict the transferability of the shares require a majority vote of at least 90% of the share capital represented at the general meeting in question as well as the majority required for amendments to the company’s Articles of Association. Certain types of changes in the rights of shareholders require the consent of all shareholders affected thereby as well as the majority required for amendments to the company’s Articles of Association.

In general, in order to be entitled to vote, a shareholder must be registered as the beneficial owner of shares in the share register kept by VPS. Beneficial owners of shares that are registered in the name of a nominee are generally not entitled to vote under Norwegian law, nor are any persons who are designated in the register as holding such shares as nominees. Readers should note that there are varying opinions as to the interpretation of Norwegian law in respect of the right to vote nominee-registered shares. For example, Oslo Børs has held that in its opinion “nominee-shareholders” may vote in general meetings if they actually prove their shareholding prior to the general meeting.

Voting instructions may be given only in respect of a number of ADSs representing an integral number of shares or other deposited securities. ADS holders may only exercise voting rights with respect to the shares underlying their respective ADSs in accordance with the provisions of the deposit agreement, which provides that a holder may vote the shares underlying any ADSs for any particular matter to be voted on by our shareholders either by withdrawing the shares underlying the ADSs or, to the extent permitted by applicable law and as permitted by the depositary, by requesting temporary registration as shareholder and authorizing the depositary to act as proxy. The depositary will try, as far as practical, to vote the shares underlying the ADSs as instructed by the ADS holders.

Shareholder Proposals

According to the Companies Act, extraordinary general meetings of shareholders will be held whenever our board of directors or our appointed auditor requires. In addition, one or more shareholders each representing at least 5% of the registered share capital of the company may, in writing, require that a general meeting be convened. If such a demand is made, the board of directors shall convene the general meeting within one month thereafter (after providing three weeks’ notice).

A shareholder has the right to put matters on the agenda of the general meeting. The matter shall be reported in writing to the board of directors within seven days prior to the time limit for the notice to the general meeting, along with a proposal for a resolution or an explanation as to why the matter has been put on the agenda. In the event that the notice has already taken place, a new notice shall be sent if the time limit has not already expired. A shareholder has in addition the right to put forward at the meeting a proposal for resolution on an agenda item.

Action by Written Consent

Under Norwegian law, shareholders in a public limited liability company may not take action or pass resolutions by written consent. A general meeting of shareholders, annual or extraordinary, as the case may be, must be a physical meeting; provided, however, that the board of directors may decide that shareholders may participate in the general meeting by electronic means, including a right for shareholders to exercise his or her shareholder rights by electronic means. The board of directors may establish such rights only if it ensures that the general meeting can proceed safely and properly and that there are systems that ensure compliance with statutory provisions regarding general meetings. Notwithstanding the foregoing, due to the COVID-19 pandemic, on May 26, 2020, the Norwegian government enacted a temporary statute that allows general meetings for a public limited liability company to be held in electronic format.

Appraisal Rights

The concept of appraisal rights does not exist under Norwegian law, except in connection with statutory rights of first refusal, redemption rights and rights to forced transfer of shares in subsidiaries according to the Companies Act.

In a Norwegian public limited liability company, it may be provided in the company’s Articles of Association that a shareholder or other person shall have the right to acquire a share that has been or is to be transferred. In such cases, the redemption amount shall be equal to the value of the share at the time the right is exercised. If the Articles of Association does not set forth the price or the procedure of determining the price, valuation may be requested. Such right of first refusal is not included in our Articles of Association.

Pursuant to the Companies Act and the STA, a shareholder who, directly or through subsidiaries, acquires shares representing 90% or more of the total number of issued shares in a Norwegian public limited liability company, as well as 90% or more of the total voting rights, has a right, and each remaining minority shareholder of the company has a right to require such majority shareholder, to effect a compulsory acquisition for cash of the shares not already owned by such majority shareholder. Through such compulsory acquisition, the majority shareholder becomes the owner of the remaining shares with immediate effect.

If a shareholder acquires shares representing more than 90% of the total number of issued shares, as well as more than 90% of the total voting rights, through a voluntary offer in accordance with the STA, a compulsory acquisition can, subject to the following conditions, be carried out without such shareholder being obliged to make a mandatory offer: (i) the compulsory acquisition is commenced no later than four weeks after the acquisition of shares through the voluntary offer, (ii) the price offered per share is equal to or higher than what the offer price would have been in a mandatory offer, and (iii) the settlement is guaranteed by a financial institution authorized to provide such guarantees in Norway.

A majority shareholder who effects a compulsory acquisition is required to offer the minority shareholders a specific price per share, the acceptance of which is at the discretion of the majority shareholder. However, where the offeror, after making a mandatory or voluntary offer, has acquired more than 90% of the voting shares of a company and a corresponding proportion of the votes that can be cast at the general meeting, and the offeror pursuant to Section 4-25 of the Companies Act completes a compulsory acquisition of the remaining shares within three (3) months after the expiry of the offer period, it follows from the STA that the redemption price shall be determined on the basis of the offer price for the mandatory/voluntary offer unless special circumstances indicate another price.

Should any minority shareholder not accept the offered price, such minority shareholder may, within a specified deadline of not less than two (2) months, request that the price be set by a Norwegian court. The cost of such court procedure will, as a general rule, be the responsibility of the majority shareholder, and the relevant court will have full discretion in determining the consideration to be paid to the minority shareholder as a result of the compulsory acquisition.

Absent a request for a Norwegian court to set the price or any other objection to the price being offered, the minority shareholders would be deemed to have accepted the offered price after the expiry of the specified deadline.

Shareholder Suits

Under Norwegian law, only a company itself can bring a civil action against a third party; an individual shareholder does not have the right to bring an action on behalf of a company. However, if a resolution is passed at our general meeting to grant discharge to a member of our board of directors or our Chief Executive Officer or refrain from bringing law suits against, among other persons, a member of our board of directors or Chief Executive Officer, then shareholders representing at least 10% of the share capital may bring a derivative action on behalf of our company against, among other persons, a member of our board of directors or Chief Executive Officer. An individual shareholder may, in its own name, have an individual right to take action against such third party in the event that the cause for the liability of that third party also constitutes a negligent act directly against such individual shareholder.

Preemptive Rights

Under Norwegian law, the company’s shareholders have a preferential right to subscribe for issues of new shares by the company, in proportion to their existing shareholdings, against cash contribution. The preferential rights to subscribe in an issue may be waived by a resolution in a general meeting by at least two-thirds of the votes cast as well as at least two-thirds of the share capital represented at the general meeting. A waiver of the shareholders’ preferential rights in respect of bonus issues requires the approval of all outstanding shares, irrespective of class. Under Norwegian law, bonus issues may be distributed, subject to shareholder approval, by transfer from the Company’s free equity or from its share premium reserve. Such bonus issues may be effectuated either by issuing shares or by increasing the par value of the shares outstanding.

The board of directors may resolve to increase our share capital without pre-emptive subscription rights for existing shareholders pursuant to the authorizations described above under the caption “Authorizations to our Board of Directors.”

Unless future issuances of new shares are registered under the Securities Act or with any authority outside Norway, U.S. shareholders and shareholders in jurisdictions outside Norway may be unable to exercise their pre-emptive subscription rights under U.S. securities law.

Dividends

Dividends may be paid in cash or in some instances in kind. Pursuant to the Companies Act, a public limited liability company may only distribute dividends to the extent it will have net assets covering the company’s share capital and other restricted equity after the distribution has been made. The calculation shall be made on the basis of the balance sheet in the Company’s last approved financial statements, provided, however, that it is the registered share capital at the time of decision that applies. Further, extraordinary dividend payments may be resolved based upon an interim balance sheet prepared no more than six (6) months prior to the date of resolution.

In the amount that may be distributed, a deduction shall be made for (i) the aggregate nominal value of treasury shares that may be held by the company, (ii) credit and collateral pursuant to Sections 8-7 and 8-10 of the Companies Act, with the exception of credit and collateral repaid or settled prior to the time of decision or credit which is settled by a netting in the dividend and (iii) other dispositions after the balance day which pursuant to law shall lie within the scope of the funds that the company may use to distribute dividend. Even if all other requirements are fulfilled, the company may only distribute dividend to the extent that it maintains a sound equity and liquidity post distribution.

Distribution of dividends is resolved by the general meeting of shareholders with simple majority, on the basis of a proposal from the board of directors. The general meeting cannot distribute a larger amount than what is proposed or accepted by the board of directors. The general meeting can also, following its approval of the annual financial statements, provide the board of directors with an authorization to resolve distribution of dividends on the basis of the company’s financial statements. Such authorization is however limited in time to the next annual general meeting.

Repurchase of Shares

Norwegian limited liability companies may not subscribe for newly issued shares in their own capital. Such companies may, however, according to Section 9-2 of the Companies Act, acquire fully paid shares of themselves, provided that the board of directors has been authorized to do so by the shareholders at a general meeting. Such authorization can only be given for a maximum period of two years and the authorization shall fix (i) the maximum nominal value of the shares and (ii) the minimum and the highest amount that the company may pay for the shares. Such purchase of shares may generally only be acquired using distributable equity. A public limited liability company may acquire its own shares if the combined nominal value of the holding of own shares after the acquisition does not exceed ten per cent of the share capital. The foregoing provisions apply similarly to the company’s acquisition of agreed pledge on its own shares. Notwithstanding the foregoing, the company may acquire its own shares as a gift, by enforcement to cover the company’s claim, by takeover of another business through merger, demerger or otherwise or by redemption.

Anti-Takeover Provisions and Mandatory Offer Requirements

Under the Code of Practice, the board of directors should establish guiding principles for how it will act in the event of a take-over bid. In a bid situation, the company’s board of directors and management have an independent responsibility to help ensure that shareholders are treated equally, and that the company’s business activities are not disrupted unnecessarily. The board has a particular responsibility to ensure that shareholders are given sufficient information and time to form a view of the offer. The board of directors should not hinder or obstruct take-over bids for the company’s activities or shares. We have currently not adopted any anti-takeover provisions.

The STA requires any person, entity or consolidated group that becomes the owner of shares representing more than one-third of the voting rights of a Norwegian company whose shares are listed on a Norwegian regulated market to, within four (4) weeks, make an unconditional general offer for the purchase of the remaining shares in that company. A mandatory offer obligation may also be triggered when a party acquires the right to become the owner of shares that, together with the party’s own shareholding, represent more than one-third of the voting rights in the company and the Oslo Stock Exchange decides that this is regarded as an effective acquisition of the shares in question. The mandatory offer obligation ceases to apply if the person, entity or consolidated group sells the portion of the shares that exceeds the relevant threshold within four (4) weeks of the date on which the mandatory offer obligation was triggered.

When a mandatory offer obligation is triggered, the person subject to the obligation is required to immediately notify the Oslo Stock Exchange and the company in question accordingly. The notification shall state whether an offer will be made to acquire the remaining shares in the company or whether a sale will take place. A notification informing about a disposal can be altered to a notice of making an offer within the four-week period, while a notification stating that the shareholder will make an offer cannot be retracted and is thus binding.

The offer price per share must be at least as high as the highest price paid or agreed by the offeror for the shares in the six-month period prior to the date the threshold was exceeded. If the acquirer acquires or agrees to acquire additional shares at a higher price prior to the expiration of the mandatory offer period, the acquirer is obligated to restate its offer at such higher price. A mandatory offer must be settled in cash or contain a cash alternative at least equivalent to any other consideration offered.

In case of failure to make a mandatory offer or to sell the portion of the shares that exceeds the relevant threshold within four (4) weeks, the Oslo Stock Exchange may force the acquirer to sell the shares exceeding the threshold by public auction. Moreover, a shareholder who fails to make an offer may not, as long as the mandatory offer obligation remains in force, exercise rights in the company, such as voting in a general meeting, without the consent of a majority of the remaining shareholders. The shareholder may, however, exercise such shareholder’s rights to dividends and pre-emption rights in the event of a share capital increase. If the shareholder neglects the shareholder’s duty to make a mandatory offer, the Oslo Stock Exchange may impose a cumulative daily fine that runs until the circumstance has been rectified.

Any person, entity or consolidated group that owns shares representing more than one-third of the votes in a Norwegian company listed on a Norwegian regulated market is obliged to make an offer to purchase the remaining shares of the company (repeated offer obligation) if the person, entity or consolidated group through acquisition becomes the owner of shares representing 40% or more of the votes in the company. The same applies correspondingly if the person, entity or consolidated group through acquisition becomes the owner of shares representing 50% or more of the votes in the company. The mandatory offer obligation ceases to apply if the person, entity or consolidated group sells the portion of the shares that exceeds the relevant threshold within four (4) weeks of the date on which the mandatory offer obligation was triggered.

Any person, entity or consolidated group that has passed any of the above mentioned thresholds in such a way as not to trigger the mandatory bid obligation, and has therefore not previously made an offer for the remaining shares in the company in accordance with the mandatory offer rules is, as a main rule, obliged to make a mandatory offer in the event of a subsequent acquisition of shares in the company.

Inspection of Books and Records

A shareholder may request members of the board and the Chief Executive Officer to furnish at general meetings all available information about matters that may affect the consideration of (i) the adoption of the annual financial statement and annual report; (ii) any matters that have been submitted to the shareholders for decision;(iii) the company’s financial position, and the business of other companies in which the company participates,and (iv) any other matters which the general meeting is to deal with, unless the information required cannotbe given without disproportionately harming the company.

If information has to be sought so that answers cannot be given at the general meeting, written answersshall be prepared within two weeks after the meeting. The answers shall be available to the shareholders atthe company’s office and sent to all shareholders who have asked for the information. An answer that isdeemed to be of major importance for the consideration of the matters referenced in the preceding paragraph shall be sent to all shareholders whose address is known.

The person chairing the meeting shall ensure that minutes from the general meeting are taken.The minutes shall be available to the shareholders at the company’s offices and shall be adequately stored.

Further, a shareholder may propose that the incorporation of the company, its administration or specified matters relating to the administration or the accounts be investigated. The proposal may be submitted at an ordinarygeneral meeting or at a general meeting whose agenda sets forth the proposal for an investigation. If the proposal is supported by shareholders owning at least one-tenth of the share capital that is represented at the general meeting, any shareholder may require the District Court to pronounce by decree a decision for investigation within one month from the date of the general meeting. The District Court shall comply with a requirement for investigation if the court finds that there are reasonable grounds for doing so.

Shareholder Vote on Certain Reorganizations

Under Norwegian law, all amendments to the articles of association shall be approved by the general meeting of shareholders with a minimum of two-thirds of the votes cast and two-thirds of the share capital represented at the general meeting. The same applies to solvent liquidations, mergers with the company as the discontinuing entity, mergers with the company as the continuing entity if shares are issued in connection therewith and demergers. Under Norwegian law, it is debatable whether the shareholders must approve a decision to sell all or virtually all of the company’s business/assets, but if the sale in reality causes a change of the company’s objective and business purposes, as stated in the Articles of Association, a shareholder approval would be required with a majority as for an amendment of the Articles of Association.

Amendments to Governing Documents

All resolutions made by the general meeting may be adopted by a simple majority of the votes, subject only to the mandatory provisions of the Companies Act and the articles of association. Resolutions concerning all amendments to the articles of association must be passed by two-thirds of the votes cast as well as two-thirds of the share capital represented at the general meeting. Certain resolutions that (i) would reduce any shareholder’s right in respect of dividend payments or other rights to the assets of the company or (ii) restrict the transferability of the shares would require a majority vote of at least 90% of the share capital represented at the general meeting in question as well as the majority required for amendments to the company’s Articles of Association. Certain types of changes in the rights of shareholders require the consent of all shareholders affected thereby as well as the majority required for amendments to the company’s Articles of Association.

Comparison of Norwegian Corporate Law and Our Articles of Association and Delaware Corporate Law

The following comparison between Norwegian corporate law, which applies to us, and Delaware corporate law, the law under which many publicly listed companies in the United States are incorporated, discusses additional matters not otherwise described in this prospectus. This summary is subject to Norwegian law, including the Companies Act and the STA, as applicable, and Delaware corporate law, including the Delaware General Corporation Law. Further, please note that as an ADS holder you will not be treated as one of our shareholders and will not have any shareholder rights.

	Kingdom of Norway	Delaware
Number of Directors	Under the Companies Act, the board of directors of a public limited liability company shall have at least three members. At least half the members of the board of directors shall reside in Norway (the foregoing does not apply to nationals of states that are parties to the EEA Agreement, when they are residents in such state). The Norwegian Ministry of Trade may grant exemptions. Both genders must be represented at the board of directors, pursuant to the detailed requirements set out in the Companies Act. According to our Articles of Association, our board of directors shall consist of three to seven board members.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.

Removal of Directors	Under Norwegian law, any director or the entire board of directors may be removed, with or without cause, by the body having elected them, i.e. the general meeting of shareholders, except employee-elected board members, who may not be removed before the expiration of their term.	Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he or she is a part.

Vacancies on the Board of Directors	Under Norwegian law, vacancies due to a board member resigning or being removed before their term has expired, and newly created directorships, shall be filled by the	Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a

	Kingdom of Norway	Delaware
	general meeting. However, the election may be put off until the next general meeting, if the board still has a quorum. The Articles of Association may determine that the election of board members shall be transferred to a corporate body stipulated in the Articles of Association.	sole remaining director unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Annual General Meeting	Under Norwegian law, the annual general meeting of shareholders shall be held in the municipality where the company has its registered office, unless the Articles of Association provide otherwise, on such date and at such time as may be designated from time to time by the board of directors, however, no later than within 6 months after the end of each fiscal year.	Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.
General Meeting	Under Norwegian law, a general meeting may be called by the board of directors, by the corporate assembly or the chairman of the corporate assembly. The auditor who audits the company’s annual accounts or shareholders representing at least 5% of the share capital may require the board of directors to call an extraordinary general meeting to deal with a specific matter.	Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notice of General Meetings	Under Norwegian law, general meetings in a listed public limited liability companies shall be convened by the board of directors with a minimum of three weeks’ notice, unless the Articles of Association provide otherwise, and shall specify, i.a., the time and place for the meeting, as well as the matters which are to be dealt with at the meeting.	Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

Proxy	Under Norwegian law, all shareholders in a public limited liability company are entitled to attend and vote at general meetings by proxy. A proxy is only be deemed valid for the forthcoming general meeting, unless otherwise is clearly provided. A member of the board of directors may not grant a power of attorney to another board member to represent the director’s voting rights as a director.	Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

	Kingdom of Norway	Delaware

Preemptive Rights	Under Norwegian law, the company’s shareholders have a preferential right to subscribe for issues of new shares by the company, in proportion to their existing shareholdings, against cash contribution. The preferential rights to subscribe in an issue may be waived by a resolution in a general meeting by at least two-thirds of the votes cast as well as at least two-thirds of the share capital represented at the general meeting. A waiver of the shareholders’ preferential rights in respect of bonus issues requires the approval of all outstanding shares, irrespective of class.	Under Delaware law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

Authority to Allot	Under Norwegian law, the general meeting may, by two-thirds majority of the votes cast and of the share capital represented on the general meeting, authorize the board of directors to issue new shares for consideration of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof, however, assets that cannot be entered in the balance sheet according to the Norwegian accounting act may not be used as contribution for shares. The board may determine the amount of such consideration within the limits of the board authorization. Such board authorization may not exceed half of the share capital at the time the authorization is registered in the Norwegian Register of Business Enterprises.	Under Delaware law, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. It may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

Liability of Directors and Officers

Under Norwegian law, a company’s Articles of Association may not include a provision eliminating or limiting the personal liability of a director to the company or its shareholders for damages arising from a breach of fiduciary duty as a director. However, the company’s general meeting may, on behalf of the company, approve an agreement between the company and a director which governs or restricts their liability. No provision in such agreement may limit the director’s liability for, i.e.:

•  any breach of the director’s duty of loyalty to the company and its shareholders; or

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

•  any breach of the director’s duty of loyalty to the corporation or its stockholders;

•  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

	Kingdom of Norway	Delaware
	• acts or omissions involving culpable negligence or intentional misconduct.	• intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or • any transaction from which the director derives an improper personal benefit.

Voting Rights	Under Norwegian law, unless otherwise provided by the Articles of Association, each shareholder is entitled to one vote for each share held by such shareholder.	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

Dividends	Under Norwegian law, dividends may be paid in cash or in some instances in kind. Pursuant to the Companies Act, a public limited liability company may only distribute dividends to the extent it will have net assets covering the company’s share capital and other restricted equity after the distribution has been made. The calculation shall be made on the basis of the balance sheet in the company’s last approved financial statements, provided, however, that it is the registered share capital at the time of decision that applies. Further, extraordinary dividend payments may be resolved based upon an interim balance sheet prepared no more than six (6) months prior to the date of resolution. See “—Articles of Association and Norwegian Corporate Law—Rights and Restrictions in Relation to Existing Shares—Dividends” above.	Under Delaware law, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of shares, property or cash.

Repurchase of Shares	Norwegian limited liability companies may not subscribe for newly issued shares in their own capital. Such companies may, however, according to Section 9-2 of the Companies Act, acquire fully paid shares of themselves, provided that the board of directors has been authorized to do so by the shareholders at a general meeting. Such authorization can only be given for a maximum period of two years and the authorization shall fix (i) the maximum nominal value of the shares and (ii) the minimum and the highest amount that the company may pay for the shares. Such purchase of shares may generally only be	Under Delaware law, a corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares or, if no preferred shares are outstanding, any of its own shares if such shares will be retired upon acquisition and the capital of the corporation will be reduced in accordance with specified limitations.

	Kingdom of Norway	Delaware
acquired using distributable equity. A public limited liability company may acquire its own shares if the combined nominal value of the holding of own shares after the acquisition does not exceed ten per cent of the share capital. The foregoing provisions apply similarly to the company’s acquisition of agreed pledge on its own shares. Notwithstanding the foregoing, the company may acquire its own shares as a gift, by enforcement to cover the company’s claim, by takeover of another business through merger, demerger or otherwise or by redemption.

Shareholder Vote on Certain Transactions	Under Norwegian law, solvent liquidations, mergers with the company as the discontinuing entity, mergers with the company as the continuing entity if shares are issued in connection therewith and demergers shall be approved by the general meeting of shareholders with a minimum of two-thirds of the votes cast and two-thirds of the share capital represented at the general meeting. Under Norwegian law, it is debatable whether the shareholders must approve a decision to sell all or virtually all of the company’s business/assets, but if the sale in reality causes a change of the company’s objective and business purposes, as stated in the Articles of Association, a shareholder approval would be required with a majority as for an amendment of the Articles of Association.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

•  the approval of the board of directors; and

•  approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Standard of Conduct for Directors	Public limited liability companies in Norway are usually subject to a two-tier governance structure with the board of directors having the ultimate responsibility for the overall supervision and strategic management of the company in question and with executive management being responsible for the day-to-day operations. Each board member and member of the executive management is under a fiduciary duty to act in the interest of the company; however, is also obliged to take into account the interests of the creditors and the shareholders.

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that

	Kingdom of Norway	Delaware

The board of directors has a general responsibility to act in the best interest of the company, and may not adopt any measure or resolution by the general meeting, which may tend to give certain shareholders or others an unreasonable benefit at the expense of the other shareholders or the company. Any resolution by the board of directors is further subject to a general requirement of justifiability, and each director must act in accordance with a duty of loyalty towards the company.

The board of directors is also generally responsible for the management of the company, which includes a responsibility to ensure the proper organization of the business of the company. The management of the company includes, among other things, to ensure that the company is in accordance with applicable law and Articles of Association, as well as resolutions made by the general meeting of shareholders, ensure that the company has a sufficient capital base, to keep informed of the company’s financial position and to ensure that its activities, accounts and capital management are subject to adequate control.

The board of directors is also responsible for supervising the day-to-day management and the company’s business in general.

an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

Stockholder Suits	Under Norwegian law, only a company itself can bring a civil action against a third party; an individual shareholder does not have the right to bring an action on behalf of a company. However, if a general meeting has resolved to grant discharge to a member of our board of directors or our Chief Executive Officer or refrain from bringing law suits against, among other persons, a member of our board of directors or Chief Executive Officer, shareholders representing at least 10% of the share capital may bring a derivative action on behalf of our company against such persons. An individual shareholder may, in its own name, have an individual right to take action against such third party in the

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•  state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiffs shares thereafter devolved on the plaintiff by operation of law; and

•  allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the

	Kingdom of Norway	Delaware
event that the cause for the liability of that third party also constitutes a negligent act directly against such individual shareholder.

plaintiff’s failure to obtain the action; or

•  state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Anti-Takeover Provisions and Mandatory Offer Requirements	In Norway, under the Code of Practice, the board of directors should establish guiding principles for how it will act in the event of a take-over bid. In a bid situation, the company’s board of directors and management have an independent responsibility to help ensure that shareholders are treated equally, and that the company’s business activities are not disrupted unnecessarily. The board has a particular responsibility to ensure that shareholders are given sufficient information and time to form a view of the offer. The board of directors should not hinder or obstruct take-over bids for the company’s activities or shares. We have currently not adopted any anti-takeover provisions. See “—Articles of Association and Norwegian Corporate Law—Rights and Restrictions in Relation to Existing Shares—Anti-Takeover Provisions and Mandatory Offer Requirements” above.

In addition to other aspects of Delaware law governing fiduciary duties of directors during a potential takeover, the Delaware General Corporation Law also contains a business combination statute that protects Delaware companies from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

Section 203 of the Delaware General Corporation Law prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder that beneficially owns 15% or more of a corporation’s voting stock, within three years after the person becomes an interested stockholder, unless:

•  the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transaction;

•  after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including shares owned by persons who are directors and officers of interested stockholders and shares owned by specified employee benefit plans; or

•  after the person becomes an interested stockholder, the business combination

	Kingdom of Norway	Delaware

is approved by the board of directors of the corporation and holders of at least 66.67% of the outstanding voting stock, excluding shares held by the interested stockholder.

A Delaware corporation may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the corporation or an amendment to the original certificate of incorporation or to the bylaws of the company, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors of the corporation. Such an amendment is not effective until 12 months following its adoption.

Amendments to Governing Documents	Under Norwegian law, all resolutions made by the general meeting may be adopted by a simple majority of the votes, subject only to the mandatory provisions of the Companies Act and the articles of association. Resolutions concerning all amendments to the articles of association must be passed by two-thirds of the votes cast as well as two-thirds of the share capital represented at the general meeting. Certain resolutions that (i) would reduce any shareholder’s right in respect of dividend payments or other rights to the assets of the company or (ii) restrict the transferability of the shares would require a majority vote of at least 90% of the share capital represented at the general meeting in question as well as the majority required for amendments to the company’s Articles of Association. Certain types of changes in the rights of shareholders require the consent of all shareholders affected thereby as well as the majority required for amendments to the company’s Articles of Association.	Under Delaware law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors.

Transfer Agent and Registrar

The transfer agent and registrar for our shares is DNB Bank ASA, Securities Services, Dronning Eufemias gate 30, NO-0191 Oslo, Norway. The Bank of New York Mellon will serve as the depositary for the ADSs.

Stock Exchange Listing

Our ADSs have been approved for listing on the Nasdaq Capital Market under the symbol “IDBA”. Our ordinary shares are currently traded on Oslo Børs, a market operated by the Oslo Stock Exchange, under the ticker symbol “IDEX”.

Registrar of Shares, Depositary for ADSs

Our share register is maintained by DNB Bank ASA. The share register reflects only registered holders of our ordinary shares. Holders of ADSs representing our ordinary shares will not be treated as our shareholders and their names will therefore not be entered in our share register. The Bank of New York Mellon has agreed to act as the depositary for the ADSs representing our ordinary shares and the custodian for ordinary shares represented by ADSs is The Bank of New York Mellon, acting through an office located in Norway. Holders of ADSs representing our ordinary shares have a right to receive the ordinary shares underlying such ADSs. For discussion on ADSs representing our ordinary shares and rights of ADS holders, see the section entitled “Description of American Depositary Shares” in this prospectus.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent 75 Ordinary Shares (or a right to receive 75 Ordinary Shares) deposited with Nordea Bank Norge, ASA, as custodian for the depositary in the Kingdom of Norway. Each ADS will also represent any other securities, cash or other property that may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Norwegian law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the ADSs and the deposit agreement, except with respect to its authorization and execution by us, which shall be governed by the laws of Norway.

When required in order to comply with applicable laws and regulations or the articles of association or similar document of ours (as in effect from time to time) or the rules and regulations of the Oslo Børs, the Nasdaq Stock Market LLC or of any other stock exchange on which the shares or ADSs are registered, traded or listed or any book-entry settlement system, we may from time to time request, and may from time to time request the depositary to request, certain information from you relating to: (a) the capacity in which you hold ADSs, (b) the identity of any Holders or other persons or entities then or previously interested in those American Depositary Shares and the nature of those interests, (c) if for any reason, the proportion of the shares you own reaches, exceeds or falls below the thresholds specified under Norwegian law and (d) any other matter where disclosure of such matter is, in our reasonable opinion, required for that compliance.

As an ADS holder, you agree to comply with the laws and regulations of United States and Norway (if and to the extent applicable) with respect to the disclosure requirements regarding beneficial ownership of shares, all as if the ADSs were the Shares represented thereby, including requirements to make notifications and filings within the required timeframes to us, the U.S. Securities and Exchange Commission, the Financial Supervisory Authority of Norway and any other authorities in the United States or in Norway..

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR, which are filed as Exhibits 4.1 and 4.2 to the registration statement of which this prospectus forms a part.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See the section titled “MATERIAL INCOME TAX CONSIDERATIONS.” The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

Under the laws of Norway currently in effect, the depositary is not allowed to vote deposited shares underlying ADSs unless those shares are registered in our VPS registry and with the Norwegian Foreign Registrar in the name of the beneficial owner of those ADSs. Under the deposit agreement, ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. In order to carry out voting instruction received from ADSs holders in accordance with current Norwegian law, the depositary will temporarily re-register deposited shares in the names of the beneficial owners of those ADSs, vote those shares as proxy for those beneficial owners as instructed by the holders of those ADSs and then cause the deposited shares to be re-registered in its name or the name of its nominee immediately after the meeting. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. Those instructions must identify the beneficial owner of the ADSs (if other than the ADS holder). ADS holders giving instructions will also be required to block transfer of their ADSs until after the shareholders’ meeting by moving the ADSs to a blocked account within DTC or by authorizing the depositary to enter a stop transfer on the ADS register. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Norway and the provisions of our articles of association or similar documents, to re-register deposited shares and to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting and re-registration instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to (i) at such time as, in our opinion, there is a strong likelihood that the company will call a general meeting of shareholders on a certain date, but, in the case of an annual general meeting only, not less than 30 days prior to that date, notify the Depositary as to the proposed date of the meeting and, to the extent available at the time, details of the matters proposed to be voted upon at such meeting, which notice is hereinafter referred to as a Preliminary Notice, and (ii) thereafter, give the Depositary formal notice of the meeting, or the Formal Notice, and copies of materials to be made available to shareholders in connection with the meeting not less than 21 days prior to the meeting date, or the Notice Deadline (this being the statutory notice period under Norwegian law). For the avoidance of doubt, we shall be free to make amendments in the Formal Notice compared to the Preliminary Notice, both as to date and matters to be voted upon. The Depositary shall disseminate the Formal Notice as soon as practicable after the Depositary receives it from us.

The deposit agreement permits the depositary and us to modify, amend or adopt additional procedures relating to voting of deposited shares from time to time as we determine may be necessary or appropriate to comply with, or to obtain for ADS holders the benefits of liberalization of, applicable law and our articles of association or similar document.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from the U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

If any governmental body should adopt new laws, rules or regulations which would require an amendment of the deposit agreement to ensure compliance therewith, we and the depositary will amend the deposit agreement at any time in accordance with such changed laws, rules and regulations. Such amendment to the deposit agreement in such circumstances may become effective before a notice of such amendment or supplement is given or within any other period of time as required for compliance with such laws, rules or regulations.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

•	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•

we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

•	we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;

•	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;

•	we appear to be insolvent or enter insolvency proceedings;

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days, and not more than 120 days, before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary, including any of our directors, officers, employees, agents, controlling persons and affiliates:

•

are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•

are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•

are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•

the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

•

when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

Each holder of ADSs may be required from time to time to provide certain information, including proof of taxpayer status, residence and beneficial ownership (as applicable), from time to time and in a timely manner as we, the depositary or the custodian may deem necessary or proper to fulfill obligations under applicable law.

ORDINARY SHARES AND ADSS ELIGIBLE FOR FUTURE SALE

Our ordinary shares are admitted to trading on Oslo Børs. However, prior to the date of this prospectus, there has been no public market for our ordinary shares or ADSs on any U.S. national securities exchange. Future sales of substantial amounts of ADSs representing our ordinary shares in the United States or of our ordinary shares in the Norway, or the perception that such sales may occur, could adversely affect prevailing market prices of such ADSs and of our ordinary shares. As of February 18, 2021, we had in issue and outstanding 915,361,422 ordinary shares. Holders of ordinary shares registered hereby may deposit such ordinary shares with the Depositary in exchange for ADSs representing such ordinary shares at the ratio referred to on the cover page of this prospectus, which ADSs will be freely tradeable. Affiliates of the company who choose to exchange their ordinary shares for ADSs will receive ADSs in restricted form until the date of sale, if any; however, any shares registered pursuant to the registration statement of which this prospectus forms a part shall be freely tradeable for so long as this registration statement remains effective. Holders of issued but unexercised options to purchase our ordinary shares not registered hereby will have to comply with one of the exceptions from U.S. registration requirements set forth below in order to exchange any ordinary shares issued upon exercise thereof.

Rule 144

In general, a person who has beneficially owned our unregistered ordinary shares for at least six months would be entitled to sell ADSs representing our ordinary shares pursuant to Rule 144 of the Securities Act, provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (2) we are subject to Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who are our affiliates at the time of, or any time during the 90 days preceding, a sale of ADSs representing such ordinary shares, are subject to additional restrictions, as follows:

•	such person may sell within any three-month period only a number of ADSs representing our ordinary shares that does not exceed the greater of either of the following:

•

1% of the number of ADS representing our ordinary shares then outstanding (including any ordinary shares issuable upon withdrawal of ADSs), as if all such ordinary shares had been deposited in exchange for ADSs; or

•	the average weekly trading volume of ADSs representing our ordinary shares on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

•

provided that, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144 to the extent applicable.

Prior to the 90th day following the effective date of the registration statement of which this prospectus forms a part when we become subject to the Exchange Act periodic reporting requirements, non-affiliates who have not been affiliates of ours within the 90 days preceding the sale and who acquired their securities at least one year following their sale by us or our affiliates, may freely resell such securities under Rule 144.

Rule 701

In general, under Rule 701 under the Securities Act, any of our employees, board members, senior management, consultants or advisers who purchases ordinary shares from us in connection with a compensatory share or option plan or other written agreement before the effective date of the registration statement of which this prospectus forms a part, or the effective date, is entitled to resell such ordinary shares 90 days after the effective date in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701. The SEC has indicated that Rule 701 will apply to typical share options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the ordinary shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, beginning 90 days after the date of this prospectus, may be sold by persons other than “affiliates,” as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with the holding period requirement.

Regulation S

Regulation S provides generally that sales made in offshore transactions, including on Oslo Børs, as well as the resale of any such securities issued by foreign private issuers such as us (including resales into the United States) are not subject to the registration or prospectus delivery requirements of the Securities Act.

MATERIAL INCOME TAX CONSIDERATIONS

The following summary contains a description of material Norwegian and U.S. federal income tax consequences of the acquisition, ownership and sale of our ordinary shares or ADSs. This summary should not be considered a comprehensive description of all the tax considerations that may be relevant to the decision to acquire ADSs representing our ordinary shares.

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following is a description of the material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of our ordinary shares or ADSs. It is not a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire securities. This discussion applies only to a U.S. Holder that holds our ordinary shares or ADSs as a capital asset for tax purposes (generally, property held for investment). In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including state and local tax consequences, estate tax consequences, alternative minimum tax consequences, the potential application of the Medicare contribution tax, and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	banks, insurance companies, and certain other financial institutions;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•

persons holding ordinary shares or ADSs as part of a hedging transaction, “straddle,” wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to ordinary shares or ADSs;

•	persons whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar;

•	brokers, dealers or traders in securities, commodities or currencies;

•	tax-exempt entities or government organizations;

•	S corporations, partnerships, or other entities or arrangements classified as partnerships for U.S. federal income tax purposes (and investors therein);

•	regulated investment companies or real estate investment trusts;

•	persons who acquired our ordinary shares or ADSs pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons that own or are deemed to own ten percent or more of our shares (by vote or value); and

•	persons holding our ordinary shares or ADSs in connection with a trade or business, permanent establishment, or fixed base outside the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds ordinary shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding ordinary shares or ADSs and partners in such partnerships are encouraged to consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of ordinary shares or ADSs.

The discussion is based on the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury Regulations, and the income tax treaty between the Norway and the United States, or the Treaty, all as of the date hereof, changes to any of which may affect the tax consequences described herein—possibly with retroactive effect.

A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of ordinary shares or ADSs who is eligible for the benefits of the Treaty and is:

(1)	a citizen or individual resident of the United States;

(2)	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

(3)	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(4)

a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.

U.S. Holders are encouraged to consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of our ordinary shares or ADSs in their particular circumstances.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. Generally, a holder of an ADS should be treated for U.S. federal income tax purposes as holding the ordinary shares represented by the ADS. Accordingly, no gain or loss will be recognized upon an exchange of ADSs for ordinary shares.

Passive Foreign Investment Company Rules

A non-U.S. corporation will be classified as a PFIC for any taxable year in which, after applying certain look-through rules, either:

•	at least 75% of its gross income is passive income (such as interest income); or

•

at least 50% of its gross assets (determined on the basis of a quarterly average) is attributable to assets that produce passive income or are held for the production of passive income (including cash).

For purposes of this test, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation, the equity of which we own, directly or indirectly, 25% or more (by value).

Based on our analysis of our income, assets, activities, and market capitalization, we do not believe we were a PFIC for our taxable year ended December 31, 2019. Based on our current estimates of expected gross assets and income, we do not believe we will be a PFIC for our taxable year ending December 31, 2020. However, no assurances regarding our PFIC status can be provided for any past, current or future taxable year. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis and the applicable law is subject to varying interpretation. In particular, the characterization of our assets as active or passive may depend in part on our current and intended future business plans, which are subject to change. In addition, for our current and future taxable years, the total value of our assets for PFIC testing purposes may be determined in part by reference to the market price of our ordinary shares or ADSs from time to time, which may fluctuate considerably. Under the income test, our status as a PFIC depends on the composition of our income which will depend on a variety of factors that are subject to uncertainty, including the characterization of certain intercompany payments and payments from tax authorities, transactions we enter into in the future and our corporate structure. Even if we determine that we are not a PFIC for a taxable year, there can be no assurance that the IRS would not successfully challenge our position. Accordingly, in its legal opinion issued in connection with this listing, our U.S. counsel expresses no opinion with respect to our PFIC status for any prior, current or future taxable year.

If we are classified as a PFIC in any year with respect to which a U.S. Holder owns the ordinary shares or ADSs, we will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns the ordinary shares or ADSs, regardless of whether we continue to meet the tests described above unless we cease to be a PFIC and the U.S. Holder has made a “deemed sale” election under the PFIC rules. If such a deemed sale is made, a U.S. Holder will be deemed to have sold the ordinary shares or ADSs the U.S. Holder holds at their fair market value and any gain from such deemed sale would be subject to the rules described below. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, the U.S. Holder’s ordinary shares or ADSs with respect to which such election was made will not be treated as shares in a PFIC and the U.S. Holder will not be subject to the rules described below with respect to any “excess distribution” the U.S. Holder receives from us or any gain from an actual sale or other disposition of the ordinary shares or ADSs. U.S. Holders should consult their tax advisers as to the possibility and consequences of making a deemed sale election if we cease to be a PFIC and such election becomes available.

For each taxable year we are treated as a PFIC with respect to U.S. Holders, U.S. Holders will be subject to special tax rules with respect to any “excess distribution” such U.S. Holder receives and any gain such U.S. Holder recognizes from a sale or other disposition (including a pledge) of ordinary shares or ADSs, unless (1) such U.S. Holder makes a “qualified electing fund” election, or QEF Election, with respect to all taxable years during such U.S. Holder’s holding period in which we are a PFIC, or (2) our ordinary shares or ADSs constitute “marketable stock” and such U.S. Holder makes a mark-to-market election (as discussed below). Distributions a U.S. Holder receives in a taxable year that are greater than 125% of the average annual distributions a U.S. Holder received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the ordinary shares or ADSs will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over a U.S. Holder’s holding period for the ordinary shares or ADSs;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income; and

•

the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares or ADSs cannot be treated as capital gains, even if a U.S. Holder holds the ordinary shares or ADSs as capital assets.

If we are a PFIC, a U.S. Holder will generally be subject to similar rules with respect to distributions we receive from, and our dispositions of the stock of, any of our direct or indirect subsidiaries that also are PFICs, as if such distributions were indirectly received by, and/or dispositions were indirectly carried out by, such U.S. Holder. U.S. Holders should consult their tax advisers regarding the application of the PFIC rules to our subsidiaries.

If a U.S. Holder makes an effective QEF Election, the U.S. Holder will be required to include in gross income each year, whether or not we make distributions, as capital gains, such U.S. Holder’s pro rata share of our net capital gains and, as ordinary income, such U.S. Holder’s pro rata share of our earnings in excess of our net capital gains. However, a U.S. Holder can only make a QEF Election with respect to ordinary shares or ADSs in a PFIC if such company agrees to furnish such U.S. Holder with certain tax information annually. We do not currently expect to provide such information in the event that we are classified as a PFIC.

U.S. Holders can avoid the interest charge on excess distributions or gain relating to our ordinary shares or ADSs by making a mark-to-market election with respect to the ordinary shares or ADSs, provided that the ordinary shares or ADSs are “marketable stock.” Ordinary shares or ADSs will be marketable stock if they are

“regularly traded” on certain U.S. stock exchanges or on a non-U.S. stock exchange that meets certain conditions. For these purposes, the ordinary shares or ADSs will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded. Our ADSs have been approved for listing on Nasdaq, which is a qualified exchange for these purposes. Consequently, if our ADSs are listed on Nasdaq and are regularly traded, and you are a holder of ADSs, we expect the mark-to-market election would be available to U.S. Holders if we are a PFIC. Each U.S. Holder should consult its tax advisor as to the whether a mark-to-market election is available or advisable with respect to the ordinary shares or ADSs.

A U.S. Holder that makes a mark-to-market election must include in ordinary income for each year an amount equal to the excess, if any, of the fair market value of our ordinary shares or ADSs at the close of the taxable year over the U.S. Holder’s adjusted tax basis in the ordinary shares or ADSs. An electing holder may also claim an ordinary loss deduction for the excess, if any, of the U.S. Holder’s adjusted basis in the ordinary shares or ADSs over the fair market value of the ordinary shares or ADSs at the close of the taxable year, but this deduction is allowable only to the extent of any net mark-to-market gains for prior years. Gains from an actual sale or other disposition of the ordinary shares or ADSs will be treated as ordinary income, and any losses incurred on a sale or other disposition of the shares will be treated as an ordinary loss to the extent of any net mark-to-market gains for prior years. Once made, the election cannot be revoked without the consent of the IRS unless the ordinary shares or ADSs cease to be marketable stock.

However, a mark-to-market election generally cannot be made for equity interests in any lower-tier PFICs that we own, unless shares of such lower-tier PFIC are themselves “marketable stock.” As a result, even if a U.S. Holder validly makes a mark-to-market election with respect to our ordinary shares or ADSs, the U.S. Holder may continue to be subject to the PFIC rules (described above) with respect to its indirect interest in any of our investments that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. U.S. Holders should consult their tax advisers as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

Unless otherwise provided by the U.S. Treasury, each U.S. shareholder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require. A U.S. Holder’s failure to file the annual report will cause the statute of limitations for such U.S. Holder’s U.S. federal income tax return to remain open with regard to the items required to be included in such report until three years after the U.S. Holder files the annual report, and, unless such failure is due to reasonable cause and not willful neglect, the statute of limitations for the U.S. Holder’s entire U.S. federal income tax return will remain open during such period. U.S. Holders should consult their tax advisers regarding the requirements of filing such information returns under these rules.

Taxation of Distributions

Subject to the discussion above under “Passive Foreign Investment Company Rules,” distributions paid on ordinary shares or ADSs, other than certain pro rata distributions of ordinary shares or ADSs, will generally be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we may not calculate our earnings and profits under U.S. federal income tax principles, we expect that distributions generally will be reported to U.S. Holders as dividends. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be taxable at preferential rates applicable to “qualified dividend income.” However, the qualified dividend income treatment may not apply if we are treated as a PFIC with respect to the U.S. Holder. The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will generally be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend. The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars.

If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. Such gain or loss would generally be treated as U.S.-source ordinary income or loss. The amount of any distribution of property other than cash (and other than certain pro rata distributions of ordinary shares or ADSs or rights to acquire ordinary shares or ADSs) will be the fair market value of such property on the date of distribution. For foreign tax credit purposes, our dividends will generally be treated as passive category income.

Sale or Other Taxable Disposition of Ordinary Shares and ADSs

Subject to the discussion above under “Passive Foreign Investment Company Rules,” gain or loss realized on the sale or other taxable disposition of ordinary shares or ADSs will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the ordinary shares or ADSs for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the ordinary shares or ADSs disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to limitations.

If the consideration received by a U.S. Holder is not paid in U.S. dollars, the amount realized will be the U.S. dollar value of the payment received determined by reference to the spot rate of exchange on the date of the sale or other disposition. However, if the ordinary shares or ADSs are treated as traded on an “established securities market” and you are either a cash basis taxpayer or an accrual basis taxpayer that has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the IRS), you will determine the U.S. dollar value of the amount realized in a non-U.S. dollar currency by translating the amount received at the spot rate of exchange on the settlement date of the sale. If you are an accrual basis taxpayer that is not eligible to or does not elect to determine the amount realized using the spot rate on the settlement date, you will recognize foreign currency gain or loss to the extent of any difference between the U.S. dollar amount realized on the date of sale or disposition and the U.S. dollar value of the currency received at the spot rate on the settlement date.

WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE IMPACT OF OUR PFIC STATUS ON YOUR INVESTMENT IN THE ORDINARY SHARES OR ADSs AS WELL AS THE APPLICATION OF THE PFIC RULES TO YOUR INVESTMENT IN THE ORDINARY SHARES OR ADSs.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Information with Respect to Foreign Financial Assets

Certain U.S. Holders who are individuals (and, under proposed regulations, certain entities) may be required to report information relating to the ordinary shares or ADSs, subject to certain exceptions (including an exception for ordinary shares or ADSs held in accounts maintained by certain U.S. financial institutions). U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to their ownership and disposition of the ordinary shares or ADSs.

Norway Taxation

General

The following is a summary of certain tax matters related to purchase, holding and disposal of our ordinary shares. The statements herein are, unless otherwise stated, based on the laws, rules and regulations in force in Norway as of the date of this Prospectus, and are subject to any changes in law occurring after such date. Such changes could possibly be made on a retrospective basis. Tax rates indicated below are applicable for the income year 2020. The tax legislation of the investor’s member state in the EEA or country of residence/incorporation and of the issuer’s country of incorporation may have an impact on the income received from the securities.

The following summary is of a general nature and does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to acquire, own or dispose shares or subscription rights in our company. Furthermore, the summary only focuses on the shareholder categories explicitly mentioned below (individual shareholders and limited liability companies). Shareholders are advised to consult their own tax advisors concerning the overall tax consequences of their ownership of shares. The summary only addresses Norwegian tax laws.

Norwegian Shareholders

Taxation of dividends—Individual shareholders

Dividends distributed to Norwegian individual shareholders are taxable as general income. The taxable dividend, less a calculated tax-free allowance, is grossed up to 144%, which amount is taxed at the general income tax rate of 22% (resulting in an effective tax rate of 31.68%). The tax-free allowance shall be calculated on a share by share basis, and the allowance for each share will be equal to the cost price of the share, multiplied by a risk-free interest rate. This risk-free interest rate is set in January of the year following the income year. Any part of the calculated allowance one year exceeding the dividend distributed on the share will be carried forward to the following years and reduce the taxable dividend income. Unused allowance will also be included in the basis for calculating the tax-free allowance later years. The tax-free allowance is calculated for each calendar year and allocated solely to Norwegian individual shareholders holding shares at the expiry of the relevant income year.

Taxation of dividends—Corporate shareholders (Limited liability companies)

Dividends distributed to a shareholder, which is a limited liability company resident in Norway for tax purposes, or Norwegian corporate shareholders, and holding more than 90% of the shares and votes in the distributing company, are fully exempt from taxation. To other corporate shareholders 3% of the dividends shall be subject to general income tax at the 22% rate (resulting in an effective tax rate of 0.66%).

Taxation on realization of shares—Individual shareholders

Sale, redemption or other disposal of shares is considered a realization for Norwegian tax purposes. A capital gain or loss generated by a Norwegian individual shareholder through a disposal of shares is taxable or tax deductible in Norway. Such capital gain or loss is included in or deducted from the basis for computation of general income in the year of disposal. The gain is subject to tax and the loss is tax deductible irrespective of the duration of the ownership and the number of shares disposed of.

The capital gain is calculated on the consideration received less the cost price of the share and transactional expenses. The taxable gain, less any unused calculated tax-free allowance, is grossed up to 144%, which amount is taxed at the general income tax rate of 22% (resulting in an effective tax rate of 31.68%). The tax-free allowance for each share is equal to the total of any unused tax-free allowance amounts calculated for this share for previous years (see “—Taxation of dividends—Individual shareholders” above), which exceeded dividends distributed on this share. The calculated tax-free allowance may only be deducted in order to reduce a taxable gain calculated upon the realization of the share and may not be deducted in order to produce or increase a loss for tax purposes.

If the shareholder owns shares acquired at different points in time, the shares that were acquired first will be regarded as the first to be disposed of, on a first-in first-out basis.

Taxation on realization of shares—Corporate shareholders (Limited liability companies)

Norwegian corporate shareholders are not subject to tax on capital gains related to realization of shares in a Norwegian company, and losses related to such realization are not tax deductible.

Taxation related to independent subscription rights—Individual shareholders

A Norwegian individual shareholder’s subscription for independent subscription rights is not subject to tax in Norway. Costs related to the subscription for independent subscription rights will be added to the cost price of the independent subscription right.

Exercise of independent subscription rights is not taxable; the cost price of the subscription right shall be added to the tax base of the shares acquired.

Sale and other transfer of subscription rights is considered as realization for Norwegian tax purposes. A capital gain or loss generated by a Norwegian individual shareholder through a realization of independent subscription rights is taxable or tax deductible in Norway. Such capital gain or loss is generally included in or deducted from the basis for computation of general income in the year of disposal. The general income grossed up to 144% and taxed at the rate of 22% (resulting in an effective tax-rate of 31.68%).

However, please note that the realized gains related to independent subscription rights granted to Norwegian employees as a consequence of their employment will be included in the basis for calculating their salary payments. Such salary payments are subject to taxation at a marginal tax rate of 46.4%. In addition, the employer will be obligated to pay social security contributions at a rate normally of 14.1%.

Taxation related to independent subscription rights—Corporate shareholders

A Norwegian corporate shareholder’s subscription for independent subscription rights is not subject to taxation in Norway. Costs related to the subscription for independent subscription rights will be added to the cost price of the independent subscription rights.

Norwegian corporate shareholders are generally exempt from tax on capital gains upon the sale or other realization of independent subscription rights to shares in a Norwegian company, and losses are not tax deductible.

Net wealth tax

The value of shares is included in the basis for the computation of wealth tax imposed on Norwegian individual shareholders. The marginal wealth tax rate is 0.85% of the value assessed. The value for assessment purposes for shares on Oslo Børs is 65% (from January 1, 2020) of the listed value as of January 1 in the year of assessment. Norwegian corporate shareholders are not subject to net wealth tax.

Inheritance tax

Effective January 1, 2020, there is no inheritance tax in Norway.

Non-Resident Shareholders

This section summarizes Norwegian tax rules relevant to shareholders who are not resident in Norway for tax purposes, or Non-resident shareholders. Non-resident shareholders’ tax liabilities in their home country or other countries will depend on applicable tax rules in the relevant country.

Taxation of dividends

Dividends distributed to shareholders who are individuals not resident in Norway for tax purposes, or Non-resident individual shareholders, are as a general rule subject to withholding tax at a rate of 25%. The withholding tax rate of 25% is normally reduced through tax treaties between Norway and the country in which the shareholder is resident. The withholding obligation lies with the company distributing the dividends.

The above generally applies also to shareholders who are limited liability companies not resident in Norway for tax purposes, or Non-resident corporate shareholders. However, dividends distributed to Non-resident corporate shareholders resident within the EEA for tax purposes are exempt from Norwegian withholding tax, provided the shareholder genuinely is established and conducts business activity within the EEA.

Non-resident individual shareholders resident within the EEA area are subject to ordinary withholding tax, but entitled to apply for a partial refund of the withholding tax, equal to a calculated tax-free allowance similar to the calculated allowance used by Norwegian individual shareholders, ref above.

Nominee registered shares will be subject to withholding tax at a rate of 25% unless the shareholder has fulfilled specific documentation requirements and the nominee has obtained approval from the Norwegian Tax Administration for the dividend to be subject to a lower withholding tax rate. Non-resident shareholders that have suffered a higher withholding tax than set out by an applicable tax treaty or the Norwegian Tax Act may apply to the Norwegian tax authorities for a refund of the excess withholding tax deducted.

If a Non-resident shareholder is carrying on business activities in Norway, and the shares are effectively connected with such activities, the shareholder will be subject to the same taxation as Norwegian shareholders, as described above.

Taxation on realization of shares or independent subscription rights

Realization of shares or independent subscription rights by a Non-resident individual or corporate shareholder will not be subject to taxation in Norway unless the Non-resident shareholder is holding the shares or warrants in connection with the conduct of a trade or business in Norway, in which case the tax treatment is as described for Norwegian shareholders.

Net wealth tax

Shareholders not resident in Norway for tax purposes are not subject to Norwegian net wealth tax. Foreign individual shareholders can however be taxable if the shareholding is effectively connected to the conduct of trade or business in Norway.

VAT and transfer taxes

No VAT, stamp or similar duties are currently imposed in Norway on the transfer of shares whether on acquisition or disposal.

PLAN OF DISTRIBUTION

The registration statement of which this prospectus forms a part has been filed with respect to an aggregate of 60,000,000 ordinary shares held by certain of our shareholders, which are referred to collectively herein as the Registered Shares, and the holders of all such ordinary shares are identified in this prospectus as the Selling Shareholder. Any Registered Shares offered and sold in the United States by the Selling Shareholder will be in the form of ADSs. The Registered Shareholder is also permitted to sell ordinary shares not represented by ADSs in private or offshore transactions, including on Oslo Børs, which resales are not covered by this prospectus. Unlike an initial public offering, any resale by the Selling Shareholder of the Registered Shares represented by ADSs is not being underwritten by any investment bank. The Selling Shareholder may, or may not, elect to sell Registered Shares represented by ADSs as and to the extent that they may individually determine.

The Selling Shareholder may dispose of all or a portion of the Registered Shares from time to time directly or through one or more underwriters, broker-dealers or agents. If ADSs representing our ordinary shares are sold through underwriters or broker-dealers, the Selling Shareholder will be responsible for any applicable underwriting discounts or commissions or agent’s commissions. ADSs representing our ordinary shares may be sold on Nasdaq or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Shareholder may use any one or more of the following methods when disposing of ordinary shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the ordinary shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions and offshore transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Shareholder to sell a specified number of such ordinary shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Shareholder also may resell all or a portion of the Registered Shares in offshore transactions or open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the Selling Shareholder may arrange for other broker-dealers to participate in sales. If the Selling Shareholder effect such transactions by selling ADSs representing our ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive applicable commissions in the form of discounts, concessions or commissions from the Selling Shareholder or commissions from purchasers of ADSs representing our ordinary shares for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2121 and Supplementary Material .01 and Supplementary Material .02 thereto.

In connection with sales of ADSs representing Registered Shares, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of ADSs representing Registered Shares in the course of hedging in positions they assume. The Selling Shareholder may also sell ADSs representing Registered Shares short and, if such short sale shall take place after the date that the registration statement of which this prospectus forms a part is declared effective, the Selling Shareholder may deliver ADSs representing Registered Shares to close out short positions and to return borrowed ordinary shares in connection with such short sales. The Selling Shareholder may also loan or pledge ADSs representing Registered Shares to broker-dealers that in turn may sell such ordinary shares, to the extent permitted by applicable law. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Registered Shares, which ordinary shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Shareholder may not use Registered Shares to cover short sales of our ordinary shares (or ADSs representing ordinary shares) made prior to the date the registration statement of which this prospectus forms a part has been declared effective by the SEC.

The Selling Shareholder may, from time to time, pledge or grant a security interest in some or all of the warrants or ADSs representing Registered Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ADSs representing Registered Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Shareholder to include the pledgee, transferee or other successors in interest as a Selling Shareholder under this prospectus. The Selling Shareholder also may transfer and donate the ADSs representing Registered Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholder and any broker-dealer or agents participating in the distribution of the ADSs representing Registered Shares may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the ADSs representing our Registered Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. A Selling Shareholder who is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Upon our being notified in writing by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of ADSs representing Registered Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Shareholder and of the participating broker-dealer(s), (ii) the number of ADSs representing Registered Shares involved, (iii) the price at which such ADSs representing Registered Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

Each Selling Shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of ADSs representing Registered Shares by the Selling Shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the ADSs representing Registered Shares to engage in market-making activities with respect thereto. All of the foregoing may affect the marketability of ADSs representing Registered Shares and the ability of any person or entity to engage in market-making activities with respect thereto.

We will pay the SEC filing fees in connection with the registration of ADSs representing our ordinary shares. Each Selling Shareholder will pay any underwriting discounts or selling commissions incurred by such Selling Shareholder in connection with the sale of Registered Shares.

We are not party to any arrangement with any Selling Shareholder or any broker-dealer with respect to sale of ADSs or Registered Shares. Therefore, we will not have any input if, when and how any Selling Shareholder elects to dispose of ADSs representing such Selling Shareholder’s Registered Shares or the price or prices at which any such sale may occur, and there can be no assurance that any Selling Shareholder will exchange its Registered Shares for ADSs or dispose of any or all of the ADSs representing such ordinary shares even if so exchanged pursuant to the deposit agreement. We will not receive proceeds from any sale of Registered Shares in the form of ADSs by the Selling Shareholder.

To date, there has not been a public market for ADSs representing our ordinary shares. We offer no assurances that an active trading market for ADSs representing our ordinary shares will develop or, if developed, be maintained.

EXPENSES OF THIS OFFERING

Set forth below is an itemization of the total expenses which are expected to be incurred in connection with the registration of the ordinary shares registered hereby. With the exception of the registration fee payable to the SEC and the Nasdaq initial listing fee, all amounts are estimates.

Expense	Amount
SEC registration fee	$1,310
Nasdaq listing fee	5,000
FINRA filing fee	—
Printing expenses	150,000
Legal fees and expenses	600,000
Accounting fees and expenses	450,000
Miscellaneous	151,000

Total	$1,357,310

LEGAL MATTERS

The validity of the ordinary shares registered hereby and certain other matters of the laws of Kingdom of Norway will be passed upon for us by Advokatfirmaet Ræder AS, Oslo, Norway and certain matters of U.S. law will be passed upon for us by Cooley LLP, New York, New York.

EXPERTS

The consolidated financial statements of IDEX Biometrics ASA at December 31, 2018 and 2019, and for each of the two years in the period ended December 31, 2019, appearing in this prospectus and registration statement have been audited by Ernst & Young AS, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are incorporated and currently existing under the laws of Kingdom of Norway. In addition, certain of our directors and officers reside outside of the United States and most of the assets of our non-U.S. subsidiaries are located outside of the United States. As a result, it may be difficult for investors to effect service of process on us or those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability or other provisions of the U.S. securities laws or other laws.

In addition, uncertainty exists as to whether the courts of Norway would:

•

recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liabilities provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in Norway against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised by Advokatfirmaet Ræder that there is currently no treaty between (i) the United States and (ii) Norway providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters (although the United States and Norway are both parties to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards) and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the United States securities laws, would only be automatically enforceable in Norway, if and to the extent:

•	the relevant parties have agreed to such court’s jurisdiction in writing and for a specific legal action or for legal actions that arise out of a particular legal relationship; and

•	the judgment is not in conflict with Norwegian public policy rules (ordre public) or internationally mandatory provisions.

Whether these requirements are met in respect of a judgment based upon the civil liability provisions of the United States securities laws, including whether the award of monetary damages under such laws would constitute a penalty, is an issue for the court making such decision.

Subject to the foregoing, investors may be able to enforce in Norway judgments in civil and commercial matters that have been obtained from U.S. federal or state courts. Nevertheless, we cannot assure you that those judgments will be recognized or enforceable in Norway.

If a Norwegian court gives judgment for the sum payable under a U.S. judgment, the Norwegian judgment will be enforceable by methods generally available for this purpose. These methods generally permit the Norwegian court discretion to prescribe the manner of enforcement. In addition, it may not be possible to obtain a Norwegian judgment or to enforce that judgment if the judgment debtor is or becomes subject to any insolvency or similar proceedings, or if the judgment debtor has any set-off or counterclaim against the judgment creditor. You should also note that, in any enforcement proceedings, the judgment debtor may raise any counterclaim that could have been brought if the action had been originally brought in Norway

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act. A related registration statement on Form F-6 will be filed with the SEC to register the ADSs representing our ordinary shares. This prospectus, which forms a part of the registration statement on Form F-1, does not contain all of the information that is included in such registration statement and the exhibits and schedules thereto. Certain information is omitted and you should refer to such registration statement and its exhibits and schedules for that information. If a document has been filed as an exhibit to such registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

You may review a copy of our registration statement on Form F-1 as well as the registration statement on Form F-6, when filed, including exhibits thereto and any schedules filed therewith, and obtain copies of such materials at the SEC’s website (www.sec.gov), which contains reports and other information regarding issuers like us that file electronically with the SEC.

We are subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and periodic reports on Form 6-K. Those reports may be obtained at the website described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of such act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered thereunder.

We maintain a corporate website at www.idexbiometrics.com. Information contained in, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of IDEX Biometrics ASA

Opinion on the Financial Statements

We have audited the accompanying consolidated statement of financial positions of IDEX Biometrics ASA (the Company) as of December 31, 2018 and 2019, the related consolidated statements of profit and loss, comprehensive income, changes in equity and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2018 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and in conformity with IFRS as adopted by the European Union.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has limited revenue, a history of recurring losses from operations, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young AS

We have served as the Company’s auditor since 2001.

Oslo, Norway

October 14, 2020

IDEX Biometrics ASA

Consolidated Statements of Profit and Loss

(In thousands, except per share amounts)

		Year Ended December 31,
	Note	2018	2019
Revenue:
Product		$268	$159
Service		172	265

Total revenue	3	440	424
Operating expenses:
Purchases, net of inventory variation		185	62
Payroll expenses	4	19,770	21,750
Research and development expenses	5, 6	5,631	4,385
Other operating expenses		3,919	4,641
Amortization and depreciation	10, 11, 12	842	1,633

Total operating expenses		30,347	32,471

Loss from operations		(29,907)	(32,047)
Finance income		134	135
Finance cost		(411)	(351)

Loss before tax		(30,184)	(32,263)
Income tax expense	8	(41)	(160)

Net loss for the year		$(30,225)	$(32,423)

Loss per share, basic and diluted	9	$(0.06)	$(0.05)

Consolidated Statements of Comprehensive Income

		Year Ended December 31,
	Note	2018	2019
Net loss for the year		$(30,225)	$(32,423)
Other comprehensive income (loss) that may be reclassified to profit or loss in subsequent periods (net of tax):	8
Foreign currency exchange differences		(455)	(662)

Total comprehensive income (loss) for the year, net of tax		$(30,680)	$(33,085)

The accompanying notes are an integral part of these consolidated financial statements.

IDEX Biometrics ASA

Consolidated Statements of Financial Position

(In thousands, except share and per share amounts)

	Note	December 31, 2018	December 31, 2019
Assets
Non-current assets:
Goodwill		$951	$941
Intangible assets		3,080	2,605

Total intangible assets	10	4,031	3,546
Property, plant and equipment	11	1,679	2,013
Right-of-use assets	12	—	1,375

Total fixed assets		1,679	3,388
Non-current receivables		146	152

Total non-current assets		5,856	7,086
Current assets:
Inventory	19	1,170	686
Receivables and prepaid expenses:
Trade receivables	17	39	31
Prepaid expenses		636	769
Other current receivables	17	654	772

Total receivables and prepaid expenses		1,329	1,572
Cash and cash equivalents	13	9,635	14,126

Total current assets		12,134	16,384

Total assets		$17,990	$23,470

Equity and liabilities
Paid-in capital:
Share capital (NOK 0.15 par value, 544,314,537 and 717,988,732 shares issued and outstanding at December 31, 2018 and 2019 respectively)		$12,501	$15,445
Share premium		166,419	197,639
Other paid-in capital		13,353	15,903

Total paid-in capital	15, 16	192,273	228,987
Foreign currency translation effects		(12,330)	(12,992)
Accumulated loss		(165,760)	(198,183)

Total equity		14,183	17,812
Non-current liabilities
Deferred tax liabilities	8	26	31
Non-current lease liabilities	12	—	610

Total non-current liabilities		26	641
Current liabilities
Accounts payable	18	590	463
Income tax payable	8	198	129
Current lease liabilities	18	—	788
Public duties payable		262	357
Accrued employer’s tax on share-based compensation	18	—	3
Other current liabilities	18	2,731	3,277

Total current liabilities		3,781	5,017

Total liabilities		3,807	5,658

Total equity and liabilities		$17,990	$23,470

The accompanying notes are an integral part of these consolidated financial statements.

IDEX Biometrics ASA

Consolidated Statements of Changes in Equity

(In thousands)

	Share Capital	Share premium	Other Paid-in Capital	Foreign Currency Translation Effects	Accumulated Loss	Total Equity
Balance at January 1, 2018	$12,467	$165,618	$10,404	$(11,875)	$(135,535)	$41,079
Exercise of subscription rights	29	801	—	—	—	830
Share-based compensation	5	—	2,949	—	—	2,954
Loss for the year	—	—	—	—	(30,225)	(30,225)
Other comprehensive income	—	—	—	(455)	—	(455)

Balance at December 31, 2018	12,501	166,419	13,353	(12,330)	(165,760)	14,183

Share issuance	2,940	31,220	—	—	—	34,160
Share-based compensation	4	—	2,550	—	—	2,554
Loss for the year	—	—	—	—	(32,423)	(32,423)
Other comprehensive income	—	—	—	(662)	—	(662)

Balance at December 31, 2019	$15,445	$197,639	$15,903	$(12,992)	$(198,183)	$17,812

Refer also to Note 15 to the consolidated financial statements

The accompanying notes are an integral part of these consolidated financial statements.

IDEX Biometrics ASA

Consolidated Statements of Cash Flow

(In thousands)

		Year Ended December 31,
	Note	2018	2019
Operating activities
Profit (loss) before tax		$(30,184)	$(32,263)
Amortization and depreciation expense	10, 11, 12	842	1,633
Share-based compensation expense	4	2,969	2,531
Change in inventories	19	(112)	470
Change in accounts receivables	17	26	8
Change in accounts payable	18	252	(124)
Change in other working capital items		(280)	895
Other operating activities		119	43
Interest expense		103	103
Other financial items		(314)	(238)
Income taxes		(196)	(226)

Net cash flow from operating activities		(26,775)	(27,168)

Investing activities
Purchases of property, plant and equipment	11	(1,104)	(850)
Payments on non-current receivables		—	(6)
Interest received		134	135

Net cash flow from investing activities		(970)	(721)

Financing activities
Net proceeds from issue of shares, including exercise of subscription rights	15, 16	835	34,164
Payments on lease liabilities		—	(675)
Payment related to a financed asset purchase	18	—	(500)

Net cash flow from financing activities		835	32,989

Net change in cash and cash equivalents		(26,910)	5,100
Effect of foreign exchange rate changes		(274)	(609)
Opening cash and cash equivalents balance at January 1		36,819	9,635

Cash and cash equivalents at December 31	13	$9,635	$14,126

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except per share amounts)

1.	Nature of the Business and Basis of Presentation

IDEX Biometrics ASA and subsidiaries (collectively “IDEX” or the “Company”) is a biometrics company specializing in the design, development and sale of fingerprint identification and authentication solutions. The Company’s fingerprint sensors and biometric solutions are used in touch-free smart cards, including payment cards, and electronic devices. IDEX Biometrics ASA (the “parent company”) is a public limited liability company incorporated in 1996 in Norway. The address of the head office is Dronning Eufemias gate 16, NO-0191 Oslo, Norway. IDEX Biometrics ASA’s shares are listed at Oslo Børs, the stock exchange in Oslo.

IDEX is comprised of the parent company and its subsidiaries in the United States of America (U.S.), IDEX Holding Company Inc. and IDEX America Inc (IDEX America), the United Kingdom (UK), IDEX Biometrics UK Ltd. (IDEX UK), and the People’s Republic of China (China), IDEX Electronics (Shanghai) Co. , Ltd. (IDEX China) All subsidiaries are held 100%. The parent company holds all intellectual property of IDEX and is party to all customer and manufacturing partner agreements. The subsidiaries provide various services to the parent company, mainly within the technical development, supply-chain administration, and customer interfacing and marketing functions.

The consolidated financial statements of IDEX have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board and IFRS as adopted by the European Union. The consolidated financial statements have been prepared on a historical cost basis.

The consolidated financial statements for 2019 were approved by the board on October 13, 2020.

Going Concern

The Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the consolidated financial statements are issued. From its inception through December 31, 2019, IDEX has incurred significant operating losses and has reported negative cash flows from operations. As of December 31, 2019, the Company has accumulated losses of $198,183. The Company has no debt to financial institutions. Net equity amounted to $17,812 and the consolidated statement of financial position solvency amounted to $10,681 at the end of 2019. The Company does not expect that its existing cash would enable it to fund its operating expenses and capital expenditures requirements for the next twelve months. The future viability of the Company beyond that point is largely dependent on its ability to generate cash from operating activities and to raise additional capital to finance its operations.

The Company plans to undertake a best efforts private placement of shares in the fourth quarter of 2020 to provide additional funding to support research and development and fund working capital. While the Company has been successful in raising funds through private placements of shares, there can be no assurance that we will be successful again. The Company’s failure to raise capital as and when needed could have a negative impact on its financial condition and its ability to pursue its business strategies.

Based on its recurring losses from operations incurred since inception, expectation of continuing losses for the foreseeable future and need to raise additional capital to finance its future operations, the Company has concluded that there is substantial doubt about its ability to continues as a going concern.

The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitment in the ordinary course of business.

COVID-19

The future progression of the pandemic and its effects on the Company’s business and operations are uncertain. The Company is monitoring the potential impact of COVID-19 on its business and consolidated financial statements. The effects of the public health directives and the Company’s work-from-home policies may negatively impact productivity and disrupt its business, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on its ability to conduct business in the ordinary course. These and similar, and perhaps more severe, disruptions in the Company’s operations could negatively impact business, results of operations and financial condition, including its ability to obtain financing.

The Company cannot be certain what the overall impact of the COVID-19 pandemic will be on its business and prospects. The extent to which the COVID-19 pandemic will directly or indirectly impact its business, results of operations, financial condition and liquidity, including planned and future clinical trials and research and development costs, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19, the actions taken to contain or treat it, and the duration and intensity of the related effects.

2.	Summary of Significant Accounting Policies

Changes in accounting policies

Standards and interpretations effective on January 1, 2019:

IFRS 16 Leases (effective January 1, 2019): IFRS 16 was issued in January 2016 and it replaces IAS 17 Leases, IFRIC 4 Determining whether an Arrangement contains a Lease, SIC-15 Operating Leases-Incentives and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease. IFRS 16 sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to account for all leases under a single on-balance sheet model similar to the accounting for finance leases under IAS 17. The standard includes two recognition exemptions – leases of ’low-value’ assets (e.g., personal computers) and short-term leases which have a total lease term of 12 months or less.

IDEX adopted IFRS 16 on January 1, 2019 using the modified retrospective approach. Accordingly, comparable information has not been restated. Upon implementation, the right-of-use asset and lease liability were the same amount, each $1,140, and did not impact equity. The impacts are further summarized in Note 12.

At the commencement date of a lease, a lessee recognizes a liability using the present value of lease payments with a corresponding asset representing the right to use the underlying asset during the lease term (right-of-use asset). The right-of-use asset is amortized over the lease period. Lease liabilities are discounted using the company’s incremental borrowing rate, and the interest expense on the lease liability is recognized as a financial expense.

IDEX has identified office and laboratory facilities to be the only in scope lease agreements. The Company elected to use the relief options for leases with a duration of 12 months or less, as of January 1, 2019, and leases with low value, and these leases are not recognized in the consolidated statement of financial position but recognized as an operating expense over the lease period.

Lessees are required to remeasure the lease liability upon the occurrence of certain events such as a change in the lease term or a change in future lease payments resulting from a change in an index or rate used to determine those payments.

Other standards or interpretations taking effect in 2019 did not have any impact on IDEX’s consolidated financial statements.

Standards and interpretations issued but not yet effective:

IDEX does not expect that any newly issued, but not yet effective standards, amendments and interpretations will have a significant impact on the consolidated financial statements or notes for IDEX’s current activity and assets but may affect the accounting for future transactions or arrangements. IDEX will implement the new standards and interpretations as they become effective.

Significant accounting judgments and estimates

The preparation of consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, expenses, and disclosures. Thejudgments, estimates and related assumptions have been based on management’s best understanding of the situation, knowledge of past and recent events, experience and other factors which are considered reasonable under the circumstances. Actual results may deviate from such assumptions. Estimates and underlying assumptions are evaluated continuously.

Significant accounting judgments for IDEX

Intangible assets: Research costs are expensed as incurred. IDEX’s patents and other intellectual property rights created by IDEX are capitalized and held in the consolidated statements of financial position only when they satisfy the criteria for capitalization. No development costs have been capitalized in 2018 or 2019, thus all development costs and internal costs related to the creation of intellectual property have been expensed as incurred. Acquired intangible assets are capitalized at the price allocated to the various assets based on estimated fair value. Intangible assets are amortized over their useful lives.

Inventory: Raw materials, which are part of the trade or manufacturing flow in the sense that the item is embedded in or otherwise becomes a part of the physical delivery to the customer (work in process and finished goods) are inventoried if IDEX is in the position to take orders on the related product. Materials and components for research or development are expensed at the time of purchase and not included as inventory. Inventory is held at the lower of cost and net realizable value, less impairment, if any. The determination of net relizable value is subject to judgment, as reselling components may not be easily achieved, and the Company’s finished goods are part of a newer market with varying margins.

Deferred tax assets: Deferred tax assets related to net operating loss carryforwards are recognized when it is probable that the net operating loss carryforward may be utilized. Judgment of probability is based on historical earnings, expected future margins and the size of the order backlog.

Significant accounting estimates for IDEX

Share based compensation: IDEX estimates the fair value of incentive subscription rights (SRs) at the grant date by using the Black-Scholes option pricing model. The valuation is based on share price and exercise price, share price volatility, interest rates and duration of the SRs, and assumptions of staff attrition and the likelihood of early exercise. The share-based compensation is expensed as earned over the vesting period. The accrued cost of the employer’s social security tax on the earned intrinsic value of the SRs is calculated at each consolidated statement of financial position date

Impairment evaluation of goodwill: Goodwill amounts to the fair value of the consideration for the assets less the capitalized value of the identifiable assets and any impairment charges, if any. Impairment testing of goodwill is based on the estimated fair value or the value in use of the business. The Company considers the relationship between its market capitalization (recoverable amount) and its carrying amount, among other factors, when reviewing for indicators of impairment. The value in use calculation is based on a discounted cash flow model. The cash flows are derived from the forecast for the next five years. The recoverable amount is sensitive to the discount rate used for the discounted cash flow model as well as the expected future cash-inflows and the growth rate used for extrapolation purposes.

Financial risk, market risk and capital management

The business risk may be summarized in five points: (i) IDEX has to date earned insufficient revenues compared to costs. IDEX has reported accumulating losses and expects future losses in the short term. (ii) IDEX’s business plan assumes revenue from products which IDEX has traded commercially in large volumes but not in mass production volumes. (iii) Revenue from IDEX’s products depends, among other things, on market factors, which are not controlled by IDEX. (iv) Competitive products may outperform IDEX’s product offering. (v) Some of IDEX’s intended markets remain immature and all are undergoing rapid technological changes.

IDEX’s trade receivables and other receivables have moderate to low credit risk.

Refer to the comments regarding going concern and COVID-19 in Note 1.

IDEX manages its liquidity passively, which means that funds are placed in floating-interest rate bank accounts. Investments in property, plant and equipment are only made when mandatory for the needs of the core business. IDEX has been funded by equity since 2010. IDEX will prepare and implement comprehensive capital management and funding policies as and when needed.

Market risk arises from the Company’s exposure to fluctuation in interest rates and currency exchange rates. These risks are managed by maintaining an appropriate mix of cash deposits in the currencies IDEX operates in, placed with a variety of financial institutions for varying periods according to expected liquidity requirements.

Interest Rate Risk

As of December 31, 2019, IDEX had cash and cash equivalents of $14.1 million. The Company’s exposure to interest rate sensitivity is impacted primarily by changes in the underlying bank interest rates in Norway. IDEX’s surplus cash and cash equivalents are invested in interest-bearing savings accounts. The Company has not entered into investments for trading or speculative purposes. Due to the conservative nature of IDEX’s investment portfolio, which is predicated on capital preservation of investments with short-term maturities, an immediate one percentage point change in interest rates would not have a material effect on the fair market value of its portfolio, and therefore the Company does not expect its operating results or cash flows to be significantly affected by changes in market interest rates.

Currency Risk

IDEX’s transactions are commonly denominated in U.S. dollars. However, the Company incurs a portion of its expenses in other currencies, primarily British pounds, Norwegian krone, Euros and Chinese yuan and is exposed to the effects of these exchange rates. IDEX seeks to minimize this exposure by maintaining currency cash balances at levels appropriate to meet foreseeable short to mid-term expenses in these other currencies, with excess cash and cash equivalents being kept in Norwegian krone. The Company does not use forward exchange contracts to manage exchange rate exposure. A 10% increase in the value of the Norwegian krone relative to the U.S. dollar or other currencies would not have had a material effect on the carrying value of IDEX’s net financial assets and liabilities in foreign currencies at December 31, 2019.

Credit and Liquidity Risk

IDEX has a relatively short commercial history and limited revenue in the periods presented. The Company does not believe it had significant credit risk relating to its trade receivables as of December 31, 2018 and 2019. IDEX’s cash and bank deposits are on deposit with financial institutions with a credit rating equivalent to, or above, the main Norwegian clearing banks. IDEX invests its liquid resources based on the expected timing of expenditures to be made in the ordinary course of our activities. The Company has no debt to financial institutions and maintains adequate bank balances to meet liabilities as they fall due through the fourth quarter of 2020.

Significant accounting policies

Consolidation

The Company’s consolidated financial statements comprise IDEX Biometrics ASA and companies in which IDEX Biometrics ASA has a controlling interest. Controlling interest means that IDEX is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Intercompany transactions, balances, revenues and expenses and unrealized internal profit or losses are eliminated upon consolidation.

Revenue

Revenue from contracts with customers is recognized upon satisfaction of the performance obligations for the transfer of goods and services. The revenue amounts that are recognized reflect the consideration to which IDEX is entitled to.

When a contact contains multiple, distinct performance obligations, the transaction price is allocated to each performance obligation based on relative stand-alone selling prices. The Company has historically had directly observable stand-alone selling prices in such contracts. In contracts covering both services and sale of products, the Company has evaluated the development service and the sale of products as distinct performance obligations.

Sale of products: The Company sells completed biometric fingerprint sensors or modules to its customers. Each sensor or module contains embedded software. The hardware and the embedded software are interdependent – that is, each needs the other to provide the intended function to the customer. Revenue is recognized at the point in time in which the customer obtains control of the products, which normally is when title passes at point of delivery, based on the contractual terms of the agreements.

Development and other engineering services: The Company provides development and engineering services to its customers. Revenue from services is recognized over time, where progress and recognition of services performed is measured based on completion of multiple results-based substantive contractual milestones and acceptance clauses being met. The variable consideration related to these milestones and acceptance clauses meets the criteria to be constrained from the transaction price until the related uncertainty is resolved, when it is probable that a significant reversal of revenue will not occur.

Trade receivables: A receivable is recognized for the unconditional consideration that is due from the customer (i.e., only the passage of time is required before payment of the consideration is due). The Company uses the simplified approach measuring expected credit losses.

Purchases, net of inventory variation: Purchases, net of inventory variation, primarily consist of the cost of raw materials, contract manufacturing, and transportation, net of inventory variation.

Foreign currencies

The Company’s consolidated financial statements are presented in U.S. dollars. IDEX has elected to change its presentation currency from Norwegian krone (NOK) to U.S. dollars with effect from January 1, 2020. The change was made as the Company expands its global investor base, is listed on the U.S. OTC market and is seeking a listing on a U.S. national exchange. Figures have been re-presented to U.S. dollars retrospectively from January 1, 2018 to reflect the change in presentation currency. The change in presentation currency does not impact the valuation of assets, liabilities, equity or any ratios between these measures.

The functional currency for our foreign subsidiaries is their local currency. Assets and liabilities in foreign operations, including goodwill and fair value adjustments, are translated into U.S. dollars, being the Company’s presentation currency, using the exchange rates on the consolidated statement of financial position date. Equity transactions in the parent company, whose functional currency is NOK, is converted to the presentation currency using the historical exchange rates for each transaction date. Income and expenses relating to foreign operations are translated into U.S. dollars using the average exchange rates for the period presented, with certain significant transactions translated using the rate on the transaction date.

Foreign exchange differences arising on translation from functional currency to presentation currency are recognised separately in other comprehensive income (OCI). Translation differences previously recognized in comprehensive income are reversed and recognized in the net result of the year if and when the foreign operations are disposed of.

Research and development expenses

Research costs are expensed as incurred. Development expenses that do not meet the criteria of capitalization are expensed as incurred. Development expenses are capitalized when it is probable that IDEX will realize future economic benefits from the asset, IDEX has committed itself to complete the asset, the technically feasibility of completing the asset has been demonstrated, and that the cost can be measured reliably. The assets are amortized over their expected useful life once the asset is available for use. Maintenance and training costs are expensed as incurred. Research and development expenses consist primarily of consumed materials costs and certain outsourced development costs. Payroll costs related to research and development employees are classified as payroll expenses as opposed to research and development expenses on the consolidated statements of profit and loss.

Property, plant and equipment

Property, plant and equipment is held at cost less accumulated depreciation and impairment charges. When assets are sold or retired the assets are derecognized. Any gain or loss on the sale or retirement is recognized in the consolidated statements of profit and loss.

The capitalized amount of property, plant and equipment is the purchase price including freight, installation, duties, taxes and direct acquisition costs related to making the asset ready for use. Costs related to training and commissioning are expensed as incurred. Subsequent costs, such as repair and maintenance expenses, are recognized in the consolidated statements of profit and loss as incurred. Subsequent enhancements giving future economic benefits will be recognized in the consolidated statements of financial position as additions to property, plant and equipment.

The assets are depreciated using the straight-line method over each asset’s useful life. The depreciation period and method are assessed each year to ensure that the method and period used is consistent with the status of the non-current asset. The same applies to the residual value.

Intangible assets

Acquired identifiable intangible assets are held at cost less accumulated amortization and impairment charges. Goodwill recognized is the difference between the consideration paid and net value of identifiable assets acquired and held, less impairment charges.

Impairment of intangible assets, fixed assets and other non-current assets

An assessment of impairment losses on non-current assets is made when there is an indication of a decrease in value. Goodwill is tested at minimum annually. If an asset’s carrying amount is higher than the asset’s recoverable amount, an impairment loss will be recognized in the consolidated statements of profit and loss. The recoverable amount is the higher of the fair value less costs to sell and the discounted cash flow from continued use. The fair value less costs to sell is the net amount that can be obtained from a sale to an independent third party. The recoverable amount is determined separately for each asset.

Impairment losses recognized in the consolidated statements of profit and loss for previous periods are reversed when such is evidenced. Reversal is limited to the lower of the updated recoverable amount and the carrying amount that would have been recognized had no impairment losses been recognized for the asset in prior years. Impairment charges on goodwill are not reversed.

Inventory

Inventory, consisting of raw materials, work in progress and finished goods, is held at the lower of average full acquisition cost and net realizable value.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits held at call with banks, other short-term highly liquid investments with original maturities of three months or less.

Accounts payable

Payables are carried at amortized cost. The interest element is disregarded if it is insignificant.

Finance cost

Finance cost consist of interest expenses and net currency losses.

Finance income

Finance income consist of interest income.

Provisions

Provisions are recognized when and only when the Company has a valid liability (legal or constructive) as a result of events that have taken place and it is more probable than not that a financial settlement will take place as a result of the event(s), and that the amount can be measured reliably. Provisions are reviewed on each consolidated statement of financial position date and the amount adjusted to the best estimate of the liability. When the effect of time is significant, the provision is measured at the present value of future payments. Any increase in the provision due to time is recorded as interest expense.

Income taxes

The income tax expense consists of the tax payable and changes in deferred tax. Deferred tax has been calculated at the applicable tax rate on the temporary differences between the recorded and tax values, as well as on any tax loss carryforward at the consolidated statement of financial position date. Any temporary differences increasing or decreasing tax that will or may reverse in the same period, have been netted.

A deferred tax asset will be recognized when it is probable that the Company will have a sufficient profit for tax purposes to apply the tax loss carryforward. At each consolidated statement of financial position date, IDEX reviews its deferred tax assets and the amount to be recognized or not. The Company recognizes an unrecognized deferred tax asset to the extent that is has become probable that the Company can utilize the deferred tax asset. Similarly, the Company will reduce its deferred tax asset to the extent that it can no longer utilize it. Deferred tax and deferred tax assets are calculated at the expected future tax rates. The effect of time is not taken into account.

Other taxes

Any other taxes such as turnover taxes, and other taxes that are unrelated to taxable income or profit, are reported on the other operating expense line of the consolidated statements of profit and loss, and not on the income tax line.

Contingent liabilities and assets

Contingent liabilities are possibleliabilities resulting from past events whose existence depends on future events, liabilities that are not recognized because it is not probable that they will lead to an outflow of resources, and liabilities that cannot be measured with sufficient reliability. Contingent liabilities are not recognized in the consolidated financial statements but will be disclosed in the notes as appropriate.

Contingent assets are not recognized in the consolidated financial statements but are disclosed in the notes if there is a degree of probability that a benefit will accrue to IDEX.

Share-based compensation

Subscription rights granted to employees and others are recognized as equity-settled share-based compensation, with the employer’s tax cost recognized as a cash-settled element. The cost of equity-settled compensation is the fair value at grant, which is charged to the consolidated statements of profit and loss as earned over the vesting period(s). The fair value is determined using the Black-Scholes option pricing model. The accrued employer’s tax liability is calculated on the earned intrinsic value of the subscription rights. The liability is remeasured at each consolidated statement of financial position date.

Leasing agreements, rentals

IDEX adopted IFRS 16 on January 1, 2019 using the modified retrospective approach. Accordingly, comparable information has not been restated.

Where the Company is the lessee, management is required to make judgments about whether an arrangement contains a lease, the lease term and the appropriate discount rate to calculate the present value of lease payments. If the rate implicit in the lease cannot be readily determined, management uses the incremental borrowing rate, which represents the rate that the Company would have to pay to borrow the funds necessary to obtain an asset of similar value to the right-of-use asset in a similar economic environment with similar terms, security and conditions.

Extension options (or periods after termination options) are only included in the lease term if it is reasonably certain that the lease will be extended (or not terminated) and, as such, included within lease liabilities.

The lease term is reassessed if an option is actually exercised (or not exercised) or the Company becomes obliged to exercise (or not exercise) it. The assessment of reasonable certainty is only revised if a significant event or a significant change in circumstances occurs, which affects this assessment, and is within the lessee’s control, for example, when significant investment in the store is made which has a useful life beyond the current lease term.

In the consolidated statements of cash flows, the cash payments for the principal are classified within cash flows from financing activities. The interest portion of the lease liability is classified within cash flows from operating activities.

2018 financial information is in accordance with IAS 17 Leases. Rental payments for the Company’s operating leases are expensed on a straight-lined basis.

Loss per share

Loss per share is calculated by dividing the loss for the period by the weighted average number of ordinary shares outstanding over the course of the period. Loss per share fully diluted is calculated based on the result for the year divided by the average number of shares fully diluted. Dilutive shares are not assumed to have been issued if their effect is anti-dilutive.

Cash flow

The consolidated statements of cash flow have been prepared by the indirect method with cash flows classified in operating, investing and financing activities.

Government grants

Government grants are recognized when there is reasonable assurance that the grant will be received and all attached conditions will be complied with. When the grant relates to an expense item, the grant is recognized as a reduction in expense.

Segment reporting

IDEX manages its operations as a single segment for the purposes of assessing performance and making operating decisions. IDEX operates as one operating segment, fingerprint imaging and recognition technology. IDEX has determined that its chief operating decision maker is its Chief Executive Officer. The Company’s chief operating decision maker reviews the Company’s financial information on an aggregated basis for the purposes of allocating resources and assessing financial performance. The Company’s revenue has historically come from a limited number of customers. In 2018 and 2019, IDEX’s five largest customers in each period (which differed by period) collectively accounted for 96% and 91% of our revenue, respectively. During 2019, the top two customers accounted for approximately 69% and 10% of the Company’s revenue, respectively, and in 2018, the top three customers accounted for 39%, 36% and 13% of revenue, respectively.

	Year Ended December 31,
	2018	2019
	(in thousands)
Non-current operating assets:
Norway	$4,072	$4,256
United States	1,451	1,648
United Kingdom	180	1,025
China	7	5

Total:	$5,710	$6,934

Non-current operating assets for this purpose consist of property, plant and equipment, right-of-use assets, goodwill and other intangible assets.

3.	Revenues from contracts with customers

The Company has performance obligations relating to the delivery of products and development and other services. Product revenue is recognized at the point in time in which the customer obtains control of the products, which normally is when title passes at point of delivery, based on the contractual terms of the agreements. Service revenue from services is recognized over time pursuant to the terms and conditions in the agreements. Payment for delivery of products and services is generally due within 30-45 days from delivery or occasionally due in advance. The Company does not have any significant financing components or obligations for warranties, returns, or refunds.

The balances of trade receivables at January 1, 2018, December 31, 2018 and 2019 were $67, $39 and $31, respectively. There were no contract asset or contract liability balances at January 1, 2018, December 31, 2018 or 2019.

	Year Ended December 31,
	2018	2019
	(in thousands)
Product revenue:
Europe, Middle East and Africa	$159	$47
Americas	3	5
Asia	106	107

Total product revenue	268	159

Service revenue:
Americas	169	265
Asia	3	—

Total service revenue	172	265

Total revenue	$440	$424

4.	Payroll expenses and compensation

Payroll expenses consist of the following:

	Year Ended December 31,
	2018	2019
	(in thousands)
Salaries	$13,958	$16,079
Social security taxes	1,278	1,305
Pension contribution	335	422
Other personnel expenses	1,248	1,321
Payroll tax on exercised subscription rights	4	9
Share-based compensation	2,969	2,531
Net employer’s tax on share-based compensation	(22)	83

Total	$19,770	$21,750

The parent company provides a contribution-based pension insurance plan for all its employees. The plan satisfies the Norwegian mandatory service pension rules (obligatorisk tjenestepensjon, OTP). The contribution is 2% and 10% of the employee’s annual eligible salary. The pension plan is a fully insured, defined contribution plan.

Employees of IDEX America may participate in an insured health, dental and vision plan. IDEX America also offers employer-funded plans for life insurance, short-term disability and long-term disability. IDEX America does not offer or plan to offer any pension plans, except for a 401(k) defined contribution plan.

IDEX China contributes to the mandatory social security plans in China, including contribution of 21 percent of eligible salary to each employee’s personal retirement fund. The pension contribution is included in the social security cost.

IDEX UK contributes between 4 and 6 percent of basic salary to employees enrolled in IDEX UK’s pension plan, subject to the employee contributing the same percentage through a salary sacrifice arrangement. The contribution satisfies the UK automatic enrollment rules. The pension plan is a fully insured, defined contribution plan.

The cost of share-based compensation is based on the fair value of incentive subscription rights (SRs) at grant. The cost is expensed over the vesting period per tranche of grant, which means the cost is front-loaded over the full duration. The expense is non-cash, and the same amount is added to equity. The potential employer’s tax liability is calculated on the earned intrinsic value of the subscription rights at year end, and the net change from the year before is expensed or reversed. At the end of 2019, only a small number of the outstanding earned SRs had intrinsic value and the net potential employer’s tax liability was $3. The net potential employer’s tax liability was $0 in 2018. Refer to Note 16 for further discussion of incentive SRs.

Compensation of Key Management

Key management consisted of the CEO, CFO, CIO and CTO in 2019, and CEO, CFO and CTO in 2018. The following amounts were recognized as an expense in the periods. Employers’ tax is not included:

	Year Ended December 31,
	2018	2019
	(in thousands)
Short-term employee benefits	$1,405	$1,367
Post-employment pension and medical benefits	26	52
Share-based compensation	1,616	840

Total compensation of key management	$3,047	$2,259

Subscription rights to shares held by key management under the subscription rights incentive plans have the following expiry dates and exercise prices:

			Number outstanding as of December 31,
Grant date	Expiry date	Exercise price (NOK per share)	2018	2019
September 15, 2014	May 7, 2019	4.45	350,000	—
February 26, 2016	May 12, 2020	8.10	375,000	—
August 10, 2016	May 11, 2021	7.79	500,000	775,000
November 9, 2016	May 11, 2021	6.59	1,400,000	1,400,000
February 24, 2017	May 11, 2021	6.59	750,000	750,000
August 9, 2017	May 12, 2022	7.76	830,000	515,000
February 21, 2018	May 12, 2022	4.67	4,500,000	4,500,000
May 9, 2018	May 9, 2023	4.28	3,000,000	2,250,000
August 14, 2019	May 9, 2024	1.65	—	3,774,100

			11,705,000	13,964,100

Compensation paid to the board of directors is presented in Note 7.

5.	Research and development expenses

Research and development costs are expensed when incurred unless development costs qualify for capitalization. IDEX’s patents and other intellectual property rights created by IDEX are capitalised and held in the balance sheet only if they satisfy the criteria for capitalisation. The same applies to the development costs. IDEX has not capitalised any development costs in 2019 or 2018. Development costs related to creation of intellectual property have been expensed when incurred. Grants to research and development are credited against costs.

	Year Ended December 31,
	2018	2019
	(in thousands)
Gross R&D expenses	$6,245	$4,953
Government grants credited to cost	(614)	(568)

Net R&D expenses	5,631	4,385

6.	Government grants

	Year Ended December 31,
	2018	2019
	(in thousands)
SkatteFunn (recognized as cost reduction of R&D expenses)	$614	$568

SkatteFunn grants for research and development projects are contingent on pre-approved project applications and approved completion reports to the Research Council of Norway, as well as audited confirmation of costs. The recognised amount in 2019 represents IDEX’s claim based on the cost of the approved project applications. The grant applied for 2019 will be paid out in the second half of 2020.

7.	Related Party Transactions

The Company’s significant shareholders, board members and management, as well as related parties of these are considered related parties.

Compensation of key management has been disclosed in Note 4.

There were no overdue balances with any related parties at the end of 2019 or 2018. See also Note 17.

Board

The following board compensation has been paid in 2018 and 2019:

	Year Ended December 31, 2018
	Cash Compensation	Share-based Compensation	Total
	(in thousands)
Morten Opstad, chair	$20	$25	$45
Lawrence John Ciaccia, deputy chair	2	45	47
Deborah Davis	—	47	47
Hanne Høvding	37	—	37
Andrew James MacLeod	10	35	45

	$69	$152	$221

	Year Ended December 31, 2019
	Cash Compensation	Share-based Compensation	Total
	(in thousands)
Morten Opstad, chair	$43	$—	$43
Lawrence John Ciaccia, deputy chair	34	0	34
Deborah Davis	7	34	41
Hanne Høvding	16	23	39
Andrew James MacLeod *	7	34	41
Stephen A. Skaggs **	—	—	—

	$107	$91	$198

*	Mr. MacLeod left the board on May 9, 2019
**	Mr. Skaggs was elected to the board on May 9, 2019

The chair of the board is a partner in Advokatfirma Ræder DA. The law firm provided services to the Company amounting to $333 in 2018 and $470 in 2019. The recognized amounts include accruals for services received but not yet billed.

Lawrence John Ciaccia, who was elected board member at the annual general meeting on May 12, 2015, has served on IDEX’s Strategy Advisory Committee (SAC) since January 2014 and continues his tenure on the SAC. Mr. Ciaccia also provides consulting services to IDEX. The combined fee for SAC service and consulting services amounted to $65 in 2018 and $65 in 2019.

Since 2016, former board member Andrew MacLeod had provided consulting services beyond board duty to IDEX. The fees amounted to $73 in 2018 and $26 in 2019. Mr. MacLeod’s service agreement ended on March 27, 2019, and he left the board on May 9, 2019.

Subscription rights to shares held by the board of directors under the subscription rights incentive plans have the following expiry dates and exercise prices. For further information refer to Note 16 for the plans. These grants have been made to the board members in their capacity of service providers beyond board duty and not as board compensation.

			Number outstanding as of December 31,
Grant date	Expiry date	Exercise price (NOK per share)	2018	2019
August 15, 2018	May 9, 2023	5.10	600,000	600,000
February 26, 2016	May 12, 2020	8.10	500,000	—

			1,100,000	600,000

8.	Income tax expense

The major components of income tax expense for the years ended are:

Specification of the tax expense for the year	Year Ended December 31,
	2018	2019
	(in thousands)
Payable taxes on the result of the year	$41	$160
Change in deferred tax asset/liability	—	—

Income tax expense	$41	$160

Reconciliation of tax expense	Year Ended December 31,
	2018	2019
	(in thousands)
Result (loss) before tax	$(30,184)	$(32,263)

Norway statutory tax rate of 22%	(7,127)	(7,412)
Calculated tax expense, UK and U.S.	41	160
Tax on permanent differences	571	640
Effect on deferred tax from change in future tax rate from 23% in 2017 to 22% in 2018	1,763	—
Change in deferred tax asset not recognized on December 31	4,793	6,772

Actual tax expense	$41	$160

Specification of deferred tax	Year Ended December 31,
	2018	2019
	(in thousands)
Employer’s tax on share-based compensation	$—	$(3)
Fixed Assets	(52)	62
Inventory	(835)	(1,154)
Receivable	(6)	—

Total	$(893)	$(1,095)

Losses carried forward	(164,537)	(193,497)

Basis for deferred taxes	(165,430)	(194,592)
Calculated net deferred tax income, Norway 22%, UK 19%	(36,365)	(42,772)
Unrecognized deferred tax asset *	36,391	42,803

Deferred tax liability in the balance sheet **	$(26)	$(31)

*	The deferred tax asset is in Norway
**	The deferred tax liability is in the UK

The accumulated unrecognized deferred tax assets amounting to $36,365 and $42,772 at December 31, 2018 and 2019, respectively, are related to tax losses carry forward in Norway. IDEX Biometrics ASA has not generated taxable profits in prior years. At December 31, 2019 there was not sufficiently convincing evidence that sufficient taxable profit will be generated, against which the unused tax losses could be applied. Consequently, no deferred tax asset has been recognized. There are no restrictions as to how long tax losses may be carried forward in Norway.

There are no deferred tax charges to OCI in 2018 and 2019.

9.	Loss per share

The loss per share is calculated by dividing the profit or loss for the period by the weighted average number of ordinary shares outstanding in the year. The profit (loss) per fully diluted share shall be calculated based on the result for the year divided by the weighted average number of fully diluted shares. In case of a net loss, the dilution would reduce the loss per share; therefore, the effect of dilution is not taken into account.

	Year Ended December 31,
	2018	2019
Net loss for the year (in thousands)	$(30,225)	$(32,423)

Number of ordinary shares issued at December 31	544,314,537	717,988,732
Weighted average basic number of ordinary shares	542,795,969	598,392,108
Weighted average diluted number of shares	543,117,924	600,152,099

Basic and diluted loss per share in the year	$(0.06)	$(0.05)

10.	Intangible assets

Goodwill activity consisted of the following during 2018 and 2019:

	Year Ended December 31,
	2018	2019
	(in thousands)
Amortization period (straight line, in years)	not applicable	not applicable
Cost at the beginning of the year	$1,007	$951
Additions
Disposals at cost
Impact of currency translation	(56)	(10)

Cost at the end of the year	951	941

There is only one cash generating unit in the Company and goodwill is allocated to this. IDEX performed the annual impairment test on December 31, 2019. The Company considers the relationship between its market capitalization (recoverable amount) and its carrying amount, among other factors, when reviewing for indicators of impairment. The recoverable amount has been determined based on the fair value of the equity of IDEX, based on the share price at December 31, 2019. The fair value of the equity at December 31, 2019 was $104,669, while the carrying amount of the Company’s equity was $17,812. Other factors considered include whether the acquired business is still under operation and whether the Company still expects to earn a profit from the investment. Based on the 2019 assessment, no impairment charge has been made. IDEX is not aware of any circumstances that indicate that the goodwill may be impaired at the date of these consolidated financial statements.

Other intangible asset (patents) activity consisted of the following during 2018 and 2019:

	Year Ended December 31,
	2018	2019
	(in thousands)
Amortization period (straight line, in years)	10, 17	10, 17
Cost at the beginning of the year	$5,210	4,919
Additions
Disposals at cost		(33)
Impact of currency translation	(291)	(51)

Cost at the end of the year	4,919	4,835

Accumulated amortization at the beginning of the year	1,497	1,839
Amortization and impairment	455	415
Accumulated impairment of disposed items		(6)
Impact of currency translation	(113)	(18)

Accumulated amortization and impairment at the end of the year	1,839	2,230

Carrying amount at the end of the year	$3,080	$2,605

Patents acquired in earlier years have been capitalized and are amortized over the estimated useful life, which is the lifetime of the respective patent(s).

11. Property, plant and equipment

Property, plant and equipment activity consisted of the following during 2018 and 2019:

	Year Ended December 31,
	2018	2019
	(in thousands)
Depreciation period (straight line, in years)	3-5	3-5
Cost at the beginning of the year	$1,789	$2,838
Additions	1,104	850
Disposals at cost	(26)	(122)
Impact of currency translation	(29)	23

Cost at the end of the year	2,838	3,589

Accumulated depreciation at the beginning of the year	813	1,159
Depreciation	387	520
Accumulated depreciation of disposed items	(23)	(109)
Impact of currency translation	(18)	6

Accumulated depreciation at the end of the year	1,159	1,576

Carrying amount at the end of the year	$1,679	$2,013

At the end of 2018, assets under construction amounted to $812. There were no assets under construction at the end of 2019.

The significant subsets of property, plant and equipment had the following activity during 2018 and 2019:

Plant and machinery, fixtures and fittings

	Year Ended December 31,
	2018	2019
	(in thousands)
Depreciation period (straight line, in years)	3-5	3-5
Cost at the beginning of the year	$149	$160
Additions	13	664
Disposals at cost	—	(13)
Impact of currency translation	(2)	1

Cost at the end of the year	160	812

Accumulated depreciation at the beginning of the year	25	61
Depreciation	38	56
Accumulated depreciation of disposed items	—	(13)
Impact of currency translation	(2)	—

Accumulated depreciation at the end of the year	61	104

Carrying amount at the end of the year	$99	$708

Office furniture and office equipment

	Year Ended December 31,
	2018	2019
	(in thousands)
Depreciation period (straight line, in years)	3-5	3-5
Cost at the beginning of the year	$614	$686
Additions	74	86
Disposals at cost	—	(73)
Impact of currency translation	(2)	2

Cost at the end of the year	686	701

Accumulated depreciation at the beginning of the year	227	373
Depreciation	151	152
Accumulated depreciation of disposed items	—	(73)
Impact of currency translation	(5)	1

Accumulated depreciation at the end of the year	373	453

Carrying amount at the end of the year	$313	$248

Instruments and lab equipment

	Year Ended December 31,
	2018	2019
	(in thousands)
Depreciation period (straight line, in years)	3-5	3-5
Cost at the beginning of the year	$1,026	$1,181
Additions	191	915
Disposals at cost	(26)	(26)
Impact of currency translation	(10)	6

Cost at the end of the year	1,181	2,076

Accumulated depreciation at the beginning of the year	561	725
Depreciation	198	312
Accumulated depreciation of disposed items	(23)	(23)
Impact of currency translation	(11)	4

Accumulated depreciation at the end of the year	725	1,018

Carrying amount at the end of the year	$456	$1,058

12.	Leases

The Company’s leases are comprised of office buildings. The Company adopted IFRS 16 with an effective date of January 1, 2019. Activity during 2019 related to right-of-use assets was as follows:

Right-of-use assets

Year Ended December 31, 2019
Depreciation period (straight line), years	3-5
Cost at the beginning of the year	$1,140
Additions	910
Disposals at cost	—
Impact of currency translation	31

Cost at the end of the year	2,081

Accumulated depreciation at the beginning of the year	—
Depreciation	698
Accumulated depreciation of disposed items	—
Impact of currency translation	8

Accumulated depreciation at the end of the year	706

Book value at the end of the year	$1,375

Leases included in the consolidated statements of profit and loss include the following:

Leases in the statements of income

Year Ended December 31, 2019
Other operating expense	$(721)
Amortization and depreciation	698
Finance cost	50

Leases included in the consolidated statements of financial position include the following:

Leases in the statements of financial position

Year Ended December 31, 2019
Assets
Right-of-use-assets - office buildings	$1,375

Total lease assets	1,375

Liabilities
Non-current liabilities	610
Current liabilities	788

Total lease liabilities	$1,398

At the implementation date of January 1, 2019, the right-of-use assets and lease liabilities were at the same amount and equity was not impacted.

Reconciliation of lease commitments to lease liabilities (in thousands)

Operating lease obligation at December 31, 2018	$1,393
Exception for short-term leases and low-value leases	(202)

Gross lease liabilities at January 1, 2019	1,191
Effect of discounting using incremental borrowing rate	(51)

Lease liability and right-of-use assets recognized at initial application	$1,140

The lease liabilities were discounted at the estimated incremental borrowing rate as at January 1, 2019. The average incremental borrowing rate was 4.8%.

In 2018, the Company’s lease expense under IAS 17 Leases was $866.

13.	Cash and cash equivalents

Cash and cash equivalents by currency were as follows:

	December 31,
	2018	2019
	(in thousands)
Denominated in NOK	$8,310	$11,799
Denominated in USD	820	1,823
Denominated in GBP	345	352
Denominated in CNY	160	152

Total	$9,635	$14,126

Of the amounts above, employees’ withheld payroll tax deposits amounted to $32 and $44 at the end of 2018 and 2019, respectively. Only the withheld payroll tax deposits were restricted. Deposits for facilities rent or utilities have not been included in cash equivalents.

14.	Restricted assets

For certain facilities, the Company has placed an amount corresponding to about 3 months’ rent and allocations of its leasehold facilities in escrow accounts in the landlord’s name for the benefit of the respective landlords. Such escrow accounts and other deposits amounted to $146 at the end of 2018 and $152 at the end of 2019.

No other assets have been pledged as security or are otherwise restricted. See Note 13.

15.	Share capital

There is one class of shares, and all shares have equal rights and are freely negotiable. The share capital is fully paid in. The par value of the shares is NOK 0.15 per share. IDEX does not hold any of its own shares.

Shares
Balance at January 1, 2018	542,383,105
Share issue (in lieu of cash board compensation)	300,182
Exercises of incentive subscription rights on several dates	1,631,250

Balance at December 31, 2018	544,314,537

Private placement of shares on February 27th	53,437,500
Share issue (in lieu of cash board compensation)	236,695
Private placement of shares on December 2nd	55,425,407
Private placement of shares on December 24th	64,574,593

Balance at December 31, 2019	717,988,732

2018:

Costs related to share issuance have been charged against equity and amounted to $4 in 2018.

2019:

Costs related to share issuance have been charged against equity and amounted to $899 in 2019.

16.	Share-based compensation

IDEX has the practice of renewing its incentive subscription rights program at each annual general meeting, when the preceding program is closed for further grants and a new program opened. In 2019, the board granted incentive subscription rights to employees and individual contractors under the 2018 program in the period January 1 — May 8, 2019 and made grants under the 2019 program in the period May 9 — December 31, 2019.

Under the 2019 subscription rights-based incentive program approved at the annual general meeting on May 9, 2019, the board may grant up to 59,775,203 incentive subscription rights, but limited in such a way that the total number of subscription rights outstanding under all programs may not exceed 10 percent of the number of shares. The subscription rights may be granted to employees and individual contractors performing similar work in IDEX. The exercise price shall be, at minimum, the higher of the average closing price of the IDEX shares on ten trading days preceding the date of the grant, or the closing price of the IDEX shares on the trading day preceding the date of the grant. Unless resolved otherwise by the board, 25 percent of each grant of subscription rights vest per year. The annual vesting dates are the latest of the following dates before the date of grant of the subscription rights; (i) January 15, (ii) April 15, (iii) July 15 or (iv) October 15. The subscription rights lapse on the fifth anniversary after the annual general meeting that approved the program. Grants under programs for prior years have similar pricing rules, vesting schedules and durations. Unvested subscription rights terminate on the holder’s last day of employment. Vested subscription rights may be exercised up to 90 days after the holder’s last day of employment. There are no cash settlement alternatives.

	Number of Subscription Rights	Weighted Average Exercise Price (in NOK)
Outstanding as of January 1, 2018	25,260,000	6.64
Granted	23,400,600	4.55
Exercised	(1,631,250)	4.38
Forfeited	(2,543,300)	6.99
Expired	(7,015,000)	6.02

Outstanding as of December 31, 2018	37,471,050	5.52
Granted	20,414,143	1.38
Exercised	—	—
Forfeited	(3,236,375)	4.34
Expired	(1,773,775)	5.27

Outstanding as of December 31, 2019	52,875,043	4.01

Subscription rights exercisable as of December 31, 2018	6,037,500	6.88
Subscription rights exercisable as of December 31, 2019	13,783,275	6.13

	Number of Subscription Rights	Weighted Average Share Price at Exercise (in NOK)
Subscription rights exercised in 2018	1,631,250	4.77

	Number of Subscription Rights	Weighted Average Fair Value (in NOK)
Subscription rights granted in 2018	23,400,600	1.86
Subscription rights granted in 2019	20,414,143	0.79

The fair value of the subscription rights granted in the year has been calculated using the Black-Scholes option pricing model applying the following assumptions in 2019:

•	Exercise price NOK 0.15 to NOK 3.88 per share, weighted average NOK 1.38 per share

•	Weighted average actual share price at date of grant NOK 1.49 per share

•	Expected duration up to 4.93 years, weighted average 3.21 years

•	Volatility of share price based on share price history 63-80 percent

•	Weighted average risk-free interest rate of 1.16 percent

•	No expected dividend payment

•	Actual population of subscription rights holders, no attrition

In 2018, the following assumptions were applied:

•	Exercise price NOK 4.28 to 5.12 per share, weighted average NOK 4.55 per share

•	Weighted average actual share price at date of grant NOK 4.55 per share

•	Expected duration up to 4.93 years, weighted average 3.32 years

•	Volatility of share price based on share price history 48-66 percent

•	Weighted average risk-free interest rate of 1.16 percent

•	No expected dividend payment

•	Actual population of subscription rights holders, no attrition

As of December 31, 2019
Outstanding subscription rights					Vested subscription rights
Exercise price (in NOK)	Number of Subscription Rights Outstanding	Weighted Average Exercise Price (in NOK)	Weighted Average Remaining Duration (in years)	Weighted Average Remaining Time to Vest (in years)	Number of Vested Subscription Rights	Weighted Average Exercise Price (in NOK)	Weighted Average Remaining Duration (in years)
0.00 - 0.50	4,938,543	0.15	4.36	1.54	—	—	—
0.50 - 1.00	1,253,700	0.71	4.36	2.29	—	—	—
1.50 - 2.00	12,138,200	1.65	4.36	2.04	—	—	—
3.50 - 4.00	896,500	3.82	3.71	1.63	—	—	—
4.00 - 4.50	11,022,200	4.28	3.14	0.91	2,987,300	4.28	2.96
4.50 - 5.00	5,160,000	4.67	2.37	0.78	1,290,000	4.67	2.36
5.00 - 5.50	6,265,900	5.09	3.16	0.93	2,338,475	5.09	3.03
6.50 - 7.00	3,975,000	6.59	1.33	0.28	2,406,250	6.59	1.3
7.50 - 8.00	5,075,000	7.77	1.84	0.35	3,135,000	7.78	1.73
8.00 - 8.50	1,970,000	8.24	1.11	0.16	1,446,250	8.21	0.86
9.00 - 9.50	105,000	9.23	0.27	—	105,000	9.23	0.27
9.50 - 10.00	75,000	9.85	0.37	—	75,000	9.85	0.36

Total	52,875,043	4.01	3.15	1.13	13,783,275	6.13	2.09

As of December 31, 2018
Outstanding subscription rights					Vested subscription rights
Exercise price (in NOK)	Number of Subscription Rights Outstanding	Weighted Average Exercise Price (in NOK)	Weighted Average Remaining Duration (in years)	Weighted Average Remaining Time to Vest (in years)	Number of Vested Subscription Rights	Weighted Average Exercise Price (in NOK)	Weighted Average Remaining Duration (in years)
3.50 - 4.00	60,000	3.60	0.35	—	60,000	3.60	0.35
4.00 - 4.50	12,785,800	4.28	4.25	1.74	350,000	4.45	0.35
4.50 - 5.00	5,160,000	4.67	3.37	1.54	—	—	—
5.00 - 5.50	7,334,000	5.09	3.67	1.55	1,017,500	5.07	1.21
5.50 - 6.00	125,000	5.86	0.35	—	125,000	5.83	0.35
6.00 - 6.50	50,000	6.40	0.35	0.02	47,500	6.42	0.35
6.50 - 7.00	4,175,000	6.59	2.36	0.80	1,400,000	6.59	2.36
7.50 - 8.00	5,241,250	7.77	2.93	0.90	1,868,750	7.78	2.76
8.00 - 8.50	2,295,000	8.27	2.37	0.59	985,000	8.20	1.95
9.00 - 9.50	170,000	9.23	1.37	0.23	127,500	9.23	1.36
9.50 - 10.00	75,000	9.85	1.37	0.15	56,250	9.85	1.36

Total	37,471,050	5.52	3.46	1.36	6,037,500	6.88	2.00

17.	Receivables

Aging in 2018 and 2019 is as follows:

Year ended December 31, 2018	Maturity
	Less than 3 months	3-6 months	6-12 months	Total
Trade receivables	$39	$—	$—	$39
Other current receivables	79	—	575	654

	$118	$—	$575	$693

Year ended December 31, 2019	Maturity
	Less than 3 months	3-6 months	6-12 months	Total
Trade receivables	$31	$—	$—	$31
Other current receivables	203	—	569	772

	$234	$—	$569	$803

Trade receivables amounting to $5 were overdue and the loss had been accrued for at the end of 2018. The provision for expected credit losses was $5 and $0 in 2018 and 2019, respectively. No other receivables were overdue at the end of 2018 or 2019. IDEX had no contingent assets at the end of 2018 or 2019. The maximum exposure to credit risk at the reporting date is the carrying value of trade receivables

18.	Payables and Financial Liabilities

The Company did not have any liabilities at December 31, 2018 or 2019 which represented debt to financial institutions.

Year ended December 31, 2018	Maturity
	Less than 3 months	3-6 months	6-12 months	1-5 years	More than 5 years	Total
Non-current lease liabilities	$—	$—	$—	$—	$—	$—
Accounts payable	590	—	—	—	—	590
Current lease liabilities	—	—	—	—	—	—
Other current liabilities	1,723	136	872	—	—	2,731

	$2,313	$136	$872	$—	$—	$3,321

Year ended December 31, 2019	Maturity
	Less than 3 months	3-6 months	6-12 months	1-5 years	More than 5 years	Total
Non-current lease liabilities	$—	$—	$—	$610	$—	$610
Accounts payable	463	—	—	—	—	463
Current lease liabilities	197	197	394	—	—	788
Other current liabilities	1,260	1,624	393	—	—	3,277

	$1,920	$1,821	$787	$610	$—	$5,138

Other current liabilities include accruals for earned compensation, vacation days not taken and accruals for goods and services received but not yet invoiced by the supplier. Other current liabilities also include a deferred payable to the seller for patents acquired in 2014, in an amount of $946 in 2018 and $500 in 2019.

Interest expense including interest on lease liabilities in statement of profit and loss in finance expense was $103 in 2018 and $103 in 2019. Remaining amount of finance expense is net currency losses.

Accrued employer’s tax on share-based compensation

The estimated employer’s tax liability related to share-based compensation amounted to $0 on December 31, 2018 and $3 on December 31, 2019. It will be due only if and when the incentive subscription rights are exercised. The exercise will, in all likely circumstances, fund the payable employer’s tax.

IDEX had no other significant current or non-current financial obligations at the end of 2018 or 2019. IDEX had no contingent liabilities at the end of 2018 or 2019.

19.	Inventory

	December 31,
	2018			2019
	Cost	Reserves	Net	Cost	Reserves	Net
	(in thousands)
Raw materials	$1,190	$(708)	$482	$796	$(513)	$283
Work in progress	266	—	266	81	(70)	11
Finished goods	744	(322)	422	963	(571)	392

Total inventory	$2,200	$(1,030)	$1,170	$1,840	$(1,154)	$686

Inventory, consisting mainly of fingerprint sensors which are manufactured for sale, is held at cost, which is less than recoverable value. Inventory value has been reduced to reflect aging, obsolescence and estimated shrinkage.

In 2018 and 2019 $358 and $1,079, respectively, of materials used in new product development was charged to development expense.

20.	Subsequent Events

On February 26, 2020, the board approved the issuance of 5,542,500 incentive subscription rights to IDEX employees and individual contractors. The grant was made under the Company’s 2019 incentive subscription rights plan. The exercise price of the subscription rights is NOK 1.11 per share. The subscription rights vest 25% per year and expire on May 9, 2024.

Effective February 27, 2020, IDEX appointed Vince Graziani as CEO, to replace Stan Swearingen, who continues with IDEX as executive vice president of advanced technology and strategy.

During the first quarter of 2020, the Company filed amended tax returns in the United States and United Kingdom for the tax years 2017 and 2018 to claim research and development tax credits. As a result, the Company has received $1.5 million in refunds and has a tax loss carryforward in the United Kingdom of $3.4 million, and the tax loss carryforward in Norway will be reduced by $3.4 million.

The World Health Organization has declared COVID-19 a global pandemic. This pandemic has led to an abrupt decrease in global commerce and a rapid deterioration of global financial markets.

IDEX has adopted the guidelines outlined by the relevant governments where the Company operates, to ensure the health of its employees and their families. The Company has established an internal virus response team, who are responsible for ongoing contingency planning. All travel and face-to-face meetings have been stopped. New working practices, enabling the majority of staff to work from home, came into effect on March 16, 2020. Staff, with specific roles that need to work at an IDEX facility, are supported in line with local government guidelines.

Through the date of this report, there have not been significant delays in development projects and IDEX has not incurred significant additional costs due to the preventive actions taken.

Earlier in the first quarter of 2020, many of IDEX’s business partners in Asia were impacted, but the IDEX team was in regular contact. The Company believes the vast majority, if not all, of these partners have returned to their offices and factories.

IDEX acknowledges that there could be a negative business impact of reduced customer contact, deferred activity at customers, and/or lower manufacturing capacity at the Company’s production partners. The Company is not in a position to quantify the possible effects.

On the other hand, IDEX has observed that the pandemic has increased end-user awareness of the benefits of contactless payments without a PIN.

While the financial impact to IDEX is difficult to predict at this time, IDEX has taken actions to delay or reduce costs to the extent possible while protecting the Company’s business prospects and development projects. Management and the board will continue to monitor closely and take further actions as appropriate.

On May 11, 2020, IDEX completed a private placement of shares raising $10,209 before expenses, in which 65,341,413 new shares were issued at NOK 1.60 per share.

The annual general meeting on May 15, 2020 resolved that the Company could offer to employees to take a part of their salary in shares instead of cash. 59 employees elected to convert cash compensation of $562 into 4,318,523 shares. When converting cash compensation to shares, a 15% discount on the share price was applied. The shares are subject to a 6-month lockup period. After the issue of the shares to the employees, the Company’s share capital amounted to $11,545 divided into 788,090,650 registered shares each with a nominal value of NOK 0.15. The board resolved on August 12, 2020 to issue 1,993,100 incentive subscription rights (SRs) to employees and individual contractors of IDEX. The grant was made under the Company’s 2020 SR plan as approved at the annual general meeting on May 15, 2020. The exercise price of the SRs is NOK 1.71 per share. The SRs vest by 25% per year and expire on May 15, 2025. Following the grant there were 56,606,193 SRs outstanding.

The annual general meeting on May 15, 2020 also authorized that employees and individual contractors in IDEX who held incentive subscription rights under the Company’s 2016, 2017 and/or 2018 incentive subscription rights programs (Existing SRs), could receive replacement subscription rights (Replacement SRs) against waivers of the Existing SRs. The board resolved on October 2, 2020 to replace a combined total of 25,962,800 incentive SRs from the incentive plans for 2016, 2017 or 2018 with the same number of Replacement SRs under the Company’s 2020 Subscription Rights Incentive Plan. The outstanding number of SRs will remain unchanged at 55,993,593. According to the resolution by the annual general meeting, the exercise price of the Replacement SRs is NOK 1.71 per share, and one-third of the Replacement SRs vest on each of April 15, 2021, 2022 and 2023. All replacement SRs expire on May 15, 2025.

IDEX Biometrics ASA

Interim Unaudited Consolidated Statements of Profit and Loss

(In thousands, except per share amounts)

		Three Months Ended September 30,		Nine Months Ended September 30,
	Note	2019	2020	2019	2020
Revenue:
Product		$53	$246	$106	$420
Service		96	2	247	77

Total revenue	3	149	248	353	497
Operating expenses:
Purchases, net of inventory variation		21	45	47	97
Payroll expenses	4	5,037	4,275	15,074	12,466
Research and development expenses	5	968	930	3,025	2,039
Other operating expenses		1,012	1,370	3,395	3,779
Amortization and depreciation	7	393	430	1,201	1,280

Total operating expenses		7,431	7,050	22,742	19,661

Loss from operations		(7,282)	(6,802)	(22,389)	(19,164)
Finance income		30	24	114	21
Finance cost		(141)	(17)	(296)	(508)

Loss before tax		(7,393)	(6,795)	(22,571)	(19,651)
Income tax benefit (expense)		(129)	3	(378)	144

Net loss for the period		$(7,522)	$(6,792)	$(22,949)	$(19,507)

Loss per share, basic and diluted	8	$(0.01)	$(0.01)	$(0.04)	$(0.03)

Interim Unaudited Consolidated Statements of Comprehensive Income

	Three months ended September,		Nine Months Ended September 30,
	2019	2020	2019	2020
Net loss for the period	$(7,522)	$(6,792)	$(22,949)	$(19,507)
Other comprehensive income (loss) that may be reclassified to profit or loss in subsequent periods (net of tax):
Foreign currency exchange differences	117	(622)	(1,103)	(209)

Total comprehensive income (loss) for the period, net of tax	$(7,405)	$(7,414)	$(24,052)	$(19,716)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

IDEX Biometrics ASA

Interim Unaudited Consolidated Statements of Financial Position

(In thousands, except share and per share amounts)

	Note	December 31, 2019	September 30, 2020
Assets
Non-current assets:
Goodwill		$941	$871
Intangible assets		2,605	2,124

Total intangible assets	7	3,546	2,995
Property, plant and equipment		2,013	1,661
Right-of-use assets		1,375	1,017

Total fixed assets	7	3,388	2,678
Non-current receivables	7	152	72

Total non-current assets		7,086	5,745
Current assets:
Inventory	10	686	834
Receivables and prepaid expenses:
Trade receivables		31	223
Prepaid expenses		769	655
Other current receivables		772	686

Total receivables and prepaid expenses		1,572	1,564
Cash and cash equivalents		14,126	5,704

Total current assets		16,384	8,102

Total assets		$23,470	$13,847

Equity and liabilities
Paid-in capital:
Share capital (NOK 0.15 par value, 717,988,732 and 788,090,650 shares issued and outstanding at December 31, 2019 and September 30, 2020, respectively)		$15,445	$16,505
Share premium		197,639	206,624
Other paid-in capital		15,903	17,844

Total paid-in capital	9	228,987	240,973
Foreign currency translation effects		(12,992)	(13,201)
Accumulated loss		(198,183)	(217,690)

Total equity		17,812	10,082
Non-current liabilities
Deferred tax liabilities		31	—
Non-current lease liabilities		610	392

Total non-current liabilities		641	392
Current liabilities
Accounts payable		463	539
Income tax payable		129	97
Current lease liabilities		788	661
Public duties payable		357	209
Accrued employer’s tax on share-based compensation		3	54
Other current liabilities		3,277	1,813

Total current liabilities		5,017	3,373

Total liabilities		5,658	3,765

Total equity and liabilities		$23,470	$13,847

The accompanying notes are an integral part of these unaudited consolidated financial statements.

IDEX Biometrics ASA

Interim Unaudited Consolidated Statements of Changes in Equity

(In thousands)

	Share Capital	Share premium	Other Paid-in Capital	Foreign Currency Translation Effects	Accumulated Loss	Total Equity
Balance at January 1, 2019	12,501	166,419	13,353	(12,330)	(165,760)	14,183
Share issuance	940	23,312				24,252
Share-based compensation	4		2,034			2,038
Loss for the period					(22,949)	(22,949)
Other comprehensive income				(1,103)		(1,103)

Balance at September 30, 2019	$13,445	$189,731	$15,387	$(13,433)	$(188,709)	$16,421

Balance at January 1, 2020	15,445	197,639	15,903	(12,992)	(198,183)	17,812
Share issuance	983	8,985				9,968
Share-based compensation	77		1,941			2,018
Loss for the period					(19,507)	(19,507)
Other comprehensive income				(209)		(209)

Balance at September 30, 2020	$16,505	$206,624	$17,844	$(13,201)	$(217,690)	$10,082

Refer also to Note 9 to the interim unaudited consolidated financial statements

The accompanying notes are an integral part of these unaudited consolidated financial statements.

IDEX Biometrics ASA

Interim Unaudited Consolidated Statements of Cash Flow

(In thousands)

		Nine Months Ended September 30,
	Note	2019	2020
Operating activities
Profit (loss) before tax		$(22,571)	$(19,651)
Amortization and depreciation expense	7	1,201	1,280
Share-based compensation expense	9	2,041	1,980
Change in inventories	10	(513)	(198)
Change in accounts receivables		30	(194)
Change in accounts payable		95	100
Change in other working capital items		(887)	(751)
Other operating activities		31	470
Interest expense		76	43
Other financial items		(190)	(65)
Income taxes		(226)	27

Net cash flow from operating activities		(20,913)	(16,959)

Investing activities
Purchases of property, plant and equipment	7	(526)	(91)
Receipts from non-current receivables	7	2	74
Interest received		114	21

Net cash flow from investing activities		(410)	4

Financing activities
Net proceeds from issue of shares	9	24,256	10,699
Payments on lease liabilities		(493)	(591)
Payment related to a financed asset purchase		(500)	(500)

Net cash flow from financing activities		23,263	9,608

Net change in cash and cash equivalents		1,940	(7,347)
Effect of foreign exchange rate changes		(908)	(1,075)
Opening cash and cash equivalents balance at January 1		9,635	14,126

Cash and cash equivalents at September 30		$10,667	$5,704

The accompanying notes are an integral part of these unaudited consolidated financial statements.

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except per share amounts)

1.	Nature of the Business and Basis of Presentation

IDEX Biometrics ASA and subsidiaries (collectively “IDEX” or the “Company”) is a biometrics company specializing in the design, development and sale of fingerprint identification and authentication solutions. The Company’s fingerprint sensors and biometric solutions are used in touch-free smart cards, including payment cards, and electronic devices. IDEX Biometrics ASA (the “parent company”) is a public limited liability company incorporated in 1996 in Norway. The address of the head office is Dronning Eufemias gate 16, NO-0191 Oslo, Norway. IDEX Biometrics ASA’s shares are listed at Oslo Børs, the stock exchange in Oslo.

IDEX is comprised of the parent company and its subsidiaries in the United States of America (U.S.), IDEX Holding Company Inc. and IDEX America Inc (IDEX America), the United Kingdom (UK), IDEX Biometrics UK Ltd. (IDEX UK), and the People’s Republic of China (China), IDEX Electronics (Shanghai) Co. , Ltd. (IDEX China) All subsidiaries are held 100%. The parent company holds all intellectual property of IDEX and is party to all customer and manufacturing partner agreements. The subsidiaries provide various services to the parent company, mainly within the technical development, supply-chain administration, and customer interfacing and marketing functions.

These interim consolidated financial statements have been prepared in accordance with IAS 34, Interim Financial Reporting. The interim financial statements should be read in conjunction with the annual financial statements for the year ended December 31, 2019, which have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board and IFRS as adopted by the European Union. The consolidated financial statements have been prepared on a historical cost basis. This interim financial report has not been subject to audit.

The interim consolidated financial statements as of and for the nine months ended September 30, 2020 were approved by the board on November 17, 2020.

Going Concern

The Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the interim consolidated financial statements are issued. From its inception through September 30, 2020, IDEX has incurred significant operating losses and has reported negative cash flows from operations. As of September 30, 2020, the Company has accumulated losses of $217,690. The Company has no debt to financial institutions. Net equity amounted to $10,082 and the consolidated statement of financial position solvency amounted to $3,895 at September 30, 2020. The Company does not expect that its existing cash would enable it to fund its operating expenses and capital expenditures requirements for the next twelve months. The future viability of the Company beyond that point is largely dependent on its ability to generate cash from operating activities and to raise additional capital to finance its operations.

In November 2020, the Company completed a private placement of shares, as a result of which the Company raised $7,767 before expenses. The Company plans to do a best efforts capital raise based on review of all strategic options available to the Company to raise additional capital including private placements. These funds are not expected to provide funding for the next twelve months and accordingly, the company will need to supplement these funds with revenue and other strategic funding opportunities. While the Company has been successful in raising funds through private placements of shares, there can be no assurance that we will be successful in the future. The Company’s failure to raise capital as and when needed could have a negative impact on its financial condition and its ability to pursue its business strategies.

Based on its recurring losses from operations incurred since inception, expectation of continuing losses for the foreseeable future and need to raise additional capital to finance its future operations, the Company has concluded that there is substantial doubt about its ability to continues as a going concern as of September 30, 2020. The Company reached the same going concern conclusion in its audited financial statements as of December 31, 2019. As a result, the Company’s independent registered public accounting firm included an explanatory paragraph in their opinion for the year ended December 31, 2019 as to the substantial doubt about the Company’s ability to continue as a going concern.

The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the interim consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitment in the ordinary course of business.

COVID-19

The future progression of the pandemic and its effects on the Company’s business and operations are uncertain. The Company is monitoring the potential impact of COVID-19 on its business and consolidated financial statements. The effects of the public health directives and the Company’s work-from-home policies may negatively impact productivity and disrupt its business, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on its ability to conduct business in the ordinary course. These and similar, and perhaps more severe, disruptions in the Company’s operations could negatively impact business, results of operations and financial condition, including its ability to obtain financing.

The pandemic did not have a material impact on the Company’s revenue, for the nine months ended September 30, 2020, as the Company’s revenue has not been material to date. The Company did initiate certain cost reduction actions as a result of the pandemic beginning in March of 2020 including temporary salary reductions and travel restrictions. These actions, among other actions implemented in the fourth quarter of 2019, have contributed to lower operating expenses during the nine months ended September 30, 2020 as compared to the same period in 2019. Salaries were restored in June; however, travel restrictions were still in place. As a result, the Company expects that operating expenses could increase in future periods if and when certain restrictions are lifted. The Company did not experience a material change in liquidity or cash flows as a result of the pandemic.

The Company cannot be certain what the overall impact of the COVID-19 pandemic will be on its business and prospects. The extent to which the COVID-19 pandemic will directly or indirectly impact its business, results of operations, financial condition and liquidity, including planned research and development costs, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19, the actions taken to contain or treat it, and the duration and intensity of the related effects.

2.	Summary of Significant Accounting Policies

The accounting policies adopted in the preparation of the interim consolidated financial statements are the same as those applied in the Company’s consolidated financial statements as at and for the year ended December 31, 2019, except as noted below. Several new standards, amendments and interpretations apply for the first time in 2020 but do not have an impact on the interim consolidated financial statements of the Company.

Financial risk, market risk and capital management

IDEX currently generates immaterial revenue and operates at a significant loss. Net equity amounted to $10,082 and the balance sheet solvency amounted to $3,895 at September 30, 2020. As of September 30, 2020, the Company had $5,704 in cash and no debt to financial institutions. The Company expects to significantly increase revenue generation through sales of its products and monetization of intellectual property.

The biometric payment card market is an emerging growth market, and, as is common in most emerging growth markets, the timing of revenue is difficult to predict with any precision. IDEX monitors its cash position very closely, including the expense and working capital requirements. IDEX will continue to review opportunities to optimally capitalize the business, while minimizing shareholder dilution. The Company may not be successful in raising additional capital to finance its operations.

IDEX does not have any significant assets or liabilities with financial risk. IDEX’s balance sheet comprises mainly cash and working capital and the company is fully funded on equity. IDEX does not hold financial instruments or significant financial assets or liabilities and has limited financial risks related to currency and interest rates. The U.S. dollar is the dominant currency of the Company’s payables.

The business risk may be summarized in five points: (i) IDEX has to date earned insufficient revenues compared to costs. IDEX has reported accumulating losses and expects future losses in the short term. (ii) IDEX’s business plan assumes revenue from products which IDEX has traded commercially in large volumes but not in mass production volumes. (iii) Revenue from IDEX’s products depends, among other things, on market factors, which are not controlled by IDEX. (iv) Competitive products may outperform IDEX’s product offering. (v) Some of IDEX’s intended markets remain immature and all are undergoing rapid technological changes.

IDEX’s trade receivables and other receivables have moderate to low credit risk.

Refer to the comments regarding going concern and COVID-19 in Note 1.

IDEX manages its liquidity passively, which means that funds are placed in floating-interest rate bank accounts. Investments in property, plant and equipment are only made when mandatory for the needs of the core business. IDEX has been funded by equity since 2010.

Market risk arises from the Company’s exposure to fluctuation in interest rates and currency exchange rates. These risks are managed by maintaining an appropriate mix of cash deposits in the currencies IDEX operates in, placed with a variety of financial institutions for varying periods according to expected liquidity requirements.

Segment reporting

IDEX manages its operations as a single segment for the purposes of assessing performance and making operating decisions. IDEX operates as one operating segment, fingerprint imaging and recognition technology. IDEX has determined that its chief operating decision maker is its Chief Executive Officer. The Company’s chief operating decision maker reviews the Company’s financial information on an aggregated basis for the purposes of allocating resources and assessing financial performance. The Company’s revenue has historically come from a limited number of customers. During the nine months ended September 30, 2020, one customer accounted for approximately 84% of the Company’s revenue. During the nine months ended September 30, 2019, one customer accounted for 68% of revenue.

	December 31, 2019	September 30, 2020
	(in thousands)
Non-current operating assets:
Norway	$4,256	$3,557
United States	1,648	1,285
United Kingdom	1,025	721
China	5	110

Total:	$6,934	$5,673

Non-current operating assets for this purpose consist of property, plant and equipment, right-of-use assets, goodwill and other intangible assets.

3.	Revenues from contracts with customers

The Company earns revenue mainly from supplying biometric fingerprint sensor products and rendering technical development and other engineering services to its customers.

The balances of trade receivables at December 31, 2019 and September 30, 2020 were $31 and $223, respectively. There were no contract asset or contract liability balances at either date.

	Three months ended September 30,		Nine months ended September 30,
	2019	2020	2019	2020
	(in thousands)		(in thousands)
Product revenue:
Europe, Middle East and Africa	$18	$240	$29	$384
Americas	6	2	5	5
Asia	29	4	72	31

Total product revenue	53	246	106	420

Service revenue:
Europe, Middle East and Africa	—	—	—	1
Americas	96	2	247	76

Total service revenue	96	2	247	77

Total revenue	$149	$248	$353	$497

4.	Payroll expenses

Payroll expenses consist of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2020	2019	2020
	(in thousands)		(in thousands)
Salary, payroll tax, benefits, other	$4,386	$3,177	$13,024	$10,404
Payable payroll tax on realized share-based benefits	9	—	9	—
Share-based compensation	642	1,064	2,041	1,980
Net employer’s tax on share-based compensation	—	34	—	82

Total	$5,037	$4,275	$15,074	$12,466

5.	Research and development expenses

Research and development costs are expensed when incurred unless development costs qualify for capitalization. IDEX’s patents and other intellectual property rights created by IDEX are capitalized and held in the balance sheet only if they satisfy the criteria for capitalization. The same applies to the development costs. IDEX has not capitalized any development costs in the nine months ended September 30, 2019 or September 30, 2020. Development costs related to the creation of intellectual property have been expensed when incurred. IDEX has in 2020 claimed research and development tax credits in the UK relating to 2017, 2018 and 2019. UK tax credits received are credited to research and development expenses as grants.

	Three months ended September 30,		Nine months ended September 30,
	2019	2020	2019	2020
	(in thousands)		(in thousands)
Gross R&D expenses	$968	$941	$3,025	$3,404
Government grants credited to cost	—	(11)	—	(1,365)

Net R&D expenses	968	930	3,025	2,039

6.	Related Party Transactions

The chair Morten Opstad is a partner in Advokatfirma Ræder DA. This law firm provided services to the Company amounting to $358 in the first nine months of 2019 and $276 for the nine months ended September 30, 2020. Mr Opstad’s work beyond board duty has been invoiced by Ræder. The amount in 2020 includes work related to the private placement completed in May 2020 and the application for listing on Nasdaq.

Lawrence Ciaccia, who was elected board member at the annual general meeting on May 12, 2015, and later re-elected, and elected to deputy chair at the annual general meeting on May 9, 2019, has served on IDEX’s Strategy Advisory Committee (SAC) since 2014 and continues his tenure on the SAC. The SAC service fee is $15 per year. Mr Ciaccia also provides consulting services beyond board duty to IDEX for a fixed fee of $50 per year. Fees expense as of the nine months ended September 30, 2019 and 2020 was $49.

Since 2016, former board member and deputy chair Andrew MacLeod had provided consulting services beyond board duty to IDEX for a fixed fee of approximately $46 per year. Mr Macleod’s service agreement ended on March 27, 2019, and he left the board on May 9, 2019.

7.	Noncurrent assets

	Goodwill	Intangible assets	Property, plant and equipment	Right-of-use assets	Non-current receivables	Total non-current assets
			(in thousands)
Balance at January 1, 2019	$951	$3,080	$1,679	$—	$146	$5,856
Additions	—	—	504	1,282	—	1,786
Disposals and retirements at cost	—	—	(25)	—	(2)	(27)
Depreciation and impairment losses	—	(300)	(360)	(490)	—	(1,150)
Depreciation on disposed and retired assets	—	—	22	—	—	22
Effects of changes in foreign currency	(42)	(135)	(18)	(28)	(5)	(228)

Balance at September 30, 2019	$909	$2,645	$1,802	$764	$139	$6,259

Balance at January 1, 2020	$941	$2,605	$2,013	$1,375	$152	$7,086
Additions	—	—	92	267	—	359
Disposals and retirements at cost	—	—	(38)	—	(56)	(94)
Depreciation and impairment losses	—	(289)	(403)	(588)	—	(1,280)
Depreciation on disposed and retired assets	—	—	38	—	—	38
Effects of changes in foreign currency	(70)	(192)	(41)	(37)	(24)	(364)

Balance at September 30, 2020	$871	$2,124	$1,661	$1,017	$72	$5,745

Goodwill is not amortized but is tested for impairment at least annually. Patents acquired in earlier years have been capitalized and are amortized over the estimated useful life, which is the lifetime of the respective patent(s). IDEX’s self-developed patents and other intellectual property rights are not held in the balance sheet because they do not satisfy the criteria for capitalization. Development costs have largely been expensed for the same reason. IDEX has not capitalized any development expenses in the nine months ended September 30, 2019 or 2020. There are no assets under construction at September 30, 2020.

8.	Loss per share

The loss per share is calculated by dividing the profit or loss for the period by the weighted average number of ordinary shares outstanding in the year. The profit (loss) per fully diluted share shall be calculated based on the result for the year divided by the weighted average number of fully diluted shares. In case of a net loss, the dilution would reduce the loss per share; therefore, the effect of dilution is not taken into account.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2020	2019	2020
Net loss for the period (in thousands)	$(7,522)	$(6,792)	$(22,949)	$(19,507)

Weighted average basic number of ordinary shares	597,988,767	787,853,835	588,853,805	753,486,077
Weighted average diluted number of shares	612,865,469	791,700,561	593,867,199	759,169,172

Basic and diluted loss per share in the period	$(0.01)	$(0.01)	$(0.04)	$(0.03)

9.	Shares and subscription rights

The following shows a rollforward of the Company’s outstanding shares for the periods presented in these interim consolidated financial statements.

Number of Shares
Balance at January 1, 2019	544,314,537
Share issue on January 25th	53,437,500
Share issue (in lieu of cash board compensation)	236,695

Balance at September 30, 2019	597,988,732

Private placement of shares on December 2nd	55,425,407
Private placement of shares on December 24th	64,574,593

Balance at December 31, 2019	717,988,732

Share issue on May 11th	65,341,413
Share issue (in lieu of cash board compensation)	441,982
Share issue on July 1st	4,318,523

Balance at September 30, 2020	788,090,650

IDEX conducted a private placement of new shares on May 11, 2020, raising $10,209 before expenses through issue of 65,341,413 new shares at NOK 1.60 per share. The private placement took place through an accelerated book building process after close of Oslo Børs.

The annual general meeting (AGM) on May 15, 2020 authorized the board to offer to employees to take a part of their salary in shares instead of cash. 59 employees, among them four primary insiders, elected in July 2020 to take shares in lieu of a total of $562 cash salary.

The AGM also approved an employee stock purchase plan (ESPP), whereby employees may elect to invest a portion of their compensation in IDEX shares. The ESPP was launched in August 2020, and the first purchase of shares will take place primo December 2020.

The AGM on May 15, 2020 also resolved that the board members could elect to receive all or part of the board compensation in the form of shares in IDEX. See Note 4.

The following shows a rollforward of the Company’s outstanding shares for the periods presented in these interim consolidated financial statements.

Number of Incentive Subscription Rights
Balance at January 1, 2019	37,471,050
Granted incentive subscription rights	14,221,900
Expired/forfeited incentive subscription rights	(2,973,550)

Balance at September 30, 2019	48,719,400

Granted incentive subscription rights	6,192,243
Expired/forfeited incentive subscription rights	(2,036,600)

Balance at December 31, 2019	52,875,043

Granted incentive subscription rights	7,892,900
Expired/forfeited incentive subscription rights	(5,930,800)

Balance at September 30, 2020	54,837,143

IDEX from time to time grants incentive subscription rights (SRs) to employees and individual contractors. Unless specifically resolved otherwise, 25% of each grant of subscription rights vest per year and expire on the fifth anniversary following the general meeting that resolved the program. Unvested subscription rights terminate on the holder’s last day of employment. Vested subscription rights may be exercised up to 90 days after the holder’s last day of employment. The weighted average exercise price of outstanding incentive SRs on September 30, 2020 was NOK 1.71 per share.

The fair value at grant date of subscription rights granted to employees is expensed over the vesting period of each tranche. The fair value of the subscription rights is determined using the Black-Scholes option pricing model.

The exercise price of the subscription rights was equal to the fair market value of the shares on the date of grant. The subscription rights generally vest annually over four years. The contractual life of each subscription right is a maximum of 5 years. There is no cash settlement alternative for the holders. The fair value of subscription rights granted during the nine months ended September 30, 2020 was estimated on the grant date using the following assumptions:

•	Exercise price NOK 1.11 to NOK 1.71, weighted average was NOK 1.61

•	Weighted average actual share price at date of grant was NOK 1.42

•	Expected duration: Up to 5 years, weighted average 2.9 years

•	Volatility of share price based on price history of IDEX, as reported by Oslo Børs, between 78% and 113%, weighted average 97%

•	Weighted average risk-free interest rate based on the applicable Norwegian government bonds/treasury bills, between 0.019% and 1.321%, weighted average 0.357%

•	No expected dividend payments

•	Actual population of subscription rights holders, no attrition

Employer’s social security tax related to share-based compensation is calculated on the balance sheet date based on the earned intrinsic value of the subscription rights, and the adjustment to the accrued amount is charged or credited to cost.

The annual general meeting on May 15, 2020 approved that the board could offer to employees to replace existing incentive subscription rights (SRs) under the 2016-2018 SR plans that were of no value, with subscription rights under the 2020 SR plan, with one third of the replacement SRs vesting on each of April 15, 2021, 2022 and 2023. On June 17, 2020 the board resolved and granted the replacement which was formally issued by the board on October 2, 2020, being a combined total of 25,962,800 incentive subscription rights at NOK 1.71 per share under the Company’s 2020 SR plan, and cancelled the same number of SRs under the preceding plans. The accounting effect of the cancellation and replacement amounted to $184 of increased share-based payment expense in the nine months ended September 30, 2020.

10.	Inventory

	December 31, 2019			September 30, 2020
	Cost	Reserves	Net	Cost	Reserves	Net
	(in thousands)
Raw materials	$796	$(513)	$283	$324	$—	$324
Work in progress	81	(70)	11	110	—	110
Finished goods	963	(571)	392	444	(44)	400

Total inventory	$1,840	$(1,154)	$686	$878	$(44)	$834

Inventory, consisting mainly of fingerprint sensors which are manufactured for sale, is held at cost, which is less than recoverable value. Inventory value has been reduced to reflect aging, obsolescence and estimated shrinkage.

11.	Income tax

IDEX has in 2020 claimed research and development tax credits in the U.S. relating to 2017, 2018 and 2019. The tax credit in the United States is used to offset a portion of taxable income. The repayment made on paid tax due to the amendments made on the 2017-2018 tax returns in the UK has been credited to income tax expense.

IDEX Biometrics ASA has not generated taxable profits in prior years. At September 30, 2020 there was not sufficiently convincing evidence that sufficient taxable profit will be generated, against which the unused tax losses could be applied. Consequently, no deferred tax asset has been recognized. There are no restrictions as to how long tax losses may be carried forward in Norway.

12.	Subsequent Events

On November 4, 2020, the Company issued 2,559,100 incentive subscription rights to IDEX employees and individual contractors. The grant was made under the Company’s 2020 incentive subscription rights plan. The exercise price of the subscription rights is NOK 1.80 per share. The subscription rights vest 25% per year and expire on May 15, 2025.

On November 9, 2020, IDEX resolved a private placement of new shares, raising $7,767 (NOK 70,000) before expenses, by issue of 42.5 million new shares at NOK 1.65 per share. The new shares were issued under the board’s current authorization to issue shares as resolved by the Company’s annual general meeting held on May 15, 2020. The shares were placed at 3.1% premium on the closing price of the Company’s shares on November 9, 2020. The subscription amount must be paid by November 20, 2020. The new shares will be issued as soon as practicable after payment and registration of the capital increase with the Norwegian Register of Business Enterprises. Following the Private Placement, the Company will have a share capital amounting to NOK 124,593 divided into 830,618,831 shares at NOK 0.15 nominal value per share.

Through and including March 23, 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

60,000,000 Ordinary Shares

Represented by 800,000 American Depositary Shares

IDEX Biometrics ASA

P R O S P E C T U S

FEBRUARY 26, 2021